     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1996
                       REGISTRATION STATEMENT NO. 33-
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ____________________

                       PAXSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)
                              ____________________

           Delaware                          4832                    59-3212788
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)


                          601 Clearwater Park Road
                       West Palm Beach, Florida 33401
                               (407) 659-4122
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Anthony L. Morrison, Esq.
               Secretary, Vice President, and General Counsel
                      Paxson Communications Corporation
                          601 Clearwater Park Road
                       West Palm Beach, Florida 33401
                               (407) 659-4122
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copies to:

              Michael L. Jamieson, Esq.         Roger Meltzer, Esq.
                   Holland & Knight           Cahill Gordon & Reindel
          400 North Ashley Drive, Suite 2050       80 Pine Street
                 Tampa, Florida 33602         New York, New York 10005
                    (813) 227-8500                 (212) 701-3000


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /
                              ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              ____________________

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                Proposed maximum  Proposed maximum       Amount of
  Title of each class of       Amount to be      offering price       aggregate         registration
securities to be registered    registered(1)      per share(2)    offering price(1)(2)      fee
-----------------------------------------------------------------------------------------------------
Class A Common Stock,
par value $.001 per share..  11,500,000 shares      $15.675           $180,263,000        $62,159
=====================================================================================================

(1) Includes 1,500,000 shares to cover over-allotments, if any, pursuant to over-allotment options granted to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                              ____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

                      PAXSON COMMUNICATIONS CORPORATION
                             ____________________

                            CROSS REFERENCE SHEET
                  Pursuant to Item 501(b) of Regulation S-K


      Form S-1 Item Number and Caption                   Caption in Prospectus
---------------------------------------------  -----------------------------------------
1. Forepart of Registration Statement and      Forepart of the Registration Statement
     Outside Front Cover Page of Prospectus    and Outside Front Cover Page

2. Inside Front and Outside Back Cover Pages
     of Prospectus                             Inside Front and Outside Back Cover Pages

3. Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges        Prospectus Summary; Risk Factors

4. Use of Proceeds                             Prospectus Summary; Use of Proceeds

5. Determination of Offering Price             Outside Front Cover Page; Underwriting

6. Dilution                                    Dilution

7. Selling Security Holders                    Principal and Selling Stockholders

8. Plan of Distribution                        Outside Front Cover Page; Underwriting

9. Description of Securities to be Registered  Prospectus Summary; Dividend Policy;
                                               Price Range of Class A Common Stock;
                                               Capitalization; Description of Capital
                                               Stock

10. Interests of Named Experts and Counsel     Inapplicable

11. Information with Respect to the            Inside Front and Outside Back Cover
     Registrant                                Pages; Certain Definitions and Market
                                               and Industry Data;  Prospectus Summary;
                                               Risk Factors; The Proposed Acquisitions;
                                               Dividend Policy; Use of Proceeds;
                                               Capitalization; The Company; Dilution;
                                               Selected Historical and Pro Forma
                                               Financial Data; Management's Discussion
                                               and Analysis of Financial Condition and
                                               Results of Operations; Business;
                                               Management; Certain Transactions;
                                               Principal and Selling Stockholders;
                                               Description of Capital Stock; Shares
                                               Eligible for Future Sale; Experts;
                                               Financial Statements

12. Disclosure of Commission Position on       Inapplicable
     Indemnification for Securities Act
     Liabilities

                               EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus, one to be used in connection with a United States offering to U.S. or Canadian Persons (as defined) (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus"). The two prospectuses relate to a public offering of 10,000,000 shares of Class A Common Stock, par value $.001 per share, of Paxson Communications Corporation. The complete U.S. Prospectus follows this explanatory note. After the U.S. Prospectus are the following alternate pages for the International Prospectus: a front cover page, a "Certain United States Tax Consequences to Non-United States Holders" section and a back cover page. All other pages of the U.S. Prospectus are to be used for both the United States offering and the international offering. Each alternate page for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



               SUBJECT TO COMPLETION, DATED               , 1996

PROSPECTUS

                               10,000,000 Shares

                       Paxson Communications Corporation

                              Class A Common Stock
                              ____________________

     Of the 10,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), offered hereby, 8,800,000 shares are being issued and sold by Paxson Communications Corporation (the "Company" or "Paxson Communications") and 1,200,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." Of the 10,000,000 shares of Class A Common Stock offered hereby, 8,000,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined) and 2,000,000 shares are being offered in a concurrent international offering (the "International Offering" and, together with the U.S. Offering, the "Offering") outside the United States and Canada by the Managers (as defined). The public offering price and aggregate underwriting discount per share are identical for both offerings. See "Underwriting."

     The Company's authorized capital stock includes Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Common Stock") and preferred stock. The rights of holders of Common Stock are identical, except that each share of Class B Common Stock generally entitles its holders to ten votes, whereas each share of Class A Common Stock entitles its holders to one vote and the holders of Class C Common Stock generally have no right to vote. Shares of Class B Common Stock and Class C Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. See "Description of Capital Stock."

     The Company's Class A Common Stock is listed on the American Stock Exchange under the symbol "PXN." The last reported sale price of the Company's Class A Common Stock as reported on the American Stock Exchange on January 15, 1996 was $15.00 per share.
                          _________________________

     SEE "RISK FACTORS" STARTING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.
                          _________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.


=============================================================================
                              Underwriting
                   Price to  Discounts and   Proceeds to  Proceeds to Selling
                    Public   Commissions(1)  Company (2)     Stockholders
-----------------------------------------------------------------------------
Per share          $            $              $                $
-----------------------------------------------------------------------------
Total (3)          $            $              $                $
=============================================================================


(1)  The Company and the Selling Stockholders have agreed to indemnify the
     U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)  Before deducting estimated expenses of $         payable by the Company.
(3) The Company and the Selling Stockholders have granted the U.S. Underwriters a 30-day option to purchase up to 1,500,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
     Stockholders will be $         , $         , $          and $         ,
     respectively.  See "Underwriting."
                           _______________________

     The shares of Class A Common Stock are being offered by the U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for
delivery on or about          , 1996, at the offices of Smith Barney Inc., 388
Greenwich Street, New York, New York 10013.
                           ________________________
Smith Barney Inc.
                 PaineWebber Incorporated
                                       CIBC Wood Gundy Securities Corp.
                                                       BT Securities Corporation
     , 1996

                                _____________

     IN CONNECTION WITH THIS OFFERING, THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                _____________

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

     The terms "EBITDA," "broadcast cash flow," "segment operating profit" and "Adjusted EBITDA" are referred to in various places in this Prospectus. EBITDA is defined as net income (loss) before (i) extraordinary item and cumulative effect of a change in accounting principle, (ii) benefit (provision) for income taxes, (iii) other income (expense), net, (iv) interest expense, (v) depreciation and amortization, (vi) option plan compensation and (vii) non-recurring items including terminated operations, less scheduled broadcast rights payments. Broadcast cash flow is defined as income (loss) from broadcast operations plus non-cash expenses, less scheduled broadcast rights payments and non-cash revenue. Although EBITDA and broadcast cash flow are not measures of performance under United States generally accepted accounting principles ("GAAP"), the terms are widely used in the broadcast industry as a measure of a broadcasting company's financial performance. "Segment operating profit" is defined as segment EBITDA before corporate overhead allocations. "Adjusted EBITDA" is defined as EBITDA for the period, less (i) operating profit for the Infomall TV Network segment for such period plus (ii) four times such segment's operating profit for the most recently completed quarter prior to the measuring date. Neither EBITDA, broadcast cash flow, segment operating profit, nor Adjusted EBITDA, should be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

     The term "time brokerage agreement" (a "TBA," also known in the broadcast industry as a "local marketing agreement"), generally refers to an agreement under which a radio or television programmer agrees to purchase from a broadcast station licensee substantially all of the broadcast time on a station, provides programming and sells advertising during the purchased time, receives all the revenue derived from advertising, pays certain expenses of the station and performs other functions, with the licensee retaining responsibility for ultimate control of the station in accordance with FCC policies. Time brokerage agreements are more fully described in "Business
- Federal Regulation of Broadcasting." The term "joint sales agreement" (a "JSA") refers to an agreement under which a broadcast station agrees to provide sales and marketing services for another broadcast station while the owner of such broadcast station provides the programming for such other broadcast station.

     Unless otherwise indicated herein, all market rankings, audience ratings and audience rankings have been derived for the indicated radio station or group of radio stations from surveys of the indicated demographic group listening Monday-Sunday, 6:00 a.m. to 12:00 midnight, as reported by Arbitron, Radio Market Report, The Arbitron Company ("Arbitron"). Unless otherwise indicated, audience share data is expressed as the local average quarter-hour share for each indicated radio station. A radio station's local audience share is derived by comparing the radio station's average quarter-hour share to the total average quarter-hour share for all radio stations listed as inside the Metro Survey Area by Arbitron. Average quarter-hour share is a percentage of the estimated number of persons who listen to a given radio station for a minimum of five minutes within a quarter-hour compared to the total number of persons who listen to radio in the market within such quarter-hour. The most recent Arbitron survey utilized in this Prospectus is Fall 1995.

     Market radio advertising revenue, revenue share data and revenue rankings for radio stations have been obtained from Miller, Kaplan Market Revenue Report, a monthly publication of Miller, Kaplan, Arase & Co., Certified Public Accountants ("Miller Kaplan"); provided, however, that market radio advertising revenue, revenue share data, and revenue rankings for the Company's radio stations in the Cookeville, Tennessee area have been estimated by the Company without the benefit of any independent investigation or confirmation, as no published data on that survey area is available from Miller Kaplan. Arbitron and Miller Kaplan both compile their audience share, revenue share, revenue ranking and other statistical data under procedures and methodologies that are described, and that have the limitations provided, in their respective reports. All such information provided herein is subject to those limitations. This Prospectus reflects data from the December 1995 Miller, Kaplan Market Review Report unless otherwise indicated. The Company does not assume responsibility for the accuracy or completeness of such published data.

     All television station audience rating data in this Prospectus has been obtained from the Nielsen Station Index Viewers and Profile for November 1995, a publication of A. C. Nielsen Co. ("Nielsen"). All market rank and television household data has been obtained from U.S. Television Household Estimates for November 1995, as prepared by Nielsen for each designated market area ("DMA"). In addition, revenue data for the West Palm Beach television market has been obtained from the local office of Ernst & Young LLP. The Company does not assume responsibility for the accuracy or completeness of such published data.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this Prospectus. Except as otherwise indicated by the context, references in this Prospectus to the "Company" include Paxson Communications Corporation and its direct and indirect wholly-owned subsidiaries. Capitalized terms used without definition in the following summary are defined elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option is not exercised. See "Underwriting."

                                  The Company

     Paxson Communications Corporation (the "Company" or "Paxson Communications") has created a nationwide network of television stations dedicated to the airing of infomercial programming (the "Infomall TV Network" or "inTV"*). In addition, the Company has a significant radio and network-affiliated television broadcasting presence in the state of Florida. The Company owns 16 radio stations in the four largest Florida cities and owns one network-affiliated television station and operates another pursuant to a TBA in the West Palm Beach market.

     The Company introduced its Infomall TV Network in January 1995. At the commencement of the Company's operation of inTV, the Company owned four
stations.   inTV has expanded rapidly and currently consists of 21 owned, operated pursuant to a TBA or affiliated inTV stations. Upon completion of the Proposed Acquisitions (as defined) the Company will have 30 owned, operated pursuant to a TBA or affiliated inTV stations operating in 28 television markets, 20 of which are among the 30 largest in the United States.

     The Company believes that (i) its inTV stations comprise the only national network of television stations dedicated to the airing of infomercial programming, (ii) inTV network stations represent a valuable national television broadcasting distribution infrastructure that would be difficult and expensive to replicate, and (iii) its radio and network-affiliated television stations in Florida's five largest markets provide it with a significant statewide presence.

     The Company was founded in 1991 by Lowell W. "Bud" Paxson. Mr. Paxson has been at the forefront of several innovative broadcasting concepts over the last decade, including his leadership role in the creation and early growth of electronic retailing as the creator and co-founder of Home Shopping Network, Inc. and Silver King Communications, Inc. Mr. Paxson has made equity investments in the Company in excess of $33 million.

Business Strategy

     The Company's business strategy is to increase revenue and cash flow by
(i) expanding its inTV network, (ii) applying its multiple station operating strategy to its inTV stations and radio and network-affiliated television stations, (iii) exploring the additional distribution potential of the television stations comprising its national inTV network, and (iv) acquiring additional radio stations in Florida markets should proposed or future legislation permit.

Infomall TV Network

     In January 1995, Paxson Communications introduced the Infomall TV Network in order to capitalize on what the Company believes to be a rapidly growing industry. The Company has assembled 17 stations dedicated to inTV programming and has entered into agreements with respect to nine stations in seven additional markets to be owned or operated pursuant to a TBA by the Company as inTV stations. In addition, the Company has inTV affiliation agreements with four independently owned and operated television stations. The Company believes that its network of inTV stations is the only group of television stations in the United States that offers infomercial advertisers


________________

*  inTV is a service mark of Paxson Communications Corporation.

significant national, regional and local distribution capability and airtime during each of the popular morning, daytime and prime time viewing hours.

     The television stations acquired by the Company and converted to inTV stations are typically non-network-affiliated stations with marginal operating results that can be acquired at a relatively low cost compared to network-affiliated stations. Certain of these stations are licensed to communities outside the center of major television markets, but within such markets' designated market area ("DMA") and by virtue of the FCC's "must carry" rules are thus generally entitled to carriage on cable systems within such DMA. Through the exercise of "must carry" rights and the improvement of its stations' over-the-air signals, the Company intends to continue its efforts to maximize its cable household market coverage beyond the 61% achieved currently. The Company's goal is to reach approximately 85% of the cable homes in its markets (although there can be no assurance that the Company will reach such goal). The Company believes that it also reaches a significant number of over-the-air television households that do not receive cable television. Upon completion of the Proposed Acquisitions the markets to be served by the Company will contain approximately 43 million households of which 27.8 million will be served by cable television. The Company continues to evaluate the acquisition of or affiliation with additional independent television stations to further extend the national reach of its Infomall TV Network.

     Shortly after the Company acquires a station or commences operating a station pursuant to a TBA, the Company replaces the existing programming with infomercial programming. The Company's infomercial programming format allows it to substantially reduce operating expenses through the elimination of programming expenses and through the use of standardized engineering and operating systems. Unlike traditional television stations, inTV programming is paid for by the advertiser as opposed to the broadcaster. In addition, the Company's inTV stations are operated by an average of 15 people, substantially fewer than network and independent television stations. To date, each of the inTV stations owned or operated pursuant to a TBA has contributed rapidly to broadcast cash flow, typically within two months after the commencement of operations.

     In 1995, its initial year of operations, inTV achieved segment revenue of $____ million and segment operating profit of $______ million. Segment revenue increased from $3.9 million during the first quarter of 1995 to $____million during the fourth quarter of 1995. Segment operating profit from this division increased from $1.5 million during the first quarter of 1995 to $____million during the fourth quarter of 1995.

Paxson Radio

     Paxson Communications owns and operates 18 radio stations (nine FM and nine AM stations), with more radio stations in Florida than any other broadcaster. The Company operates two FM and two AM stations, commonly referred to as a "duopoly," serving each of Florida's four largest cities (Miami, Tampa, Orlando and Jacksonville). In addition, the Company owns and operates an AM/FM combination in Cookeville, Tennessee and has joint sales agreements with an additional FM station in Jacksonville and an additional AM station in Miami. The Company operates six radio networks with 338 affiliated radio stations in the eastern and southeastern United States and controls 67 billboard locations (161 faces) in the Tampa and Orlando markets that support the Company's radio station operations and provide advertising revenue.

     The Company believes that its established position among the leading radio broadcast groups in each of its Florida markets differentiates it from its competitors and makes the Company attractive to regional and national advertisers. In addition to having leading positions in its markets, the Company believes that its Florida markets are highly attractive and among the fastest growing radio markets in the nation.

     The Company's radio operating strategy, which is implemented by the Company's highly experienced management team, is to capitalize on the revenue enhancing and cost saving opportunities of having FM and AM duopolies in geographically proximate markets. The principal elements of the Company's operating strategy include: (i) extensive market research, (ii) aggressive marketing and promotion and (iii) strict cost controls.

     The Company acquired its radio properties between 1991 and 1995. In 1995, Paxson Radio's operations generated segment revenue and segment operating profit of $________ and $________, respectively.


Paxson Network-Affiliated Television

     Paxson Communications owns and operates an ABC-TV affiliate, WPBF-TV, in the West Palm Beach market. In August 1995, the Company entered into a time brokerage agreement under which it provides programming and markets commercial time for a second television station, WTVX-TV (a combined United Paramount network and Warner Brothers network affiliate), also in the West Palm Beach market. The West Palm Beach television market is one of the fastest growing markets in the country as evidenced by its increased market ranking from 65th in 1985 to 45th in 1995.

     The Company acquired WPBF-TV in July 1994 for approximately $32.5 million and began operating WTVX-TV under a time brokerage agreement in August 1995. The Company has a long-term option to acquire WTVX-TV for approximately $19 million. The Company's television operating strategy is similar to its radio operating strategy as the Company seeks to capitalize on the revenue enhancing and cost saving opportunities from operating two television stations in one market from a single studio facility. After the acquisition of WPBF-TV, the Company installed its management team, implemented cost rationalization measures and revamped WPBF-TV's programming. Pro forma for the inclusion of WTVX-TV, in 1995 these television stations generated segment pro forma revenue and segment pro forma operating profit of $_____ million and $______ million, respectively. See "Business - Segment Data."

                                Market Overview
     Infomall TV Network

     The following table lists those inTV properties that the Company owns, operates pursuant to a TBA, or is affiliated with, and those properties which the Company has agreements to acquire or operate pursuant to a TBA, as identified under "Proposed Acquisitions" below (the "Proposed Acquisitions").


                          National                           Actual or         inTV Cable    Current
                             TV                             Anticipated       Carriage at     inTV          Total
                           Market                            Commence-         Commence-      Cable      Market Cable
Market(1)                 Rank(2)      Station           ment of Operations     ment(3)    Carriage(4)   Households(5)
---------              --------------  -------          --------------------  -----------  ------------  -------------
Owned or TBA Operated
Los Angeles, CA              2         KZKI-TV                  5/95            1,452,633     1,952,322      2,997,230
Philadelphia, PA             4         WTGI-TV                  2/95            1,225,022     1,433,773      1,961,070
San Francisco, CA            5         KLXV-TV                  6/95              650,000       794,242      1,577,580
Boston, MA                   6         WGOT-TV                  5/95              603,833       839,029      1,624,860
Washington, DC               7         WYVN-TV (8)              4/96                    0             0      1,237,970
Atlanta, GA                  10        WTLK-TV                  4/94              300,000       915,285      1,014,950
Houston, TX                  11        KTFH-TV                  3/95              646,590       774,417        867,460
Cleveland, OH*               13        WOAC-TV                 10/95              331,505       336,161        965,820
Tampa, FL*                   15        WFCT-TV                  8/94                    0       823,836        976,450
Miami, FL*                   16        WCTD-TV                  4/94              396,050       867,653        921,850
Denver, CO*                  18        KUBD-TV                  8/95              430,332       433,300        698,830
Phoenix, AZ*                 19        KWBF-TV                  1/96               23,000        23,000        660,770
St. Louis, MO*               20        WCEE-TV                  1/96              227,468       227,468        568,670
Orlando, FL*                 22        WIRB-TV                 12/94              468,000       482,081        741,180
Hartford, CT                 26        WTWS-TV                  3/95              660,600       717,348        770,020
Raleigh, NC*                 32        WRMY-TV (9)(10)          6/96                    0             0        480,850
Dayton, OH*                  53        WTJC-TV                 10/95              297,666       313,153        341,040
                                                                              -----------  ------------  -------------
  Total Owned and TBA Operated                                                  7,712,699    10,933,068     18,406,600

Affiliates
Sacramento                   21        KCMY-TV                  7/95              624,108       640,092        687,820
Indianapolis                 24        WIIB-TV                  1/96              400,525       409,658        579,930
Norfolk                      40        WJCB-TV                  8/95              343,289       349,586        445,750
Fresno                       57        KGMC-TV                  1/96              178,500       178,500        255,860
                                                                              -----------  ------------  -------------
  Total Affiliates                                                              1,546,422     1,577,836      1,969,360
                                                                              -----------  ------------  -------------
  Total Owned, TBA Operated and Affiliates                                      9,259,121    12,510,904     20,375,960
                                                                              -----------  ------------
Proposed Acquisitions
New York, NY                 1         WHAI-TV                  3/96                                         4,528,750
Dallas, TX                   8         Channel 68 (10)         12/96                                           923,530
Atlanta, GA*                 10        WNGM-TV                  4/96                                         1,014,950
Cleveland, OH                13        WAKC-TV                  3/96                                           965,820
Milwaukee, WI*               29        WHKE-TV                  4/96                                           437,730
Grand Rapids, MI*            38        WJUE-TV (11)             6/96                                           390,350
West Palm Beach, FL**        45        WHBI-TV                  7/96                                           467,730
Albany, NY*                  52        WOCD-TV                  5/96                                           356,510
San Juan, P.R.*              NR        WSJN-TV (12)             2/96                                           298,217
                                                                                                         -------------
  Total Proposed Acquisitions                                                                                9,383,587
                                                                                                         -------------
  Total inTV Network***                                                         9,259,121    12,510,904     27,778,777
                                                                              ===========  ============  =============

                                               Current inTV          Total
                                                  Cable            Market TV
Market(1)                                      Carriage%(6)      Households(7)
---------                                      ------------  --------------------
Owned or TBA Operated
Los Angeles, CA                                   65.1%                 4,917,550
Philadelphia, PA                                  73.1%                 2,645,690
San Francisco, CA                                 50.3%                 2,257,210
Boston, MA                                        51.6%                 2,121,530
Washington, DC                                     0.0%                 1,883,590
Atlanta, GA                                       90.2%                 1,583,520
Houston, TX                                       89.3%                 1,574,300
Cleveland, OH*                                    34.8%                 1,452,090
Tampa, FL*                                        84.4%                 1,395,480
Miami, FL*                                        94.1%                 1,340,860
Denver, CO*                                       62.0%                 1,159,730
Phoenix, AZ*                                       3.5%                 1,169,530
St. Louis, MO*                                    40.0%                 1,108,480
Orlando, FL*                                      65.0%                   997,850
Hartford, CT                                      93.2%                   911,490
Raleigh, NC*                                       0.0%                   791,690
Dayton, OH*                                       91.8%                   501,140
                                               ------------  --------------------
  Total Owned and TBA Operated                    59.4%                27,811,730

Affiliates
Sacramento                                        93.1%                 1,100,810
Indianapolis                                      70.6%                   925,340
Norfolk                                           78.4%                   619,390
Fresno                                            69.8%                   481,620
                                               ------------  --------------------
  Total Affiliates                                80.1%                 3,127,160
                                               ------------  --------------------
  Total Owned, TBA Operated and Affiliates        61.4%                30,938,890

Proposed Acquisitions
New York, NY                                                            6,695,140
Dallas, TX                                                              1,821,900
Atlanta, GA*                                                            1,583,520
Cleveland, OH                                                           1,452,090
Milwaukee, WI*                                                            782,810
Grand Rapids, MI*                                                         637,100
West Palm Beach, FL**                                                     576,460
Albany, NY*                                                               507,120
San Juan, P.R.*                                                         1,064,200
                                                             --------------------
  Total Proposed Acquisititions                                        15,120,340
                                                             --------------------
  Total inTV Network***                                                43,023,620
                                                             ====================

-------------------------
 *   Operated pursuant to a time brokerage agreement.
** inTV affiliate pending acquisition by licensee. TBA operated upon acquisition by licensee.
***  Does not reflect duplicate households in Cleveland and Atlanta markets.
(1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.
(2) See "Certain Definitions and Market and Industry Data" for information concerning market rank.
(3)  Cable households reached at commencement of station's operations.
(4)  Cable households reached at 1/96.
(5) Source: AC Nielsen. San Juan cable households provided by J. Walter Thompson Latin America, June 1995.
(6) Cable households reached at 1/96 as a percent of the market's total cable households. Source: AC Nielsen. San Juan cable households provided by J. Walter Thompson Latin America, June 1995.
(7) Figures represent total television households in each market only and are not necessarily indicative of the number of television households reached by each station in its market.
(8)  Station is not currently on the air.
(9)  Option to acquire 40% ownership interest.
(10) Pending construction.
(11) 70% ownership interest to be acquired.
(12) 50% ownership interest to be acquired; station signal will be satellite simulcast in the San Juan area on WKPV-TV and WJWN-TV, stations in which the Company is also acquiring a 50% interest.

   Paxson Radio


                                                                                                         Commencement
                  National Radio                                                                              of
Radio Market(1)   Market Rank (2)               Station                Format                             Operations
---------------   ---------------               -------                ------                            ------------
Miami, FL               11                      WLVE-FM                Smooth Jazz                           4/93
                                                WZTA-FM                Album Oriented Rock                   4/92
                                                WINZ-AM                News/Sports                           4/92
                                                WFTL-AM                Talk/Sports                           6/95

Tampa, FL               21                      WHPT-FM                Rock Adult Contemporary              11/91
                                                WSJT-FM                Smooth Jazz                           7/95
                                                WHNZ-AM                News/Sports                          11/91
                                                WNZE-AM                Sports                                8/94

Orlando, FL             35                      WMGF-FM                Soft Adult Contemporary               6/92
                                                WJRR-FM                Modern Rock                           7/92
                                                WWNZ-AM                News                                  4/92
                                                WWZN-AM                Sports                               12/94

Jacksonville, FL        50                      WROO-FM                Young Country                         9/91
                                                WPLA-FM                Alternative Rock                      6/92
                                                WNZS-AM                Sports                                5/93
                                                WZNZ-AM                News                                  6/92

Cookeville, TN          --                      WGSQ-FM                Country                               4/94
                                                WPTN-AM                Talk                                  4/94
                                                                                                   Commencement
                                                 Affiliate                                              of
Radio Networks (3)                               Stations   Format                                  Operations
------------------                               ---------  ------                      -----------------------------------
Alabama Radio Network                               74      News                                       1/95
Florida Radio Network                               56      News                                       3/93
Tennessee Radio Network                             79      News                                       4/94
University of Florida Sports Network                53      Sports                                     4/94
University of Miami Sports Network                  25      Sports                                     4/95
Penn State Sports Network                           51      Sports                                     4/94

   Paxson Network-Affiliated Television

                                                                   Commencement
                       National TV                Network               of
TV Market (1)        Market Rank (2)  Station     Affiliation       Operations
-------------        ---------------  -------     -----------      ------------
West Palm Beach, FL        45         WPBF-TV     ABC                  7/94
                                      WTVX-TV(4)  Warner/UPN           8/95

--------------
* Operated under a time brokerage agreement.

(1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.
(2) See "Certain Definitions and Market and Industry Data" for information concerning market rank.
(3) The Company has terminated its operation of the South Carolina Radio Network, and will not renew the rights to the Virginia Tech Sports Network, which will expire in March 1996. See "Certain Transactions."

                                  The Offering



Class A Common Stock Offered:
         Company ..................................  8,800,000 shares
         Selling Stockholders .....................  1,200,000 shares
                                                     ------------------
          Total ...................................  10,000,000 shares
                                                     ==================

         U.S. Offering ............................  8,000,000 shares
         International Offering ...................  2,000,000 shares
                                                     ------------------
          Total ...................................  10,000,000 shares
                                                     ==================

Common Stock to be Outstanding after this Offering:
         Class A Common Stock (a) .................  35,869,826 shares
         Class B Common Stock (b) .................  8,311,639 shares
                                                     ------------------
          Total (a)(b)(c) .........................  44,181,465 shares
                                                     ==================

Use of proceeds ...................................  The Company intends to use the net proceeds of the
                                                     Offering to fund the
                                                     Proposed Acquisitions,
                                                     fund capital expenditures
                                                     associated with certain
                                                     previous acquisitions,
                                                     repay all amounts
                                                     outstanding under the
                                                     Company's New Credit
                                                     Facility (as defined),
                                                     which amounts may
                                                     subsequently be
                                                     reborrowed, and for other
                                                     general corporate
                                                     purposes, including
                                                     working capital, capital
                                                     expenditures and potential
                                                     acquisitions.

Voting rights .....................................  The holders of the Class A
                                                     Common Stock and the Class
                                                     B Common Stock vote
                                                     together as a single class
                                                     on all matters submitted
                                                     to a vote of stockholders
                                                     of the Company, with each
                                                     share of Class A Common
                                                     Stock entitled to one
                                                     vote, and each share of
                                                     Class B Common Stock
                                                     entitled to ten votes,
                                                     except as otherwise
                                                     provided by law.  Holders
                                                     of Class C Common Stock
                                                     have no right to vote on
                                                     any matter voted on by the
                                                     Stockholders of the
                                                     Company, except as may be
                                                     provided by law or as
                                                     provided in certain
                                                     circumstances in the
                                                     Company's Certificate of
                                                     Incorporation (as
                                                     defined).  See
                                                     "Description of Capital
                                                     Stock."  Upon consummation
                                                     of the Offering and as a
                                                     result of his ownership of
                                                     Class B Common Stock, Mr.
                                                     Paxson will continue to
                                                     control the outcome of any
                                                     matters submitted to a
                                                     vote of stockholders,
                                                     including the election of
                                                     a majority of the
                                                     directors.

American Stock Exchange symbol ....................  PXN

Dividend policy ...................................  The Company has not paid cash dividends on its
                                                     Common Stock and does not
                                                     intend for the foreseeable
                                                     future to declare or pay
                                                     any cash dividends and
                                                     intends to retain
                                                     earnings, if any, for the
                                                     future operation and
                                                     expansion of the Company's
                                                     business.  The Company's
                                                     ability to pay dividends
                                                     in the future is subject
                                                     to limitations and
                                                     prohibitions of certain of
                                                     the Company's debt
                                                     instruments and of its
                                                     Preferred Stock (as
                                                     defined).  See "Dividend
                                                     Policy."

-----------------

(a) Excludes (i) up to 1,500,000 shares of Class A Common Stock that may be sold by the Company and Selling Stockholders upon exercise of the over-allotment option, (ii) 1,666,334 shares of Class A Common Stock issuable upon exercise of options granted prior to the commencement of the Offering under the Company's Stock Incentive Plan and (iii) up to 2,352,129 shares of Class A Common Stock that are issuable by the Company upon the exercise of certain warrants. See "Underwriting" and "Description of Capital Stock."
(b) Excludes up to 903,043 shares of Class B Common Stock that are issuable by the Company upon exercise of certain warrants, and which Class B Common Stock is generally convertible into Class A Common Stock at the holder's option. See "Description of Capital Stock."
(c) Excludes up to 4,472,628 shares of Class C Common Stock that are issuable by the Company upon exercise of certain Warrants, which Class C Common Stock is generally convertible into Class A Common Stock at the holder's option. See "Description of Capital Stock."

                                  Risk Factors

     Investors should carefully consider the information set forth under the heading "Risk Factors," in addition to the other information contained in this Prospectus, before purchasing the securities offered hereby.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following summary historical and pro forma financial data, insofar as it relates to each of the four years ended December 31, 1994, has been derived from Company prepared financial information and should be read in conjunction with the audited financial statements, including the consolidated balance sheets at December 31, 1993 and 1994 and the related consolidated statements of operations for each of the years in the three year period ended December 31, 1994 and the notes thereto appearing elsewhere in this Prospectus. The summary historical and pro forma financial data as of and for the nine months ended September 30, 1994 and 1995 have been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the nine months ended September 30, 1995 are not necessarily indicative of results that may be expected for the entire year.
The summary financial information should be read in conjunction with the information contained in the Company's consolidated financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations, Pro Forma Financial Information and Selected Historical and Pro Forma Financial Data included elsewhere herein.

     The following unaudited summary pro forma statement of operations data and other data give effect to, (i) the consummation of the Offering; (ii) the offering of $230 million aggregate principal amount of the Company's 11 5/8% Senior Subordinated Notes due 2002 (the "Notes") and the execution of a $100 million senior secured revolving credit facility maturing June 30, 2002 (the "New Credit Facility"); and (iii) significant business acquisitions since January 1, 1994, as if they had occurred on January 1, 1994. In addition, depreciation and amortization expense has been increased for each period to reflect primary purchase price allocations for all stations included in the Proposed Acquisitions. The following unaudited summary pro forma balance sheet data give effect to, (i) the consummation of the Offering, the Proposed Acquisitions, and the release of the holder's put on the Class A and Class B common stock warrants; (ii) receipt of proceeds from the repayment of indebtedness owed by Whitehead Media, Inc. ("Whitehead Media") to the Company;
(iii) repayment of a note payable to the Company's principal stockholder; (iv) the execution of the New Credit Facility; and (v) certain acquisitions which have closed subsequent to September 30, 1995, as if they had occurred on September 30, 1995. The Offering and the Proposed Acquisitions and certain management assumptions and adjustments are described in the accompanying notes hereto. The pro forma information should be read in conjunction with the Company's consolidated financial statements and the notes thereto, as of December 31, 1994 and for the three years then ended, appearing elsewhere in this Prospectus. This pro forma information is not necessarily indicative of the Company's actual or future operating results or financial position.

                Summary Historical and Pro Forma Financial Data
                     (in thousands, except per share data)

                                            Year Ended December 31,                 Nine Months Ended September 30,
                           -----------------------------------------------------    -------------------------------
                                                                           Pro                               Pro
                                                                          Forma                              Forma
                             1991      1992        1993        1994      1994(a)     1994       1995        1995(a)
                           -------   -------     --------     -------    -------    -------   ---------     -------
Statement of
Operations Data:
Total revenue              $   830   $17,062     $ 32,062    $ 62,067    $85,371    $39,841   $  71,524     $77,390
Operating expenses,
  excluding
  depreciation,
  amortization and
  option plan
  compensation               1,719    17,922       28,872      51,225     70,883     32,813      58,978      62,888
Option plan
  compensation(b)               --        --           --          --         --         --       9,809       9,809
Depreciation and
  amortization                 497     5,977        9,351      12,404     27,185      8,558      13,079      20,389
                           -------   -------     --------     --------   -------    -------   ---------     -------
Loss from operations        (1,386)   (6,837)      (6,161)     (1,562)   (12,697)    (1,530)    (10,342)    (15,696)
Interest expense,
  net(c)                       (52)   (1,262)      (2,052)     (4,875)   (28,550)    (3,191)     (7,853)    (21,413)
Other income
  (expense), net                10       134          221          (5)      (119)       162         (46)        (46)
Benefit (provision)
  for income
  taxes                         --        --       (2,960)      1,680      1,680      1,769         960         960
Extraordinary item and
  cumulative effect of
  a change in
  accounting
  principle(d)                  --       110         (457)         --                    --     (10,626)
                           -------   -------     --------    --------               -------   ---------
Net loss                   $(1,428)  $(7,855)     (11,409)     (4,762)               (2,790)    (27,907)
                           =======   =======
Dividends and
  accretion on
  preferred stock and
  common
  stock warrants(e)                                  (151)     (3,386)               (2,407)     (9,121)
                                                 --------    --------               -------   ---------
Net loss attributable
  to common
  stock and common
  stock
  equivalents                                    $(11,560)   $ (8,148)              $(5,197)  $ (37,028)
                                                 ========    ========               =======   =========

Net loss per share (f)                           $  (0.36)   $  (0.14)              $ (0.09)  $   (0.81)
Net loss per share
  attributable to
  common stock and
  common
  stock equivalents(f)                              (0.37)      (0.24)                (0.16)      (1.08)

Weighted average
  shares
  outstanding --
  primary and fully
  diluted (g)                                      31,582      33,430                32,506      34,405
                                                 ========    ========               =======   =========
Cash dividends
  declared                      --        --           --          --         --         --          --

Other Data:
EBITDA (h)                 $  (796)  $  (162)    $  4,522    $ 11,790    $15,795    $ 8,295   $  15,391     $17,417
Capital expenditures(i)         60     1,273        1,963       5,917      5,917      4,604      18,864      18,864
Adjusted EBITDA (j)                                                                                         $27,582

                                                                                              As of September 30, 1995
                                                                                              ------------------------
                                                                                              Actual       Pro Forma(a)
                                                                                              ------       ------------
Balance Sheet Data:
Cash and cash equivalents                                                                  $  57,945          $  89,001
Working capital                                                                               66,417             98,673
Total assets                                                                                 283,929            406,989
Total debt                                                                                   231,509            230,309
Redeemable preferred stock and Class A and B common stock warrants (k)                        52,999             48,620

                                           (see footnotes on the following page)

            Notes to Summary Historical and Pro Forma Financial Data
                                 (in thousands)

     (a) Pro forma statement of operations and other data for the year ended December 31, 1994 and the nine months ended September 30, 1995 give effect to:
(i) the consummation of the Offering; (ii) the Notes and the execution of the New Credit Facility; and (iii) significant business acquisitions since January 1, 1994 as if such events had occurred on January 1, 1994. In addition, depreciation and amortization expense has been increased for each period to reflect preliminary purchase price allocations for all station acquisitions made by the Company since January 1, 1994 and for the Proposed Acquisitions. The pro forma balance sheet data as of September 30, 1995 give effect to (i) the consummation of the Offering, the Proposed Acquisitions and the release of the holder's put on the Class A and Class B common stock warrants; (ii) receipt of proceeds from the repayment of indebtedness owed by Whitehead Media to the Company; (iii) repayment of a note payable to the Company's principal stockholder; (iv) the execution of the New Credit Facility; and (v) certain acquisitions which have closed subsequent to September 30, 1995, as if such events included in (i) through (v) had occurred on September 30, 1995.

     (b) Option plan compensation represents a non-cash charge associated with the granting of common stock options to employees under the Company's Stock Incentive Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations" and "Management - Stock Incentive Plan."

     (c) Interest expense, net is equal to total interest expense less interest income.

     (d) Extraordinary item and cumulative effect of a change in accounting principle reflects a gain of $110 in 1992 as a result of a change in the method of calculating depreciation and an extraordinary loss of $457 and $10,626 in 1993 and 1995, respectively, associated with the write-off of capitalized financing costs on debt retired. The pro forma statement of operations data for the year ended December 31, 1994 and the nine months ended September 30, 1995, does not reflect an extraordinary loss on the write-off of previously capitalized financing costs of $6,300 and $10,626, respectively.

     (e) Dividends and accretion on preferred stock and common stock warrants represent the Senior Preferred Stock (as defined herein) (15% dividend rate), redeemable Class A and Class B common stock warrants and Junior Preferred Stock (as defined herein) (12% dividend rate). Such capital stock is mandatorily redeemable and certain issues accrete. See "Description of Capital Stock."

     (f) Loss per share data for the years ended December 31, 1993 and 1994 give a pro forma effect to (i) the Company's amended capital structure related to the merger with ANG; and (ii) a stock dividend on common shares outstanding on January 1, 1995. Loss per share data for the historical nine months ended September 30, 1994 give pro forma effect to a stock dividend on common shares outstanding on January 1, 1995. For periods prior to January 1, 1993, loss per share data was not computed as such amounts were not relevant.

     (g) Weighted average shares outstanding for the years ended December 31, 1993 and 1994 give pro forma effect to an increase in the weighted average number of shares outstanding relating to (i) the merger with ANG of 21,055 and 22,287 shares, respectively; and (ii) a stock dividend on common shares outstanding on January 1, 1995 of 10,527 and 11,143 shares, respectively. Weighted average shares outstanding for the nine months ended September 30, 1994 give pro forma effect to a stock dividend on January 1, 1995 of 10,835 shares. For periods prior to January 1, 1993, weighted average shares outstanding was not computed as such amounts were not relevant.

     (h) EBITDA is defined as net income (loss) before (i) extraordinary item and cumulative effect of a change in accounting principle; (ii) benefit (provision) for income taxes; (iii) other income (expense), net; (iv) interest expense; (v) depreciation and amortization; (vi) option plan compensation; and
(vii) non-recurring items including terminated operations, less scheduled broadcast rights payments.

     (i) Includes all capital expenditures including expenditures associated with the upgrade and conversion of acquired and TBA operated television stations to the inTV format. Pro forma capital expenditures exclude $33,500 associated with the Proposed Acquisitions and additional capital expenditures on existing properties which will be funded from proceeds of the Offering.

     (j) Adjusted EBITDA is defined as EBITDA for the latest twelve months ended September 30, 1995, less (i) segment operating profit for the Infomall TV Network for such period plus (ii) four times segment operating profit for the Infomall TV Network for the quarter ended September 30, 1995. Adjusted EBITDA is calculated on a basis consistent with calculations under the indenture governing the Notes (the "Indenture").

     (k) The put rights of the holders of the Class A and Class B common stock warrants will be released upon the closing of the Offering and such warrants are not included in the pro forma amount at September 30, 1995.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors in addition to the other information set forth in this Prospectus before purchasing the Class A Common Stock.

High Level of Indebtedness; Ability to Service Indebtedness; Net Losses

     The Company is highly leveraged. At September 30, 1995, on a pro forma basis, after giving effect to this Offering and the Proposed Acquisitions, the Company would have had $230.3 million of total debt, including $227.3 million of Notes, in addition to $48.6 million of redeemable preferred stock. In addition, subject to the restrictions in the Indenture and the New Credit Facility, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other corporate purposes.

     The level of the Company's indebtedness could have important consequences to stockholders, including: (i) a substantial part of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future, if needed, may be limited; (iii) the Company's leveraged position and covenants contained in the Indenture and the New Credit Facility (or any replacement thereof) could limit its ability to expand and make capital improvements and acquisitions; (iv) the Indenture and the New Credit Facility contain certain restrictive covenants, including covenants that restrict or prohibit the payment of dividends or other distributions by the Company to its stockholders; and (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis and may have significantly greater operating and financing flexibility than the Company.

     The Company's ability to satisfy its debt obligations and to pay dividends on its Preferred Stock (as defined herein) and Common Stock will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. The Company expects that its operating cash flow will be sufficient to meet its operating expenses and to service its debt and preferred stock requirements as they become due. However, if the Company is unable to service its indebtedness or make payments with respect to its preferred stock, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, and the implementation of any of these alternative strategies could have a negative impact on the value of the Class A Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     The Company has incurred net losses in each of its fiscal years since inception. Net losses for the fiscal years ended December 31, 1992, December 31, 1993 and December 31, 1994 were $7.9 million, $11.4 million and $4.8 million, respectively, and for the nine-month period ended September 30, 1995 was $27.9 million. Furthermore, the Company's Preferred Stock and certain warrants to purchase shares of Class A Common Stock and Class B Common Stock have certain dividend and accretion provisions. Net losses attributable to Common Stock and common stock equivalents for the fiscal years ended December 31, 1993 and December 31, 1994 were $11.6 million and $8.1 million, respectively, and for the nine-month period ended September 30, 1995 was $37.0 million. There can be no assurance that the Company will not continue to generate net losses in the future.

Dependence on Key Personnel

     The Company's business depends upon the efforts, abilities and expertise of its executive officers and other key employees, including Lowell W. Paxson. If certain of these executive officers were to leave the Company, the Company's operating results could be adversely affected. In addition, in the event of Mr. Paxson's death, the Company may be required, in certain instances, to make an offer to repurchase the Notes and to redeem its Preferred Stock. However, there can be no assurance that if such an event were to occur, the Company will have, or will have access to, sufficient funds to satisfy such repurchase or redemption obligations. The Company maintains insurance on Mr. Paxson's life, in the amount of five million dollars. Mr. Paxson has an employment agreement that expires on December 31, 1999, unless terminated sooner as permitted therein. See "Management - Employment Agreements."

"Must Carry" Regulations

     The Company believes that its growth and success depend in part upon access to households served by cable television systems. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), each broadcaster was required to elect to exercise either certain "must carry" or retransmission consent rights in connection with carriage of their signals by cable systems in their local market. By electing the "must carry" rights, a broadcaster can demand carriage on a specified channel on cable systems within its DMA. These "must carry" rights are not absolute, and their exercise depends on variables such as (i) the number of activated channels on a cable system, (ii) the location and size of a cable system, and (iii) the amount of duplicative programming on a broadcast station. Therefore, under certain circumstances, a cable system can decline to carry a given station. Alternatively, if a broadcaster chooses to exercise retransmission consent rights, it can prohibit cable systems from carrying its signal or grant the appropriate cable system the authority to retransmit the broadcast signal for a fee or other consideration. The Company's television stations have elected the "must carry" alternative. The Company's elections of retransmission or "must carry" status will continue until the next required election date of October 1, 1996.

     The "must carry" rules have been subject to judicial scrutiny. In April 1993, the United States District Court for the District of Columbia upheld the constitutionality of the "must carry" provisions. In June 1994, the Supreme Court ruled that the "must carry" provisions were content-neutral and, thus, not subject to strict scrutiny; however, the Supreme Court remanded the case to the lower federal court with instructions to hold further proceedings with respect to evidence that lack of the "must carry" requirements would harm local broadcasting. On December 12, 1995, the District Court again upheld the constitutionality of the "must carry" provisions. The District Court's most recent decision has been appealed to the Supreme Court and management cannot predict the final outcome of the Supreme Court case or the extent to which, in the absence of any "must carry" obligation, its television stations might lose viewers because of the deletion or repositioning of its signal on cable television systems. See "Business - Federal Regulation of Broadcasting."

Government Regulation

     Each of the Company's radio and television stations operates pursuant to one or more licenses issued by the Federal Communications Commission (the "FCC") that expire at different times, commencing in February 1996. The Company may apply to renew those licenses, and third parties may challenge those applications or file competing applications. Although the Company has no reason to believe that its licenses will not be renewed in the ordinary course, there can be no assurance that the licenses will be renewed.

     The radio and television broadcasting industries are subject to extensive and changing regulation. Among other things, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules and policies require FCC consent to assignments of FCC licenses and transfers of control of FCC licensees. Congress and the FCC currently have under consideration and may in the future adopt new laws and regulations and policies regarding a wide variety of matters which could, directly or indirectly, adversely affect the ownership and operation of the Company's broadcast properties, as well as the Company's business strategies. For example, changes in the rule for attributing the ownership of media interests for purposes of the FCC's multiple ownership and cross-ownership rules could require that the Company restructure or divest itself of some existing broadcast interests. Changes in the rules to treat television time brokerage agreements as attributable interests could require the renegotiation of all or some of the Company's existing time brokerage agreements with television licensees. Relaxation of the existing multiple ownership and cross-ownership rules and policies by the FCC or through new legislation such as that now pending in Congress could give the Company greater freedom in structuring future acquisitions and programming arrangements, but also may remove the restrictions that now restrain larger media, entertainment and telecommunication companies, with greater access to capital and resources than the Company, from competing with the Company for the acquisition of media properties and the negotiation of programming arrangements. The adoption of measures such as elimination of restrictions on the offering of multiple network services by the existing major television networks, the removal of restrictions on the participation by the regional Bell holding companies in cable television and other direct-to-home video technologies, and the removal of restrictions on nationwide broadcast ownership could accelerate the existing trend toward vertical integration in the telecommunications, media and home entertainment industries and cause the Company to face more formidable competition in the future. See "Business - Federal Regulation of Broadcasting."

Multiple Ownership Rules; Time Brokerage Agreements

     On a national level, FCC rules and regulations currently generally prevent an entity or individual from having an attributable interest in more than 12 television stations, with an additional limit on nationwide reach of 25% of the total nationwide television households under which UHF stations are credited with only 50% of the television households in their markets. On a local level, the duopoly rules prohibit ownership interests in two or more television stations with overlapping service areas. The FCC generally applies its ownership limits to attributable interests held by an individual, corporation, partnership or other entity. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who directly or indirectly have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, certain regulated investment companies and bank trust departments) are generally deemed to be attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee.

     The FCC has initiated rule making proceedings to consider proposals to modify its television ownership restrictions, including ones that may permit ownership, in some circumstances, of two television stations with overlapping service areas. The FCC also is considering in these proceedings whether to adopt restrictions on television time brokerage agreements. The duopoly rules for television currently prevent the Company from acquiring the FCC licenses of television stations with which it has time brokerage agreements in those markets where the Company owns a television or radio station. In addition, if the FCC were to decide that the provider of programming services under time brokerage agreements should be treated as having an attributable ownership in the television station it programs, and if it did not relax the duopoly rules, or if the FCC were to adopt restrictions on time brokerage agreements without grandfathering existing time brokerage agreements, the Company could be required to modify or terminate certain of its time brokerage agreements. Furthermore, if the FCC were to find that the licensees of the stations with which the Company has time brokerage agreements failed to maintain control over their operations as required by FCC rules and policies, the licensee of the time brokerage agreements and/or the Company could be fined or could be set for hearing, the outcome of which could be a fine or, under certain circumstances, loss of the applicable FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such FCC rules may have on its broadcasting operations. See "Business - Federal Regulation of Broadcasting."

Voting Control by Founding Stockholder

     After the Offering, Lowell W. Paxson will beneficially own approximately 66.8% of the outstanding Class A Common Stock (approximately 63.8% if the Underwriters' over-allotment option is exercised in full) and 100% of the outstanding Class B Common Stock and will have 90.0% of the voting power of the outstanding Common Stock (88.8% if the Underwriters' over-allotment option is exercised in full). As a result, Mr. Paxson will effectively be able to control the outcome of matters requiring a stockholder vote, including the election of directors, adopting or amending provisions of the Company's certificate of incorporation and bylaws, and approving certain mergers or other similar transactions, such as a sale of substantially all the Company's assets. See "Principal and Selling Stockholders."

     Purchasers of Class A Common Stock offered hereby will become minority stockholders of the Company and will be unable to control the management or business policies of the Company. Moreover, subject to contractual restrictions and general fiduciary obligations, the Company is not prohibited from engaging in transactions with its management and principal stockholders, or with entities in which such persons are interested. The Company's certificate of incorporation does not provide for cumulative voting in the election of directors.

Anti-Takeover Effect of Charter Provisions, Bylaws, and State Law

     The Company's certificate of incorporation and bylaws and Delaware law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. These provisions are intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board of Directors in connection with the transaction. However, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Capital Stock - Certain Provisions of the Company's Certificate of Incorporation" and "- Bylaws."

     In addition to its authorized shares of Common Stock, the Company's certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock. The Board of Directors has authority to determine the price, rights, preferences, privileges and restrictions, including the voting rights of those shares, without any further vote or action by the stockholders. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue additional shares of preferred stock.
See "Description of Capital Stock."

Shares Eligible for Future Sale; Registration Rights

     Upon consummation of the Offering, the Company will have a total of 35,869,826 shares of Class A Common Stock (37,026,826 shares if the Underwriters' over-allotment option is exercised in full and which gives effect to the issuance of 814,000 shares upon the exercise of options and warrants), 8,311,639 shares of Class B Common Stock and no shares of Class C Common Stock outstanding. Generally, shares of Class B Common Stock and Class C Common Stock are convertible to shares of Class A Common Stock at the option of the holder thereof. In addition, there will be outstanding options to purchase an aggregate of 1,666,334 shares of Class A Common Stock and warrants to purchase an aggregate of 2,352,129 shares of Class A Common Stock, 903,043 shares of Class B Common Stock and 4,472,628 shares of Class C Common Stock, all of which are currently exercisable. Of the outstanding shares, the shares of Class A Common Stock sold in the Offering will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act ("Rule 144"), which will be subject to the limitations of Rule 144 under the Securities Act. 24,843,698 shares of Class A Common Stock, all 8,311,639 shares of Class B Common Stock and all shares of Class C Common Stock, including any such shares acquired upon the exercise of outstanding options or warrants, will be "restricted securities" for purposes of Rule 144 and, subject to the agreement discussed below, may not be resold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration thereunder, including the exemptions contained in Rule 144. All of such restricted shares are eligible for sale on the open market under Rule 144 (subject to the volume and manner of sale limitations of that rule) except for (i) shares issued upon the exercise of warrants to purchase Class C Common Stock which will be so eligible for sale, commencing in December 1996 (unless a proposed amendment to Rule 144 is adopted by the Commission, in which case all such shares would immediately be eligible for sale on the open market under Rule 144 (subject to the volume and manner of sale limitations of that rule)); (ii) 94,767 shares of Class A Common Stock which shall be so eligible in April 1997 (or in April 1996 if such proposed amendment is adopted); and (iii) 441,376 shares of Class A Common Stock which shall be so eligible in July 1997 (or in July 1996 if such proposed amendment is adopted).

     The Company is a party to a stockholders' agreement (the "Stockholders Agreement") with certain of its stockholders, which grants them the right to require the Company, subject to certain limitations, to effect up to five "demand" registrations under the Securities Act for the sale of such stockholders' shares of Common Stock. The Stockholders Agreement also provides that in the event that the Company proposes to register any of its Common Stock under the Securities Act, whether or not for its own account, at any time or times, the stockholders that are parties to the Stockholders Agreement shall be entitled, with certain exceptions, to include their shares of Common Stock in such registration unless the managing underwriters of such offering exclude some or all of such shares from such registration under the circumstances specified in the Stockholders Agreement.

     The Company, its executive officers and directors and certain of the Company's existing stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, capital stock of the Company. See "Underwriting."

     Because there has been only a limited public market for shares of the Class A Common Stock, the Company is unable to predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price for the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect market prices for the Class A Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

Change of Control

     A "change of control" (as defined in the New Credit Facility) constitutes an event of default under the New Credit Facility. In the event of a "change of control" (as defined in the Indenture), the Company is required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the date of the purchase. A "change of control" (as defined with respect to the Preferred Stock) will require the Company to redeem the Senior Preferred Stock and pay a higher dividend on the Junior Preferred Stock, unless it is redeemed. The exercise by the holders of the Notes of their right to require the Company to repurchase the Notes upon a change of control could also cause a default under the New Credit Facility and other indebtedness of the Company. The Company's ability to repurchase the Notes or to repay such indebtedness may be limited by the Company's then existing financial resources. There can be no assurance that in the event of any such change of control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for all Notes tendered by holders upon a change of control, repay outstanding indebtedness or redeem Senior Preferred Stock or Junior Preferred Stock. See "Description of Capital Stock - Senior Preferred Stock" and "- Junior Preferred Stock."

New Industry

     inTV operates in a relatively new industry with a limited operating history. Potential investors should be aware of the difficulties and uncertainty that are normally associated with new industries, including a lack of consumer and advertiser acceptance, difficulty in obtaining financing, increasing competition, advances in technology, and changes in law and regulations. There can be no assurance that this new industry will develop and continue as a viable industry. Such development could require the Company to sell its owned inTV dedicated television stations or convert them to other uses that are less profitable than expected. Growth in revenue from the Company's inTV business depends on increasing consumer awareness and acceptance of infomercial programming and growing demand by infomercial advertisers. See "Business - Infomall TV Network."

Ability to Manage Growth

     Since inception, the Company has experienced rapid growth, primarily through acquisitions. Rapidly growing businesses frequently encounter unforeseen expenses and delays in completing acquisitions, as well as difficulties and complications in integrating acquired operations without disruption to overall operations. In addition, such rapid growth may adversely affect the Company's operating results because of many factors, including capital requirements, transitional management and operating adjustments, and interest costs associated with acquisition debt. There can be no assurance that the Company will successfully integrate recently acquired and future acquired operations or successfully manage the costs often associated with rapid growth. The Company continuously evaluates the acquisition or operation pursuant to TBAs of additional television and radio stations.

Time Brokerage Agreements -- Rights of Preemption and Termination

     A significant number of the television stations the Company operates or intends to operate will be operated pursuant to time brokerage agreements and will not be owned by the Company. The Company has options to purchase all but two of the stations it operates under time brokerage agreements, which options may be exercised only when permitted by applicable law. All of the Company's time brokerage agreements allow, in accordance with FCC rules, regulations and policies, preemption of the Company's programming by the FCC licensee of each station with which the Company has a time brokerage agreement. In addition, each time brokerage agreement provides that under certain limited circumstances it may be terminated by the FCC licensee. Accordingly, there can be no assurance that the Company will be able to air all the programming expected to be aired on those stations with which it has a time brokerage agreement or that the Company will receive the expected advertising revenue from the sale of advertising in such programming. Although the Company believes that the terms and conditions of each of its time brokerage agreements should enable the Company to air and utilize the programming and other non-broadcast license assets of the respective stations, there can be no assurance that early terminations of the time brokerage agreements or unexpected preemptions of all or a significant part of the programming by the FCC licensee of such stations will not occur. An early termination of one of the Company's time brokerage agreements, or repeated and material preemptions of programming could adversely affect the Company's operations. In addition, the Company's time brokerage agreements have expiration dates, ranging from seven to ten years. The Company expects its future time brokerage agreements to have terms of not more than ten years. There can be no assurance that the Company will be able to negotiate extensions of its time brokerage agreements on terms satisfactory to the Company.

Industry and Economic Conditions; Seasonality

     The profitability of the Company's radio and television stations is subject to various factors that influence the radio and television broadcasting industries as a whole. The Company's radio and television stations may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, new laws and governmental regulations and policies, changes in broadcast technical requirements, technological changes, proposals to eliminate the tax deductibility of expenses incurred by advertisers and changes in the willingness of financial institutions and other lenders to finance radio and television station acquisitions and operations. The Company cannot predict which, if any, of these or other factors might have a significant impact on the radio and television broadcasting industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations. Generally, advertising tends to decline during economic recession or downturn. Consequently, the Company's broadcasting revenue is likely to be adversely affected by a recession or downturn in the United States economy or other events or circumstances that adversely affect advertising activity. In addition, the Company's operating results in individual geographic markets could be adversely affected by local regional economic downturns, particularly in Florida. Seasonal revenue fluctuations are common in the radio and television broadcasting industry and result primarily from fluctuations in advertising expenditures by local retailers. Paxson Radio and Paxson Network-Affiliated Television generally experience their lowest revenue for the year in the first quarter, whereas their highest revenue generally occurs in the fourth fiscal quarter. Because of the short operating history of inTV, the Company's ability to assess the effects of seasonality on inTV is limited. It appears, however, that inTV may experience its highest revenues in the first and fourth quarters.

Competition; New Technology

     The Company's television and radio stations are located in highly competitive markets. The financial success of each of the Company's radio and television stations depends, to a significant degree, upon its audience ratings, its share of the overall radio or television (as applicable) sales within its geographic market, the economic health of the market and the popularity of its programming. The audience ratings and advertising of such individual stations are subject to change and any adverse change in a particular market could have a material adverse effect on the revenue and cash flow of the Company. Paxson Radio stations compete for audience share and advertising revenue directly with other FM and AM radio stations and with other media within their respective markets. Although Paxson Radio competes with other radio stations with comparable programming formats in most of its markets, if another station in the market were to convert its programming format to a format similar to one of the Company's radio stations, if a new radio station were to adopt a competitive format or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings or advertising revenue and could require increased promotional and other expenses. Paxson Network-Affiliated Television stations face similar competitive forces. In addition, to the extent that certain of the Company's competitors have or may, in the future, obtain greater resources than the Company, its ability to compete successfully in its broadcasting markets may be impeded. There can be no assurance that the Company will be able to maintain or increase its current audience ratings and advertising revenue. See "Business - Competition."

     The Company's owned and TBA operated inTV stations face significant competition from various broadcasting stations and broadcasting and cable networks that air both traditional and long-form paid programming in varied amounts, as well as local cable operators that sell blocks of time to long-form advertisers and could encounter competition from developments in technology that may be subsequently commercialized. To the extent that the Infomall TV Network is successful, it is likely that the Company will face additional competition from new market entrants. See "Business - Competition."

Technology Changes

     Radio and television broadcasting are also subject to competition with new media technologies that are being developed or have been introduced, such as, for radio, the delivery of audio programming through cable television, telephone or electrical wires or the introduction of digital audio broadcasting ("DAB") and, for television, direct satellite-to-home video programming and so-called video dialtone in which telephone or other companies provide broad-band wire links for delivery of video programming to homes by independent program suppliers. DAB may provide a medium for the delivery by satellite or terrestrial means of multiple audio programming formats to local and national audiences. Further, the Company may be subject to other changes in technology and the manner in which businesses and individual households adopt such technologies and embrace new communication and distribution channels available via the Internet, World Wide Web, and other such broadband networks. Prospective technology enhancements may allow for increased economic, distribution and communication efficiencies which may impact the Company. The Company cannot predict the effect, if any, that these or other new technologies may have on the industries in which the Company operates, or on the Company. See "Business - Federal Regulation of Broadcasting."

Restrictions Imposed by Terms of Indebtedness

     The New Credit Facility and the Indenture each contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, make investments, pay dividends or make certain other restricted payments, consummate certain asset sales, consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Credit Facility also requires the Company to comply with certain financial ratios and tests, under which the Company is required to achieve certain financial and operating results. The Company's ability to meet these financial ratios and tests may be affected by events beyond its control, and there can be no assurance that they will be met. In the event of such a default under the New Credit Facility, the lenders thereunder may terminate their lending commitments and declare the indebtedness under the New Credit Facility immediately due and payable, which would result in a default under the Notes. There can be no assurance that the Company would have sufficient assets to pay indebtedness then outstanding under the New Credit Facility and the Notes. Any refinancing of the New Credit Facility is likely to contain similar restrictive covenants.

Limited Public Market and Possible Volatility of Stock Price

     Prior to the Offering, there has been only a limited public market for the Common Stock and there can be no assurance that an active trading market for the Class A Common Stock will develop and continue after the Offering. The public offering price of the Class A Common Stock will be determined through negotiations among the Company and representatives of the Underwriters based upon a variety of factors. Additionally, the market price of the Class A Common Stock could be subject to significant fluctuations in response to quarterly and annual operating results of the Company, announcements of technological improvements or new products by the Company or its competitors, changes in financial estimates by securities analysts, changes in general conditions in the economy, the financial markets, or the broadcasting, advertising or television retail shopping industries, or other developments affecting the Company, its customers or its competitors, some of which may be unrelated to the Company's performance and beyond the Company's control.

No Dividends

     The Company has not paid cash dividends and does not intend for the foreseeable future to declare or pay any cash dividends on its Common Stock and intends to retain earnings, if any, for the future operation and expansion of the Company's business. In addition, the terms of the outstanding shares of Preferred Stock of the

Company, the Notes and the New Credit Facility restrict the declaration of dividends with respect to Common Stock. See "Dividend Policy."

Dilution

     Persons purchasing shares of Class A Common Stock in the Offering will incur immediate and substantial dilution in the net tangible book value per share of Class A Common Stock of approximately $________. Dilution for this purpose represents the difference between the assumed $15.00 per share offering price of the Class A Common Stock and the pro forma net tangible book value per share of the Class A Common Stock as of December 31, 1995 adjusted for the consummation of the Offering. See "Dilution."

                           THE PROPOSED ACQUISITIONS

     The Company currently has agreements, subject to various conditions including the receipt of regulatory approvals, to purchase the assets of or, as indicated below, to enter into time brokerage agreements with respect to the following television stations (the "Proposed Acquisitions") (dollars in thousands):



                                       Anticipated               Expected     Total
                                      Commencement   Purchase    Capital     Expected
Market(1)              Station        of Operations   Price    Expenditures    Cost
---------              -------        -------------  --------  ------------  --------
New York, NY           WHAI-TV            3/96        $22,000    $ 1,000      $23,000
Dallas, TX             Channel 68(2)     12/96          3,000      2,700        5,700
Atlanta, GA*           WNGM-TV(3)         4/96            n/a      2,900        2,900
Cleveland, OH          WAKC-TV(4)         3/96         18,000      1,200       19,200
Milwaukee, WI*         WHKE-TV(5)         4/96          2,500      1,800        4,300
Grand Rapids, MI*      WJUE-TV(5)(6)      6/96          1,000      4,200        5,200
West Palm Beach, FL**  WHBI-TV(2)(7)      7/96          3,000      4,000        7,000
Albany, NY*            WOCD-TV(5)         5/96          2,500      1,000        3,500
San Juan, P.R.*        WSJN-TV(8)         2/96          4,000        500        4,500
                                                     --------    -------     --------
                           Total                      $56,000    $19,300      $75,300
                                                     ========    =======     ========

--------------
*    To be operated pursuant to a time brokerage agreement.
** inTV affiliate pending acquisition by licensee. TBA operated upon acquisition by licensee.
(1) Each station is licensed by the FCC to serve a specific community which is included in the listed market.
(2)  Pending construction.
(3) The station license will be purchased and held by an affiliate of Whitehead Media. The Company plans to enter into a time brokerage agreement with Whitehead Media. The purchase price of $10 million will be financed by a third party. The Company will provide for certain of this station's capital expenditures.
(4) WAKC-TV is licensed within the Cleveland DMA and currently serves as the Akron network-affiliated ABC station. The Company intends to operate it as an inTV station.
(5) Station licenses will be held by subsidiaries of The Christian Network, Inc. The Company plans to enter into time brokerage agreements with, and to acquire certain assets of, these stations.
(6)  70% ownership interest to be acquired.
(7) The station license will be held by WPB Communications, Inc. Until acquisition of the station by Cocola Media Corporation of Florida, the Company plans to enter into an affiliation agreement with this station, and thereafter to enter into a time brokerage agreement with this station.
(8) 50% ownership interest, to be acquired; WKPV-TV and WJWN-TV are satellite stations simulcasting the signal of WSJN-TV in which the Company is also acquiring a 50% interest.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering (after deduction of the underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $124.3 million ($125.7 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds from the sale of the Class A Common Stock being sold by the Selling Stockholders. The net proceeds to the Company from the Offering will be used initially (i) to fund amounts required for the Proposed Acquisitions, estimated to be approximately $75.3 million; (ii) to fund capital expenditures associated with certain previous acquisitions; (iii) to repay all amounts outstanding under the New Credit Facility; and (iv) for general corporate purposes, including working capital, capital expenditures and potential acquisitions. While the Company has no current understandings with respect to potential acquisitions, the Company continually explores the acquisition of television and radio properties. Pending the use of proceeds described above, the net proceeds will be invested in short-term, investment grade securities, certificates of deposit, or direct or guaranteed obligations of the United States Government.


                      PRICE RANGE OF CLASS A COMMON STOCK

     In November 1994, the Company's Class A Common Stock became publicly-held through its merger with The American Network Group, Inc. ("ANG") and beginning November 7, 1994, the Class A Common Stock was listed on the Nasdaq Small-Cap Market. Since July 10, 1995, the Class A Common Stock has been listed on the American Stock Exchange under the symbol PXN. The following table sets forth for the periods indicated, the high and low last sales price per share for the Class A Common Stock, as reported on the Nasdaq Small-Cap Market (until July 7, 1995) and the closing sale price per share for the Class A Common Stock on the American Stock Exchange thereafter.

                                                        High      Low
                                                       ------   -------
          1994
           Fourth quarter (beginning November 7, 1994)  16       10 5/8

          1995
           First Quarter .............................  12 5/8    9
           Second Quarter ............................  14        8
           Third Quarter .............................  15 3/4   12
           Fourth Quarter ............................  16 3/8   11 l/2

          1996
           First Quarter (through January 15) ........  15 3/4   14 1/8


     On January 15, 1996, the closing price of the Class A Common Stock on the American Stock Exchange was $15.00 per share. As of that date, there were approximately 382 holders of record of the Class A Common Stock. Because of the limited trading activity in the Class A Common Stock, the preceding prices may not be indicative of actual value of the Class A Common Stock or of the trading prices that would result from a more active market.

                                DIVIDEND POLICY

     The Company has not paid cash dividends and does not intend for the foreseeable future to declare or pay any cash dividends on its Common Stock and intends to retain earnings, if any, for the future operation and expansion of the Company's business. Any determination to declare or pay dividends will be at the discretion of the Company's board of directors and will depend upon the Company's future earnings, results of operations, financial condition, capital requirements, contractual restrictions under the Indenture and the New Credit Facility, considerations imposed by applicable law and other factors deemed relevant by the board of directors. In addition, the terms of the outstanding shares of Preferred Stock contain restrictions on the declaration of dividends with respect to the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources" and "Description of Capital Stock."


                                    DILUTION

     The net tangible book value (deficit) of the Company as of December 31, 1995 was approximately ($__________) or ($_______) per share of Common Stock. Net tangible book value (deficit) per share is equal to the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding. As of December 31, 1995, the net tangible book value (deficit) would have been approximately ($___________) or ($________) per share of Common Stock. After giving effect to the consummation of the Offering and the deduction of underwriting discounts and commission and estimated offering expenses payable by the Company (resulting in estimated net proceeds of $_______________ the adjusted net tangible book value of the Company would have been approximately $_______________ or $____ per share of Common Stock. This represents an immediate increase of $______ per share to existing shareholders due to the Offering and an immediate dilution of $_____ per share to new investors. The following table illustrates this per share dilution.


    Assumed public offering price............................       $
    Net tangible book value (deficit) as of December 31, 1995       $
    Increase attributable to the Offering....................       $
    Pro forma net tangible book value after the Offering.....       $
    Dilution to new investors................................       $

     The above computation assumes no exercise of options under the Stock Incentive Plan. As of December 31, 1995, there were options outstanding under the Stock Incentive Plan to purchase a total of 1,771,334 shares of Class A Common Stock at an exercise price of $3.42 per share. Of these options, ______ are currently exercisable. See "Capitalization" and "Management - Stock Incentive Plan." If all of the outstanding options were exercised in full, the dilution per share to new investors in this Offering would be increased by $______ per share to a total of $_____ per share.

     The above computation further assumes no exercise of currently exercisable outstanding warrants to purchase an aggregate of 7,727,803 shares of Common Stock at nominal exercise prices. If all of such warrants were exercised, the dilution per share to new investors in this Offering would be increased by $_____ to a total of $________.

                                 CAPITALIZATION

     The following table sets forth the actual and pro forma capitalization of the Company as of September 30, 1995. Pro forma capitalization gives effect to
(i) the consummation of the Offering, the Proposed Acquisitions and the release of the holder's put on the Class A and Class B common stock warrants; (ii) receipt of proceeds from the repayment of indebtedness owed by Whitehead Media to the Company; (iii) repayment of a note payable to the Company's principal stockholder; (iv) the execution of the New Credit Facility; and (v) certain acquisitions which have closed subsequent to September 30, 1995, as if such events included in (i) through (v) had occurred on September 30, 1995. This table should be read in conjunction with the information contained in Pro Forma Financial Information and the Company's consolidated financial statements and notes thereto appearing elsewhere herein (dollars in thousands).

                                                            As of September 30, 1995
                                                            ------------------------
                                                            Actual        Pro Forma
                                                            ------        ---------
                                                             (dollars in thousands)
Cash and cash equivalents.......................            $  57,945     $  89,001
                                                            =========     =========
Long-term debt (including current maturities)
  New Credit Facility...........................                   --            --
  11 5/8% Senior Subordinated Notes due 2002 (a)            $ 227,311     $ 227,311
  Other debt (b)................................                4,198         2,998
                                                            ---------     ---------
                                                              231,509       230,309
Redeemable senior preferred stock (c)...........               16,138        16,138
Redeemable Class A and B Common Stock
  warrants (c)(d)...............................                4,379            --
Redeemable Series B preferred stock (c).........                2,083         2,083
Redeemable Junior preferred stock (c)...........               30,399        30,399
Class A Common Stock (c)........................                   26            36
Class B Common Stock (c)........................                    8             8
Class C Common Stock (c)........................                   --            --
Class A and B Common Stock Warrants (d).........                   --         3,946
Class C common stock warrants (c)...............                5,339         4,920
Stock subscription notes receivable.............                  (72)          (72)
Additional paid-in capital......................               33,905       159,007
Deferred option plan compensation (e)...........               (2,179)       (2,179)
Accumulated deficit.............................              (45,952)      (45,952)
                                                            ---------     ---------
  Total capitalization............................          $ 275,583     $ 398,643
                                                            =========     =========

--------------------
(a)  Net of original issue discount of $2.7 million.
(b) Includes $1.2 million note payable to the Company's principal stockholder.
(c)  See "Description of Capital Stock."
(d) Reflects release of the holder's put on the Class A Common Stock and Class B Common Stock warrants concurrent with the completion of this Offering. See "Description of Capital Stock."
(e)  See "Management - Stock Incentive Plan."

                                  THE COMPANY

     The Company was organized in December 1993, as the successor to businesses formed in 1991 primarily for the purpose of owning and operating pursuant to TBAs radio and television broadcasting stations and networks. The Company's principal executive offices are located at 601 Clearwater Park Road, West Palm Beach, Florida 33401 and its telephone number is (407) 659-4122.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected historical and pro forma financial data, insofar as it relates to each of the four years ended December 31, 1994, has been derived from Company prepared financial information and should be read in conjunction with the audited financial statements, including the consolidated balance sheets at December 31, 1993 and 1994 and the related consolidated statements of operations for each of the years for the three year period ended December 31, 1994 and the notes thereto appearing elsewhere in this Prospectus. The selected historical and pro forma financial data as of and for the nine months ended September 30, 1994 and 1995 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the nine months ended September 30, 1995 are not necessarily indicative of results that may be expected for the entire year. The selected financial information should be read in conjunction with the information contained in the Company's consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Information" included elsewhere herein.

     The following unaudited summary pro forma statement of operations data and other data give effect to, (i) the consummation of the Offering; (ii) the offering of the Notes and the execution of the New Credit Facility; and (iii) significant business acquisitions since January 1, 1994, as if they had occurred on January 1, 1994. In addition, depreciation and amortization expense has been increased for each period to reflect preliminary purchase price allocations for all stations included in the Proposed Acquisitions. The following unaudited summary pro forma balance sheet data give effect to, (i) the consummation of the Offering, the Proposed Acquisitions, and the release of the holders' put on the Class A and Class B common stock warrants; (ii) receipt of proceeds from the repayment of indebtedness owed by Whitehead Media to the Company; (iii) repayment of a note payable to the Company's principal stockholder; (iv) the execution of the New Credit Facility; and (v) certain acquisitions which have closed subsequent to September 30, 1995, as if they had occurred on September 30, 1995. The Offering and the Proposed Acquisitions and certain management assumptions and adjustments are described in the accompanying notes hereto. The pro forma information should be read in conjunction with the Company's consolidated financial statements and the notes thereto, as of December 31, 1994 and for the three years then ended, appearing elsewhere in this Prospectus. This pro forma information is not necessarily indicative of the Company's actual or future operating results or financial position.

               Selected Historical and Pro Forma Financial Data
                     (in thousands, except per share data)

                                            Year Ended December 31,                 Nine Months Ended September 30,
                           -----------------------------------------------------    -------------------------------
                                                                           Pro                               Pro
                                                                          Forma                              Forma
                             1991      1992        1993        1994      1994(a)     1994       1995        1995(a)
                           -------   -------     --------     -------    -------    -------   ---------     -------
Statement of
Operations Data:
Total revenue              $   830   $17,062     $ 32,062    $ 62,067    $85,371    $39,841   $  71,524     $77,390
Operating expenses,
  excluding
  depreciation,
  amortization and
  option plan
  compensation               1,719    17,922       28,872      51,225     70,883     32,813      58,978      62,888
Option plan
  compensation(b)               --        --           --          --         --         --       9,809       9,809
Depreciation and
  amortization                 497     5,977        9,351      12,404     27,185      8,558      13,079      20,389
                           -------   -------     --------     -------    -------    -------   ---------     -------
Loss from operations        (1,386)   (6,837)      (6,161)     (1,562)   (12,697)    (1,530)    (10,342)    (15,696)
Interest expense,
  net(c)                       (52)   (1,262)      (2,052)     (4,875)   (28,550)    (3,191)     (7,853)    (21,413)
Other income
  (expense), net                10       134          221          (5)      (119)       162         (46)        (46)
Benefit (provision)
  for income
  taxes                         --        --       (2,960)      1,680      1,680      1,769         960         960
Extraordinary item and
  cumulative effect of
  a change in
  accounting
  principle(d)                  --       110         (457)         --                    --     (10,626)
                           -------   -------     --------    --------               -------   ---------
Net loss                   $(1,428)  $(7,855)     (11,409)     (4,762)               (2,790)    (27,907)
                           =======   =======


Dividends and
  accretion on
  preferred stock and
  common
  stock warrants(e)                                  (151)     (3,386)               (2,407)     (9,121)
                                                 --------    --------               -------   ---------
Net loss attributable
  to common
  stock and common
  stock
  equivalents                                    $(11,560)   $ (8,148)              $(5,197)  $ (37,028)
                                                 ========    ========               =======   =========
Net loss per share (f)                           $  (0.36)   $  (0.14)              $ (0.09)  $   (0.81)
Net loss per share
  attributable to
  common stock and
  common
  stock equivalents(f)                              (0.37)      (0.24)                (0.16)      (1.08)
Weighted average
  shares
  outstanding --
  primary and fully
  diluted (g)                                      31,582      33,430                32,506      34,405
                                                   ======    ========               =======   =========
Cash dividends
  declared                      --        --           --          --         --         --          --
Other Data:
EBITDA (h)                 $  (796)  $  (162)    $  4,522    $ 11,790    $15,795    $ 8,295   $  15,391    $ 17,417
Capital expenditures(i)         60     1,273        1,963       5,917      5,917      4,604      18,864      18,864
Adjusted EBITDA (j)                                                                                        $ 27,582

                                                                                              As of September 30, 1995
                                                                                              ------------------------
                                                                                              Actual       Pro Forma(a)
                                                                                              ------       ------------
Balance Sheet Data:
Cash and cash equivalents                                                                  $  57,945          $  89,001
Working capital                                                                               66,417             98,673
Total assets                                                                                 283,929            406,989
Total debt                                                                                   231,509            230,309
Redeemable preferred stock and Class A and B common stock warrants (k)                        52,999             48,620

                                           (see footnotes on the following page)

           Notes to Selected Historical and Pro Forma Financial Data
                                 (in thousands)

     (a) Pro forma statement of operations and other data for the year ended December 31, 1994 and the nine months ended September 30, 1995 give effect to:
(i) the consummation of the Offering; (ii) the offering of the Notes and the execution of the New Credit Facility; and (iii) significant business acquisitions since January 1, 1994 as if such events had occurred on January 1, 1994. In addition, depreciation and amortization expense has been increased for each period to reflect preliminary purchase price allocations for all station acquisitions made by the Company since January 1, 1994 and for the Proposed Acquisitions. The pro forma balance sheet data as of September 30, 1995 give effect to (i) the consummation of the Offering, the Proposed Acquisitions and the release of the holders' put on the Class A and Class B common stock warrants; (ii) receipt of proceeds from the repayment of indebtedness owed by Whitehead Media to the Company; (iii) repayment of a note payable to the Company's principal stockholder; (iv) the execution of the New Credit Facility; and (v) certain acquisitions which have closed subsequent to September 30, 1995, as if such events included in (i) through (v) had occurred on September 30, 1995.

     (b) Option plan compensation represents a non-cash charge associated with the granting of common stock options to employees under the Company's Stock Incentive Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations" and "Management - Stock Incentive Plan."

     (c) Interest expense, net is equal to total interest expense less interest income.

     (d) Extraordinary item and cumulative effect of a change in accounting principle reflects a gain of $110 in 1992 as a result of a change in the method of calculating depreciation and an extraordinary loss of $457 and $10,626 in 1993 and 1995, respectively, associated with the write-off of capitalized financing costs on debt retired. The pro forma statement of operations data for the year ended December 31, 1994 and the nine months ended September 30, 1995, does not reflect an extraordinary loss on the write-off of previously capitalized financing costs of $6,300 and $10,626, respectively.

     (e) Dividends and accretion on preferred stock and common stock warrants represent the Senior Preferred Stock (as defined herein) (15% dividend rate), Class A and Class B common stock warrants and Junior Preferred Stock (as defined herein) (12% dividend rate). Such capital stock is mandatorily redeemable and certain issues accrete. See "Description of Capital Stock."

     (f) Loss per share data for the historical years ended December 31, 1993 and 1994 give a pro forma effect to (i) the Company's amended capital structure related to the merger with ANG; and (ii) a stock dividend on common shares outstanding on January 1, 1995. Loss per share data for the historical nine months ended September 30, 1994 give pro forma effect to a stock dividend on common shares outstanding on January 1, 1995. For periods prior to January 1, 1993, loss per share data was not computed as such amounts were not relevant.

     (g) Weighted average shares outstanding for the years ended December 31, 1993 and 1994 give a pro forma effect to an increase in the number of shares outstanding relating to (i) the merger with ANG of 21,055 and 22,287 shares, respectively; and (ii) a stock dividend on common shares outstanding on January 1, 1995 of 10,527 and 11,143 shares, respectively. Weighted average shares outstanding - primary and fully diluted for the nine months ended September 30, 1994 give pro forma effect to a stock dividend on January 1, 1995 of 10,835. For periods prior to January 1, 1993, weighted average shares outstanding was not computed as such amounts were not relevant.

     (h) EBITDA is defined as net income (loss) before (i) extraordinary item and cumulative effect of a change in accounting principle; (ii) benefit (provision) for income taxes; (iii) other income (expense), net; (iv) interest expense; (v) depreciation and amortization; (iv) option plan compensation and
(vii) non-recurring items including terminated operations; less scheduled broadcast rights payments.

     (i) Includes all capital expenditures including expenditures associated with the upgrade and conversion of acquired television stations to the inTV format. Pro forma capital expenditures exclude $33,500 associated with the Proposed Acquisitions and additional capital expenditures on existing properties which will be funded from proceeds of the Offering.

     (j) Adjusted EBITDA is defined as EBITDA for the pro forma latest twelve months ended September 30, 1995 less (i) segment operating profit for the Infomall TV Network for such period plus (ii) four times segment operating profit for the Infomall TV Network for the quarter ended September 30, 1995. Adjusted EBITDA is calculated on a basis consistent with calculations under the Indenture.

     (k) The put rights of holders of the Class A and Class B common stock warrants will be released upon the closing of the Offering and such warrants are not included in the pro forma amount at September 30, 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

     The Company commenced Paxson Radio operations in September 1991 following the acquisition of three radio stations in Florida. The Company has since expanded Paxson Radio primarily through the acquisition of 15 additional stations, the execution of joint sales agreements for two additional stations in Florida, and significant internal growth of acquired stations. Paxson Radio includes the operation of six radio networks and outdoor billboards which have operating and financial characteristics different from those of radio stations. These operations, however, are not material to the radio group or to the Company overall. The billboards serve to increase awareness of the Company's radio operations and the radio networks are utilized in part to provide sports and other programming to certain of the Company's radio stations and to 338 affiliates in the eastern and southeastern United States.

     The Company commenced Paxson Network-Affiliated Television operations in July 1994, following the acquisition of WPBF-TV, an ABC affiliate, in West Palm Beach, Florida. The Company expanded television operations in August 1995 with the execution of a time brokerage agreement for WTVX-TV, a combined Warner/UPN affiliate, also in West Palm Beach.

     The Company commenced its Infomall TV Network operations with four inTV stations in January 1995. The Company has since expanded the Infomall TV Network to a total of 21 owned, operated pursuant to TBAs or affiliated inTV stations. The Company has agreements to acquire or operate pursuant to a TBA an additional nine stations, all of which are anticipated to close in 1996, following completion of this Offering and the receipt of the net proceeds therefrom. Upon completion of the Proposed Acquisitions, the Company will have 30 owned, operated pursuant to a TBA or affiliated inTV stations which provide a national distribution network currently dedicated to airing of infomercial programming.

     The Company's operating data throughout the periods discussed have been impacted significantly by the timing and mix of radio, television and inTV acquisitions throughout such periods. Operating revenues are derived from the sale of advertising local and national advertisers. The Company's primary operating expenses involved in owning and operating Paxson Radio and Paxson Network-Affiliated Television are syndicated program rights fees, commissions on revenues, employee salaries, news gathering, promotion and administrative expenses. Comparatively, operation of an inTV station involves low operating expenses relative to traditional network or independent television station operation. As a result, the Company's inTV stations generally contribute to operating profit within a short time frame, typically within two months. The costs of operating an inTV station do not vary significantly with revenue, with the exception of costs associated with sales commissions and agency fees. As such, upon obtaining a certain level of revenue sufficient to cover fixed costs, additional revenue levels have a significant impact on the operating results of an individual inTV station.

     The Company's operations as a public company commenced in November 1994 as a result of the Company's merger with ANG, a company primarily involved in the operation of radio networks. The former operations of ANG are no longer material to the Company.

Results of Operations

     Three Months Ended September 30, 1995 and 1994

     Consolidated revenue for the three months ended September 30, 1995 increased 49% (or $8.9 million) to $27.2 million from $18.3 million for the three months ended September 30, 1994. This increase was primarily due to new television acquisitions and time brokerage operations and increased revenue from existing television stations.

     Operating expenses for the three months ended September 30, 1995 increased 53% (or $9.3 million) to $26.8 million from $17.5 million for the three months ended September 30, 1994. This increase was primarily due to the costs of operating newly acquired stations, direct expenses such as commissions which rise in proportion to revenue, and higher corporate overhead, including option plan compensation and higher depreciation and amortization related to assets acquired.

     Broadcast cash flow for the three months ended September 30, 1995 increased 76% (or $3.5 million) to $8.1 million, from $4.6 million for the three months ended September 30, 1994. The increase in broadcast cash flow was a direct result of television acquisitions, and improved performance of existing television properties.

     Net interest expense for the three months ended September 30, 1995 increased to $3.5 million from $1.8 million for the three months ended September 30, 1994, an increase of 94%, primarily due to a greater level of long-term debt throughout the period and higher borrowing rates. As a result of acquisitions, at September 30, 1995, total long-term debt was $230 million, or 179% higher than the $82.4 million outstanding at September 30, 1994.

     The Company recognized $320,000 of income tax benefit which resulted primarily from the 1995 net loss and reversal of deferred taxes associated with the 1993 tax provision resulting from the change in tax status.

     Nine Months Ended September 30, 1995 and 1994

     Consolidated revenue for the nine months ended September 30, 1995 increased 80% (or $31.7 million) to $71.5 million from $39.8 million for the nine months ended September 30, 1994. The increase was primarily due to the acquisitions of WPBF-TV, WTLK-TV, WTGI-TV, WTWS-TV, and the time brokerages of WIRB-TV, that commenced in December 1994, and KTFH-TV, that commenced in March 1995 and increased revenue from existing television stations.

     Operating expenses for the nine months ended September 30, 1995 increased 98% (or $40.5 million) to $81.9 million from $41.4 million for the nine months ended September 30, 1994. The increase was primarily due to the cost of operating newly acquired stations, direct expenses such as commissions which rise in proportion to revenue, and higher corporate overhead, including option plan compensation and higher depreciation and amortization related to assets acquired. The Company expects to recognize additional option plan compensation expense with respect to granted options over the next five years in the aggregate amount of approximately $2.2 million.

     Broadcast cash flow for the nine months ended September 30, 1995 increased 110% (or $10 million) to $19.1 million from $9.1 million for the nine months ended September 30, 1994. The increase in broadcast cash flow was a direct result of acquisitions and improved performance of existing television properties.

     Net interest expense for the nine months ended September 30, 1995 increased to $7.9 million from $3.2 million for the nine months ended September 30, 1994, an increase of 146%, primarily due to the greater level of long-term debt outstanding throughout the period and higher borrowing rates. As a result of acquisitions, at September 30, 1995, long-term debt was $230 million, or 181% higher than the $82.4 million outstanding September 30, 1994.

     The Company recognized $960,000 of income tax benefit during the nine months ended September 30, 1995 which resulted primarily from the 1995 net loss and reversal of deferred taxes associated with the 1993 tax provision resulting from the change in tax status.

     Years Ended December 31, 1994 and 1993

     Consolidated revenue in 1994 increased 93% (or $30 million) to $62.1 million from $32.1 million in 1993. This increase was primarily due to the acquisition of WPBF-TV on July 1, 1994, revenue received under the time brokerage agreement for WTLK-TV beginning April 4, 1994 and the subsequent purchase thereof on July 13, 1994, the consolidation of the ANG operations beginning April 14, 1994, and improved market conditions and improved sales management within the Company's existing properties. In addition, revenue increased because of the time brokerages of WCTD-TV beginning April 1, 1994 and WFCT-TV beginning August 1, 1994.

     Operating expenses in 1994 increased 66% (or $25.4 million) to $63.6 million from $38.2 million in 1993. The increase was primarily due to the costs of operating WPBF-TV and WTLK-TV, direct expenses such as commissions which rise in proportion to revenue, the consolidation of ANG, and higher depreciation and amortization related to assets acquired. In addition, operating expenses increased because of the time brokerages of WCTD-TV and WFCT-TV and related fees. Somewhat offsetting these increases was the elimination of time brokerage fees for stations acquired during May 1993 and the sale of WWNZ-AM in 1993.

     Broadcast cash flow for 1994 increased 112% (or $7.6 million) to $14.4 million, from $6.8 million in 1993. The increase in broadcast cash flow was a direct result of acquisitions, revenue growth and continued expense controls.

     Net interest expense increased to $4.9 million from $2.1 million, an increase of 133%, primarily due to a greater level of long-term debt throughout the year and higher borrowing rates. As a result of acquisitions, at December 31, 1994, long-term debt was $82.4 million, or 153% higher than the $32.6 million outstanding a year prior.

     The Company recognized $1.7 million of income tax benefit which resulted primarily from the 1994 net loss and related reversal of deferred taxes associated with the 1993 tax provision.

     Years Ended December 31, 1993 and 1992

     Consolidated revenue in 1993 increased 88% (or $15.0 million) to $32.1 million from $17.1 million in 1992. This increase was primarily due to the acquisition of WLVE-FM in April 1993 and the effect of a full year of operations in 1993 of WZTA-FM, WINZ-AM, WMGF-FM, WJRR-FM, WWNZ-AM, WWZN-AM, WPLA-FM and WZNZ-AM, all of which were acquired or commenced operation under time brokerage agreements during the period from April to July 1992. In addition, the increase in revenue was the result of stronger market conditions and improved sales management, offset somewhat by the divestiture of WWNZ-AM, which was operated for approximately eight months in 1992. Revenue generated apart from the Company's radio stations increased due to the acquisition of Florida Radio Network and the development of merchandising and direct marketing activities.

     Operating expenses in 1993 increased 60% (or $14.3 million) to $38.2 million from $23.9 million in 1992. This increase was primarily due to the acquisition of WLVE-FM in April 1993 and the effect of a full year of operations in 1993 of WZTA-FM, WINZ-AM, WMGF-FM, WJRR-FM, WWNZ-AM, WWZN-AM, WPLA-FM and WZNZ-AM, all of which were acquired or commenced operation under time brokerage agreements during the period from April to July 1992. This increase was offset somewhat by savings from the consolidation of the operations of three to four radio stations in each of the markets of Miami/Ft. Lauderdale, Orlando and Jacksonville, particularly with regard to sales and general and administrative costs as redundant personnel and office space were eliminated. In addition, the Company realized decreases in promotional expenses through economies of scale for stations owned or operated during similar periods in each year. The divestiture of WWNZ-AM in early 1993 reduced expenses in comparison to 1992 when the station was operated for eight months.

     Broadcast cash flow for 1993 increased 94% (or $3.3 million) to $6.8 million from $3.0 million in 1992. The increase in broadcast cash flow was a direct result of acquisitions, revenue growth and continued expense controls.

     Net interest expense increased to $2.1 million from $1.3 million, an increase of 62%, primarily due to a greater level of long-term debt throughout the year. At December 31, 1993, long-term debt was $32.6 million, or 52% higher than the $21.5 million outstanding a year prior.

     The sale of WWNZ-AM resulted in a gain of approximately $427,000 in 1993.

     In 1993 the Company provided for $3.0 million of income taxes which resulted from the December 15, 1993 reorganization and consolidation. Prior to December 15, 1993 the Company operated in the form of partnerships and S corporations for federal and state income tax purposes. Therefore, all income and loss for the periods prior to December 15, 1993 were taxed at the partner and stockholder level and no provision for income taxes was recorded. The 1993 extraordinary loss relates to the write-off of deferred financing costs upon extinguishment of the existing Company senior debt in March 1993.

Liquidity and Capital Resources

     The Company's working capital at September 30, 1995 and December 31, 1994 was $66.4 million and $26.4 million, respectively, and the ratio of current assets to current liabilities was 8.69:1 and 3.11:1, on such dates, respectively. Working capital increased primarily due to proceeds from the issuance of the Notes net of debt repaid and acquisitions.

     Cash provided by operations of $4.1 million and $3.4 million for the nine months ended September 30, 1995 and 1994, respectively, reflect the improvement in operating results of existing properties, acquisitions and time brokerage properties net of increased interest expense and increases in other assets. Cash used for investing activities primarily reflects acquisitions and investments, and purchases of equipment for these and existing properties.
Cash provided by financing activities primarily reflects the proceeds from the issuance of the Notes and long-term debt net of debt repaid and loan origination costs incurred. In addition, as of December 31, 1995 the Company has loans of $15.3 million advanced to CNI to finance station acquisitions and related capital expenditures. See "Certain Transactions." Non-cash activity relates to option plan compensation, reciprocal trade advertising revenue and expense and dividends and accretion on the Preferred Stock and common stock warrants.

     The Company was initially funded primarily by Mr. Paxson, who has made equity investments in the Company since its inception totaling in excess of $33 million. Beginning in 1992, the Company has also utilized senior long-term debt provided to its principal operating subsidiaries by consortiums of financial institutions. Proceeds from the issuance of the Notes were used to retire the Company's then existing senior indebtedness. On December 19, 1995, the Company entered into the New Credit Facility, providing for a senior secured revolving line of credit in an aggregate principal amount of $100 million. The New Credit Facility will mature on June 30, 2002.

     The Company's primary capital requirements are interest and principal payments on indebtedness. The Notes require semi-annual interest payments at a fixed rate. Borrowings under the New Credit Facility bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by the Company. In addition to debt service, the Company's principal cash requirements will be for capital expenditures and, if appropriate opportunities arise, the acquisition of additional broadcasting stations or assets.

     The Company believes that the proceeds of the Offering, cash flow from operations, the recent repayment by Whitehead Media of the loans made to it by the Company to finance Whitehead Media's acquisition of WTVX-TV and WOAC-TV, borrowings under the New Credit Facility and existing cash balances will be sufficient to consummate the Proposed Acquisitions (including the expected capital expenditures associated therewith) and to meet working capital requirements for existing properties. To the extent that the Company pursues future acquisitions, the Company may be required to obtain additional financing. There can be no assurance that the Company will be able to obtain such financing on terms acceptable to it.

                                    BUSINESS

General

     Paxson Communications Corporation has created a nationwide network of television stations dedicated to the airing of infomercial programming (the "Infomall TV Network" or "inTV"). In addition, the Company has a significant radio and network-affiliated television broadcasting presence in the state of Florida. The Company owns 16 radio stations in the four largest Florida cities and owns one network-affiliated television station and operates another pursuant to a TBA in the West Palm Beach market.

     The Company introduced its Infomall TV Network in January 1995. At the commencement of the Company's operation of inTV, the Company owned four stations. inTV has expanded rapidly and currently consists of 21 owned, operated pursuant to a TBA or affiliated inTV stations. Upon completion of the Proposed Acquisitions, the Company will have 30 owned, operated pursuant to a TBA or affiliated inTV stations operating in 28 television markets, 20 of which are among the 30 largest in the United States.

     The Company believes that (i) its inTV stations comprise the only national network of television stations dedicated to the airing of infomercial programming, (ii) its inTV network stations represent a valuable national television broadcasting distribution infrastructure that would be difficult and expensive to replicate and (iii) its radio and network-affiliated television stations in Florida's five largest markets provide it with a significant statewide presence.

     The Company was founded in 1991 by Lowell W. "Bud" Paxson. Mr. Paxson has been at the forefront of several innovative broadcasting concepts over the last decade, including his leadership role in the creation and early growth of electronic retailing as the creator and co-founder of Home Shopping Network, Inc. and Silver King Communications, Inc. Mr. Paxson has made equity investments in the Company in excess of $33 million.

Segment Data (a)
The following table sets forth certain data for each of the Company's segments:

                                               For the Three Months Ended                                             Pro Forma
                         ----------------------------------------------------------------------   For the Year       For the Year
                                                                                                      Ended             Ended
                               March 31,      June 30,      September             December           December          December
                               1995(b)         1995         30, 1995             31, 1995           31, 1995        31, 1995(e)
                         -----------------  ------------  ------------------  -----------------  ---------------    -------------
Segment Revenue
Paxson Radio                        12,306        12,816          14,405
Paxson
  Network-Affiliated
  Television                         3,585         3,722           3,929
Infomall TV Network                  3,903         6,823           8,330
Other                                  826           376             503
                         -----------------  ------------  --------------      -----------------  -----------------  -------------
Total Segment Revenue               20,620        23,737          27,167

Segment Operating
Profit
Paxson Radio                         1,594         2,748           3,148
Paxson
  Network-Affiliated
  Television                         1,166         1,221           1,121
Infomall TV Network                  1,545         3,240           3,933
Corporate and Other (b)             (1,427)       (1,175)         (1,723)
                         -----------------  ------------  --------------      -----------------  -----------------  -------------
Total EBITDA(c)                      2,878         6,034           6,479
                         =================  ============  ==============      =================  =================  =============
Adjusted EBITDA(d)

     (a) Segment financial data present business operations for Paxson Radio, Paxson Network-Affiliated Television and the Infomall TV Network.
     (b) Corporate and other represents corporate overhead expenses, including management expenses which are not allocated to the individual segments and expenses associated with non-broadcast activities.
     (c) EBITDA is defined as net income (loss) before (i) extraordinary item and cumulative effect of a change in accounting principle; (ii) benefit (provision) for income taxes; (iii) other income (expense), net; (iv) interest expense; (v) depreciation and amortization; (iv) option plan compensation; and
(vii) non-recurring items including terminated operations, less scheduled broadcast rights payments.
     (d) Adjusted EBITDA is defined as EBITDA for the period, less (i) segment operating profit for the Infomall TV Network for such period plus (ii) four times such segment's operating profit for the most recently completed quarter prior to the measuring date.
     (e) Pro forma segment data gives effect to: (i) the consummation of the Offering; (ii) the offering of the Notes and the execution of the New Credit Facility; and (iii) significant business acquisitions consummated since January 1, 1995 (as reflected herein), as if such events included in (i) through (iii) had occurred on January 1, 1995.

Infomall TV Network

     In January 1995, Paxson Communications introduced the Infomall TV Network in order to capitalize on what the Company believes to be a rapidly growing industry. The Company has assembled 17 stations dedicated to inTV programming and has entered into agreements with respect to nine stations in seven additional markets. In addition, the Company has affiliation agreements with four independently owned and operated television stations. Upon completion of the Proposed Acquisitions, the Company will have 30 owned, operated pursuant to a TBA, or affiliated inTV stations operating in 28 television markets, 20 of which are among the 30 largest in the United States. The Company believes that its network of inTV stations is the only group of television stations in the United States that offers infomercial advertisers significant national, regional and local distribution capability and airtime during each of the popular morning, daytime and prime time viewing hours.

     The television stations acquired by the Company and converted to inTV stations are typically non-network-affiliated stations with marginal operating results that can be acquired at a relatively low cost compared to network-affiliated stations. Certain of these stations are licensed to communities outside the center of major television markets, but within such markets' DMA, and thus, by virtue of the FCC's "must carry" rules, are generally entitled to carriage on cable systems within such DMA. Through the exercise of federal "must carry" rights and the improvement of its stations' over-the-air signals, the Company intends to continue its efforts to maximize its cable household market coverage beyond the 61% achieved currently. The Company's goal is to reach approximately 85% of the cable homes in its markets (although there can be no assurance that the Company will reach such goal). See "Business - Federal Regulation of Broadcasting - "Must Carry"/Retransmission Consent." The Company believes that it also reaches a significant number of over-the-air television households that do not receive cable television. The Company continues to evaluate the acquisition of or affiliation with additional independent television stations to further extend the national distribution reach of its Infomall TV Network.

     In 1995, its initial year of operations, inTV achieved segment revenue of $________ million and segment operating profit of $___ million. Segment revenue increased from $3.9 million during the first quarter of 1995 to $____million during the fourth quarter of 1995. Segment operating profit from this segment increased from $1.5 million during the first quarter of 1995 to $___ million during the fourth quarter of 1995.

Industry Background

     During recent years, advertisers have evaluated the benefits of television and cable advertising, with many sophisticated consumer product and service advertisers now recognizing the effectiveness and reasonable cost of long-form programming, or infomercials. An infomercial is an advertisement, usually approximately one half-hour in length and often produced in an entertainment format, that is paid for by the advertiser on the basis of air-time, market size and past results from airing on a particular television station. Regardless of the presentation format, the viewers are provided information that can be used to make informed purchasing decisions from the comfort of their home without the pressure of a salesperson or the crowds of a shopping mall.

     Increasingly, advertisers are recognizing the benefits of infomercials as a powerful marketing tool. Infomercials provide advertisers with a cost-effective medium through which to deliver sales messages, product introductions or demonstrations to an interested target audience. Advertisers are recognizing that infomercials can increase a company's or product's brand awareness and loyalty while educating uninformed potential new customers. The viewer or potential consumer is provided information that can be used to make informed purchasing decisions. Due to the direct response nature of many infomercials, advertisers are afforded the ability to evaluate their efficiency on an immediate basis.

     The Company believes that the infomercial industry has grown rapidly during the past several years.

Historically, and to a large extent currently, long-form informational programming occupied time slots that were otherwise unprofitable for broadcasters. Increasingly, infomercials are being placed in more expensive and attractive time periods such as daytime, early fringe and primetime. In addition, the quality of the infomercial advertiser has improved. Today, infomercials are being used to promote major consumer brandnames:

Apple Computers  Compaq                Mattel                        Saturn
Avon Products    Estee Lauder          Mercedes Benz                 Sears Roebuck
Bank of America  Fidelity Investments  Microsoft                     Sega of America
Bell Atlanta     General Motors        Motorola                      Toyota
Black & Decker   GTE                   NBC                           Visa
Braun            Lexus                 Nissan                        Volvo
Cadillac         Magnavox              Philips Consumer Electronics  Warner Music
Coca-Cola        Mastercard            Procter & Gamble

     The production quality of infomercial programming by these major advertisers has also brought increased credibility to the infomercial industry. In addition, infomercials have recently been successfully utilized to promote newly introduced network television series and full length feature movies. The Company believes that as the benefits of infomercial programming become more widely understood, the number of advertisers and the volume of infomercial programming will continue to grow. In terms of demand for airtime, major corporate advertisers who use long-form "advertorials", or image building programs rather than direct selling messages, may ultimately surpass infomercial programmers who rely on immediate sales to viewers via telephone response. Currently, the funds spent on advertorials by major corporations are a relatively small part of their overall advertising budget. The Company believes that such advertorial expenditures will continue to increase.

     Infomercials are one type of long-form paid programming. Other types include religious, ethnic and political paid programming. In certain of the Company's markets, such as Los Angeles and Miami, the demand for airtime by foreign language ethnic programmers has steadily increased. With regard to political long-form paid programming, Ross Perot and others have utilized this method of reaching voters. In general, religious, ethnic and political paid programs have produced revenues for particular time periods (e.g., Sundays for religious programming and weekday mornings for certain ethnic programming) which are higher than otherwise available from infomercial advertisers during such time periods.

Operating Strategy

     By purchasing independent television stations, entering into TBAs, signing affiliate stations, and extending their broadcast reach on cable via "must carry" requirements, the Company has created a television network dedicated to providing long-form, paid entertainment and information programming. Expansion of the Infomall TV Network continues through the purchase, operation pursuant to TBAs or affiliation with independent television stations in major United States television markets. After giving effect to the Proposed Acquisitions, the markets served by the inTV stations will have approximately of 27.8 million cable households.

     Shortly after the Company acquires a station or commences operating a station pursuant to a TBA, the Company replaces the existing programming with infomercial programming. The Company's infomercial programming format allows it to substantially reduce operating expenses through the elimination of programming expenses and through the use of standardized engineering and operating systems. Unlike traditional television stations, inTV programming is paid for by the advertiser as opposed to the broadcaster. In addition, the Company's inTV stations are operated by an average of 15 people, substantially fewer than network and independent television stations. To date, each of the inTV stations owned or operated pursuant to a TBA has contributed rapidly to broadcast cash flow, typically within two months after the commencement of operations.

     inTV programming time is sold on a local, national and network basis. Local programming time is sold by each station's local sales force and is offered to merchants and businesses operating within a station's local market, including medical clinics, automobile dealers and general merchandisers. National and network programming time is sold by national advertising placement agencies and the Company's own in-house national and network sales force. National and network programming times appeal to advertisers who desire to reach viewers in targeted inTV markets and all inTV markets. Currently, the Company maintains national sales offices in New York, Los Angeles, Chicago, and at the Company's headquarters in West Palm Beach. Support and administration of the Infomall TV Network is also centralized at the Company's West Palm Beach headquarters, including most accounting and personnel functions as well as administration of the inTV programming traffic scheduling systems.

     The benefits of the Infomall TV Network are being realized as inTV makes accessible relatively more desirable broadcast time periods (e.g."prime-time"), generally unavailable to infomercial and other paid programmers at reasonable rates on traditional television stations. The Company believes that attractive rates and further growth of inTV's audience reach should continue to attract a greater breadth of advertising clients. Moreover, as infomercial scheduling information and promotional support (through radio, television and print advertising as well as other media) become more available, the Company believes that the viewing population will further increase.

     The Company seeks to increase the percentage of time sold to local infomercial and other long-form paid programmers. Such local advertisers and paid programmers have the potential to be consistent, long-term clients in each of the Company's inTV markets. Because such advertising can be complementary to local retailing outlets and professional businesses, and may result in increased store traffic as well as immediate sales via telephone, the Company believes that the rates paid by such advertisers have the potential to exceed those paid by national direct marketers who lack a local store presence.

     When the Company commences operation of an inTV station, revenues are derived primarily from national infomercial advertisers. Such revenues enable new inTV stations to quickly cover operating costs. As the Company's inTV stations mature, however, a local sales staff is developed, generally consisting of two sales persons and a manager. The Company's experience with its more mature inTV stations is that local sales can increase to become significant, increasing the overall demand for airtime and, therefore, resulting in higher average rates.

Expansion Strategy

     The Company assembled its Infomall TV Network through the conversion of independent television stations to inTV stations. In most cases, those stations were non-network-affiliated stations with marginal operating results. Certain stations are licensed to communities outside the center of major television markets, but within such markets' DMA, and by virtue of the FCC's "must carry" rules, are therefore entitled to carriage on cable systems within such DMA. The Company's inTV stations subsequently extend their reach to a substantial percentage of such DMA's cable households through the exercise of federal "must carry" rights. See "Business - Federal Regulation of Broadcasting - "Must Carry"/Retransmission Consent."

     The Company has paid an aggregate of $103 million (including capital expenditures through the date hereof) to assemble its inTV network, with an additional $89.5 million committed for inTV stations included in the Proposed Acquisitions and for capital expenditures on existing inTV stations. The Company intends to continue to evaluate the acquisition of or affiliation with independent television stations to further extend the national distribution system for its Infomall TV Network.

     In order to increase cable household penetration by its existing and proposed stations, the Company is studying the employment of various distribution-enhancing technologies. Such technologies include signal transmission through fiber optic lines either alone or along with microwave transmission, as well as low power television

("LPTV") broadcast signal transmission and television signal compression and satellite technology. The Company envisions that implementation of one or more of these technologies could significantly increase the households reached in several of its largest existing and proposed inTV markets, including New York, Los Angeles, San Francisco, Boston, Washington, D.C., Phoenix and St. Louis.

     The Company may also selectively consider joint venture or other relationships with established members of the infomercial and electronic retailing industries with whom the Company can further exploit both its infomercial distribution system and its knowledge of the infomercial and telemarketing industries generally. For example, the Company recently announced a joint venture to be established with the L.L. Knickerbocker Company, Inc. ("Knickerbocker"), a Nasdaq traded company engaged in the development and distribution of products to the electronic retailing industry. This joint venture, which will be known as "Paxson/Knickerbocker Media Marketing", will permit the Company, together with its co-venturer, to identify products and services which are suited to exploiting advantages of long-form advertising, develop marketing strategies and infomercials for such products and services, including the airing of infomercials for such products and services on the Infomall TV Network, and participate in the revenues and profits from sales of such products and services. For example, Olympic gold medalist Florence Griffith Joyner has agreed with Paxson/Knickerbocker Media Marketing to promote a new exercise product using infomercials to be aired on the Infomall TV Network. The Knickerbocker joint venture illustrates the Company's continuing efforts to fully utilize and exploit its Infomall TV Network and its knowledge of the infomercial and electronic retailing industry. In addition to the Paxson/Knickerbocker Media Marketing venture, the Company is exploring the launch of the Home Business Network ("HBN"), which will market home based, independent distributor businesses. The Company currently expects that the distribution businesses marketed by HBN will initially include health, beauty and fitness products.

     The Company has recently completed the negotiation of an agreement to acquire from the City of West Palm Beach a nineteen acre tract of land on which it plans to construct an office, studio and warehouse facility currently targeted for completion during the fourth quarter of 1996. This newly constructed facility is expected to contain production studios and inbound and outbound telemarketing capabilities, all of which the Company expects will be utilized to fully exploit the Paxson/Knickerbocker Media Marketing venture, HBN and other future complimentary telemarketing and infomercial businesses.

     The Company is presently finalizing plans for the launch of its Infomall Netsite. The Company's presence on the Internet through the Infomall Netsite will provide both the Company and Infomall TV Network advertisers with a complimentary outlet to provide additional product or service information to a growing audience to augment their inTV infomercial sales. It is envisioned that infomercials aired on the Company's Infomall TV Network stations will promote and guide viewers and customers to the Infomall Netsite. Information with regard to the Infomall Netsite will be provided on inTV infomercials.

Infomall Properties

     The stations included in the Company's Infomall TV Network are either (i) owned by the Company, (ii) operated by the Company pursuant to time brokerage agreements entered into with the FCC licensee, or (iii) owned by independent television station operators that enter into affiliation agreements with the Company. After giving effect to the Proposed Acquisitions, the Company will own or operate pursuant to TBAs 26 inTV stations, and have affiliation agreements with four independently owned and operated stations that are currently dedicated to inTV.

     Infomall TV Network

     The following table lists those inTV properties that the Company owns, operates pursuant to a TBA, or is affiliated with, and the Proposed Acquisitions.

                          National                            Actual or        inTV Cable
                             TV                              Anticipated      Carriage at  Current inTV      Total
                           Market                             Commence-         Commence-      Cable      Market Cable
Market(1)                 Rank(2)      Station           ment of Operations     ment(3)    Carriage(4)   Households(5)
---------              --------------  -------          --------------------  -----------  ------------  -------------
Owned or TBA Operated
Los Angeles, CA              2         KZKI-TV                  5/95            1,452,633     1,952,322      2,997,230
Philadelphia, PA             4         WTGI-TV                  2/95            1,225,022     1,433,773      1,961,070
San Francisco, CA            5         KLXV-TV                  6/95              650,000       794,242      1,577,580
Boston, MA                   6         WGOT-TV                  5/95              603,833       839,029      1,624,860
Washington, DC               7         WYVN-TV (8)              4/96                    0             0      1,237,970
Atlanta, GA                  10        WTLK-TV                  4/94              300,000       915,285      1,014,950
Houston, TX                  11        KTFH-TV                  3/95              646,590       774,417        867,460
Cleveland, OH*               13        WOAC-TV                 10/95              331,505       336,161        965,820
Tampa, FL*                   15        WFCT-TV                  8/94                    0       823,836        976,450
Miami, FL*                   16        WCTD-TV                  4/94              396,050       867,653        921,850
Denver, CO*                  18        KUBD-TV                  8/95              430,332       433,300        698,830
Phoenix, AZ*                 19        KWBF-TV                  1/96               23,000        23,000        660,770
St. Louis, MO*               20        WCEE-TV                  1/96              227,468       227,468        568,670
Orlando, FL*                 22        WIRB-TV                 12/94              468,000       482,081        741,180
Hartford, CT                 26        WTWS-TV                  3/95              660,600       717,348        770,020
Raleigh, NC*                 32        WRMY-TV (9)(10)          6/96                    0             0        480,850
Dayton, OH*                  53        WTJC-TV                 10/95              297,666       313,153        341,040
                                                                              -----------  ------------  -------------
  Total Owned and TBA Operated                                                  7,712,699    10,933,068     18,406,600
Affiliates
Sacramento                   21        KCMY-TV                  7/95              624,108       640,092        687,820
Indianapolis                 24        WIIB-TV                  1/96              400,525       409,658        579,930
Norfolk                      40        WJCB-TV                  8/95              343,289       349,586        445,750
Fresno                       57        KGMC-TV                  1/96              178,500       178,500        255,860
                                                                              -----------  ------------  -------------
  Total Affiliates                                                              1,546,422     1,577,836      1,969,360
                                                                              -----------  ------------  -------------
  Total Owned, TBA Operated and Affiliates                                      9,259,121    12,510,904     20,375,960
                                                                              -----------  ------------
Proposed Acquisitions
New York, NY                 1         WHAI-TV                  3/96                                         4,528,750
Dallas, TX                   8         Channel 68 (10)         12/96                                           923,530
Atlanta, GA*                 10        WNGM-TV                  4/96                                         1,014,950
Cleveland, OH                13        WAKC-TV                  3/96                                           965,820
Milwaukee, WI*               29        WHKE-TV                  4/96                                           437,730
Grand Rapids, MI*            38        WJUE-TV (11)             6/96                                           390,350
West Palm Beach, FL**        45        WHBI-TV                  7/96                                           467,730
Albany, NY*                  52        WOCD-TV                  5/96                                           356,510
San Juan, P.R.*              NR        WSJN-TV (12)             2/96                                           298,217
                                                                                                         -------------
  Total Proposed Acquisitions                                                                                9,383,587
                                                                                                         -------------
  Total inTV Network***                                                         9,259,121    12,510,904     27,778,777
                                                                              ===========  ============  =============


                                                                 Current inTV         Total
                                                                    Cable           Market TV
Market(1)                                                        Carriage%(6)     Households(7)
---------                                                        ------------  --------------------
Owned or TBA Operated
Los Angeles, CA                                                     65.1%                 4,917,550
Philadelphia, PA                                                    73.1%                 2,645,690
San Francisco, CA                                                   50.3%                 2,257,210
Boston, MA                                                          51.6%                 2,121,530
Washington, DC                                                       0.0%                 1,883,590
Atlanta, GA                                                         90.2%                 1,583,520
Houston, TX                                                         89.3%                 1,574,300
Cleveland, OH*                                                      34.8%                 1,452,090
Tampa, FL*                                                          84.4%                 1,395,480
Miami, FL*                                                          94.1%                 1,340,860
Denver, CO*                                                         62.0%                 1,159,730
Phoenix, AZ*                                                         3.5%                 1,169,530
St. Louis, MO*                                                      40.0%                 1,108,480
Orlando, FL*                                                        65.0%                   997,850
Hartford, CT                                                        93.2%                   911,490
Raleigh, NC*                                                         0.0%                   791,690
Dayton, OH*                                                         91.8%                   501,140
                                                                 ------------  --------------------
  Total Owned and TBA Operated                                      59.4%                27,811,730
Affiliates
Sacramento                                                          93.1%                 1,100,810
Indianapolis                                                        70.6%                   925,340
Norfolk                                                             78.4%                   619,390
Fresno                                                              69.8%                   481,620
                                                                 ------------  --------------------
  Total Affiliates                                                  80.1%                 3,127,160
                                                                 ------------  --------------------
  Total Owned, TBA Operated and Affiliates                          61.4%                30,938,890

Proposed Acquisitions
New York, NY                                                                              6,695,140
Dallas, TX                                                                                1,821,900
Atlanta, GA*                                                                              1,583,520
Cleveland, OH                                                                             1,452,090
Milwaukee, WI*                                                                              782,810
Grand Rapids, MI*                                                                           637,100
West Palm Beach, FL**                                                                       576,460
Albany, NY*                                                                                 507,120
San Juan, P.R.*                                                                           1,064,200
                                                                               --------------------
  Total Proposed Acquisititions                                                          15,120,340
                                                                               --------------------
  Total inTV Network***                                                                  43,023,620
                                                                               ====================

------------------------------
*    Operated pursuant to a time brokerage agreement.
** inTV affiliate pending acquisition by licensee. TBA operated upon acquisition by licensee.
***  Does not reflect duplicate households in Cleveland and Atlanta markets.
(1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.
(2) See "Certain Definitions and Market and Industry Data" for information concerning market rank.
(3)  Cable households reached at commencement of station's operations.
(4)  Cable households reached at 1/96.
(5) Source: AC Nielsen. San Juan cable households provided by J. Walter Thompson Latin America, June 1995.
(6) Cable households reached at 1/96 as a percent of the market's total cable households. Source: AC Nielsen. San Juan cable households provided by J. Walter Thompson Latin America, June 1995.
(7) Figures represent total television households in each market only and are not necessarily indicative of the number of television households reached by each station in its market.
(8)  Station is not currently on the air.
(9)  Option to acquire 40% ownership interest.
(10) Pending construction.
(11) 70% ownership interest to be acquired.
(12) 50% ownership interest to be acquired; station signal will be satellite simulcast in the San Juan area on WKPV-TV and WJWN-TV, stations in which the Company is also acquiring a 50% interest.

Paxson Radio

     Paxson Communications owns and operates 18 radio stations (nine FM and nine AM stations), with more radio stations in Florida than any other broadcaster. The Company operates two FM and two AM stations, commonly referred to as a "duopoly" serving Florida's four most populous cities (Miami, Tampa, Orlando and Jacksonville). In addition, the Company owns and operates an AM/FM combination in Cookeville, Tennessee and has JSAs with an additional FM station in Jacksonville and an additional AM station in Miami. The Company's radio stations employ broadly diversified programming formats, including News, Talk, Sports, Country, Soft Adult Contemporary, Smooth Jazz, Album Oriented Rock, Modern Rock and Alternative Rock. The Company operates six radio networks, primarily in the southeastern United States, that provide daily statewide news segments, sports programming and satellite distribution of play-by-play broadcasts of professional and collegiate sports teams for 338 affiliated stations throughout the eastern and southeastern United States and controls 67 billboard locations (161 faces) in the Tampa and Orlando markets that support the Company's radio station operations and provide advertising revenue.

     The Company believes that its established position among the leading radio broadcast groups in each of its Florida markets differentiates it from its competitors and makes the Company attractive to regional and national advertisers. In addition to having leading positions in its markets, the Company believes that its Florida markets are highly attractive. According to Miller Kaplan, the Miami, Tampa, Orlando and Jacksonville markets are among the fastest growing radio markets within the top 100 DMAs, with average compound annual growth for the three years ended December 31, 1995 of 10.3%.

     The Company acquired its radio properties between 1991 and 1995. In 1995, Paxson Radio operations generated segment revenue and segment operating profit of $______ and $______, respectively.

Radio Broadcasting

     The Company was one of the first radio broadcasters to capitalize on changes in federal regulations permitting radio market duopolies, and has subsequently assembled eight duopolies in each of Florida's four most populous cities. Beginning with the acquisition of an AM/FM combination in the Tampa market and a Jacksonville FM station in 1991, the Company made acquisitions of, or entered into time brokerage agreements with, radio stations in selected Florida markets. The Company has pursued a strategy of entering into time brokerage agreements with, and concurrently obtaining an option to purchase, stations in markets in which the Company already owns a station in the same radio service (AM or FM). Following changes in the FCC's rules regarding multiple ownership of radio stations in September 1992, the Company was able to exercise such purchase options. By June 1995 the Company had assembled both FM and AM duopolies in the Miami, Tampa, Orlando and Jacksonville markets (for a total cost of $65.1 million), in addition to an AM/FM combination in Cookeville, Tennessee. The Company will continue to consider radio acquisition and disposition opportunities.

     During 1995, several changes were instituted by management in Paxson Radio to strengthen performance. These changes included a new sales approach whereby each sales person sells time primarily for one particular station to more effectively capture advertising revenue. In addition, the Company also instituted changes in individual markets including (i) a management change at the station general manager and sales manager positions in the Miami and Orlando markets, (ii) a change in the morning drive personalities in the Miami and Jacksonville markets, and (ii) an FM format change in Jacksonville.

     Current regulatory changes embodied in proposed federal telecommunications legislation will permit a radio broadcaster to own up to five FM stations in each of the Miami, Orlando and Tampa markets and four FM stations in the Jacksonville market. The Company plans to opportunistically pursue in-market acquisitions to capitalize on the inherent leverage in operating multiple stations in a single market.

Operating Strategy

     The Company believes that its radio properties are well positioned in attractive and growing markets, and the Company hopes to continue to improve cash flow growth through the integration of recent duopoly acquisitions and enhanced station performance. The Company believes that the geographic proximity of its FM and AM duopolies throughout Florida give it the ability to realize synergistic revenue and promotional opportunities as well as significant cost efficiencies. The Company's group of Florida stations enables an advertiser to cover an entire geographic region, while effectively reaching targeted demographic groups. Various cross-market promotional opportunities exist, such as the ability to provide listeners with tickets to another market's sporting events or local entertainment attractions. Personnel and technical costs can be minimized by virtue of the ability to service markets in close proximity to one another. Finally, the stations' geographic concentration allows management to more easily and rapidly respond to market developments.

     The Company believes that its experienced management team is one of its strongest assets. Local managers are responsible for the day-to-day operations of their respective stations. The Company believes that the autonomy of its station management and its incentive-based compensation enable it to attract and retain skilled and experienced managers capable of implementing the Company's aggressive marketing and promotion strategy. Local managers have incentive compensation linked to the station's broadcast cash flow performance.

     Corporate management is responsible for long-range planning, establishment of primary policies and procedures, resource allocation, accounting and auditing, regulatory and legal compliance, license renewals and the evaluation of potential acquisitions. Corporate management reviews sales pacing reports from each station on a daily basis. In addition, members of senior management visit the Company's stations on a regular basis to review performance and to assist local management with its programming, sales and recruiting efforts, as well as to develop overall station operating and marketing strategies.

     The principal elements of the Company's operating strategy include:

     Targeted Programming and Extensive Market Research. The Company provides programming designed to appeal to targeted demographic groups, and seeks to convert its rating shares into disproportionately large shares of each market's advertising dollars. The Company believes that effective programming is a key element in sustaining and improving audience shares within its targeted demographic groups, and uses extensive ongoing research to refine each station's programming. For example, the Company decided to operate News and Sports formats in all four of its Florida markets following extensive research demonstrating the popularity of each format with an upscale male audience. Similarly, in July 1995, after conducting programming research, Tampa's WSJT-FM began broadcasting a Smooth Jazz format, designed to appeal to adults aged 25-54 (a demographic group attractive to advertisers). The Company will continue to identify and refine programming to enhance its stations' audience and advertiser appeal.

     Aggressive Marketing and Promotion. The Company believes that effective marketing and promotion play a significant role in maximizing each station's performance. The Company utilizes local television, print media, outbound telemarketing and billboards to promote its stations. In the Orlando and Tampa markets, the Company's unsold billboard locations are used to promote its stations. The Company also believes that community involvement is particularly important in creating public awareness and its stations participate in numerous community programs and activities.

     Strict Cost Controls. Management believes that it is critical to maintain the lowest possible cost structure compatible with its operating strategy. Strict financial reporting standards and cost control measures are implemented to ensure a focus on improvements in operating results throughout Paxson Radio. Management regularly receives operating reports that track station performance, thereby enabling better monitoring by management and establishing greater accountability throughout the station group. In addition, since local management incentive programs are tied to increasing broadcast cash flow, local managers are focused on minimizing costs and exceeding budgeted cash flow results.

Radio Properties

     The following table sets forth certain information about the Company's current radio stations:

                         National                                                                     % of
                      Radio Market               Station                                  Power      Audience
Market(s)                 Rank(b)   Station      Format              Frequency           (Watts)     Share(c)
----------            ------------  --------     -------             ---------           -------     --------
Miami/Ft. Lauderdale       11       WLVE-FM  Smooth Jazz                93.9                100,000    4.2
                                    WZTA-FM  Album Oriented Rock        94.9                100,000    3.6
                                    WINZ-AM  News and Sports             940                 50,000    1.4
                                    WFTL-AM  Talk and Sports            1400                  1,000    0.3

Tampa/St. Petersburg       21       WHPT-FM  Rock Adult Contemporary    102.5               100,000    5.9
                                    WSJT-FM  Smooth Jazz                94.1                100,000    5.4
                                    WHNZ-AM  News and Sports             570             5,000(day)    0.6
                                                                                      10,000(night)
                                    WNZE-AM  Sports                      820            50,000(day)    0.4
                                                                                       1,000(night)

Orlando                    35       WMGF-FM  Soft Adult Contemporary    107.9               100,000    7.1
                                    WJRR-FM  Modern Rock                101.1               100,000    4.5
                                    WWNZ-AM  News                        740                 50,000    1.3
                                    WWZN-AM  Sports                      540                 50,000    0.7

Jacksonville               50       WROO-FM  Young Country              107.3               100,000    5.4
                                    WPLA-FM  Alternative Rock           93.3                 50,000    3.8
                                    WNZS-AM  Sports                      930                  5,000    2.8
                                    WZNZ-AM  News                       1460                  5,000    0.3

Cookeville                n/c       WGSQ-FM  Country                    94.7                100,000    n/c
                                    WPTN-AM  Talk                        780                  1,000    n/c

-------------

   (a) Each station is licensed by the FCC to serve a specific community within the market, which may differ from the listed market.
   (b) Source: Miller Kaplan.
   (c) Adults 25-54 Monday-Sunday 6 AM-Midnight in radio market per Fall 1995 Arbitron Radio Market Reports.
    n/a Insignificant share.
    n/c Market not covered by Arbitron; revenue not independently reported.


Market Overviews

     Miami/Ft. Lauderdale, FL. The Company owns and operates radio stations WLVE-FM, WZTA-FM, WINZ-AM and WFTL-AM in the Miami/Ft. Lauderdale radio market, the 11th largest radio market in the United States. The Company also provides certain sales and marketing services to WACC-AM through a joint sales agreement, and has an option to acquire a 49% interest in such station. The Miami/Ft. Lauderdale radio market had advertising revenue of $136.3 million in 1995, a 9.9% increase over 1994. The Company's Miami/Ft. Lauderdale radio stations had a 9.5% combined audience share in the Miami/Ft. Lauderdale 25-54 year old demographic category, according to the Fall 1995 Arbitron ratings survey.

     WLVE-FM is programmed in a Smooth Jazz format, playing a blend of contemporary jazz and vocals, targeting the upscale 25-54 year old audience. WLVE-FM does not have a direct competitor within the format category. WZTA-FM became the only Album-Oriented Rock station in the Miami market when its former competitor changed formats to Alternative Rock in May 1995. WINZ-AM is the only station in the Miami market with an All News format throughout the daytime hours. After 7:00 p.m. WINZ-AM carries sports programming with broadcast rights to the Miami Heat NBA basketball team and the University of Miami football games. WFTL-AM located in Broward County has a talk radio format and through a simulcast with WINZ-AM increases the Company's broadcast reach of the Miami Heat.

     Tampa/St. Petersburg, FL. The Company owns and operates radio stations WHPT-FM, WSJT-FM, WHNZ-AM and WNZE-AM in the Tampa/St. Petersburg radio market, the 21st largest radio market in the United States. The Tampa/St. Petersburg radio market had advertising revenue of $77.4 million in 1995, a 9.8% increase over 1994. The Company's Tampa/St. Petersburg stations had a 12.3% combined audience share in the Fall 1995 Arbitron ratings survey, including WSJT-FM which commenced broadcasting in July 1995.

     WHPT-FM is formatted with a distinctive blend of music categorized as Rock Adult Contemporary targeted toward white-collar, adult listeners. The Company purchased WEZY-FM in Lakeland, Florida in March 1995 and subsequently moved the station to the Tampa market. The Company reformatted the station as WSJT-FM, a Smooth Jazz station targeted to adults in the 25-54 year old demographic category. WHPT-FM and WSJT-FM have two of the strongest signals in the State of Florida. WHNZ-AM is the only radio station in the Tampa market with an All News format throughout the daytime hours. After 7:00 p.m. the station carries sports talk and play-by-play sports programming, including University of Florida football and basketball games. WNZE-AM is one of two AM radio stations in the Tampa market that provides an All Sports format, including play-by-play coverage of the Florida State football and basketball games. In addition, WNZE-AM achieves economies by utilizing satellite programming.

     Orlando, FL. The Company owns and operates radio stations WMGF-FM, WJRR-FM, WWNZ-AM and WWZN-AM in Orlando, the 35th largest radio market in the United States. The Orlando radio market had advertising revenue of $63.5 million in 1995, a 10.7% increase over 1994. The Company's Orlando radio stations had a 13.6% combined audience share in the Orlando 25-54 year old demographic category, according to the Fall 1995 Arbitron ratings survey.

     WMGF-FM is a Soft Adult Contemporary format appealing to the 35-54 audience. WJRR-FM, a Modern Rock station, complements WMGF-FM by appealing primarily to the 18-49 year old male audience. WWNZ-AM is the only station in the market with an All News format. WWZN-AM is the only All Sports radio station in the Orlando market, and includes play-by-play programming and sports talk shows. Cost savings are obtained through the utilization of satellite programming, which is used to augment the station's sports-talk programming.

     Jacksonville, FL. The Company owns and operates radio stations WROO-FM, WPLA-FM, WNZS-AM and WZNZ-AM in Jacksonville, the 50th largest radio market in the United States. The Company also provides certain sales and marketing services to WFSJ-FM under a joint sales agreement. The Jacksonville radio market had advertising revenue of $34.7 million in 1995, an 8.4% increase over 1994. The Company's radio stations had a 12.3% combined audience share in the 25-54 year old demographic category, according to the Fall 1995 Arbitron ratings survey.

     WROO-FM broadcasts a Young Country format that appeals to the 18-49 year old demographic category. WPLA-FM was recently reformatted as an Alternative Rock radio station, designed to appeal to a younger 18-34 target audience. WNZS-AM broadcasts an All Sports format, including the leading sports talk show in the market, and carries live play-by-play sports broadcasts, including Florida State University mens' football and basketball games. WZNZ-AM has an all News format consisting of satellite-delivered CNN Headline News programming.

     Cookeville, TN. The Company owns and operates WGSQ-FM and WPTN-AM in the Cookeville, Tennessee radio market, serving the Upper Cumberland region between Nashville and Knoxville (ranked the 45th and 70th largest markets, respectively). The Company's stations are first on a combined basis within its market in all categories of listenership. Radio station WGSQ-FM broadcasts a country format. WPTN-AM programs an All Talk format featuring various local and nationally-syndicated personalities, including Rush Limbaugh. The stations have a combined 30% share of the 12+ demographic group in Arbitron's most recent county-by-county survey.

Radio Networks

     The Company operates six radio networks that serve approximately 338 affiliates. The programs produced and distributed by the Company's radio networks include news broadcasts, sports play-by-play and sports talk shows, and business and agricultural news and information. In addition to providing radio programming, the Company also offers its affiliates printed script for news, sports and weather information, that the Company either generates internally or consolidates from wire services and other sources. The Company believes radio networks are attractive to advertisers because they provide an opportunity to advertise simultaneously on multiple stations. In addition, the Company's networks provide certain programming to the Company's radio broadcast stations.

     In December 1992, the Company purchased the Florida Radio Network in order to build statewide advertising sales. The network produces daily news segments for 56 affiliated stations in Florida, thereby giving the Company a presence in almost every market in Florida. On November 4, 1994, the Company merged with ANG significantly expanding the Company's radio network holdings. As a result of the merger, the Company owns and operates a radio network in Tennessee, as well as several collegiate sports radio networks. Such radio networks currently produce and distribute news, sports play-by-play and other programs, giving the Company 79 affiliated radio stations in Tennessee. In January 1995, the Company acquired the Alabama Radio Network, which produces and distributes news, sports and other programs to 74 affiliates in Alabama. The Company has the exclusive rights to produce and broadcast the men's football and basketball games and weekly coaches' radio shows of the University of Florida Gators through 53 affiliates, the University of Miami Hurricanes through 25 affiliates, and Pennsylvania State University Nittany Lions through 51 affiliates. The broadcasts are distributed to radio stations that have subscribed for them pursuant to affiliate agreements. Certain affiliates of the Company's sports networks are also affiliates of its state radio networks.

     During 1995, the Company upgraded the technical facilities at each of its radio news networks with digital sound programming. The Company believes that such quality improvements will enable it to maintain its network presence in each of the states in which it has networks.

Billboard Properties

     The Company currently owns 67 billboard locations, including 55 billboards with 113 faces in the Tampa market, and 12 billboard locations at which the Company will have 48 faces in the Orlando market. While the Company will sell the use of the billboards to a broad group of potential advertisers, the Company takes advantage of the relationships it has with its radio advertisers to broaden its billboard client base, as well as expand the Company's share of the advertiser's media purchases within a market. In addition, as broadcasters are major users of billboard advertising campaigns, the Company can control its own billboard promotional expenditures through the use of its unsold billboards, as well as assure full use of all its owned billboards. As opportunities are presented to the Company, it will consider the acquisition of additional billboards in markets in which it owns broadcasting properties.

Paxson Network-Affiliated Television

     Paxson Communications owns and operates an ABC-TV affiliate, WPBF-TV, in the West Palm Beach market. In August 1995, the Company entered into a time brokerage agreement under which it provides programming and markets commercial time for a second television station, WTVX-TV (a combined United Paramount Network and

Warner Brothers Network affiliate), also in the West Palm Beach market. The West Palm Beach television market is one of the fastest growing markets in the country, as evidenced by its increased market ranking from 65th in 1985 to 45th in 1995.

     The Company acquired WPBF-TV in July 1994 for approximately $32.5 million and began operating WTVX-TV under a time brokerage agreement in August 1995. The Company has a long-term option to acquire WTVX-TV for approximately $19 million. After the acquisition of WPBF-TV, the Company installed its management team, implemented cost rationalization measures and revamped WPBF-TV's programming. Pro forma for the inclusion of WTVX-TV, these television stations generated segment pro forma revenue and segment pro forma operating profit of $_____ million and $______ million, respectively, in 1995.

Operating Strategy

     The Company's television operating strategy is similar to its radio operating strategy as the Company seeks to capitalize on the revenue enhancing and cost saving opportunities from operating two television stations in one market from a single studio facility.

     WPBF-TV (channel 25) is the ABC-TV affiliate in the West Palm Beach, Florida market. The station achieved a 10 share of household audience in the November 1995 Nielsen ratings survey, tied for third place in the market. WPBF-TV airs ninety minutes of local news each weekday and an hour each Saturday and Sunday. In addition, the station's current schedule includes the following syndicated programs: Hard Copy, A Current Affair, Coach, Geraldo!, Jerry Springer and Sally Jessy Raphael. The highly rated Montel Williams Show
will join WPBF's lineup in the fall of 1996.   Monday through Friday, WTVX-TV
airs a second run of Sally Jessy Raphael as part of a three hour daytime talk show block, and a second run of Jerry Springer at 10:00 p.m. The second runs of Sally Jessy Raphael and Jerry Springer air at no net cost to WTVX-TV, as they were included in WPBF's negotiations for these programs. WTVX-TV is a leading provider of children's programming in the West Palm Beach market with the following syndicated programs: Flintstones, Mighty Max, Goof Troop, Bonkers and Animaniacs. The station also airs off network and original syndicated family-oriented programming such as Family Matters, Step by Step, Baywatch, Highlander, Kung Fu, Land's End, High Tide and Renegade. This fall, WTVX-TV will add the NBC network sitcom Mad About You to its program lineup. WTVX-TV achieved a four share of household audience in the November 1995 Nielsen ratings, ranking fifth in the market. WPBF-TV and WTVX-TV will continue to carry Southeastern Conference and Atlantic Coast Conference college football games, featuring among other teams the University of Florida Gators and the Florida State University Seminoles.

Advertising

     Virtually all the Company's broadcasting revenue is derived from local, regional and national advertising. Advertising rates charged by radio and network television stations are based on a station's ability to attract audiences in the demographic groups that advertisers wish to reach, and the number of stations competing in the market area. A station's audience is reflected in rating surveys of the number of listeners tuned to the station and the time spent listening. The Company believes that its regional presence in Florida's most populous markets and its targeted demographic groups in those markets make it attractive to national, regional and local radio and television advertisers. The Company strives to maximize radio revenue by constantly managing the number of commercials available and all broadcast revenue by adjusting prices based upon demand by advertisers to reach the Company's stations' target demographic groups. In addition to the sales of advertising time for cash, stations typically exchange advertising time for goods or services that can be used by the station in its business operations, including radio, television and billboard advertising and such items as travel and entertainment services. The Company generally limits the use of such trade transactions to promotional items or services for which the Company would otherwise have paid cash. In addition, it is the Company's general policy not to preempt advertising spots paid for in cash with advertising spots paid for in trade.

     inTV advertising rates are primarily based on the number of cable households reached, the effectiveness of infomercials, the nature of the advertiser, the nature of the advertisement (local, national or network), and ultimately the demand for available infomercial time. The Company attempts to maximize revenue by increasing the number of cable homes reached providing advertisers with increased viewership. The Company increases the number of cable households reached both by increasing the reach of each of its stations through the exercise of "must carry" rights and by acquiring broadcast stations in additional markets. In addition, certain advertisers can measure the success of an infomercial program almost immediately after a show is broadcast. The Company believes the success of infomercials with viewers continues to drive advertisers to use infomercials. As such, the demand for infomercials continues to increase.

Competition

     The Company's radio and television stations compete with the other radio and television broadcasting stations in their respective market areas, as well as with other advertising media, including newspapers, television, magazines, outdoor advertising, transit advertising and direct mail marketing. Competition within the radio and television broadcasting industries occurs primarily in individual market areas, so a station in one market does not generally compete with stations in other market areas. In each of its markets, the Company's radio and television stations face competition from other stations with substantial financial resources, including, in certain instances, stations whose programming is directed to the same demographic groups. In addition to management experience, factors that are material to competitive positions include a station's rank in its market, authorized power, assigned frequency or station (as applicable), audience characteristics, local program acceptance and the programming characteristics of other stations in the market area. The Company attempts to improve its radio station's competitive position with extensive research and promotional campaigns aimed at the demographic groups targeted by its stations, and through sales efforts designed to attract advertisers, including those who have done little or no radio advertising, by emphasizing the effectiveness of radio advertising in increasing the advertisers' revenue. Recent changes in the FCC's policies and rules permit increased joint ownership and joint operation of local radio stations. Stations, such as those owned by the Company, taking advantage of these joint arrangements may in certain instances have lower operating costs and may be able to offer advertisers more attractive rates and services. The Company attempts to improve its television stations' competitive positions with local tie-in promotions and strong local news segments. Although the Company believes that each of the Company's radio and television stations can compete effectively in its market, there can be no assurance that any of the Company's radio or television stations will be able to maintain or increase its current audience rating or advertising revenue market share.

     Although the radio and television broadcasting industries are highly competitive, some barriers to entry exist. The operation of a radio or television broadcasting station requires a license from the FCC, and the number of radio and television stations that can operate in a given market is limited by the availability of the FM and AM radio frequencies or stations (as applicable) that the FCC will license in that market. The radio and television broadcasting industries historically have grown in terms of total revenue, despite the introduction of new technologies for the delivery of entertainment and information, such as cable, audio tapes and compact discs. The Company believes that radio's portability makes it less vulnerable than other media to competition from new methods of distribution or other technological advances. There can be no assurance, however, that the involvement or introduction in the future of any new media technology will not have an adverse effect on the radio or television broadcasting industries.

     The Company's development of inTV and creation of a national long-form paid programming distribution system is a relatively new concept, and there can be no assurance of its success. The concept is subject to competition from several sources. The Company's inTV stations face significant competition from established broadcasting stations and cable television. Various television networks carry blocks of infomercials and local cable operators also sell blocks of time to long-form advertisers. To the extent that the Infomall TV Network is successful, it is likely that the Company will face competition from new market entrants, some of which could have significantly greater financial resources than the Company. In addition, the Company could encounter competition as a result of technological developments. The Company believes, however, that it can compete on a favorable basis because it contains the only group of television stations in the United States that currently offers infomercial advertisers both significant national and regional distribution capabilities and inventory availability during popular morning, daytime and prime time hours.

Time Brokerage Agreements

     In an effort to continue to expand the number of television markets in which the Company has a presence, while remaining in compliance with FCC regulations concerning aggregate and multiple station ownership limitations, the Company has entered into time brokerage agreements with third parties pursuant to which the Company enjoys many, but not all, of the benefits of operating a television station while not owning such station. Currently, the Company operates television stations WCTD-TV, WFCT-TV, WTVX-TV, WIRB-TV, KUBD-TV, WTJC-TV, WOAC-TV, WRMY-TV, WCEE-TV and KWBF-TV pursuant to time brokerage agreements and, upon consummation of the Proposed Acquisitions, the Company will also operate television stations WHKE-TV, WNGM-TV, WHBI-TV, WOCD-TV and WJUE-TV pursuant to time brokerage agreements. The Company expects to operate WSJN-TV pursuant to a time brokerage agreement pending its acquisition of a 50% equity interest therein upon the receipt of regulatory approvals. Pending the acquisition by Cocola Media Corporation of Florida ("Cocola") of WHBI-TV from WPB Communications, Inc., the Company expects to enter an affiliation agreement with Cocola pursuant to which WHBI-TV would air inTV programming. The Company has and may in the future enter into other time brokerage agreements to operate stations prior to their acquisition.

     After giving effect to the consummation of the five agreements involving time-brokered stations, eight of the Company's 15 time-brokered stations will be operated pursuant to time brokerage agreements with subsidiaries of The Christian Network, Inc. ("CNI"), three stations (WTVX-TV, WOAC-TV and WNGM-TV) will be operated pursuant to time brokerage agreements with Whitehead Media or its affiliates, one station (WFCT-TV) will be operated by the Company and a CNI subsidiary pursuant to a time brokerage agreement with Bradenton Broadcast Television Company, Ltd. ("BBTC"), one station (WHBI-TV) will initially carry inTV programming pursuant to an affiliation agreement and, upon consummation of the acquisition thereof by Cocola from WPB Communications, Inc., will be operated by the Company pursuant to a time brokerage agreement with Cocola, and one station (WRMY-TV) will be operated pursuant to a time brokerage agreement with Roberts Broadcasting Company of Raleigh - Durham, Ltd. ("Roberts Company"). CNI is a Section 501(c)(3) non-profit corporation to which Mr. Paxson was a substantial financial contributor and of which he was a director. Since December 1993, Mr. Paxson and the Company have engaged in a number of transactions related to time brokerage agreements with CNI or its subsidiaries, and the Company has made loans of $15.3 million to CNI and its subsidiaries in connection with acquisitions and related capital expenditures. See "Certain Transactions." In addition to the time brokerage agreements with subsidiaries of CNI, Whitehead Media, BBTC, Cocola and Roberts Company (or any of their affiliates) referred to above, the Company may, to the extent attractive opportunities arise in the future, enter into additional time brokerage agreements with subsidiaries of CNI, Whitehead Media, Cocola, Roberts Company or other third parties to enable the Company to operate additional television stations that it might not otherwise be able to own itself under current FCC multiple station ownership restrictions.

     With certain limited exceptions, the time brokerage agreements of the Company involve a basic transaction structure. The Company (i) finances the acquisition by the third party of some or all of the assets of the brokered stations and secures such financing by encumbering such assets including, to the extent permitted under FCC rules and regulations, the FCC license and all of the capital stock of the acquiring company; and (ii) enters into a time brokerage agreement with such third party which allows the Company to operate the brokered station, in accordance with FCC guidelines. In the case of Whitehead Media, the Company initially financed the acquisition by Whitehead Media of each of WTVX-TV and WOAC-TV. Whitehead Media subsequently obtained third party financing, a portion of the proceeds of which were used to repay the debt owed by Whitehead Media to the Company. The third party financing provided to Whitehead Media is unconditionally guaranteed by Lowell W. Paxson, Chief Executive Officer of the Company, and certain affiliates of Mr. Paxson, all of which are directly or indirectly owners of capital stock of the Company. At the time of such refinancing, the time brokerage agreement between the Company and Whitehead Media was modified and the Company was granted an option to purchase the station. See "Certain Transactions". The Company operates stations WTVX-TV and WOAC-TV pursuant to time brokerage agreements and has options to purchase each of such stations, which options to purchase would otherwise be prohibited under FCC rules and regulations because each of such stations serves a market in which the Company has or expects to own another television station which also serves the same market. In general, payments made to the FCC licensee under the time brokerage agreement are established, and renegotiated from time to time, based upon increases in expenses for which the FCC licensee must, in accordance with FCC regulations, remain primarily liable, including servicing the indebtedness owed by such FCC licensee to the Company or, in the case of Whitehead Media, to third parties. In certain circumstances, the Company may acquire certain tangible assets useful in the construction or operation of the brokered station and lease such assets to the brokered station. In addition, unless prohibited by FCC rules and regulations, the FCC licensee also grants to the Company an option to purchase the station for an amount payable in cash together with the forgiveness of all outstanding indebtedness. Upon the consummation of the Proposed Acquisitions, the Company will have options to purchase each station operated under a time brokerage agreement or, in the case of WJUE, an option to purchase a 70% equity interest therein, other than WIRB-TV and WHBI-TV.

Federal Regulation of Broadcasting

     The FCC regulates radio and television broadcast stations pursuant to the Communications Act. The Communications Act permits the operation of radio and television broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of such license would serve the public interest, convenience and necessity. The Communications Act provides for the FCC to exercise its licensing authority to provide a fair, efficient and equitable distribution of broadcast service throughout the United States.

     The Communications Act empowers the FCC, among other things, to determine the frequencies, location and power of broadcast stations; to issue, modify, renew and revoke station licenses; to approve the assignment or transfer of control of broadcast licenses; to regulate the equipment used by stations; to impose fees for processing applications; to adopt regulations to implement the provisions of the Communications Act; and to impose penalties for violations of the Communications Act or FCC regulations. The FCC may revoke licenses for, among other things, false statements made to the FCC or willful or repeated violations of the Communications Act or of FCC rules. Legislation has been introduced from time to time to amend the Communications Act in various respects and the FCC from time to time considers new regulations or amendments to its existing regulations. The Company cannot predict whether Congress will enact any such legislation, whether the FCC will adopt new or amend existing regulations, or what the effect of such actions would be on the Company.

     The following is a brief summary of certain provisions of the Communications Act and the rules of the FCC. Reference should be made to the Communications Act and the rules, orders, decisions and published policies of the FCC for further information on FCC regulation of television and radio broadcast stations.

     License Renewal. The Communications Act provides that a broadcast station license may be granted to an applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations. In making licensing determinations, the FCC considers an applicant's legal, technical, financial and other qualifications.

Broadcast station licenses are granted for specific, limited periods, and, upon application, are renewable for additional terms. Under the Communications Act, radio station licenses may be granted for a maximum term of seven years, and television station licenses may be granted for a maximum term of five years. The Company's current licenses, and the licenses of stations with which the Company has time brokerage agreements expire on the following dates:


Radio Station              Market(a)             License Expiration
-------------              ---------             ------------------
WLVE-FM                    Miami/Ft. Lauderdale  February 1, 1996
WZTA-FM                    Miami/Ft. Lauderdale  February 1, 1996
WINZ-AM                    Miami/Ft. Lauderdale  February 1, 1996
WFTL-AM                    Miami/Ft. Lauderdale  February 1, 1996
WHPT-FM                    Tampa/St. Petersburg  February 1, 1996
WSJT-FM                    Tampa/St. Petersburg  February 1, 1996
WHNZ-AM                    Tampa/St. Petersburg  February 1, 1996
WNZE-AM                    Tampa/St. Petersburg  February 1, 1996
WJRR-FM                    Orlando               February 1, 1996
WMGF-FM                    Orlando               February 1, 1996
WWNZ-AM                    Orlando               February 1, 1996
WWZN-AM                    Orlando               February 1, 1996
WPLA-FM                    Jacksonville          February 1, 1996
WROO-FM                    Jacksonville          February 1, 1996
WNZS-AM                    Jacksonville          February 1, 1996
WZNZ-AM                    Jacksonville          February 1, 1996
WPTN-AM                    Cookeville            August 1, 1996
WGSQ-FM                    Cookeville            August 1, 1996

Owned Television Stations  Market(a)             License Expiration
-------------------------  ---------             ------------------
KZKI                       Los Angeles           December 1, 1998
WTGI                       Philadelphia          August 1, 1999
KLXV                       San Francisco         December 1, 1998
WGOT                       Boston                April 1, 1999
WYVN                       Washington, D.C.      October 1, 1996
WTLK                       Atlanta               April 1, 1997
KTFH                       Houston               August 1, 1998
WTWS                       Hartford/New Haven    April 1, 1999
WPBF                       West Palm Beach       February 1, 1997

Time Brokerage
Television Stations        Market(a)             License Expiration
-------------------        ---------             ------------------
WFCT                       Tampa/St. Petersburg  February 1, 1997
WCTD                       Miami/Ft. Lauderdale  February 1, 1997
WOAC                       Cleveland             October 1, 1997
KUBD                       Denver                April 1, 1998
WIRB                       Orlando               February 1, 1997
WTVX                       West Palm Beach       February 1, 1997
WTJC                       Dayton                October 1, 1997
WRMY                       Raleigh               December 1, 1996
KWBF                       Phoenix               October 1, 1998
WCEE                       St. Louis             December 1, 1997

       (a) Each station is licensed by the FCC to serve a specific community which is included in the listed market.

     On October 1, 1995, the Company filed license renewal applications for all of its Florida radio stations with the FCC. These applications are subject to public comment and interested third parties could have filed formal petitions to deny each license renewal application with the FCC on or before January 2, 1996. The license for each station expires on February 1, 1996 and, if the FCC has not acted upon the renewal application at that point, the Communications Act provides for the license to automatically continue until the pending renewal application has been resolved. Based upon its review of FCC records, the Company is not aware of any petitions or other informal objections filed against any one of its pending radio station license renewal applications.

     Generally, the FCC renews licenses without a hearing. The Communications Act authorizes the filing of petitions to deny and of competing applications against license renewal applications during specified periods after the renewal applications have been filed. Interested parties, including members of the public, may file petitions to deny as a means to raise issues concerning the renewal applicant's qualifications.

     If a substantial and material question of fact concerning a renewal or other application is raised by the FCC or other interested parties, or if for any reason the FCC cannot determine whether an applicant would serve the public interest, convenience and necessity, the FCC will hold an evidentiary hearing on the application. In a comparative hearing with a competing applicant, the incumbent licensee may be entitled to a renewal expectancy to support retention of its license, depending upon the nature of the incumbent's operation of the station during the prior license term. In recent years, there have been a number of petitions to deny and competing applications filed with respect to broadcast license renewal applications, but in the vast majority of cases the FCC has renewed incumbent operators' station licenses.

     Ownership Matters. The Communications Act requires the prior approval of the FCC for the assignment of a broadcast license or the transfer of control of a corporation or other entity holding a license. In determining whether to approve an assignment of a broadcast license or a transfer of control of a broadcast licensee, the FCC considers, among other things, the financial and legal qualifications of the prospective assignee or transferee, including compliance with FCC restrictions on alien ownership and control, compliance with rules limiting the common ownership of certain attributable interests in broadcast, cable and newspaper properties, and the character qualifications of the transferee or assignee and the individuals or entities holding attributable interests in them.

     The FCC generally applies its ownership limits to attributable interests held by an individual, corporation, partnership, or other association or entity. In the case of corporations holding broadcast licenses, the interests of officers, directors, and those who, directly or indirectly, have the right to vote five percent or more of the corporation's stock are generally attributable, as are positions of an officer or director of a corporate parent of a broadcast licensee. The FCC treats all partnership interests as attributable, except for those limited partnership interests that are insulated under FCC policies. For insurance companies, certain regulated investment companies and bank trust departments, that hold stock for investment purposes only, such interests become attributable with the ownership of ten percent or more of the stock of the corporation holding broadcast licenses. The FCC's rules specify exceptions to the general principles for attribution. For example, in a corporation with a single majority shareholder, such as the Company, no other shareholder is deemed to hold an attributable interest.

     Current FCC nationwide ownership rules allow one entity to hold attributable interests in up to 20 FM radio stations, 20 AM radio stations and 12 television stations nationwide, provided that an entity may have a noncontrolling attributable interest in an additional five FM, five AM and two television stations that are, in the case of television stations, controlled by members of minority groups or, in the case of radio stations, by certain small businesses. The FCC's rules also prohibit any entity from acquiring an additional television station if, after the acquisition, the entity would hold an attributable interest in television stations reaching more than 25% of the United States television households. Historically, VHF stations have shared a larger part of the market than UHF stations. As such, only half of the households in the market area of any UHF station owned by an entity are included when calculating whether an entity reaches more than 25% of the United States television households. A higher ceiling applies to attributable interests held in television stations controlled by certain ethnic or racial minority groups.

     In addition to the nationwide limits on broadcast ownership, the FCC's rules limit the number of co-located radio or television broadcast stations in which a single entity may own an attributable interest. For television, no single entity may hold an attributable interest in television stations with overlapping Grade B service contours. The Grade B contour is a predicted signal strength contour that generally approximates the area within which a viewer can receive off-the-air a signal adequate for normal viewing. The local ownership restrictions for radio broadcast stations vary based on market size and audience share. In markets with fifteen or more commercial radio stations, a single entity may have an attributable interest in two AM and two FM stations unless common ownership would result in excessive concentration in the local market. Excessive concentration is presumed where the combined audience share of the same market of stations owned by a single entity exceeds 25%. No divestiture is required, however, if a station combination at or below the 25% mark at the time of acquisition subsequently exceeds that limit. The FCC's rules specify the definition of a market based on primary service contours for the stations involved and the acceptable means for determining audience share.

     Under local radio ownership rules, an entity with an attributable interest in one radio station is considered also to have an attributable interest in any other radio station in the same market for which the first radio station provides the programming for more than 15% of the broadcast time, on a weekly basis. As a result, such programming arrangements may not be entered into by radio station combinations that could not be commonly owned under FCC rules.

     The FCC's cross-ownership rules prohibit the common ownership of attributable interests in certain combinations of media outlets serving the same geographic area. Under these rules, a single entity may not have an attributable interest in: (i) both a radio station and a television station that serve specified overlapping areas; (ii) a daily newspaper and either a radio station or a television station that serve specified overlapping areas; or (iii) a television station and a cable television system that serve specified overlapping areas. The FCC has established a liberal waiver policy to permit common ownership of a radio station and a television station in any of the nation's 25 largest markets, and in some circumstances involving failed stations and in other situations where more stringent waiver standards can be met. In addition, legislative proposals have been made from time to time to liberalize or strengthen these prohibitions. See "Proposed Changes."

     In cases involving competing media in the same market, FCC policy in certain instances prohibits common ownership interests under its cross-interest policy even if the interests involved are non-voting or other non-attributable interests not specifically forbidden under the FCC's cross-ownership rules. The FCC has initiated proceedings to inquire whether it should change or eliminate this policy, covering joint ventures and common key employees. The policy does not necessarily prohibit these interests, but may require that the FCC consider whether they could have a significant adverse affect on programming diversity and competition in the market. See "Proposed Changes."

     In cases where one person or entity (such as Mr. Paxson in the case of the Company) holds more than 50% of the combined voting power of the common stock of a broadcasting corporation, a minority shareholder of the corporation generally would not acquire an attributable interest in the corporation. Any attributable interest by any shareholder in another broadcast station or daily newspaper in a market where such a corporation owns or seeks to acquire a station may still be subject to review by the FCC under its cross-interest policy, and could result in the Company's being unable to obtain from the FCC one or more authorizations needed to acquire other broadcast stations. Furthermore, if a majority shareholder of a company (such as Mr. Paxson in the case of the Company) were no longer to hold more than 50% of the combined voting power of the common stock of the Company, the interests of minority shareholders that had theretofore been considered non-attributable could become attributable, with the result that any other media interests held by such shareholders would be combined with the media interests of such company for purposes of determining the shareholders' compliance with FCC ownership rules. In the event of any noncompliance, steps required to achieve compliance could include divestitures by either the shareholder or the affected company. Furthermore, other media interests of shareholders having or acquiring an attributable interest in such a company could result in the company's being unable to obtain FCC consents for future acquisitions. Conversely, the Company's media interests could operate to restrict other media investments by shareholders having or acquiring an interest in the Company.

     Under the Communications Act, no FCC license may be held by a corporation of which any officer or director is an alien or of which more than one-fifth of its capital stock is owned of record or voted by aliens or their representatives or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country (collectively "Aliens"). Furthermore, the Communications Act provides that no FCC license may be granted to any corporation directly or indirectly controlled by any other corporation of which any officer or more than one-fourth of its directors are Aliens, or of which more than one-fourth of its capital stock is owned of record or voted by Aliens if the FCC should find that the public interest would be served by the refusal of such license. Restrictions on alien ownership also apply, in modified form, to other types of business organizations, including partnerships.

     Congress and the FCC are actively considering a number of matters that bear upon broadcast ownership restrictions. See "Proposed Changes." The Company cannot predict whether any proposed changes will be adopted nor can it predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     Programming and Operation. The Communications Act requires broadcasters to serve the public interest. Since the late 1970's, the FCC gradually has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a station's market. Nevertheless, broadcast licensees continue to be required to present programming that responds to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners or viewers about a broadcast station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time.

     Broadcast of obscene or indecent material is regulated by the FCC as well as by state and federal law. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertising of contests and lotteries, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. Pursuant to the Children's Television Act of 1990, the FCC has adopted rules limiting advertising in children's television programming and required that television broadcast stations serve the educational and informational needs of children. The Children's Television Act specifically requires that the FCC consider compliance with these obligations in deciding whether to renew a television broadcast license.

     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of short term renewals (less than the full five or seven years) or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Time Brokerage Agreements. Over the past several years a significant number of radio broadcast licensees, including certain of the Company's subsidiaries, have entered into time brokerage agreements. While these agreements may take varying forms, under a typical time brokerage agreement separately-owned and licensed radio stations agree to enter into arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. These arrangements are subject under FCC rules and regulations to maintenance by the licensee of each station of independent control over the programming and station operations of its own station.

     Typically, a time brokerage agreement is a programming agreement between two separately owned radio stations serving a common service area, whereby the licensee of one station programs substantial parts of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the licensee of the brokered station. The broker then sells advertising time during such program segments for its own account. Such arrangements are an extension of the concept of time brokerage, under which a licensee of a station sells the right to broadcast blocks of time on its station to an entity or entities which program the blocks of time and sell their own commercial advertising for their own account during the time periods in question.

     The FCC has determined that issues of joint advertising sales should be left to antitrust enforcement. In addition, it has specifically exempted time brokerage agreements from its cross-interest policy. Furthermore, the FCC and the staff of the FCC's Mass Media Bureau have held that time brokerage agreements do not per se constitute a transfer of control and are not contrary to the Communications Act provided that the licensee of the station maintains ultimate responsibility for and control over operations of its broadcast station (including, specifically, control over station finances, licensee personnel and programming) and complies with applicable FCC rules and with antitrust laws. Thus far, the FCC has not considered what relevance, if any, a time brokerage agreement may have upon its evaluation of a licensee's performance at renewal time.

     Under certain circumstances, the FCC will consider a station brokering time on another radio station serving the same market to have an attributable ownership interest in the brokered station for purposes of the FCC's radio local ownership rules. In particular, a radio broadcast station is not permitted to enter into a time brokerage agreement giving it the right to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's revised local radio duopoly multiple ownership rules. Nevertheless, time brokerage agreements entered into before September 16, 1992 are generally grandfathered. The FCC has no present rules on the attribution of television time brokerage agreements as it does with radio time brokerage agreements. The FCC has adopted an interim policy on the grant of transfer and assignment applications that include television time brokerage agreements and the FCC is now considering whether to adopt rules governing television time brokerage agreements. See "Proposed Changes."

     The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (that is, AM-AM or FM-FM) whether it owns both stations or operates both through a time brokerage agreement where the brokered and brokering stations serve substantially the same geographic area.

     "Must Carry"/Retransmission Consent. Some provisions of the 1992 Cable Act and the implementing rules adopted by the FCC, such as signal and carriage and equal employment opportunity requirements, directly affect television broadcasting. Other provisions, although focused exclusively on the regulation of cable television, may indirectly affect the Company because of the competition between over-the-air television stations and cable systems.

     The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station on certain designated cable channels subject to certain exceptions, or to negotiate for retransmission consent to carry the station. A cable system generally is required to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. Local non-commercial television stations are also given mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems are required to obtain retransmission consent for all distant commercial television stations (except for commercial satellite-delivered independent superstations such as WTBS), commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. The constitutionality of the mandatory signal carriage requirements has been challenged in federal court in an ongoing proceeding. See "Proposed Changes."

     The 1992 Cable Act also established a mechanism to modify local television markets under which television stations licensed to communities in one area of dominant influence or ADI, as defined by the ratings service Arbitron, may become qualified for "must carry" status on cable systems serving communities outside their ADI and within the ADI of other television stations. The FCC is authorized to entertain requests for expansion or other modification of television station markets. The grant of such requests by a licensee to extend its "must carry" rights into another ADI may fractionalize the viewing audience of other television stations already classified as entitled to "must carry" rights within the ADI.

     Equal Employment Opportunity Requirements. The 1992 Cable Act also codified the FCC's existing equal employment opportunity ("EEO") regulations and reporting forms used by television broadcast stations. In addition, as required by the 1992 Cable Act, the FCC has adopted rules providing for a review of the EEO performance of each television station at the mid-point in its license term (in addition to an examination at renewal time) and for the FCC to inform the licensee of any improvements in recruiting practices that may be needed as a result of the review.

     Syndicated Exclusivity/Territorial Exclusivity. The FCC has imposed on cable operators syndicated exclusivity rules and expanded existing network non-duplication rules. These syndicated exclusivity rules allow local broadcast stations to require that cable operators black out certain syndicated non-network programming carried on distant signals (that is, signals of broadcast stations, including so-called super stations, which serve areas substantially removed from the cable system's local community). The network non-duplication rules allow local broadcast network affiliates to require that cable operators black out duplicating network broadcast programming carried on more distant signals that are not significantly viewed over the air.

     Financial Interest/Syndication and Prime Time Access Rules. Previously, financial interest/syndication ("FIN/SYN") rules applied to any network and posed various restrictions on its operation and activities. Network status has been considered to exist under these rules when a broadcast company's weekly programming offerings exceed 15 hours. These rules prohibited networks from engaging in syndication for the sale, licensing or distribution of television programs for non-network broadcast exhibition in the United States. Furthermore, these rules prohibited networks from sharing profits from any syndication and from acquiring any new financial or proprietary interest in programs of which they are not the sole producer.

     The FCC has relaxed the restrictions on current FIN/SYN rules, enabling the major networks to acquire specified amounts and kinds of financial interests in program syndication and to engage in program syndication themselves. The Company cannot predict the effect of these relaxed restrictions under the FIN/SYN rules on the Company's ability to acquire desirable programming at reasonable prices.

     The FCC's prime time access rule also places programming restrictions on affiliates of major national television networks. In the past, this rule restricted affiliates of networks in the 50 largest television markets (as defined by the rule) generally to no more than three hours of network programming during the four hours of prime time. Recently, the FCC changed its definition of network to include those entities that deliver more than 15 hours of prime time programming (a term defined in those rules) to affiliates reaching 75% of the nation's television homes. Under this definition, certain national television networks are not subject to the prime time access rule. In July 1995, the FCC issued an order repealing the prime time access rules, subject to a one-year transition period during which the rules will continue in effect. The order remains subject to reconsideration. If the order is not modified or overturned, the prime time access rules will terminate on August 30, 1996. The Company cannot predict what effect the repeal of the rules may have on the operation of its network-affiliated television stations or the market for syndicated television programming.

     Television and radio broadcast stations also may be subject to a number of other federal, state and local regulation, including regulations of the Federal Aviation Administration affecting tower height and marking, and federal, state and local environmental and land use restrictions and general business regulation, and a variety of local regulatory concerns.

     Proposed Changes. The Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies involving a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss of audience and advertising revenue for the Company's broadcast stations and affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions.

     -- Pending Legislation to Amend the Communications Act. On June 15, 1995, the United States Senate passed a bill that, among other measures, would eliminate the 12-station nationwide television ownership limitation and increase the FCC's national audience reach limitation for television from 25% to as much as 35%. The Senate bill also provided for the grandfathering of existing television time brokerage agreements, established a two-step licensing process that would tend to protect broadcasters from renewal challenges, and extended the television license term from five years to ten years.

     On August 4, 1995, the United States House of Representatives passed a bill that, among other measures, would limit the authority of the FCC to regulate the multiple ownership of broadcast stations. If enacted into law, the House bill, like the Senate bill, would eliminate the FCC's existing 12-station ownership limit for television stations and increase the FCC's permissible nationwide audience reach for television stations from 25% to as much as 35%. Under the House bill, a single entity could hold two UHF television stations or a UHF and a VHF television station in the same market, unless the FCC determines that the combination would harm competition or diversity. The ownership of two VHF television stations in the same market would not be permitted without an affirmative finding by the FCC that the combination would not harm competition or diversity in the market. (The Senate bill, in contrast, would allow present FCC local television ownership restrictions to stand.) The House bill also includes requirements for the establishment of a television rating code and for the inclusion of an electronic device (commonly called a V-Chip) in new television sets, intended principally to permit parents to block programming they deem unsuitable for children. The legislation also would lift the present ban on the ownership of cable television systems by telephone companies, thus allowing telephone companies to compete more freely in the delivery of video programming directly to home. The House bill would revise renewal procedures in a manner similar to that in the Senate bill, but would extend license terms only to seven years to parallel radio broadcast license terms. A joint House-Senate conference committee has been appointed to reconcile the House and Senate bills and has released a tentative version of the "Telecommunications Act of 1995" together with a Joint Explanatory Statement of the Committee of Conference. The conference agreement provides for elimination of the 12-station nationwide television ownership limitation and increases the permissible nationwide audience reach from television stations to 35% of the television households. The conference agreement would also grandfather existing television time brokerage agreements and permit such agreements in the future. The conference agreement also directs the FCC to conduct a rulemaking proceeding to determine whether its rules restricting the ownership of more than one television station in a local market should be retained, modified or eliminated. The FCC is also directed to extend its current radio-television waiver policy to the top 50 markets. Finally, the conference agreement establishes a two-step licensing process that would tend to protect broadcasters from renewal challenges and extends television and radio license terms to eight years.

     With regard to cable carriage matters, the conference agreement directs the FCC to act on requests to modify television stations' local markets for "must carry" purposes within 120 days of filing with the FCC. The conference agreement further provides that telephone companies providing cable service through open video systems will be subject to rules to be adopted by the FCC requiring "must carry" for commercial and noncommercial broadcast stations, network nonduplication, syndicated exclusivity protection and retransmission consent options. The FCC is further directed to determine television stations' markets for purposes of must cary by use of Nielsen's DMAs in place of the current Areas of Dominant Influence (ADIs). Once the report of such conference committee has been adopted, the reconciled bill must be passed by both the House and Senate and approved by the President (or a presidency veto overridden) before it could become law. There can be no assurance that the legislation will become law in either the House or Senate version and the ultimate impact on the Company cannot be predicted.

     -- FCC Proceedings to Revise Broadcast Ownership Rules. In January 1995, the FCC issued a further notice of proposed rule making which proposed the following changes in regulations governing television broadcasting: (i) raising the national ownership limits to up to 24 stations and raising the national reach restrictions to 35% or simply eliminating the numerical station limit altogether and replacing it with an escalating national reach restriction which would eventually hit a ceiling of 50%; (ii) modifying the reach discount as it applies to UHF stations; (iii) narrowing the geographic area where common ownership restrictions would be triggered by limiting it to overlapping Grade A contours rather than Grade B contours and by permitting (or granting waivers in particular cases or markets) certain UHF/UHF or UHF/VHF overlaps; (iv) relaxing the rules prohibiting cross-ownership of radio and television stations in the same market to allow certain combinations where there remain alternative outlets and suppliers to ensure diversity; and (v) treating television time brokerage agreements the same as radio time brokerage agreements which would presently preclude certain television time brokerage agreements where the programmer owns or has an attributable interest in another television station in the same market. In June 1995, the FCC announced an interim policy for processing television transfer and assignment application that include television time brokerage agreements. Pending the adoption of new rules, the FCC has stated that it will not grant applications that propose a time brokerage arrangement if the arrangement also includes both debt financing by the time broker and an option for the time broker to purchase the brokered station. The FCC will continue to grant applications with time-brokerage arrangement if they include only one of those elements (that is, either debt financing by the broker or an option of the time broker to purchase). Adoption of the most restrictive proposals in this proceeding could limit the Company's alternatives for entering into new time brokerage agreements and making new broadcast acquisitions and, if existing arrangements are not grandfathered, could require the Company to modify or terminate certain of its time brokerage agreements.

     In January 1995, the FCC issued a further notice of proposed rule making that combined several long-pending proceedings to consider changes in its ownership rules and policies. In the new proceeding, the FCC is considering, among other things, (i) whether to make non-voting stock interests attributable; (ii) whether to change attribution thresholds; (iii) how to treat limited liability companies for purposes of attribution; (iv) whether to extend the cross-interest policy to require review of multi-layered business relationships, including debt relationships, that now are not subject to scrutiny; and (v) whether to change the insulation standards for non-attribution of limited partnership interests. Adoption of the most restrictive alternatives available to the FCC could require that the Company, in assessing acquisition and compliance strategies, take into account additional interests in itself and its principals that are now exempt from FCC ownership regulation, and potentially divest or restructure some interests.

     In a second notice of proposed rule making the FCC is seeking comment on whether the FCC should relax attribution and other rules to facilitate greater minority and female ownership. The Company cannot predict the outcome of these proceedings or how they will affect the Company's business.

     -- FCC Inquiry on Broadcast of Commercial Matter. The FCC also has initiated a notice of inquiry proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will propose any limits on commercial advertising at the conclusion of its deliberation or the effect the imposition of limits on the commercial matter broadcast by television stations would have upon the Company's operations.

     -- Digital Audio Broadcasting. The FCC recently has allocated spectrum to a new technology, digital audio broadcasting ("DAB"), to deliver satellite-based audio programming to a national or regional audience and is considering rules for a DAB service. DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats with compact disc quality sound to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies. In addition, applications by several entities currently are pending at the FCC for authority to offer multiple channels of digital, satellite-delivered S-Band aural services that could compete with conventional terrestrial radio broadcasting. These satellite radio services use technology that may permit higher sound quality than is possible with conventional AM and FM terrestrial radio broadcasting. Thus far, the FCC has not granted the pending requests for authorizations to offer satellite radio, nor has it adopted rules for the proposed satellite radio service. Implementation of DAB would provide an additional audio programming service that could compete with the Company's radio stations for listeners, but the effect upon the Company cannot be predicted.

     -- Advanced High Definition Television System. The FCC has also begun to adopt rules for implementing advanced (high definition) television ("ATV") in the United States. Implementation of ATV service should improve the technical quality of television broadcasts. The FCC has decided that it will set aside specific new channel allotments for ATV service. Initial eligibility for these channels will be limited to existing television licensees. The FCC has not yet adopted a new technical standard for ATV, nor has it adopted a new Table of Allotments for ATV channels.

     Under the FCC's current plan for phasing in ATV service, each television station would be able to continue to provide conventional television service on its regular channel until advanced television service has become the prevalent medium. In August 1995, the FCC issued its Fourth Further Notice of Proposed Rule Making and Third Notice of Inquiry in its ATV proceeding. The notice and inquiry requested public comment on a number of issues in connection with the establishment of ATV television broadcasting, including: (i) procedures and timetables for existing broadcasters to move to ATV channels and relinquish their present spectrum; (ii) restrictions on the use of ATV channels during the transition period; (iii) the effect of conversion to digital transmission on a broadcaster's public interest obligations; (iv) incentives for the rapid adoption of ATV transmission technologies by broadcasters and by the public, and (v) the impact of ATV on cable television carriage or retransmission consent. Fifteen years after the start date, television broadcasters would be required to surrender their conventional television licenses. Implementation of ATV service is likely to impose additional costs on television stations providing new service due to increased equipment costs. While the Company believes the FCC will authorize ATV, the Company cannot predict when such authorization might be given or the effect such authorization might have on the Company's business.

    -- "Must Carry"/Retransmission Consent. On April 8, 1993, a special three-judge federal district court issued a decision upholding the constitutional validity of the mandatory signal carriage requirements. In June 1994, the United States Supreme Court vacated this decision and remanded it to the district court to determine, among other matters, whether the statutory carriage requirements are necessary to preserve the economic viability of the broadcast industry. On December 12, 1995, a three-judge federal district court panel again upheld the constitutional validity of the mandatory signal carriage requirements, ruling that reasonable evidence supported Congress' conclusion that "must carry" rules are necessary to preserve the economic validity of the broadcast industry. The district court's decision has been appealed to the Supreme Court, but the mandatory broadcast signal carriage requirements will remain in effect pending the outcome of the further proceedings. The Company cannot predict whether the Supreme Court will ultimately uphold or strike down the mandatory signal carriage requirements. If a station is not carried by a cable system in its area or is shifted to an undesirable channel on such cable system, the station could experience a decline in viewership that could adversely affect its revenue, particularly revenue from stations carried on a cable system solely to comply with the "must carry" law (for example, if the Infomall programming competes with the cable system's own, similar non-broadcast offering).

     The pending telecommunications bill now before Congress would require that new providers of cable services provide mandatory carriage for local commercial television stations. The "Telecommunications Act of 1995", as tentatively adopted by the Joint House-Senate Conference Committee, provides that telephone companies providing video programming, i.e, cable service, to subscribers other than on a common carrier basis, will (i) either be subject to the existing cable carriage requirements including mandatory carriage of local commercial television stations implemented through the "must-carry"/retransmission consent election or (ii) can provide such cable services through open video systems for which the FCC is required to adopt certain regulations including specific regulations mandating "must carry" for commercial and noncommercial stations and retransmission consent.

     Other changes that may result from matters under consideration by the FCC or the Congress include: (i) changes to the broadcast license renewal process;
(ii) spectrum use or other fees on FCC licensees; (iii) the FCC's EEO rules and other matters relating to female or minority involvement in the broadcasting industry; (iv) rules relating to political broadcasting; (v) technical and frequency allocation matters; (vi) changes in the FCC's cross-interest, multiple ownership and cross-ownership rules and policies; (vii) changes in policies governing the ability of telephone companies to deliver audio and visual programming to the home by wire; (viii) changes in the tax deductibility of advertising expenses; (ix) changes in standards governing the evaluation and regulation of television programming directed toward children, and violent or indecent programming; and (x) changes in regulation of the relationship between major television networks and their affiliates.

     The foregoing is only a brief summary of certain provisions of the Communications Act and of specific FCC and other regulations. Reference is made to the Communications Act, FCC regulations, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

Employees

     As of December 31, 1995, the Company had approximately 714 full-time employees and approximately 202 part-time employees, for a total of 916 employees. None of its employees is represented by a labor union. The Company considers its relations with its employees to be good.

Seasonality

     Seasonal revenue fluctuations are common within the radio and television broadcasting industry and result primarily from fluctuations in advertising expenditures by local retailers. Paxson Radio and Paxson Network-Affiliated Television generally experience their lowest revenue for the year in the first quarter, whereas the highest revenue for the year generally occurs in the fourth fiscal quarter. Because of the short operating history, the Company's ability to assess the effects of seasonality on inTV is limited. It appears, however, that inTV may experience its highest revenues during the first and fourth quarters.

Patents and Trademarks

     The Company has 26 registered trademarks and 12 trademark registrations pending relating to its business. It does not own any patents or patent applications. The Company does not believe that any of its trademarks are material to its business or operations.

Properties and Facilities

     The following table sets forth information with respect to the Company's offices and its studios and broadcast tower locations. Management believes that the Company's properties are in good condition and are suitable for its operations.

                                         Lease
Location   Property        Owned/Leased  Expiration
--------   --------        ------------  ----------
Miami, FL  Studio/Offices  Owned
           WLVE-FM Tower   Leased        January 2000
           WZTA-FM Tower   Leased        April 2007
           WINZ-AM Tower   Owned

                                                   Lease
Location             Property        Owned/Leased  Expiration
--------             --------        ------------  ----------
                     WFTL-AM Tower   Owned
Tampa, FL            Studio/Offices  Leased        May 1998
                     WHNZ-AM Tower   Owned
                     WHPT-FM Tower   Owned
                     WNZE-AM Tower   Owned
                     WSJT-FM Tower   Owned
Orlando, FL          Studio/Offices  Leased        March 2002
                     WJRR-FM Tower   Leased        April 2000
                     WMGF-FM Tower   Leased        February 2001
                     WWNZ-AM Tower   Owned
                     WWZN-AM Tower   Owned
Jacksonville, FL     Studio/Offices  Leased        February 1999
                     WROO-FM Tower   Leased        March 1999
                     WPLA-FM Tower   Owned
                     WNZS-AM Tower   Leased        Perpetual
                     WZNZ-AM Tower   Owned
Cookeville, TN       Studio/Offices  Leased        December 1998
                     WGSQ-FM Tower   Leased        July 2007
                     WPTN-AM Tower   Owned
Los Angeles, CA      Studio/Offices  Leased        October 1998
                     Tower           Leased        June 2005
                     Sales Office    Leased        July 1998
Philadelphia, PA     Studio          Leased        September 2000
                     Tower           Owned
San Francisco, CA    Studio/Offices  Leased        June 2005
                     Tower           Leased        June 2020
Boston, MA           Studio/Offices  Leased        February 2006
                     Tower           Leased        June 2026
Atlanta, GA          Studio/Offices  Leased        June 2001
                     Tower           Leased        October 2015
Houston, TX          Studio/Offices  Leased        October 1998
                     KTFH-TV Tower   Owned
                     K33DB Tower     Leased        January 1997
Hartford, CT         Studio          Leased        October 1999
                     Tower           Leased        October 2035
West Palm Beach, FL  Studio/Offices  Leased        October 1998
                     Tower           Owned
                     Headquarters    Owned

Legal Proceedings

     The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of management, no material legal proceedings are pending to which the Company, or any of its property, is subject.

                                   MANAGEMENT

Directors and Executive Officers

        Set forth below is certain information concerning the Company's directors and executive officers.


Name                          Age  Position
----                          ---  --------
Lowell W. Paxson              60   Chairman of the Board, Director and Chief
                                   Executive Officer
James B. Bocock               51   President, Chief Operating Officer and Director
Dean M. Goodman               48   President, inTV and Paxson Network-Affiliated
                                   Television
Jon Jay Hoker                 56   President, Paxson Radio
Arthur D. Tek                 46   Vice President, Treasurer, Chief Financial
                                   Officer and Director
Anthony L. Morrison           34   Vice President, Secretary and General Counsel
Michael J. Marocco            37   Director
John A. Kornreich             50   Director
J. Patrick Michaels, Jr.      51   Director
S. William Scott              62   Director

        Lowell W. Paxson has been Chairman of the Board, Chief Executive Officer and a Director of the Company since its inception. Mr. Paxson was the creator, co-founder and president of Home Shopping Network, Inc. ("HSN"), a position he held from HSN's inception in May 1985 to December 1990. He remained a consultant to HSN through 1994. Mr. Paxson was a pioneer in the home shopping concept on radio beginning in 1977, which he later transferred to television through HSN. Mr. Paxson has been involved in radio for over 40 years, during which time he owned a majority interest in a number of radio stations. At HSN, in which he was a major initial stockholder, he was actively involved in the acquisition and operation of ten television stations which were later spun-off by HSN as Silver King Communications, Inc. Mr. Paxson earned his Bachelor's degree from Syracuse University in 1956. He served as a U.S. Army captain from 1956 to 1957. Mr. Paxson served on the boards of a variety of charitable, civic and educational institutions. He holds memberships in the National Cable Television Association and the National Association of Broadcasters.

        James B. Bocock has been President and Chief Operating Officer of the Company since July 1991 and has been a Director since January 1994. Mr. Bocock was Vice President - Broadcast Affiliations for HSN from September 1986 to June 1991. While at HSN, Mr. Bocock negotiated HSN's acquisition of several full and low power television stations. Mr. Bocock, a former radio station owner, has been involved in broadcasting since 1962, including service as the general manager of a number of radio stations throughout the United States.

        Dean M. Goodman has been President of inTV and Paxson Network-Affiliated Television since January 1995. Mr. Goodman joined the Company in 1993 and prior to becoming President of Paxson Communications Television, Inc., was the General Manager of the Company's Miami radio group. Prior to joining the Company in 1993, Mr. Goodman was Executive Vice President of the television and radio broadcast group of Gilmore Broadcasting Corp. Prior to joining Gilmore Broadcasting Corp., Mr. Goodman was Vice President and General Manager of Southwest Radio, Inc. and Community Service

   Broadcasters, Inc. Since 1993, Mr. Goodman has served as chairman of the Florida Association of Broadcasters, and has been a director of the National Association of Broadcasting since January 1995.

        Jon Jay Hoker has been the President of Paxson Radio since January 1995. From April 1994 to January 1995 he was President of Paxson Networks, Inc. Mr. Hoker is a former radio group owner, having formed Hoker Broadcasting in 1985. Prior to forming his own group, Mr. Hoker was a vice president with Belo Broadcasting from 1982 to 1985. Mr. Hoker was responsible for overall operations of radio stations in Dallas and Denver as well as overseeing all radio acquisitions. Mr. Hoker began his broadcast career with ABC, where he worked from 1971 to 1981.

        Arthur D. Tek has been Vice President and Chief Financial Officer of the Company since December 1992. He has been Treasurer and a Director of the Company since January 1994. Prior to joining the Company, Mr. Tek was Chief Financial Officer and Controller of Chase Communications, Inc., a television and radio broadcasting firm, from February 1990 to December 1992. Mr. Tek was Vice President - Finance for SunGroup, Inc., a radio station group, from November 1986 to February 1990. Mr. Tek has been a director of the Broadcast Cable Financial Management Association since June 1995.

        Anthony L. Morrison has been Vice President, Secretary and General Counsel since February 1995. He was an attorney in the New York office of the law firm of O'Melveny & Myers from June 1990 to February 1995, with a practice consisting of banking, finance, and general corporate matters. Mr. Morrison was an attorney with the New York office of White & Case from November 1987 to June 1990.

        Michael J. Marocco has served as a Director since December 1993. He has been the President of Sandler Media Group, Inc. since May 1989. Mr. Marocco has been a general partner of Sandler Associates since 1993 and, through affiliates, a general partner of the Sandler Partnerships (as defined herein). Mr. Marocco is a principal of certain other investment partnerships that invest primarily in companies in the communications industry. The Sandler Partnerships hold an equity interest in the Company. See "Principal and Selling Stockholders." He was a Vice President at Morgan Stanley & Co. Inc., serving in its communications group, from 1984 to 1989. Mr. Marocco is a director of YES Entertainment, Inc.

        John A. Kornreich has served as a Director since December 1993. He joined Sandler Media Group, Inc. in 1988 and is a general partner of Sandler Associates and, through affiliates, a general partner of the Sandler Partnerships and the 21st Century Communications Partnership. The Sandler Partnerships hold an equity interest in the Company. See "Principal and Selling Stockholders." In 1986, Mr. Kornreich formed J.K. Media, L.P., a private investment partnership funded primarily by communications industry executives, for which Mr. Kornreich serves as the sole general partner.

        J. Patrick Michaels, Jr. has been serving as a Director since February 1995. Mr. Michaels founded and since 1973 has been the Chairman of the Board of Directors and Chief Executive Officer of Communications Equity Associates, Inc. ("CEA"), a firm that specializes in providing financial services to a variety of organizations in the media, communications and entertainment industries. During 1973, Mr. Michaels was Vice President of Cable Funding Corporation, a specialized finance company lending to the cable television industry. From October 1968 through December 1972, Mr. Michaels served as one of the original employees and Vice President of TM Communications, the cable subsidiary of The Times Mirror Company. Mr. Michaels holds equity interests in a number of media companies, some of which may be deemed competitive with the Company. Mr. Michaels is the Vice Chairman of the Board of Directors, Acting President and Acting Chief Operating Officer of Video Jukebox Network, Inc.

        S. William Scott has been serving as a Director since February 1995. From 1983 to 1987, Mr.

   Scott was Executive Vice President, Westinghouse Broadcasting Television Group. From 1981 through the end of 1983, Mr. Scott served as President and Chief Operating Officer of a Westinghouse Broadcasting/American Broadcasting Company joint venture for cable television known as the Satellite News Channels. Currently, Mr. Scott provides consulting services to various media companies, including the Company.

        All officers are elected until the next annual meeting of the Board of Directors or until their respective successors are chosen and qualified. Directors serve for a one-year term or until their successors are elected.

   Board Committees

        The Company's Board of Directors appointed a Compensation Committee and an Audit Committee in February 1995. Neither committee existed in 1994. The Compensation Committee consists of Lowell W. Paxson, Michael
   J. Marocco, and John A. Kornreich. The Compensation Committee recommends to the Board both base salary levels and bonuses for the Chief Executive Officer and the other officers of the Company. The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and serves as the committee responsible for administering the Company's Stock Incentive Plan. Until February 1995, the Compensation Committee's functions were exercised by the Board of Directors.

        In February 1995, the Board appointed an Audit Committee consisting of James B. Bocock, Michael J. Marocco, and John A. Kornreich. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices. Until February 1995, the Audit Committee's functions were exercised by the Board of Directors.

        The Company does not have a nominating committee. This function is performed by the Board of Directors.

        All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director receives separate compensation for services rendered as a director.

   Executive Compensation

        The following table presents certain information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 1993, 1994 and 1995 for the Company's Chief Executive Officer and four highest paid executive officers
   (collectively, the "Named Executive Officers").

                           Summary Compensation Table


                                        Annual Compensation                            Long-term Compensation
                              ---------------------------------------        ------------------------------------------
                                                                             Number of
                                                                             Securities
Name and Principal                                Other Annual               Underlying            All Other
Position                Year  Salary(a)   Bonus   Compensation(b)            Options#              Compensation
----------------------  ----  ---------  -------  --------------------       --------------------  --------------------
Lowell W. Paxson        1995   $350,000   $-0-           $-0-                        -0-                  $-0-
  Chairman and Chief    1994      -0-      -0-            -0-                        -0-                   -0-
  Executive Officer(c)  1993      -0-      -0-            -0-                        -0-                   -0-
James B. Bocock         1995    225,000    -0-          164,325                    850,000                 -0-
  President and Chief   1994    160,000    -0-            -0-                        -0-                   -0-
  Operating Officer     1993    125,000    -0-            -0-                        -0-                   -0-
Dean M. Goodman         1995    200,000  75,000         229,625                    223,361                 -0-
  President-Paxson      1994    183,750  207,057          -0-                        -0-                   -0-
  Television            1993    126,562  53,665           -0-                        -0-                   -0-
Jon Jay Hoker           1995    200,000  50,000         182,688                    150,000                 -0-
  President-Paxson      1994    140,000  51,043           -0-                        -0-                   -0-
  Radio(d)              1993        -0-    -0-            -0-                        -0-                   -0-
Arthur D. Tek           1995    150,000    -0-            -0-                      150,000              3,000 (e)
  Vice President,       1994    112,500    -0-            -0-                        -0-                   -0-
  Treasurer, and Chief  1993    100,000    -0-            -0-                        -0-                   -0-
  Financial Officer

------------------
(a) Includes amount Named Executive Officer elected to defer pursuant to the Company's Profit Sharing Plan.
(b) Represents the difference between the price paid by the Named Executive Officer upon the exercise of certain of his options granted under the Stock Incentive Plan and the fair market value of such securities at the time of exercise.
(c) Mr. Paxson has entered into a five and one-half year employment agreement that commenced on June 30, 1994. See "Employment Agreements."
(d)  Mr. Hoker was employed by the Company commencing in January 1994.
(e) Represents relocation allowance in excess of general allowance under Company's relocation plan.

Option Grants in 1995

     The following table sets forth certain information relating to option grants pursuant to the Stock Incentive Plan in the year ended December 31, 1995 to the individuals named in the Summary Compensation Table above.

                       Option Grants in Last Fiscal Year




                                                                                       Potential Realizable Values at
                                                                                       Assumed Annual Rates of Stock
                  Number of Shares of                                                      Price Appreciation for
                     Common Stock      % of Total Options    Exercise                         Option Term (b)
                  Underlying Options Granted to Employees in Price Per  Expiration  ------------------------------------
Name                  Granted (a)        Fiscal Year           Share       Date        0%(c)       5%          10%
----------------  ------------------    -----------          ---------- ----------  ----------  ------------------------
Lowell W. Paxson          -0-                  -0-%             N/A        N/A           $-0-        $-0-         $-0-
James B. Bocock         850,000               45.6%            $3.42    2/12/2005   5,593,000  11,628,000  $21,343,500
Dean M. Goodman         223,361               11.9%             3.42    2/12/2005   1,469,715   3,055,579    5,608,595
Jon Jay Hoker           150,000                8.0%             3.42    2/12/2005     987,000   2,052,000    3,766,500
Arthur D. Tek           150,000                8.0%             3.42    2/12/2005     987,000   2,052,000    3,766,500

------------------------
 (a) All options granted to the named executive officers were granted pursuant to the Stock Incentive Plan. The options were granted pursuant to a five years vesting schedule retroactive to the executive's date of employment. All options are for Class A Common Stock.
 (b) Potential realizable value is based on the assumed growth rates for the option term. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, therefore, there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.
 (c) Denotes realizable value at the date of grant which reflected a market value of $10.00 per share.

Aggregate Option Exercises in 1995

     The following table sets forth certain information with responsible to the unexercised options to purchase. Class A Common Stock granted under the Stock Incentive Plan to the individuals named in the Summary Compensation Table above.


    Aggregate Options Exercised in 1995 and December 31, 1995 Option Values



                                                     Number of Securities
                                                    Underlying Unexercised              Value of Unexercised
                                                          Options at                    In-the-Money Options
                         Shares                        December 31, 1995              at December 31, 1995 (a)
                      Acquired on        Value      ----------------------          -------------------------------
Name                    Exercise        Realized  Exercisable  Nonexercisable       Exercisable   Nonexercisable
----                    --------        --------  -----------  --------------       -----------   -----------------
Lowell W. Paxson          -0-             -0-       -0-               -0-           $   -0-            $   -0-
James B. Bocock          15,000         164,325   665,000          170,000           7,866,950          2,011,100
Dean M. Goodman          20,000         229,625   113,361           90,000           1,341,061          1,064,700
Jon Jay Hoker            15,000         182,688    15,000          120,000             177,450          1,419,600
Arthur D. Tek             -0-             -0-      90,000           60,000           1,064,700            709,800

----------------------------
 (a) Based on the public trading price of the Class A Common Stock of $15.25 on December 29, 1995.

Stock Incentive Plan

     The Company established the Company's Stock Incentive Plan (the "Stock Incentive Plan") in November 1994 to provide incentives to officers and other employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The Stock Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors.

     The Stock Incentive Plan provides for the issuance of options, in the form of incentive stock options or non-qualified stock options, to officers and employees selected by the Compensation Committee. Under the Stock Incentive Plan, options exercisable for an aggregate amount of 2,143,575 shares of Class A Common Stock are available for issuance. The Company intends to either amend the Stock Incentive Plan or create an additional stock incentive plan to increase the number of shares available for options to 4,143,575, subject to approval by the Company's stockholders at the 1996 Annual Meeting. The exercise price per share of Class A Common Stock deliverable upon the exercise of each stock option is determined by the Compensation Committee at the date the stock option is granted and as provided in the terms of the Stock Incentive Plan. Stock options are exercisable in whole or in part on such date or dates as are determined by the Compensation Committee at the date of the grant. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Stock options expire on the date or dates determined by the Compensation Committee at the time the stock options are granted. Holders of more than 10% of the combined voting power of the capital stock of the Company may be granted stock options, provided that the exercise price be 110% of the fair market value of Class A Common Stock as of the date of the grant, and provided that the term of the stock option shall not exceed five years after the date of the grant.

     Stock options granted under the Stock Incentive Plan may be exercised by the participant to whom granted or by his or her legal representative. If a Stock Incentive Plan participant's employment is terminated for cause, each stock option which has not been exercised shall terminate.

     The Compensation Committee also has the discretion to award restricted stock. Participants who receive restricted stock do not become 100% vested in their restricted stock until five years after the effective date of the award. During the restricted period prior to vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber such restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant's award not previously vested if the participant's employment with the Company is terminated because of death, disability or retirement.

Profit Sharing Plan

     The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan"). The Profit Sharing Plan provides that employees of the Company must complete one year of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the Profit Sharing Plan. Participants may elect to defer a specified percentage of their compensation into the Profit Sharing Plan on a pre-tax basis. The Company may, at its sole discretion, make matching contributions based on a percentage of deferred salary contributions at a percentage rate to be determined by the Board of Directors of the Company, which matching contributions may be in Company stock. In addition, the Company may make supplemental profit sharing contributions in such amounts as the Board of Directors of the Company may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, the participant's right to his or her profit sharing contribution vests 100%. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability.

Employment Agreements

     Mr. Paxson is employed as Chairman and Chief Executive Officer of the Company under an employment agreement. The agreement provides that Mr. Paxson will be employed for a five and one-half year period commencing on June 30, 1994, unless sooner terminated. Mr. Paxson began receiving an annual base salary of $350,000 commencing on January 1, 1995. Mr. Paxson's salary will be $385,000 in 1996, $423,500 in 1997, $465,850 in 1998 and $500,000 in 1999. In
addition to the base salary, Mr. Paxson may receive an annual bonus at the discretion and in an amount set by members of the Compensation Committee that are not employees of the Company. Mr. Paxson's employment agreement is renewable for successive one-year terms, subject to good faith negotiation of its terms. Under the terms of the agreement, Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives, and is entitled to vacation days in an amount determined annually by the Board of Directors after good faith negotiation. Mr. Paxson is reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including entertainment and travel. Mr. Paxson's employment agreement is terminable by the Board of Directors before expiration for good cause, as defined in the agreement, or by Mr. Paxson for good reason, as defined in the agreement. In the event of Mr. Paxson's permanent disability or death, the Company will pay Mr. Paxson, or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, or one year, in the case of death.

     In addition, Mr. Paxson is a party to a noncompete agreement with the Company for a period ending on December 31, 1999 or the date of a change of control (as defined with respect thereto) of the Company. See "Certain Transactions - Home Shopping Network, Inc."

                              CERTAIN TRANSACTIONS

     Mr. Paxson is the Chairman and Chief Executive Officer of the Company. Messrs. Marocco and Kornreich are directors of the Company and principals of the Sandler Partnerships, which are significant stockholders of the Company. See "Principal and Selling Stockholders." Mr. Michaels is a director of the Company and the owner of CEA. Mr. Scott is a director of the Company and provides it certain consulting services. Set forth below is a description of certain transactions and relationships between Mr. Paxson, his affiliates and others and the Company, between the Sandler Partnerships and the Company, CEA and the Company and Mr. Scott and the Company.

     WFCT-TV Transactions. On December 17, 1993, BBTC entered into an agreement whereby CNI, a Section 501(c)(3) Florida non-profit corporation to which Mr. Paxson was a substantial contributor and of which he was a director, would make available to BBTC up to $3,120,000 for certain expenses in connection with the redemption of a limited partnership interest in BBTC and the construction of television station WFCT-TV, Bradenton, Florida (the "BBTC Loan Agreement"). In connection with the loan, BBTC granted to CNI an irrevocable, exclusive option to purchase the assets owned by BBTC that are used or useful in the construction or operation of WFCT-TV, including the licenses issued by the FCC for WFCT-TV, subject to the satisfaction of certain conditions and the receipt of necessary regulatory approvals. CNI's option may be exercised, subject to the prior approval of the FCC, at any time during the 10-year period beginning August 2, 1995. The price payable to BBTC upon exercise of the option is $91,000 in cash and the forgiveness of all outstanding indebtedness under the BBTC Loan Agreement, in the amount of $1,120,000 as of December 31, 1995. WFCT-TV commenced broadcasting operations on August 1, 1994.

     BBTC also entered into an agreement with Paxson Broadcasting of Tampa Limited Partnership ("Paxson-Tampa"), an indirect, wholly-owned subsidiary of the Company, as of December 17, 1993. Under this agreement,

Paxson-Tampa provides certain specified services relating to the construction and installation of WFCT-TV facilities. Pursuant to a time brokerage agreement, BBTC makes air-time available to CNI on WFCT-TV. In exchange for certain specified payments, BBTC has broadcast programming and commercial announcements produced by CNI.

     In connection with the foregoing transactions, Mr. Paxson agreed to lend CNI up to $3,120,000 to fund the loan to BBTC. On June 15, 1994, CNI and BBTC revised the BBTC Loan Agreement to reduce the maximum amount of the loan from $3,120,000 to $1,400,000, and to provide that BBTC lease rather than purchase the equipment and related tangible personal property required to construct WFCT-TV from Paxson Communications of Tampa-66, Inc. ("Paxson-66"), an indirect, wholly-owned subsidiary of the Company.

     Mr. Paxson assigned his rights and interests in the CNI loan to Paxson-66 in the amount of $1,120,000 (representing the then outstanding principal balance owed by CNI), and CNI agreed that the maximum principal amount of the loan would be reduced from $3,120,000 to $1,400,000. On June 15, 1994, CNI granted Paxson-66 the option to acquire the WFCT-TV assets from CNI for $191,000 after CNI exercises its option to purchase such assets from BBTC. On June 15, 1994, CNI assigned to Paxson-66 its rights and interests under the time brokerage agreement to provide up to 12 hours per day of programming on WFCT-TV.

     Worship Channel Studio. On January 1, 1993, Mr. Paxson agreed to lend CNI up to $2,500,000 to fund CNI's acquisition of certain equipment and related tangible property used in the production of television programming. Mr. Paxson assigned his rights and interests under the loan to Paxson-66 in consideration for the Company's promissory note in the principal amount of $2,500,000, which the Company subsequently repaid. In accordance with the terms of an agreement dated as of June 15, 1994, CNI sold to Paxson-66 CNI's production assets in consideration for the cancellation of CNI's $2,500,000 promissory note held by Paxson-66. CNI and Paxson-66 have also contracted, effective as of August 1, 1994, for Paxson-66 to lease CNI's television production and distribution facility for the purpose of producing television programming for the Infomall TV Network.

     Christian Network, Inc. The Company and CNI entered into an agreement in May 1994 (the "CNI Agreement") under which the Company agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationships with the Company and its subsidiaries, the Company would take certain actions to try and ensure that CNI's tax exempt status would no longer be so jeopardized. Such steps could include, but not be limited to, rescission of one or more transactions or payment of additional funds by the Company. The Company believes that all of its agreements with CNI have been on terms at least as favorable to CNI as it would obtain in arm's length transactions. The Company intends any future agreements with CNI to be at least as favorable to CNI as CNI would obtain in arm's length transactions. Accordingly, if the Company's activities with CNI are consistent with the terms governing their relationship, the Company believes that it will not be required to take any action under the CNI Agreement. However, there can be no assurance that the Company will not be required to take any actions under the CNI Agreement at a material cost to the Company. At December 31, 1995, the Company had made loans to CNI and its subsidiaries in an aggregate amount of $15,345,424 to finance station acquisitions and related capital expenditures.

     Stockholders Agreement. On December 15, 1993, in connection with the issuance of the Company's Initial Senior Preferred Stock (as defined herein) and warrants to purchase shares of Class A Common Stock and Class B Common Stock, the Company entered into a stockholders agreement with two entities controlled by Lowell W. Paxson (collectively, "Management Investors"), and the four purchasers of the Initial Senior Preferred Stock (the "Sandler Group"), three of which are affiliates of Michael J. Marocco and John A. Kornreich, two directors of the Company. On December 22, 1994, in connection with the issuance of the Junior Preferred Stock and Series B Preferred Stock (as defined herein), the purchasers of the Junior Preferred Stock and warrants to purchase Class C Common Stock became parties to the stockholders agreement, which was amended and restated (as so amended and restated, the "Stockholders Agreement"). At the same time, the Sandler Group entered into an exchange agreement and consent with the Company under which certain call rights with respect to warrants held by the Sandler Group were terminated effective upon consummation of this Offering, the parties to the Stockholders Agreement further modified such agreement and the Sandler Group exercised certain of their warrants and exchanged them for the Series B Preferred Stock. The ownership interests of the Sandler Group in the Initial Senior Preferred Stock and Series B Preferred Stock are identical. The rights of the holders of Senior Preferred Stock and the Junior Preferred Stock differ in certain respects under the Stockholders Agreement.

     Under the terms of the Stockholders Agreement, each holder of Senior Preferred Stock has redemption rights that can be triggered by a change of control (as defined with respect thereto) of the Company or by certain bankruptcy-related events. In addition, subject to certain limitations and only after December 15, 1999, each holder of Senior Preferred Stock has the right to require that any shares of Senior Preferred Stock held by such holder be purchased for cash by the Company.

     If a holder of Senior Preferred Stock chooses to exercise its put or similar rights with respect to Senior Preferred Stock or Warrant Shares and the Company is unable to purchase all of the shares on the applicable purchase date because of a material contractual obligation that prohibits such a repurchase, the Company is required to take reasonable actions to enable the Company to purchase the securities subject to the put notice, and is required to engage a nationally recognized investment banking firm in order to advise and assist the Company in connection with such actions.

     The Stockholders Agreement also grants to each holder of Senior Preferred Stock and each holder of Junior Preferred Stock the right of first refusal to purchase, subject to certain conditions, its pro rata share of any new securities the Company may issue. The Company must give each holder of Senior Preferred Stock and each holder of Junior Preferred Stock written notice of the Company's intention to issue certain new securities. The parties to the Stockholders Agreement have certain registration rights granted therein. See "Shares Eligible For Future Sale - Registration Rights."

     Airplane. During 1994, the Company purchased an aircraft for $250,000 from a company controlled by Mr. Paxson. The Company believes that the terms of such transaction were at least as favorable as it would have obtained in an arm's length transaction with an unaffiliated third party.

     Home Shopping Network, Inc. In connection with the departure in 1990 of Mr. Paxson from HSN, he executed a consulting agreement containing various restrictions upon activities by him that might be considered competitive with HSN, including activities as an investor in competitive and other enterprises. Although Mr. Paxson's consulting services to HSN terminated in 1994, certain of the restrictions survived. As the Company's business evolved, the possible effect of the consulting agreement upon Mr. Paxson's role as the Company's chief executive officer and controlling stockholder became unclear. The Company considered it advisable to eliminate doubts concerning, among other matters, Mr. Paxson's role as a chief executive officer and controlling stockholder as the Company's business developed, and the scope of HSN's rights under the consulting agreement. Accordingly, on August 25, 1995, the Company and Mr. Paxson agreed with HSN to, among other things, terminate HSN's rights under the consulting agreement in consideration of a payment to HSN by the Company of $1,200,000. In conjunction with this transaction Mr. Paxson advanced $1,200,000 to the Company in the form of a note bearing interest at 6%. The Company repaid the note in October 1995. An intangible asset has been recorded for $1,200,000 which will be amortized through maturity of the agreement.

     Shortly before the transaction with HSN, Mr. Paxson agreed with the Company that upon termination of HSN's rights under the consulting agreement, he will not compete with the Company for a period ending on December 31, 1999 (the date that the HSN consulting agreement would have otherwise terminated) or the date of a change of control (as defined with respect thereto) of the Company.

     Todd Communications, Inc. In 1993, Mr. Paxson contributed a demand note receivable in the amount of

$1,750,000 from Todd Communications, Inc., a company which owns WFSJ-FM (St. Augustine, Florida) and is beneficially owned by a member of Mr. Paxson's family. The note receivable accrues interest at the short-term annual applicable federal rate prescribed by the Internal Revenue Service with the balance of principal and interest due upon demand. Interest income received during 1994 on the note aggregated $70,900. The Company also performs limited sales support and administrative functions for Todd Communications, Inc., under a joint sales agreement. Todd Communications, Inc. is billed for efforts expended on terms comparable to those generally available from unaffiliated third parties.

     Whitehead Media. The Company initially financed the acquisition by Whitehead Media of each of WTVX-TV and WOAC-TV. Whitehead Media subsequently obtained refinancing from Banque Paribas, an affiliate of a holder of the Company's Junior Preferred Stock, and Canadian Imperial Bank of Commerce, an affiliate of one of the U.S. Underwriters, the proceeds of which were used to repay the debt owed by Whitehead Media to the Company and will be used to fund Whitehead Media's acquisition of WNGM-TV. The third party financing provided to Whitehead Media is unconditionally guaranteed by Mr. Paxson and Second Crystal Diamond, Limited Partnership ("Second Crystal"), an affiliate controlled by Mr. Paxson and through which he beneficially owns and controls a substantial portion of the Company's Class A Common Stock and Class B Common Stock. Such guarantees are secured by a pledge of a significant portion of Second Crystal's Class A Common Stock. The Company is permitted to operate stations WTVX-TV and WOAC-TV pursuant to time brokerage agreements and as a result of the third party financing to Whitehead Media has an option to purchase each of such stations, which options to purchase would otherwise be prohibited under FCC rules and regulations because each of such stations serves a market in which the Company has or will own another television station which also serves the same market.

     KLDT-TV. In connection with CNI securing the rights to acquire television station KLDT-TV in Dallas, Texas and, prior to such acquisition, operate the station pursuant to a time brokerage agreement, Mr. Paxson initially loaned CNI $1,000,000 to make a deposit with respect to such acquisition and guarantied the obligations of CNI under the purchase agreement and the time brokerage agreement. On January 9, 1996, the Company purchased such note from Mr. Paxson at its face value.

     Communications Equity Associates, Inc. J. Patrick Michaels, Jr. is Chairman of the Board and Chief Executive Officer of CEA. Prior to his becoming a Director in February 1995, the Company engaged CEA as a financial advisor in connection with the private placements of the Senior Preferred Stock and Junior Preferred Stock and the Private Offering, as well as with the Company's various lending relationships. In connection with such matters, management of the Company believes that its arrangements with CEA have been, and will continue to be, on terms comparable to those generally available from unaffiliated third parties.

     S. William Scott, Consulting. S. William Scott has an arrangement with the Company pursuant to which he provides consulting services to the Company with respect to the development of its news programming for its radio and television broadcast business and its radio network business. During 1993, 1994 and 1995, Mr. Scott was paid $84,000, $84,000 and $80,000 respectively, for such services. Mr. Scott has been providing such services since before he became a Director.

     World Travelers Network. Effective January 1, 1996, Mr. Paxson purchased certain assets of World Travelers Network, Inc. ("WTN"), a wholly-owned subsidiary of the Company. WTN's business was unprofitable and the Company had determined to discontinue its operations. Mr. Paxson purchased all of the assets of WTN except for its accounts receivable for $70,322 in cash, which price was equal to the book value of such assets. WTN retained its accounts receivable and accounts payable. The parties agreed that if Mr. Paxson resells such assets at a profit prior to April 1, 1996, the amount of any profit will be paid to the Company.

     South Carolina Radio Network. Effective January 1, 1996, Mr. Paxson purchased from the Company certain assets of the Company's South Carolina Radio Network, an unprofitable business segment which the Company had determined to discontinue. Mr. Paxson purchased all of the assets of the South Carolina Radio Network other than cash and accounts receivable for $45,413 in cash paid to the Company, which price was equal to the book value of such assets. The Company retained the cash, accounts receivable and accounts payable of the South Carolina Radio Network operation. The parties agreed that if Mr. Paxson resells such assets at a profit prior to April 1, 1996, the amount of any profit will be paid to the Company.

Transfer of Partnership Interest. On January 26, 1996, the Company transferred a partnership interest, substantially concurrently with its acquisition of such interest, to Mr. Paxson for approximately $900,000, which amount equaled the consideration paid for such interest by the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information as to the Company's voting securities beneficially owned as of January 15, 1995, and as adjusted to reflect the sale of the 10,000,000 shares of Class A Common Stock offered hereby by (i) each director of the Company, (ii) each Named Executive Officer,
(iii) all directors and executive officers of the Company as a group, (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, and (v) each Selling Stockholder.



                                                                                                 Percentage
                                                                                                     of
                                        Class A                          Class B                   Voting
                                      Common Stock                     Common Stock              Power of all
Names of Stockholders,         --------------------------       --------------------------         Common
Directors and Executive         Number of    Percent of         Number of    Percent of          Stock Prior      Number of Shares
Officers(a)                     Shares(b)  Class A Shares       Shares(b)  Class B  Shares       to Offering          Offered
-----------------------------  ----------  --------------       ---------  ---------------  --------------------  ----------------
Lowell W. Paxson(c)            24,256,555      92.5%            8,311,639       100%               98.3%              306,000
James B. Bocock(d)                665,000       2.5%                   --        --                  *                 33,000
Dean M. Goodman(d)                143,361        *                     --        --                  *                 23,000
Jon Jay Hoker(e)                   45,850        *                     --        --                  *                 16,000
Arthur D. Tek(d)                   90,000        *                     --        --                  *                 23,000
Anthony L. Morrison (d)             5,000        *                     --        --                  *                  5,000
Michael J. Marocco(f)(g)(h)     2,419,252       8.4%              806,417       8.8%                8.9%              318,801
John A. Kornreich(f)(g)(h)      2,419,252       8.4%              806,417       8.8%                8.9%              318,801
Sandler Partnerships(g)(h)      2,419,252       8.4%              806,417       8.8%                8.9%              318,801
J. Patrick Michaels, Jr.(i)       200,000        *                     --        --                  *                 21,000
S. William Scott(d)                 8,000        *                     --        --                  --                 5,000
All directors and executive
  officers as a group(a)(j)    27,833,018      94.0%            9,118,056       100%               98.6%              750,801

Other Selling Stockholders(a)
-----------------------------
BT Capital Partners, Inc. (k)          --        --                    --        --                  --               178,500
First Union Corporation of
  Virginia (k)(l)                      --        --                    --        --                  --               178,500
National Union Fire Insurance
  Company (g)(m)                  289,877       1.1%               96,626       1.1%                1.1%               38,199
Union Ventures Corporation
  (k)(n)                               --        --                    --        --                  --                24,000
PXN Investment Partnership
  (o)                             125,000        *                     --        --                  *                 13,000
Robert W. Johnson, IV (p)         100,000        *                     --        --                  *                 10,000
Smith PXN Company (q)              66,776        *                     --        --                  *                  7,000
Other Selling Stockholders
  as a group                      582,253       2.2%               96,626       1.1%                1.4%              449,199





                                  Percentage
                                  of Voting
                                 Power of all
Names of Stockholders,              Common
Directors and Executive          Stock After
Officers(a)                        Offering
-----------------------------      --------
Lowell W. Paxson(c)                    90%
James B. Bocock(d)                      *
Dean M. Goodman(d)                      *
Jon Jay Hoker(e)                        *
Arthur D. Tek(d)                        *
Anthony L. Morrison (d)                 *
Michael J. Marocco(f)(g)(h)            8.3%
John A. Kornreich(f)(g)(h)             8.3%
Sandler Partnerships(g)(h)             8.3%
J. Patrick Michaels, Jr.(i)             *
S. William Scott(d)                     *
All directors and executive
  officers as a group(a)(j)           97.2%

Other Selling Stockholders(a)
-----------------------------
BT Capital Partners, Inc. (k)           --
First Union Corporation of
  Virginia (k)(l)                       --
National Union Fire Insurance
  Company (g)(m)                       1.9%
Union Ventures Corporation
  (k)(n)                                --
PXN Investment Partnership
  (o)                                   *
Robert W. Johnson, IV (p)               *
Smith PXN Company (q)                   *
Other Selling Stockholders
  as a group                           1.2%

------------------
*    Less than one percent.
(a) The address of all persons in this table, unless otherwise specified, is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401.
(b) As used in this table, beneficial ownership means sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person. This table does not include 4,853,628 shares of non-voting Class C Common Stock issuable upon the exercise of warrants. In addition, for purposes of this table, beneficial ownership does not include the number of shares of Class A

     Common Stock issuable upon conversion of Class C Common Stock even though such shares are convertible under certain circumstances into shares of Class A Common Stock.
(c) Mr. Paxson is the beneficial owner of all of his Class A Common Stock and all of his Class B Common Stock through his control of Second Crystal Diamond, L.P. and Paxson Enterprises, Inc.
(d) Reflects vested options under the Company's Stock Incentive Plan. Shares offered will be obtained by exercising options.
(e) 45,000 of Mr. Hoker's shares reflect vested options under the Company's Stock Incentive Plan. Shares offered will be obtained by exercising options.
(f) Messrs. Marocco and Kornreich do not own any shares of the Company's Common Stock. Because of their interests in the general partner of Sandler Mezzanine Partners, L.P., Sandler Mezzanine Foreign Partners, L.P. and Sandler Mezzanine T-E Partners, L.P. (the "Sandler Partnerships"), Messrs. Marocco and Kornreich may be deemed to possess or share beneficial ownership of the shares of Senior Preferred Stock and Common Stock subject to warrants held by the Sandler Partnerships. Messrs. Marocco and Kornreich are also stockholders, directors and officers of certain corporations that serve as general partners of Sandler Mezzanine General Partnership, which is the general partner of each of the Sandler Partnerships. The Sandler Partnerships' ownership includes 2,419,252 shares of Class A Common Stock subject to warrants and 806,417 shares of Class B Common Stock subject to warrants.
(g) Address is c/o Sandler Media Group, Inc., 767 Fifth Avenue, New York, NY 10281.
(h) Represents shares of Class A Common Stock and Class B Common Stock subject to warrants held by the Sandler Partnerships. Shares offered will be obtained by exercising Class A Common Stock warrants.
(i) Address is 101 East Kennedy Boulevard, Suite 3300, Tampa, FL 33602. Mr. Michaels does not own any shares of Common Stock directly. Because of Mr. Michaels' interest in certain trusts and a partnership, he may be deemed the beneficial owner of such Class A Common Stock. Mr. Michaels disclaims beneficial ownership in such Class A Common Stock, except to the extent of his pecuniary interests in such trusts and partnerships.
(j) Includes 1,771,334 shares subject to vested options under the Company's Stock Incentive Plan and shares described in footnote (f).
(k) Shares offered will be obtained by exercising Class C Common Stock warrants and converting resulting Class C Common Stock to Class A Common Stock.
(l)  Address is 301 South College Street, 18th Floor, Charlotte, NC
     28288-0732.
(m) Shares offered will be obtained by exercising Class A Common Stock warrants.
(n) Address is c/o Union Bank, 445 South Figueroa Street, 13th Floor, Los Angeles, CA 90071.
(o) Address is c/o Communications Equity Associates, 101 East Kennedy Boulevard, Tampa, FL 33602, Attn: George Pollock, Jr.
(p)  Address is 630 Fifth Avenue, Suite 1510, New York, NY 10111.
(q) Address is 500 Plum Street, Suite 600, Syracuse, NY 13204, Attn: Lynn H. Smith.




                          DESCRIPTION OF CAPITAL STOCK

 General

      The Company's capital stock consists of 197,500,000 shares of common stock with a par value of $.001 per share, and 1,000,000 shares of preferred stock with a par value of $.001 per share. Of the 197,500,000 shares of common stock that the Company is authorized to issue: (a) 150,000,000 shares are designated as Class A Common Stock, (b) 35,000,000 shares are designated as Class B common stock (the "Class B Common Stock"), and (c) 12,500,000 shares are designated as Class C non-voting common stock (the "Class C Common Stock" and with the Class A Common Stock and Class B Common Stock, collectively, the "Common Stock"). Of the 1,000,000 shares of preferred stock that the Company is authorized to issue: (a) 2,000 shares have been designated as 15% Cumulative Compounding Redeemable Preferred Stock (the "Initial Senior Preferred Stock"), (b) 714.286 shares have been designated as Series B 15% Cumulative Compounding Redeemable Preferred Stock (the "Series B Preferred Stock," and with the Initial Senior Preferred Stock, collectively, the "Senior Preferred Stock"), and (c) 33,000 shares have been designated as Junior Cumulative Compounding Redeemable Preferred Stock (the "Junior Preferred Stock," and, with the Senior Preferred Stock, collectively, the "Preferred Stock"). Currently, 26,226,826 shares of Class A Common Stock, 8,311,639 shares of Class B Common Stock, no shares of Class C Common Stock, 2,000 shares of Initial Preferred Stock, 714.286 shares of Series B Preferred Stock, and 33,000 shares of Junior Preferred Stock are outstanding. In addition, 18,831,215 shares of Class A Common Stock are reserved for issuance with respect to: (a) the conversion of shares of Class B Common Stock to Class A Common Stock, (b) the conversion of shares of Class C Common Stock to Class A

 Common Stock, (c) the exercise of warrants issued in connection with the issuance of the Initial Senior Preferred Stock and the Junior Preferred Stock, and (d) the exercise of certain rights under the Company's Stock Incentive Plan.

 Common Stock

      Dividends. Subject to the Preferred Stock's prior right to dividends, holders of record of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date are entitled to receive such dividends as may be declared by the Company's board of directors out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of the Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as holders of Class B Common Stock receive (payable in shares of Class B Common Stock) and holders of Class C Common Stock receive (payable in shares of Class C Common Stock).

      Until December 15, 1998, the consent of the holders of a majority of the outstanding shares of the Initial Senior Preferred Stock and of the Series B Preferred Stock is required for the Company to declare any dividends on its Common Stock; and thereafter, such consent will continue to be required as long as any Senior Preferred Stock remains outstanding, except under certain limited circumstances. In addition, as long as any Junior Preferred Stock is outstanding, the Company cannot declare dividends on its Common Stock, except under certain limited circumstances.

      Voting Rights. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders of the Company, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except as otherwise provided by law. Holders of Class C Common Stock have no right to vote on any matter voted on by the stockholders of the Company, except as may be provided by law or as provided in limited circumstances in the Company's certificate of incorporation.

      Liquidation Rights. Upon liquidation, dissolution, or winding-up of the Company, the holders of Class A Common Stock are entitled to share pro rata with holders of Class B Common Stock and Class C Common Stock in all assets available for distribution after payment in full to creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.

      Other Provisions. Each share of Class B Common Stock and Class C Common Stock is convertible at the option of its holder into one share of Class A Common Stock at any time.

 Senior Preferred Stock

      Dividends. The holders of the Senior Preferred Stock are entitled under the Company's certificate of incorporation to cumulative dividends on a basis preferential to the holders of Common Stock and the holders of Junior Preferred Stock. From their respective dates of issue through December 15, 2000, the holders of Senior Preferred Stock would be entitled to receive cumulative dividends from the Company on each share of Senior Preferred Stock at the per annum rate of 15% of the Liquidation Price of such share. The Liquidation Price for each share of Senior Preferred Stock is defined as the sum of $1,000 plus all accrued and unpaid dividends with respect to such share. Accrued dividends on the Senior Preferred Stock are payable semi-annually to the holders of record of the Senior Preferred Stock as of the close of business on the applicable record date. The Company has the option to defer the payment of accrued dividends until the Senior Preferred

 Stock is redeemed. On January 1 and July 1 of each year, all dividends that have accrued on each share of Senior Preferred Stock and that have not theretofore been accumulated shall, to the extent not paid for any reason, be accumulated, and dividends will accrue on such accumulation until such accumulated dividends are paid. As of December 31, 1995, the Company has not paid any cash dividends on the Senior Preferred Stock, and there are $5,415,618 in accrued and unpaid dividends on the Senior Preferred Stock.

      Voting Rights. The affirmative vote or written consent of the holders of a majority of the outstanding shares of each class of Senior Preferred Stock is required in order for the Company to take the following actions: amend, alter or repeal any of the provisions of the certificate of incorporation or any resolution of the Company's board of directors or any other instrument establishing and designating the Senior Preferred Stock or any other capital stock of the Company so as to adversely affect the rights, privileges, preferences or powers of the Senior Preferred Stock; create or designate any stock on a parity with or senior to the Senior Preferred Stock; enter into an agreement that would prevent the Company from performing its obligations with respect to the Senior Preferred Stock; or pay dividends to the holders of, or redeem, securities of the Company or its subsidiaries junior to the Senior Preferred Stock, except as specifically provided therein.

      Liquidation Rights. Upon liquidation, dissolution, or winding-up of the Company, the holders of Senior Preferred Stock are entitled to a preference of $7,000 per share, plus accrued and unpaid dividends, over all classes and series of junior stock, including the Junior Preferred Stock, Class A Common Stock, Class B Common Stock, and Class C Common Stock, with respect to the assets available for distribution after payment in full of creditors.

      Redemption Rights. All the shares of Senior Preferred Stock are redeemable on or after December 15, 1996, at the option of the Company, in whole at any time, at a redemption price equal to the Liquidation Price for such shares, plus the amount of all unpaid dividends thereon, as of the redemption date, payable in cash. The Company is obligated to redeem on December 15, 2000, out of unrestricted funds legally available therefor, all the shares of the Senior Preferred Stock then outstanding, at a redemption price equal to the Liquidation Price for such shares, plus the amount of all unpaid dividends thereon, as of the redemption date, payable in cash. Holders of shares of the Senior Preferred Stock are entitled to require the Company to redeem their shares of Senior Preferred Stock upon the occurrence of certain events, such as a "change of control" (as defined with respect thereto) of the Company or the bankruptcy or similar event by the Company.

 Junior Preferred Stock

      Dividends.  The holders of the Junior Preferred Stock are entitled under the Company's certificate of incorporation to cumulative dividends on a basis preferential to the holders of Common Stock, but subordinate to the holders of Senior Preferred Stock. Until December 22, 2001, the holders of Junior Preferred Stock are entitled to receive cumulative dividends from the Company on each share of Junior Preferred Stock at the per annum rate of 12%
 of the Liquidation Price of such share.  The Liquidation Price for each share of Junior Preferred Stock is defined as the sum of $1,000 plus all accrued and unpaid dividends with respect to such share. For each year thereafter, the per annum rate shall increase by 1%. In addition, the dividend rate may be increased under certain circumstances, such as a change in control of the Company.  Accrued dividends on the Junior Preferred Stock are payable semi-annually to the holders of record of the Junior Preferred Stock as of the close of business on the applicable record date. Until December 22, 1999, the Company has the option to defer the payment of accrued dividends until the Junior Preferred Stock is redeemed.  On January
 1 and July 1 of each year, all dividends that have accrued on each share of Junior Preferred Stock and that have not theretofore been accumulated shall, to the extent not paid for any reason, be accumulated, and dividends will
 accrue on such accumulation until such accumulated dividends are paid.   As
 of December 31, 1995, the Company has not paid any cash dividends on the Junior Preferred Stock, and there are $4,188,513 in accrued and unpaid dividends on the Junior Preferred Stock. Holders of Junior Preferred Stock shall not be entitled to any dividends until the full amount of accrued and unpaid dividends to which holders of Senior Preferred Stock are entitled are paid.

      Voting Rights. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Junior Preferred Stock is required in order for the Company to take the following actions: amend, alter or repeal any of the provisions of the certificate of incorporation or any resolution of the Company's board of directors or any other instrument establishing and designating the Junior Preferred Stock or any other capital stock of the Company so as to adversely affect the rights, privileges, preferences or powers of the Junior Preferred Stock; create or designate any stock on a parity with or senior to the Junior Preferred Stock; enter into an agreement that would prevent the Company from performing its obligations with respect to the Junior Preferred Stock; or pay dividends to the holders of, or redeem, securities of the Company or its subsidiaries junior to the Junior Preferred Stock, except as specifically provided therein.

      Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Junior Preferred Stock are entitled to a preference of $1,000 per share, plus accrued and unpaid dividends, over all classes and series of junior stock, including the Class A Common Stock, Class B Common Stock, and Class C Common Stock, with respect to the assets available for distribution after payment in full of creditors, but the rights of holders of Junior Preferred Stock are subordinate in all such respects to those of holders of Senior Preferred Stock.

      Redemption Rights. Subject to the rights of the Senior Preferred Stock, all the shares of Junior Preferred Stock are redeemable, at the option of the Company, in whole at any time, at a redemption price equal to the Liquidation Price for such shares, plus the amount of all unpaid dividends thereon, as of the redemption date, payable in cash. Subject to the rights of the Senior Preferred Stock, the Company is obligated to redeem the Junior Preferred Stock on December 22, 2003, out of unrestricted funds legally available therefor, all the shares of the Junior Preferred Stock then outstanding, at a redemption price equal to the Liquidation Price for such shares, plus the amount of all unpaid dividends thereon, as of the redemption date, payable in cash. Holders of shares of the Junior Preferred Stock are entitled to require the Company to redeem their shares of Junior Preferred Stock upon the occurrence of certain events, such as a "change of control" (as defined with respect thereto) of the Company or the default by the Company under the terms of the Stockholders Agreement.

 Warrants

      In connection with the issuance of the Initial Senior Preferred Stock, the Company entered into a warrant agreement pursuant to which the Company issued to the holders of the Initial Preferred Stock warrants entitling the holders thereof to purchase shares of common stock of the Company. The warrant agreement was subsequently amended and certain warrants were cancelled in exchange for the issuance of the Series B Preferred Stock to the holders thereof. Currently, holders of such warrants are entitled to purchase for a nominal exercise price 2,709,129 shares of Class A Common Stock and 903,044 shares of Class B Common Stock. The holders of such warrants are entitled to notice of the consolidation, merger, or sale of substantially all of the assets of the Company, a reclassification of, tender offer or exchange offer for, Class A Common Stock and Class B Common Stock, a granting by the Company of subscription rights to the holders of Common Stock, or the voluntary or involuntary dissolution, liquidation or winding up of the Company. In addition, the holders of such warrants have certain anti-dilution protections that provide for, among other things, an increase in the number of shares of Class A Common Stock and Class B Common Stock for which each such warrant is exercisable in the event of certain issuances of shares of Common Stock by the Company at less than fair market value.

      In connection with the issuance of the Junior Preferred Stock, the Company entered into a separate warrant agreement pursuant to which the Company issued to such holders of Junior Preferred Stock warrants currently entitling the holders thereof to purchase for a nominal exercise price 4,853,628 shares of Class C Common Stock. The holders of such warrants are entitled to notice of the consolidation, merger or sale of substantially all of the assets of the Company, a reclassification of, tender offer or exchange offer for, Common Stock, a granting by the Company of subscription rights to the holders of Common Stock, or the voluntary or involuntary dissolution, liquidation or winding up of the Company. In addition, the holders of such warrants have certain anti-dilution protections that provide for, among other things, an increase in the number of shares of Class C Common Stock for which each such warrant is exercisable in the event of certain issuances of shares of Common Stock by the Company at less than fair market value.

 Certain Provisions of the Company's Certificate of Incorporation and Bylaws

      General. The provisions of the certificate of incorporation (the "Certificate of Incorporation") and bylaws (the "Bylaws") and the Delaware statutory law described in this section may delay or make more difficult acquisitions or changes of control of the Company that are not approved by the Company's board of directors.

      Advance Notice for Raising Business or Making Nominations at Meetings. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Company's board of directors, or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

      To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings or the Company's 1996 annual meeting of stockholders, at the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

      The notice of any stockholder proposal or nomination for election as a director must set forth the information required under the Bylaws. The person submitting the notice of nomination and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them.

      Preferred Stock and Additional Common Stock. Under the Certificate of Incorporation, the Company's board of directors has the authority to provide by board resolution for the issuance of shares of one or more series of preferred stock. The Company's board of directors is authorized to fix by resolution the terms and conditions of each such other series. See "General."

      The Company believes that the availability of additional preferred stock, issuable in series, and additional shares of the Common Stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as authorized but unissued shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of the Company's stock may then be listed.

      These provisions give the Company's board of directors the power to approve the issuance of a series of preferred stock, or additional shares of Common Stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

      Limitation of Liability and Indemnification. As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's Bylaws provide that the Company shall, to the fullest extent authorized by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all director and officers and all persons serving at the request of the company as director, trustee, officer, employee or agent of another corporation or of a partnership, trust or other enterprise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

      Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law (Section 203) provides that, subject to certain exceptions specified therein, an interested stockholder of a Delaware corporation shall not engage in any business combination with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

      Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The certificate of incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of
 Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company's board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

 Transfer Agent and Registrar

      The transfer agent and registrar for the Class A Common Stock is First Union National Bank, Charlotte, North Carolina.

                       SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the Offering, the Company will have 35,869,826 shares of Class A Common Stock (37,026,826 if the Underwriter's over-allotment option is exercised in full and which gives effect to the issuance of 814,000 shares upon the exercise of warrants and options), 8,311,639 shares of Class B Common Stock and no shares of Class C Common Stock outstanding, assuming no exercise of the Underwriter's over-allotment and no further exercise of outstanding options and warrants. Of these shares, the 10,000,000 shares of Class A Common Stock sold in this Offering and 1,383,128 shares of Class A Common Stock outstanding prior to this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by the Company's affiliates ("Affiliates"), as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 24,843,698 shares of Class A Common Stock and all of the shares of Class B Common Stock held by existing stockholders upon completion of this offering will be restricted securities within the meaning of Rule 144 and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.

 Sales of Restricted Shares

      Approximately 23,950,555 shares of Class A Common Stock and all of the outstanding shares of Class B Common Stock are eligible for sale in the public market pursuant to Rule 144 under the Securities Act. In addition, 536,143 shares of Class A Common Stock will become eligible for sale at various times in the public market pursuant to Rule 144. In addition, certain existing holders of (i) 24,486,698 shares of Class A Common Stock
 (ii) warrants exercisable for 2,352,129 additional shares of Class A Common Stock, (iii) all 8,311,639 shares of the Class B Common Stock which are converted into the same number of shares of Class A Common Stock, (iv) warrants exercisable for 903,043 shares of Class B Common Stock which are converted into the same number of shares of Class A Common Stock, and (v) warrants exercisable for 4,472,628 shares of Class C Common Stock which are converted into the same number of shares of Class A Common Stock, have rights to require registration of their shares under certain circumstances.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned shares for at least two years (including the holding period of certain prior owners), will be entitled to sell in brokers' transactions or to market makers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Class A Common Stock (a limit of approximately 358,698 shares immediately after the Offering), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject, generally, to the filing of a Form 144 with respect to such sales and certain other limitations and restrictions. In addition, a person (or person whose shares are aggregated) who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Further, Rule 144A under the Securities Act as currently in effect permits the immediate sale of restricted shares to certain qualified institutional buyers without regard to the volume restrictions described above. The Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k). If this proposal is adopted, additional shares of Class A Common Stock will become eligible for sale to the public sooner than would be the case under Rule 144, as currently in effect.

 Options

      As of December 31, 1995, options to purchase 1,771,334 shares of Class A Common Stock were outstanding under the Stock Incentive Plan, and 2,053,775 shares of Class A Common Stock were reserved for issuance under the Stock Incentive Plan. The Company has filed a registration statement on Form S-8 under the Securities Act with respect to the shares issuable under the Stock Incentive Plan, and shares of Class A Common Stock issued under the Stock Incentive Plan are therefore immediately eligible for sale in the public market. Executive officers of the Company who are included in the Selling Stockholders have agreed with the Underwriters that shares issuable to them under the Stock Incentive Plan are subject to a 180-day lock-up period. See "Underwriting."

 Warrants

      Upon completion of the Offering, there will be outstanding warrants to purchase 2,352,129 shares of Class A Common Stock (2,009,129 shares if the Underwriter's over-allotment option is exercised in full), warrants to purchase 903,043 shares of Class B Common Stock and warrants to purchase 4,472,628 shares of Class C Common Stock. Shares of Class B Common Stock and Class C Common Stock are convertible to shares of Class A Common Stock at the option of the holder thereof on a one-for-one basis. The holders of warrants to purchase Class B Common Stock or Class C Common Stock may elect, under certain circumstances, to receive an identical number of shares of Class A Common Stock in lieu of receiving shares of Class B Common Stock or Class C Common Stock. Shares issuable pursuant to the exercise of warrants to purchase Class A Common Stock or Class B Common Stock (including any shares of Class A Common Stock issued as a result of the exercise of the right of a holder of warrants to purchase Class B Common Stock to instead receive Class A Common Stock) will upon issuance be eligible for sale in compliance with the limitations of Rule 144 previously described. Shares of Class A Common Stock that are issuable upon the exercise of warrants to purchase shares of Class C Common Stock which have been converted to shares of Class A Common Stock shall be eligible for sale in compliance with the limitations of Rule 144 after December 22, 1996. The holders of all of the warrants described above have agreed with the Underwriters that any shares of Common Stock they may receive upon the exercise of warrants are subject to a 180-day lock-up. See "Underwriting."

 Registration Rights

      Pursuant to registration rights granted in the Stockholders Agreement, certain holders of Senior Preferred Stock may require the Company to register with the Commission under and in accordance with the Securities Act all or part of their "Registrable Shares" (as defined in the Stockholders Agreement). Registrable Shares are defined to include shares issued or issuable as "Warrant Shares" (as defined in the Stockholders Agreement) (as adjusted for certain stock splits, stock dividends, recapitalizations and similar events) and any securities issued to the holders of Senior Preferred Stock pursuant to their exercise of certain rights of first refusal. The Company is required to effectuate a demand registration at the request of holders of Senior Preferred Stock only if (i) it has been requested and consented to by the holders of a majority of the Registrable Shares held by the holders of Senior Preferred Stock, and (ii) the shares as to which registration is requested represent at least 25% of the aggregate Registrable Shares held by holders of Senior Preferred Stock participating in such registration. Generally, the holders of Senior Preferred Stock as a group are entitled to three demand registrations.

      Pursuant to the registration rights granted in the Stockholders Agreement, two holders of Junior Preferred Stock each have one demand registration right, exercisable after six months from the date hereof, to require the Company to register with the Commission under and in accordance with the Securities Act all of its Registrable Shares.

      Pursuant to the registration rights granted in the Stockholders Agreement, the Management Investors (which are affiliates of Mr. Paxson) may require the Company to register with the Commission under and in accordance with the Securities Act all or part of their respective Registrable Shares. The Company is required to effectuate a demand registration for the Management Investors only if (i) it has been requested or consented to by Management Investors holding a majority of the Registrable Shares held by the Management Investors, and (ii) the shares as to which registration is requested represent at least 25% of the aggregate Registrable Shares held by the Management Investors participating in such registration. Generally, the Management Investors as a group are entitled to five demand registrations.

      If at any time the Company proposes to file on its own behalf or on behalf of any holder or holders of any equity securities a registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or any successor form for the registration of securities to be offered pursuant to an employee benefit plan), then the Company must give notice to the holders of Senior Preferred Stock, the holders of Junior Preferred Stock, the Management Investors and certain other stockholders of their respective rights to include certain Registrable Shares held by such persons in a piggy-back registration. The Company has the right to abandon any such registration.

      In the case of a demand or certain piggy-back registrations, the Company will pay all registration expenses except underwriting discounts and commissions and transfer taxes. In the case of a piggy-back registration, each participating holder of Senior Preferred Stock or Junior Preferred Stock, each participating Management Investor and each of certain other participating parties shall pay its pro rata share of the incremental registration filing fees and shall pay all fees and disbursements of its counsel (other than a single counsel for certain holders) incurred in connection therewith.

      The registration rights provisions of the Stockholders Agreement allocate Registrable Shares among participating holders of Senior Preferred Stock, holders of Junior Stock Preferred Stock and the Management Investors if fewer than all the requested shares are to be included in a registration statement. The registration rights of such holders generally have priority over those of other parties that may have registration rights.

                                  UNDERWRITING

      Upon the terms and subject to the conditions stated in the U.S. Underwriting Agreement dated the date of this Prospectus, each of the underwriters of the U.S. Offering of Class A Common Stock named below (the "U.S. Underwriters"), for whom Smith Barney Inc., PaineWebber Incorporated, CIBC Wood Gundy Securities Corp., and BT Securities Corporation are acting as representatives (the "Representatives"), has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to each U.S. Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such U.S. Underwriter.



      U.S. Underwriter                                             Number of Shares
      ----------------                                             ----------------
               Smith Barney Inc.   . . . . . . . . . . . . .

               PaineWebber Incorporated  . . . . . . . . . .

               CIBC Wood Gundy Securities Corp.  . . . . . .

               BT Securities Corporation   . . . . . . . . .                ----


                 Total . . . . . . . . . . . . . . . . . . .           8,000,000
                                                                       =========


      Under the terms and subject to the conditions stated in the International Underwriting Agreement dated the date of this Prospectus, each of the managers of the concurrent International Offering of Class A Common stock named below (the "Managers"), for whom Smith Barney Inc., PaineWebber International (U.K.) Ltd., CIBC Wood Gundy Securities Corp. and Bankers Trust International PLC are acting as lead managers (the "Lead Managers") has severally agreed to purchase, and the Company has agreed to sell to each Manager, the number of shares of Class A Common Stock set forth opposite the name of such Manager.


      Manager                                                        Number of Shares
      -------                                                        ----------------
             Smith Barney Inc. . . . . . . . . . . . . . . . . .

             PaineWebber International (U.K.)  Ltd.  . . . . . .

             CIBC Wood Gundy Securities Corp.  . . . . . . . . .

             Bankers Trust International PLC . . . . . . . . . .              ----




                Total  . . . . . . . . . . . . . . . . . . . . .         2,000,000
                                                                         =========

      Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the several U.S. Underwriters and the several Managers to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

      The U.S. Underwriters and the Managers initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at such price less a concession not in excess of $___________ per share below the public offering price. The U.S. Underwriters and the Managers may allow, and such dealers may reallow, a concession not in excess of $_______ per share to any other U.S. Underwriter or Manager, respectively, or to certain other dealers. After the Offering, the public offering price and such concessions may be changed by the U.S. Underwriters and the Managers.

      The Company and the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to an aggregate of 1,500,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares in such table.

      The Company, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including under the Securities Act.

      The Company, its officers and directors, and certain of the Company's existing stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.

      The U.S. Underwriters and the Managers have entered into an agreement between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the 8,000,000 shares of Class A Common Stock offered in the U.S. Offering (plus any of the shares to cover over-allotments): (i) it is not purchasing any such shares for the account of anyone other than a U.S., or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada to anyone other than a U.S or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the 2,000,000 shares offered in the International Offering: (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each U.S. Underwriter and Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

      The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including: (i) certain purchases and sales between

 U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as Manager or by a Manager who is also acting as U.S. Underwriter and (iv) other transactions specifically approved by the Representatives. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to U.S. or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

      Any offer of shares of Class A Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

      Each Manager has represented and agreed (i) that it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares of Class A Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985, (ii) that it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving, the United Kingdom and (iii) that any document received by it in connection with the issue of the shares of Class A Common Stock has not been passed on and will not be passed on in the United Kingdom to any person unless that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom such documents may otherwise lawfully be issued or passed on.

      No action has been or will be taken in any jurisdiction by the Company or the Managers that would permit an offering to the general public of the shares of Class A Common Stock offered hereby in any jurisdiction other than the United States.

      Purchasers of the shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this Prospectus.

      Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the public offering price as then in effect for shares of Class A Common Stock being sold by the U.S. Underwriters, less all or any part of the selling concessions unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares of Class A Common Stock initially available for sale by the U.S. Underwriters and by the Managers may be more or less that the number of shares of Class A Common Stock appearing on the front cover of this Prospectus.

      BT Capital Partners, Inc., an affiliate of BT Securities Corporation, one of the U.S. Underwriters, is a holder of the Junior Preferred Stock and warrants for Class C Common Stock and is a Selling Stockholder in this Offering. Bankers Trust Company, another affiliate of BT Securities Corporation, has in the past provided commercial banking services for an affiliate of the Company and may provide other financial or investment banking services through its affiliates to the Company or its affiliates in the future.

      Smith Barney Inc. ("Smith Barney") and CIBC Wood Gundy Securities Corp. ("CIBC") participated as initial purchasers in connection with the sale by the Company of its Notes in September 1995. In addition, an affiliate of CIBC, Canadian Imperial Bank of Commerce, is a lender under the New Credit Facility and, additionally, has provided Whitehead Media with a loan, the proceeds of which were used in part to repay indebtedness to the Company incurred in connection with the acquisition of stations WTVX-TV and WOAC-TV.

      Smith Barney and CIBC have from time to time provided investment banking and financial advisory services to the Company and may continue to do so in the future. Smith Barney and CIBC have received customary fees for such services.


                                 LEGAL MATTERS

      Certain legal matters with respect to the issuance of Class A Common Stock will be passed upon for the Company by Holland & Knight (a partnership including professional associations), and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation). Certain legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC will be passed upon for the Company and the Underwriters by Dow, Lohnes & Albertson.


                                    EXPERTS

      The consolidated financial statements of the Company as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994, the financial statements of KZKI-TV (a division of Sandino Telecasters, Inc.) as of and for the year ended January 31, 1995, the financial statements of Paugus Television, Inc. (WGOT-TV), and Delaware Valley Broadcasters (WTGI-TV) and WTVX-TV, Krypton Broadcasting of Ft. Pierce, Inc. as of and for the year ended December 31, 1994 and the combined financial statements of San Jacinto Television Corporation and DuPont Investment Group, 85 Ltd. as of and for the year ended December 31, 1994 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent certified public accountants, given on authority of said firm as experts in auditing and accounting (the reports related to the financial statements of KZKI-TV (a division of Sandino Telecasters, Inc.), Paugus Television, Inc. (WGOT-TV) the combined financial statements of San Jacinto Television Corporation and DuPont Investment Group, 85 Ltd. contain an explanatory paragraph relating to the entities ability to continue as a going concern as described in Note 1 to such financial statements and combined financial statements). Price Waterhouse LLP has not examined, compiled or applied agreed upon procedures to the Pro Forma Financial Information included in this Prospectus and, consequently, assumes no responsibility for the Pro Forma Financial Information and does not express an opinion or any other form of assurance with respect thereto.

      The consolidated financial statements of the Company for the year ending December 31, 1992 included in this Prospectus have been so included in reliance on the report of by Ryals, Brimmer, Burek & Keelan, independent certified public accountants given on authority of said firm as experts in auditing and accounting.


                             AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered by this Prospectus. For the purposes hereof, the term Registration Statement means the original Registration Statement and any and all amendments thereto, including the schedules and exhibits to such Registration Statement or any such amendment. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, to which reference is hereby made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

      The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      Reports, proxy statements, and other information concerning the Company can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

                    INDEX TO PRO FORMA FINANCIAL INFORMATION


    Pro Forma Financial Information .............................................. P-2


    Unaudited Pro Forma Consolidated Statement of Operations:

      For the Year Ended December 31, 1994 ....................................... P-3

      For the Nine Months Ended September 30, 1995 ............................... P-3

      Notes to Unaudited Pro Forma Consolidated Statement of Operations........... P-4


    Unaudited Pro Forma Consolidated Balance Sheet:

      As of September 30, 1995 ................................................... P-5

      Notes to Unaudited Pro Forma Consolidated Balance Sheet..................... P-6

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma statement of operations and other data for the year ended December 31, 1994 and the nine months ended September 30, 1995 give effect to: (i) the consummation of the Offering; (ii) the offering of the Notes and the execution of the New Credit Facility; and (iii) significant business acquisitions consummated since January 1, 1994 (as reflected herein), as if such events included in (i) through (iii) had occurred on January 1, 1994. In addition, depreciation and amortization expense has been increased for each period to reflect preliminary purchase price allocations for all stations included in the Proposed Acquisitions. The unaudited pro forma balance sheet data as of September 30, 1995 give effect to (i) the consummation of the Offering and the Proposed Acquisitions; (ii) receipt of proceeds from the repayment of indebtedness owed by Whitehead Media to the Company; (iii) repayment of a note payable to the Company's principal stockholder; (iv) the execution of the New Credit Facility; and (v) certain acquisitions which have closed subsequent to September 30, 1995, as if such events included in (i) through (v) had occurred on September 30, 1995.

     The Proposed Acquisitions will be accounted for using the purchase method of accounting. The total cost of the Proposed Acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the respective purchase prices included in the pro forma financial information is preliminary. The Company does not expect that the final allocation of the purchase prices will materially differ from the preliminary allocation.

     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The pro forma consolidated financial information should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The unaudited pro forma statement of operations data are not necessarily indicative of the results that would have occurred if the Offering and the Proposed Acquisitions had occurred on the dates indicated, nor are they indicative of the Company's future results of operations. There can be no assurance whether or when the Proposed Acquisitions will be consummated.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                             For the Year Ended December 31, 1994
                                 -------------------------------------------------------------------------------------------------
                                              The                            Los                West Palm   Pro Forma      Pro
                                 Company    Merger(a) Philadelphia  Houston Angeles    Boston     Beach     Adjustments   Forma
                                 -------------------------------------------------------------------------------------------------
Total Revenue                     $62,067    $9,539      $3,111     $2,665   $1,712     $1,222   $5,190     $   (135)(b)   $85,371
Operating expenses, excluding
  depreciation and                 51,225     9,197       2,721      2,221    1,041      1,946    4,073       (1,541)(c)    70,883
  amortization
Depreciation and amortization      12,404     1,288         391        225      743        203      521       11,410 (d)    27,185
                                   -------   ------      ------       ----     ----       ----     ----      -------       -------
Income (loss) from operations      (1,562)     (946)         (1)       219      (72)      (927)     596      (10,004)      (12,697)

Interest income (expense), net     (4,875)      258        (461)      (106)    (856)      (332)    (748)     (21,430)(e)   (28,550)

Other income (expense), net            (5)                 (505)       442                 (51)    (124)         124 (f)      (119)
Benefit for income taxes            1,680                                                                                    1,680
                                   ------    ------      ------       ----     ----       ----     ----
Net income (loss)                 $(4,762)    $(688)      $(967)      $555    $(928)   $(1,310)   $(276)
                                                         ======       ====   ======    =======   ======

Dividends and accretion on
  preferred stock and common
  stock warrants (g)               (3,386)  (19,705)
                                   ------   -------
Net loss attributable to
common stock and common stock
equivalents                       $(8,148) $(20,393)
                                  =======  ========
Net loss per share (h)              (0.14)
Net loss per share
attributable to common stock        (0.24)
and common stock equivalents (h)

Weighted average shares
outstanding -
  primary and fully diluted (i)    33,430
                                   ======


                                                               For the Nine Months Ended September 30, 1995
                                 -------------------------------------------------------------------------------------------------
                                                                            Los                West Palm    Pro Forma      Pro
                                 Company     Philadelphia      Houston     Angeles     Boston     Beach     Adjustments   Forma
                                 -------------------------------------------------------------------------------------------------
Total Revenue                     $71,524        $370         $648         $1,019      600        $3,124       105 (b)     $77,390
Operating expenses, excluding
  depreciation, amortization       58,978         273          413            351      583         2,682      (392)(c)      62,888
  and option plan compensation
Option plan compensation (j)        9,809                                                                                    9,809
Depreciation and amortization      13,079          33           92            279      128           294       484 (d)      20,389
                                  -------        ----          ---           ----     ----          ----     -----         -------
Income (loss) from operations     (10,342)         64          143            389     (111)          148    (5,987)        (15,696)
Interest expense, net              (7,853)        (45)         (46)          (271)    (174)         (532)  (12,492)(e)     (21,413)
Other expense, net                    (46)        (31)                                 (10)          (88)      129 (f)         (46)
Benefit, for income taxes             960                                                                                      960
Extraordinary item and
  cumulative effect of a change
  in accounting principle         (10,626)
                                 --------        ----         ----          -----   ------         -----
Net income (loss)                $(27,907)       $(12)         $97           $118    $(295)        $(472)
                                 ========        ====         ====          =====   ======         =====
Dividends and accretion on
preferred stock and common stock
warrants (g)                       (9,121)
                                 --------
Net loss attributable to
common stock and common stock
equivalents                      $(37,028)
                                 ========
Loss per share data:

Net loss per share (h)             $(0.81)
Net loss per share
attributable to common stock
  and common stock
  equivalents (h)                   (1.08)

Weighted average shares
  outstanding -  primary and
  fully diluted (i)                34,405
                                   ======


      Notes to Unaudited Pro Forma Consolidated Statement of Operations
                                (in thousands)

             (a) Reflects the inclusion of the results of operations of The American Network Group, Inc. ("ANG"), WPBF-TV and WTLK-TV, in the period prior to their respective acquisitions and consolidation with the Company.

             (b) To reflect the elimination of time brokerage revenue of $135 (WTLK-TV) and $184 (Houston) recorded in the prior operators' financial information for the year ended December 31, 1994, and the nine months ended September 30, 1995, respectively, and the increase in revenue of $289 for the month of January 1995 to reflect a full nine months of revenue for the period ended September 30, 1995 as Los Angeles' prior operator's fiscal year was February 1 to January 31.

             (c) To reflect the elimination of (i) $1,437 and $372 of general and administrative costs which represent redundant facilities and staff for operations acquired; (ii) $152 and $0 of general and administrative expenses which represent legal and investment banking expenses related to the sale of the station to the Company in a prior operator's financial information; (iii) $152 and $184 which represent time brokerage fees paid to prior operators; (iv) the increase in time brokerage expense of $200 and $104 for additional fees to be paid to operators for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively; and (v) the increase in operating expense of $60 for the month of January 1995 to reflect a full nine months of expenses for the period ended September 30, 1995 as Los Angeles' prior operator's fiscal year was February 1 to January 31.

             (d) To reflect the increase in depreciation and amortization expense for purchase accounting allocations made for the acquisitions which have closed since January 1, 1994 and the Proposed Acquisitions as follows:

                                                    For the Year Ended      For the Nine Months Ended
                                                    December 31, 1994          September 30, 1995
                                                    ------------------      -------------------------
Pro forma depreciation............................     $ 17,905                     $ 13,429
Pro forma amortization............................        9,280                        6,960
                                                       --------                     --------
Total pro forma depreciation and amortization.....       27,185                       20,389
Less: amounts as reported.........................      (15,775)                     (13,905)
                                                       --------                     --------
Total.............................................     $ 11,410                     $  6,484
                                                       ========                     ========

             (e) Adjustment necessary to reflect interest expense associated with the Notes.

             (f) To reflect the elimination of (i) $636 and $129 of non-recurring expenses relating to bankruptcy reorganization expenses and management fees for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively; and (ii) $512 of bankruptcy reorganization income for the year ended December 31, 1994.

             (g) Dividends and accretion on preferred stock and common stock warrants represent such amount for the Senior Preferred Stock (15% dividend rate), redeemable Class A and B common stock warrants and Junior Preferred Stock (12% dividend rate). Such capital stock is mandatorily redeemable and certain issues accrete. See "Description of Capital Stock."

             (h) Loss per share data for the year ended December 31, 1994 give pro forma effect to (i) the Company's amended capital structure related to the merger with ANG, and (ii) a stock dividend on common shares outstanding on January 1, 1995.

             (i) Weighted average shares outstanding for the year ended December 31, 1994 give pro forma effect to (i) the Company's amended capital structure related to the merger with ANG of 22,287 shares; and (ii) a stock dividend on common shares outstanding on January 1, 1995 of 11,143 shares.

             (j) Option plan compensation represents a non-cash charge associated with the granting of common stock options to employees under the Company's Stock Incentive Plan. See
        "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations" and
        "Management-Stock Incentive Plan."

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            (dollars in thousands)


                                                                      As of September 30, 1995
                                              --------------------------------------------------------------------
                                                                Transactions
                                                                Subsequent to         Pro Forma
                                               Company       September 30, 1995      Adjustments     Pro Forma (a)
                                              --------------------------------------------------------------------
Assets
Current Assets:
Cash and cash equivalents                     $ 57,945          $24,196  (b)         $124,260  (h)      $ 89,001
                                                                 (1,200) (c)          (10,000) (i)
                                                                  6,800  (d)          (75,300) (g)
                                                                (23,500  (e)          (14,200) (j)
Accounts receivable, net                        14,173                                                    14,173
Prepaid expenses and other current assets        1,559                                                     1,559
Current deferred income taxes                      195                                                       195
Current program rights                           1,182                                                     1,182
                                              --------          -------              --------          ---------
  Total current assets                          75,054            6,296                24,760            106,110
Property and equipment, net                     75,064            3,900  (f)           15,300  (f)       108,464
                                                                                       14,200  (j)
Intangible assets, net                          87,687                                 43,000  (f)       130,687
Investment in broadcast properties              28,013          (24,196) (b)           17,000  (f)        40,417
                                                                 19,600  (f)
Other assets, net                               15,245            3,200  (d)                              18,445
Related party notes receivable                   2,500                                                     2,500
Program rights, net                                366                                                       366
                                              --------          -------              --------          ---------
  Total assets                                $283,929          $ 8,800              $114,260         $  406,989
                                              ========          =======              ========          =========

Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable and accrued liabilities    $  6,048                                                   $ 6,048
  Current portion of program rights              1,056                                                     1,056
  Related party note payable                     1,200          $(1,200) (c)                                   0
  Current portion of long-term debt                333                                                       333
                                              --------          -------              --------          ---------
  Total current liabilities                      8,637           (1,200)                                   7,437
Program rights payable                             637                                                       637
Long-term debt                                   2,665           10,000  (d)         $(10,000) (i)         2,665
Deferred income taxes                              605                                                       605
Senior subordinated notes, net (l)             227,311                                                   227,311
Redeemable Senior Preferred stock (m)           16,138                                                    16,138
Redeemable class A and B common
  stock warrants (n)                             4,379                                   (433) (k)            --
                                                                                       (3,946) (n)
Redeemable Series B preferred stock (m)          2,083                                                     2,083
Redeemable Junior preferred stock (m)           30,399                                                    30,399
Class A Common Stock (m)                            26                                     10  (k)            36
Class B Common Stock (m)                             8                                                         8
Class C Common Stock (m)                            --                                                        --
Class A and B Common Stock Warrants (n)             --                                  3,946  (n)         3,946
Class C common stock warrants (m)                5,339                                   (419) (k)         4,920
Stock subscription notes receivable                (72)                                                      (72)
Additional paid-in-capital                      33,905                                125,102  (k)       159,007
Deferred option plan compensation               (2,179)                                                   (2,179)
Accumulated deficit                            (45,952)                                                  (45,952)
                                              --------          -------              --------          ---------
Total liabilities and stockholders' equity    $283,929          $ 8,800              $114,260          $ 406,989
                                              ========          =======              ========          =========

            Notes to Unaudited Pro Forma Consolidated Balance Sheet
                             (dollars in thousands)

     (a)  Pro forma balance sheet data as of September 30, 1995 give effect to:
(i) the consummation of the Offering, the Proposed Acquisitions and the release of the holders' put on the Class A and Class B common stock warrants; (ii) receipt of proceeds from the repayment of indebtedness owed by Whitehead Media to the Company; (iii) repayment of a note payable to the Company's principal stockholder; (iv) the execution of the New Credit Facility; and (v) certain acquisitions which have closed subsequent to September 30, 1995, as if such events included in (i) through (v) had occurred on September 30, 1995.

     (b) To reflect the proceeds from the repayment of indebtedness owed by Whitehead Media to the Company.

     (c) Reflects the use of cash to repay a note payable to the Company's principal stockholder.

     (d) Proceeds from the initial $10 million borrowing on the New Credit Facility net of an estimated $3.2 million of additional deferred financing costs associated with the offering of the Notes and the New Credit Facility.

     (e) Reflects the use of cash for the acquisitions subsequent to September 30, 1995.

     (f) To reflect the increases in fixed and intangible assets for purchase accounting allocations made for the Proposed Acquisitions ($75.3 million) and the acquisitions subsequent to September 30, 1995 ($23.5 million). Allocation of purchase price reflects capital expenditures and ownership of Akron, New York and Dallas with remaining properties reflected as investments in broadcast properties in which the Company financed the acquisition of time brokered stations by third parties.

     (g) Reflects the use of cash for the Proposed Acquisitions.

     (h) To reflect the proceeds from the Offering, net of the underwriting discounts and commissions and estimated offering expenses.

     (i) To reflect the repayment of the New Credit Facility.

     (j) To reflect the use of proceeds for capital expenditures on existing properties.

     (k) To reflect the capitalization due to the Offering.

     (l) Net of original issue discount of $2.7 million.

     (m) See "Description of Capital Stock."

     (n) Upon consummation of the Offering, the holders' put rights on the Class A and Class B common stock warrants will be released and the unexercised warrants reclassified to common equity.

     For additional information with respect to specific prices and capital expenditures for each Proposed Acquisition, see "Proposed Acquisitions."

                       PAXSON COMMUNICATIONS CORPORATION

                         INDEX OF FINANCIAL STATEMENTS

                                                                                                 PAGE
                                                                                                 -----
PAXSON COMMUNICATIONS CORPORATION
Consolidated Financial Statements -- December 31, 1994, 1993 and 1992
Report of Independent Certified Public Accountants.............................................  F-2
Consolidated Balance Sheets....................................................................  F-3
Consolidated Statements of Operations..........................................................  F-5
Consolidated Statements of Changes in Common Stockholders' Equity..............................  F-6
Consolidated Statements of Cash Flows..........................................................  F-7
Notes to Consolidated Financial Statements.....................................................  F-9
PAXSON COMMUNICATIONS CORPORATION
Unaudited Interim Consolidated Financial Statements -- September 30, 1995 and 1994
Consolidated Balance Sheets September 30, 1995 and December 31, 1994...........................  F-28
Consolidated Statements of Operations for the Nine Months Ended................................  F-29
Consolidated Statements of Operations for the Three Months Ended...............................  F-30
Consolidated Statements of Changes in Common Stockholders' Equity..............................  F-31
Consolidated Statements of Cash Flows..........................................................  F-32
Notes to Consolidated Financial Statements.....................................................  F-33
KZKI-TV (A DIVISION OF SANDINO TELECASTERS, INC.)
Financial Statements -- January 31, 1995
Report of Independent Certified Public Accountants.............................................  F-35
Balance Sheet..................................................................................  F-36
Statements of Operations.......................................................................  F-37
Statements of Changes in Divisional Deficit....................................................  F-38
Statements of Cash Flows.......................................................................  F-39
Notes to Financial Statements..................................................................  F-40
PAUGUS TELEVISION, INC. (WGOT-TV)
Financial Statements -- December 31, 1994
Report of Independent Certified Public Accountants.............................................  F-43
Balance Sheet..................................................................................  F-44
Statement of Operations........................................................................  F-45
Statement of Changes in Stockholders' Deficit..................................................  F-46
Statement of Cash Flows........................................................................  F-47
Notes to Financial Statements..................................................................  F-48
DELAWARE VALLEY BROADCASTERS (WTGI-TV)
Financial Statements -- December 31, 1994
Report of Independent Certified Public Accountants.............................................  F-52
Balance Sheet..................................................................................  F-53
Statement of Operations........................................................................  F-54
Statement of Changes in Partner's Deficit......................................................  F-55
Statement of Cash Flows........................................................................  F-56
Notes to Financial Statements..................................................................  F-57
SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.
Combined Financial Statements -- December 31, 1994
Report of Independent Certified Public Accountants.............................................  F-61
Combined Balance Sheet.........................................................................  F-62
Combined Statement of Operations...............................................................  F-63
Combined Statement of Changes in Combined Deficit..............................................  F-64
Combined Statement of Cash Flows...............................................................  F-65
Notes to Combined Financial Statements.........................................................  F-66
KRYPTON BROADCASTING OF FT. PIERCE, INC. (WTVX-TV)
Financial Statements -- December 31, 1994
Report of Independent Certified Public Accountants.............................................  F-71
Balance Sheet..................................................................................  F-72
Statement of Operations........................................................................  F-73
Statement of Changes in Shareholder's Equity...................................................  F-74
Statement of Cash Flows........................................................................  F-75
Notes to Financial Statements..................................................................  F-76

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
of Paxson Communications Corp.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in common stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Paxson Communications Corp. and its subsidiaries (the "Company") at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The financial statements of the Company for the year ended December 31, 1992 were audited by other independent accountants whose report dated June 20, 1994 expressed an unqualified opinion on those statements.

/s/ Price Waterhouse LLP
--------------------------------------
PRICE WATERHOUSE LLP

Tampa, Florida
March 15, 1995

                          PAXSON COMMUNICATIONS CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                     1994               1993
                                                                 -------------      ------------
                            ASSETS
Current assets:
  Cash and cash equivalents....................................  $  21,571,658      $  7,019,747
  Accounts receivable, less allowance for doubtful accounts of
     $556,950 and $212,244, respectively.......................     13,569,198         6,366,719
  Related party note receivable................................      1,750,000         1,750,000
  Prepaid expenses and other current assets....................      1,579,954         1,423,335
  Current deferred income taxes................................        194,940                --
  Current program rights.......................................      1,980,000                --
                                                                 -------------      ------------
          Total current assets.................................     40,645,750        16,559,801
Property and equipment, net....................................     45,350,430        20,900,713
Intangible assets, net.........................................     53,350,967        25,362,841
Other assets, net..............................................     13,078,346         3,751,253
Program rights, net............................................        244,888                --
                                                                 -------------      ------------
          Total assets.........................................  $ 152,670,381      $ 66,574,608
                                                                   ===========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.....................  $   5,123,691      $  1,088,409
  Current portion of program rights payable....................        986,562                --
  Current portion of long-term debt............................      6,393,415           401,632
  Current deferred income taxes................................             --         2,175,191
                                                                 -------------      ------------
          Total current liabilities............................     12,503,668         3,665,232
Program rights payable.........................................        562,770                --
Long-term debt.................................................     76,013,542        32,206,770
Deferred income taxes..........................................      1,474,940           784,809
Minority interest..............................................      1,217,314                --

        The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                          PAXSON COMMUNICATIONS CORP.

                                                                          DECEMBER 31,
                                                                 ------------------------------
                                                                     1994              1993
                                                                 ------------       -----------
Redeemable Cumulative Compounding Senior preferred stock,
  $0.001 par value; 15% dividend rate per annum, 2,000 shares
  authorized, issued and outstanding in 1994 and 1993..........    14,060,054        11,634,907
Redeemable Class A & B common stock warrants...................     1,735,979         2,163,633
Redeemable Cumulative Compounding Series B preferred stock,
  $0.001 par value; 15% dividend rate per annum, 714.286 shares
  authorized, issued and outstanding in 1994...................     1,274,671                --
Redeemable Cumulative Compounding Junior preferred stock,
  $0.001 par value; 12% dividend rate per annum, 33,000 shares
  authorized, issued and outstanding in 1994...................    26,808,053                --
Common stock, $0.001 par value; 1,500 shares authorized; 1,200
  shares issued and outstanding in 1993........................            --                 1
Class A common stock, $0.001 par value; one vote per share;
  150,000,000 shares authorized, 26,042,561 and 23,686,461 (pro forma) shares issued and outstanding, in 1994 and 1993,
  respectively.................................................        26,042                --
Class B common stock, $0.001 par value; ten votes per share,
  35,000,000 shares authorized, 8,311,639 and 7,895,487 (pro forma) shares issued and outstanding, in 1994 and 1993,
  respectively.................................................         8,312                --
Class C common stock, $0.001 par value; non-voting; 12,500,000
  shares authorized, 0 shares issued and outstanding...........            --                --
Class C common stock warrants..................................     5,338,952                --
Stock subscription notes receivable............................       (77,666)               --
Additional paid-in capital.....................................    20,647,647        16,895,623
Accumulated deficit............................................    (8,923,897)         (776,367)
Commitments and contingencies (Notes 15 and 16)
                                                                 ------------       -----------
          Total liabilities and stockholders' equity...........  $152,670,381       $66,574,608
                                                                  ===========        ==========

        The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                          PAXSON COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                               --------------------------------------------
                                                                  1994             1993            1992
                                                               -----------     ------------     -----------
Revenue:
  Local and national advertising.............................  $56,668,983     $ 29,405,559     $15,342,982
  Retail and other...........................................    2,779,215        1,655,155         967,422
  Trade......................................................    2,619,245        1,001,317         751,433
                                                               -----------     ------------     -----------
Total revenue................................................   62,067,443       32,062,031      17,061,837
                                                               -----------     ------------     -----------
Operating expenses:
  Direct.....................................................   16,221,385        8,645,094       4,505,274
  Programming................................................    8,750,624        5,291,237       2,259,450
  Sales and promotion........................................    5,753,025        3,507,480       2,357,020
  Technical..................................................    2,113,117        1,543,583       1,560,304
  General and administrative.................................   11,689,343        7,323,352       5,742,974
  Trade......................................................    2,426,118        1,029,105         544,583
  Retail.....................................................      568,372          834,314         418,535
  Time brokerage agreement fees..............................      503,698          698,463         533,548
  Sports rights fees.........................................    2,379,516               --              --
  Program rights amortization................................      820,754               --              --
  Depreciation and amortization..............................   12,403,528        9,350,633       5,977,301
                                                               -----------     ------------     -----------
Total operating expenses.....................................   63,629,480       38,223,261      23,898,989
                                                               -----------     ------------     -----------
Loss from operations.........................................   (1,562,037)      (6,161,230)     (6,837,152)
Other income (expense):
  Interest expense, net......................................   (4,874,710)      (2,052,406)     (1,262,308)
  Gain (loss) on sale of radio broadcasting station..........       28,105          427,397         (40,282)
  Other income (expense), net................................      (33,432)        (205,614)        175,163
                                                               -----------     ------------     -----------
Loss before benefit (provision) for income taxes and
  extraordinary item.........................................   (6,442,074)      (7,991,853)     (7,964,579)
Benefit (provision) for income taxes.........................    1,680,000       (2,960,000)             --
                                                               -----------     ------------     -----------
Net loss before extraordinary item and change in accounting
  principle..................................................   (4,762,074)     (10,951,853)     (7,964,579)
Extraordinary item...........................................           --         (457,147)             --
Cumulative effect of a change in accounting principle........           --               --         109,540
                                                               -----------     ------------     -----------
Net loss.....................................................   (4,762,074)     (11,409,000)     (7,855,039)
Dividends and accretion on preferred stock and common stock
  warrants...................................................   (3,385,456)        (151,367)             --
                                                               -----------     ------------     -----------
Net loss attributable to common stock and common stock
  equivalents................................................  $(8,147,530)    $(11,560,367)    $(7,855,039)
                                                               ============    =============    ============
Pro forma per share data (Note 1):
  Pro forma net loss before extraordinary item...............  $     (0.14)    $      (0.35)
Extraordinary item...........................................           --            (0.01)
                                                               -----------     ------------
Pro forma net loss...........................................        (0.14)           (0.36)
Dividends and accretion on preferred stock and common stock
  warrants...................................................        (0.10)           (0.01)
                                                               -----------     ------------
Pro forma net loss attributable to common stock and common
  stock equivalents..........................................  $     (0.24)    $      (0.37)
                                                               ============    =============
Pro forma weighted average shares outstanding -- primary and
  fully diluted..............................................   33,430,116       31,581,948
                                                               ============    =============

        The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                          PAXSON COMMUNICATIONS CORP.

                  CONSOLIDATED STATEMENTS OF CHANGES IN COMMON
                              STOCKHOLDERS' EQUITY

                                                                          CLASS C        STOCK
                                         COMMON STOCK                      COMMON     SUBSCRIPTION   ADDITIONAL
                                 ----------------------------   COMMON     STOCK         NOTES         PAID-IN     ACCUMULATED
                                 CLASS A   CLASS B    CLASS C   STOCK     WARRANTS     RECEIVABLE      CAPITAL       DEFICIT
                                 --------  --------   -------   ------   ----------   ------------   -----------   ------------
Balance at January 1, 1992.....                                  $  1                                $10,850,892   $ (1,428,008)
Stockholder capital
  contributions................                                                                       16,760,110
Stockholder capital
  distributions................                                                                       (4,000,000)
Net loss.......................                                                                                      (7,855,039)
                                 --------  --------   -------   ------   ----------   ------------   -----------   ------------
Balance at December 31, 1992...                                     1                                 23,611,002     (9,283,047)
Stockholder capital
  contributions................                                                                       13,351,668
Net loss prior to
  reorganization on December
  15, 1993.....................                                                                                     (10,784,000)
Reclassification of
  undistributed deficit prior
  to reorganization............                                                                      (20,067,047)    20,067,047
Dividends on redeemable
  preferred stock..............                                                                                         (97,808)
Accretion on Senior redeemable
  preferred stock..............                                                                                         (15,144)
Accretion on Class A & B common
  stock warrants...............                                                                                         (38,415)
Net loss subsequent to
  reorganization on December
  15, 1993.....................                                                                                        (625,000)
                                 --------  --------   -------   ------   ----------   ------------   -----------   ------------
Balance at December 31, 1993...                                     1                                 16,895,623       (776,367)
Recapitalization of common
  stock........................   $15,791   $5,264                 (1)                                   (21,054)
Stock issued for ANG
  acquisition..................     1,570      277                                      $(77,666)      3,784,530
Net proceeds from issuance of
  common stock warrants........                                          $5,338,952
Dividends on redeemable
  preferred stock..............                                                                                      (2,216,137)
Accretion on Senior preferred
  stock........................                                                                                        (325,147)
Accretion on Series B preferred
  stock........................                                                                                          (7,968)
Accretion on Junior preferred
  stock........................                                                                                         (15,648)
Accretion on Class A & B common
  stock warrants...............                                                                                        (820,556)
Net loss.......................                                                                                      (4,762,074)
Stock dividend.................     8,681    2,771                                                       (11,452)
                                 --------  --------   -------   ------   ----------   ------------   -----------   ------------
Balance at December 31, 1994...   $26,042   $8,312    $    0     $  0    $5,338,952     $(77,666)    $20,647,647   $ (8,923,897)
                                 ========  =======    =======   ======== ==========   ===========    ============  =============

        The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                          PAXSON COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1994             1993             1992
                                                   ------------     ------------     ------------
Cash flows from operating activities:
  Net loss.......................................  $ (4,762,074)    $(11,409,000)    $ (7,855,039)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..................    12,403,528        9,350,633        5,977,301
  Program rights amortization....................       820,754               --               --
  (Gain) loss on sale of assets..................       (28,105)        (427,397)          40,282
  Provision for doubtful accounts................       344,706           89,681          109,900
  (Benefit) provision for income taxes...........    (1,680,000)       2,960,000               --
  Loss on extinguishment of long-term debt.......            --          457,147               --
  Change in accounting principle.................            --               --         (109,540)
  Decrease (increase) in accounts receivable.....    (1,683,664)         470,942       (6,374,819)
  Decrease (increase) in prepaid expenses and
     other current assets........................       234,301        1,308,404       (2,554,721)
  Decrease in intangible assets..................            --          175,452          125,007
  Increase in other assets.......................      (392,504)         (20,731)        (166,432)
  (Decrease) increase in accounts payable and
     accrued liabilities.........................      (177,542)        (109,491)         893,373
                                                   ------------     ------------     ------------
  Net cash provided by (used in) operating
     activities..................................     5,079,400        2,845,640       (9,914,688)
                                                   ------------     ------------     ------------
Cash flows from investing activities:
  Acquisitions of broadcasting properties........   (56,143,061)     (32,145,000)     (19,360,000)
  Deposits on broadcasting properties............    (4,291,241)              --               --
  Deposits on buildings and equipment............      (642,890)              --               --
  Proceeds from sale of radio broadcasting
     station.....................................       200,000        5,010,000               --
  Purchases of property and equipment............    (5,916,512)      (1,962,553)      (1,273,388)
  Increase in related party note receivable......            --       (1,750,000)              --
                                                   ------------     ------------     ------------
  Net cash used for investing activities.........   (66,793,704)     (30,847,553)     (20,633,388)
                                                   ------------     ------------     ------------
Cash flows from financing activities:
  Proceeds from long-term debt...................    50,000,000       38,100,000       19,000,000
  Payments of long-term debt.....................      (401,500)     (27,001,362)         (12,019)
  Payments of loan origination costs and interest
     rate caps...................................    (5,030,352)      (3,730,836)        (640,237)
  Payments for program rights....................      (335,646)              --               --
  Net proceeds from issuance of redeemable
     preferred stock.............................    26,694,761       11,521,955               --
  Net proceeds from issuance of common stock
     warrants....................................     5,338,952        2,125,218               --
  Net stockholder capital contributions..........            --       13,351,668       12,760,110
                                                   ------------     ------------     ------------
  Net cash provided by financing activities......    76,266,215       34,366,643       31,107,854
                                                   ------------     ------------     ------------
Increase in cash and cash equivalents............    14,551,911        6,364,730          559,778
Cash and cash equivalents at beginning of year...     7,019,747          655,017           95,239
                                                   ------------     ------------     ------------
Cash and cash equivalents at end of year.........  $ 21,571,658     $  7,019,747     $    655,017
                                                    ===========      ===========      ===========

        The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                          PAXSON COMMUNICATIONS CORP.

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1994             1993             1992
                                                   ------------     ------------     ------------
Supplemental disclosures of cash flow
  information:
  Cash paid for interest.........................  $  4,765,800     $  2,321,400     $  1,129,331
                                                    ===========      ===========      ===========
  Cash paid for income taxes.....................            --               --               --
                                                    ===========      ===========      ===========
Non-cash operating and financing activities:
  Issuance of common stock in connection with the
     merger with ANG.............................  $  3,786,377               --               --
                                                    ===========      ===========      ===========
  Dividends on redeemable preferred stock........  $  2,216,137     $     97,808               --
                                                    ===========      ===========      ===========
  Accretion on redeemable securities.............  $  1,169,319     $     53,559               --
                                                    ===========      ===========      ===========
  Issuance of Series B preferred stock...........  $  1,248,209               --               --
                                                    ===========      ===========      ===========
  Trade revenue..................................  $  2,619,245     $  1,001,317     $    751,433
                                                    ===========      ===========      ===========
  Trade expense..................................  $  2,426,118     $  1,029,105     $    544,583
                                                    ===========      ===========      ===========

        The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                          PAXSON COMMUNICATIONS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation

     Paxson Communications Corp. (the "Company"), a Delaware corporation, was organized in December 1993 for the purpose of owning and operating radio and television broadcasting stations and networks. The radio broadcasting activities were previously operated by Paxson Enterprises, Inc. and related Paxson Affiliates from the beginning of 1991 (all under common control of Mr. Lowell W. Paxson, collectively referred to herein as "Enterprises"). On December 15, 1993, Enterprises reorganized and consolidated the radio broadcasting activities within the Company in exchange for 1,200 shares of Company common stock. The Company accounted for the reorganization and consolidation in a manner similar to the pooling of interests accounting method as the transactions took place within entities under common control. Accordingly, all financial data, prior to December 15, 1993, have been consolidated to include the operating results of Enterprises' radio broadcasting stations, and the undistributed deficit prior to the reorganization has been reclassified to additional paid-in capital.

     On April 14, 1994, the Company acquired 68.1% of the common voting stock of The American Network Group, Inc. ("ANG"), a publicly traded company, for $2.5 million. As a result, the Company has consolidated the financial results of ANG since April 14, 1994. On November 4, 1994, a majority of the non-affiliated ANG stockholders approved a merger, whereby ANG merged into the Company and, accordingly, the holders of ANG common stock received the Company's Class A common stock in exchange for ANG common stock outstanding. Additionally, upon commencement of the merger, the Company shares exchanged for the ANG shares, which were previously publicly traded, were listed on the NASDAQ Small-Cap Exchange. These publicly traded shares represent approximately 3% of the Company's Class A common shares outstanding and less than 1% of the Company's voting power.

     In connection with the merger with ANG, the Company amended its capital structure to provide two classes of common voting stock, Class A common stock and Class B common stock. Upon consummation of the recapitalization, the Company's unclassified common stock outstanding was converted into 15,790,974 shares of Class A common stock and 5,263,658 shares of Class B common stock. The pro forma effect of this conversion on the related Company common shares has been included in the Company's balance sheet assuming the recapitalization occurred at December 31, 1993. The pro forma net loss per share data has been presented on the Company's statement of operations based on the weighted average common shares outstanding after giving effect to the recapitalization.

     On December 22, 1994, the Company amended its capital structure to designate its preferred stock as 1,000,000 shares including: Senior preferred stock -- 15% Cumulative Compounding Redeemable Stock; Series B preferred stock -- 15% Cumulative Compounding Redeemable Stock, and Junior preferred stock -12% Cumulative Compounding Redeemable Stock and its common stock as 192,500,000 shares including: Class A common stock, one vote per share, 150,000,000 shares authorized (increased from 45,000,000 shares); Class B common stock, ten votes per share, 30,000,000 shares authorized (increased from 7,000,000 shares); and Class C common stock, non-voting, 12,500,000 shares authorized. Additionally, the Company announced a stock dividend for its common stock of an additional one-half share for each common share outstanding for holders of record on January 1, 1995. Accordingly, all Company common stock data has been retroactively restated for the effects of the stock dividend for all periods presented.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     Operations

     At December 31, 1994, the Company owns and operates fifteen radio stations, seven radio networks and two television stations and operates (under time brokerage agreements) one radio station and three television stations located primarily in the Southeastern United States as follows:

RADIO HOLDINGS:
RADIO MARKET                    STATION                       FORMAT                  OWNED SINCE
---------------------    ---------------------    -------------------------------    --------------
Miami, FL                       WLVE-FM                   New Adult Jazz               1993
                                WZTA-FM                    Classic Rock                1992
                                WINZ-AM                   News and Sports              1992
Tampa, FL                       WHPT-FM               Rock/Adult Contemporary          1991
                                WHNZ-AM                   News and Sports              1991
Orlando, FL                     WMGF-FM               Soft Adult Contemporary          1993
                                WJRR-FM                 Album Oriented Rock            1993
                                WWNZ-AM                        News                    1992
                                WWZN-AM                       Sports                   1994
Jacksonville, FL                WROO-FM                       Country                  1991
                                WAIA-FM                    Classic Rock                1993
                                WNZS-AM                       Sports                   1993
                                WZNZ-AM                        News                    1993
Cookeville, TN                  WGSQ-FM                       Country                  1994
                                WPTN-AM                      News/Talk                 1994

RADIO NETWORKS:
MARKET                          NETWORK                     AFFILIATION               OWNED SINCE
---------------------    ---------------------    -------------------------------    --------------
Florida                      Florida Radio                      --                     1993
                            Florida Sports             University of Florida           1994
Tennessee                   Tennessee Radio                     --                     1994
South Carolina           South Carolina Radio                   --                     1994
Pennsylvania               Penn State Sports            Pennsylvania State             1994
                              University
Virginia                    Virginia Sports       Virginia Polytechnic Institute       1994
Georgia                     Georgia Sports             University of Georgia           1994

TELEVISION HOLDINGS:
TELEVISION MARKET               STATION                     AFFILIATION               OWNED SINCE
---------------------    ---------------------    -------------------------------    --------------
West Palm Beach, FL             WPBF-TV                         ABC                    1994
Atlanta, GA                     WTLK-TV                     Independent                1994

TIME BROKERAGE RADIO STATION:
RADIO MARKET                    STATION                       FORMAT                 BROKERED SINCE
---------------------    ---------------------    -------------------------------    --------------
Tampa, FL                       WNZE-AM                       Sports                   1994

TIME BROKERAGE TELEVISION STATION:
TELEVISION MARKET               STATION                     AFFILIATION              BROKERED SINCE
---------------------    ---------------------    -------------------------------    --------------
Miami, FL                       WCTD-TV                     Independent                1994
Tampa, FL                       WFCT-TV                     Independent                1994
Orlando, FL                     WIRB-TV                     Independent                1994

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     Principles of Consolidation

     The consolidated financial statements include accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated.

     Cash and Cash Equivalents

     Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

     Property and Equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

        Broadcasting towers and equipment.............................  6-13 years
        Office furniture and equipment................................  6-10 years
        Buildings and building improvements...........................  40 years
        Leasehold improvements........................................  Term of lease
        Vehicles and other............................................  5 years

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred. The Company periodically assesses its property and equipment and other long term assets for impairment.

     Intangible Assets

     Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life as follows:

        FCC licenses..................................................  25 years
        Covenants not to compete......................................  Contract term
        Favorable lease and other radio contracts.....................  Contract term
        Goodwill......................................................  25 years

     Excess Costs Over Acquired Net Assets

     The excess cost over acquired net assets has been capitalized as goodwill and is being amortized on a straightline basis over 25 years. The Company periodically reviews the valuation of goodwill for impairment.

     Other Assets

     Loan origination costs and interest rate cap agreements are stated at cost and are amortized over the life of the loan or agreement using the effective interest method. Interest rate cap agreements are amortized to interest expense. Escrow funds represent funds held in escrow on acquisitions pending FCC approval. Other assets are stated at cost.

     Program Rights

     The Company obtains licenses for program rights which allow the Company to broadcast program material in accordance with contractual agreements. Pursuant to a licensing agreement, an asset is recorded for the program rights acquired and a liability is recorded for the obligation incurred, at the gross amount of the liability. Program rights are amortized on a method that approximates the straight-line basis over the related term. Program rights which will not be aired are charged to expense. Current program rights represent

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

programs which will be amortized during the next year; current liabilities represent program rights which will be paid within the next year under contractual arrangements.

     Minority Interest

     Minority interest represents the third party limited partners' interest in the radio broadcasting stations located in Cookeville, Tennessee and minority shareholders' interest in a start-up travel agency.

     Redeemable Preferred Stock -- Senior, Series B & Junior and Redeemable Common Stock Warrants

     The differences between the fair value of the redeemable preferred stock (Senior, Series B and Junior) at their date of issue and their redemption values are being accreted using the effective interest method. The differences between the fair value of the redeemable common stock warrants (Class A and B) at their date of issue and their redemption values are being accreted on a straight line method.

     Stock Subscription Notes Receivable

     In conjunction with the merger with ANG, the Company acquired and reissued stock subscription notes receivable in exchange for shares of the Company Class A common stock.

     Revenue Recognition

     Revenue is recognized as advertising air time is broadcast.

     Trade and Barter Agreements

     The Company enters into trade and barter agreements which give rise to sales of advertising air time in exchange for products, services and programming. Sales from trade and barter agreements are recognized at the fair market value of products, services or programs received as the related advertising air time is broadcast. Products, services and programs received are expensed when used or when programs are broadcast. If the Company uses trade products or services before advertising air time is provided, a trade liability is recognized.

     Time Brokerage Agreements

     The Company operates certain stations under time brokerage agreements ("TBA's"). Under TBA's, the stations' operating revenues and expenses are controlled by the Company and, accordingly, are reflected in the Company's financial statements over the term of the TBA. A monthly time brokerage fee is paid to the licensees of these stations.

     Income Taxes

     Provisions are made to record deferred income taxes in recognition of items reported differently for financial reporting purposes than for federal and state income tax purposes. The Company records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

     Prior to the reorganization and consolidation on December 15, 1993, Enterprises operated in the form of partnerships and S corporations for federal and state income tax purposes. Therefore, all income and loss for that period was taxed at the partner and stockholder level and no provision for income taxes was recorded.

     The Company and its subsidiaries have filed consolidated tax returns for all periods subsequent to December 15, 1993.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     A pro forma provision (benefit) for income taxes to reflect the effect on the Statement of Operations had Enterprises filed a consolidated income tax return for all periods, prior to the aforementioned reorganization and consolidation on December 15, 1993, is as follows:

                                                                  FOR THE YEARS ENDED DECEMBER
                                                                               31,
                                                                  -----------------------------
                                                                     1993              1992
                                                                  -----------       -----------
    Tax benefit for net operating loss..........................  $(3,159,146)      $(2,940,799)
    Valuation allowance for net operating loss carryforward.....    3,159,146         2,940,799
                                                                  -----------       -----------
    Provision for income taxes..................................  $         0       $         0
                                                                   ==========        ==========

     Change in Accounting Principle

     In 1992, depreciation was computed on all property and equipment using the straight line method. The straight line method was adopted to recognize depreciation expense in accordance with the estimated use of depreciable assets over their service lives. In 1991, depreciation amounts were computed using the declining balance method. As a result of this change, net loss before the cumulative effect of a change in accounting principle increased by approximately $669,000 for the year ended December 31, 1992. The cumulative effect on the prior year, 1991, of the change in depreciation method was $109,540.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

2.  ACQUISITIONS AND DISPOSITIONS:

     Acquisitions

     In 1994 and 1993, the Company purchased the assets of the following radio broadcasting stations, radio networks and television broadcasting stations.

ACQUISITION/TBS
     DATE                STATION/NETWORK                 MARKET           ACQUISITION PRICE
---------------     --------------------------    --------------------    -----------------
December 1994               WGTO-AM(1)                Orlando, FL            $ 1,550,000
December 1994                WIRB-TV*                 Orlando, FL                      *
August 1994                 WNZE-AM(2)                 Tampa, FL             $ 1,100,000
August 1994                  WFCT-TV*                  Tampa, FL             $ 1,120,000
July 1994                    WPBF-TV              West Palm Beach, FL        $32,500,000
July 1994                   WTLK-TV***                Atlanta, GA            $ 9,500,000
April 1994                   WGSQ-FM                 Cookeville, TN                   **
April 1994                   WPTN-AM                 Cookeville, TN                   **
April 1994            Florida Sports Network            Florida                       **
April 1994           Tennessee Radio Network           Tennessee                      **
                       South Carolina Radio
April 1994                   Network                 South Carolina                   **
April 1994          Penn State Sports Network         Pennsylvania                    **
April 1994           Virginia Sports Network            Virginia                      **
April 1994            Georgia Sports Network            Georgia                       **
April 1994                   WCTD-TV*                  Miami, FL             $ 3,300,000
May 1993                    WMGF-FM***                Orlando, FL            $ 6,250,000
May 1993                    WJRR-FM***                Orlando, FL            $ 6,700,000
May 1993                  WWZN-AM***(3)               Orlando, FL            $   250,000
May 1993                    WA1A-FM***              Jacksonville, FL         $ 2,000,000
May 1993                    WZNZ-AM***              Jacksonville, FL         $   500,000
May 1993                     WNZS-AM                Jacksonville, FL         $   450,000
March 1993                   WLVE-FM                   Miami, FL             $14,950,000
March 1993            Florida Radio Network             Florida              $ 1,100,000

---------------
(1) Renamed WWZN-AM by the Company in December 1994.

(2) Acquisition closed in February 1995.

(3) Sold by the Company in November 1994.

* The Company operates under a time brokerage agreement and does not own the FCC licenses.

**  Acquired in conjunction with the merger with ANG (Note 1).

*** Previously operated under a time brokerage agreement.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     Dispositions

     In 1994 and 1993, the Company disposed of the assets of the following radio broadcasting stations.

 DISPOSITION                                  DISPOSITION
     DATE         STATION        MARKET          PRICE         GAIN
--------------    --------    ------------    -----------    ---------
November 1994     WWZN-AM     Orlando, FL     $   300,000    $  28,105
March 1993        WWNZ-FM     Orlando, FL     $ 5,010,000    $ 427,397

     Pro Forma Financial Information (unaudited)

     The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed at the beginning of 1993 and 1994, after giving effect to certain adjustments, including increased depreciation and amortization of property and equipment and intangible assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of the Company's future results of operations.

                                                              FOR THE YEAR ENDED DECEMBER
                                                                          31,
                                                             ------------------------------
                                                                                   1993
                                                                               ------------
                                                                1994           (UNAUDITED)
                                                             -----------
                                                             (UNAUDITED)
    Revenues...............................................  $71,013,521       $ 56,199,603
                                                             -----------       ------------
    Income (loss) from operations..........................  $(2,733,637)      $ (8,892,846)
                                                             -----------       ------------
    Net loss attributable to common stock and common stock
      equivalents..........................................  $(8,649,191)      $(21,812,057)
                                                             -----------       ------------
    Net loss per share attributable to common stock and
      common stock equivalents.............................  $     (0.26)      $      (0.69)
                                                             -----------       ------------
    Pro forma weighted average shares outstanding..........   33,430,116         31,581,948
                                                              ==========        ===========

3.  RELATED PARTIES:

     During 1994 and 1993, the Company entered into certain operating and financing transactions with related parties as described below.

     The Christian Network

     The Company has entered into several agreements with The Christian Network, Inc. ("CNI"), a not-for-profit ministry founded by Mr. Paxson.

     In December 1994, CNI entered into a time brokerage agreement with the owners of a television broadcasting station, WIRB-TV, Melbourne, Florida. CNI assigned its rights and obligations under the time brokerage agreement to the Company. Additionally, CNI entered into an asset purchase agreement in which CNI would purchase substantially all the tangible, real and intangible assets of the station for $3,800,000. The Company has guaranteed CNI's obligations under the asset purchase agreement. The transaction will take place upon FCC approval.

     In April 1994, CNI purchased WCTD-TV, an independent television broadcasting station in Miami, Florida, for $4,400,000. The Company acquired certain of the WCTD-TV broadcasting assets for $3,300,000, as part of the CNI acquisition, as well as an option to acquire the station from CNI. The option is exercisable over a five year period upon payment to CNI of $100,000 plus the remaining principal on its third party

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

$1,100,000 note payable. The note amortizes monthly over a five year period concurrent with the option agreement. The Company leases the broadcasting assets it acquired to CNI for operation at WCTD-TV under a five year lease agreement for approximately $5,000 per month. Additionally, the Company purchases up to twelve hours per day of broadcasting time on WCTD-TV from CNI under a five-year time brokerage agreement for approximately $35,000 per month.

     In June 1994, the Company and CNI agreed to assist Bradenton Broadcast Television Company Ltd., ("BBTC") in the construction and operation of an independent television broadcasting station WFCT-TV, in Bradenton, Florida serving the Tampa Bay, Florida market. CNI leases the Company related studio facilities under a five year agreement for approximately $150,000 per annum. The Company has an option to purchase the station license for approximately $191,000. The Company leases certain broadcasting assets to BBTC for fees of $60,000 per annum. Additionally, the Company entered into a partial time brokerage agreement with BBTC and CNI, whereby the Company purchases up to twelve hours per day of broadcasting time from BBTC for a monthly fee of approximately $3,500. The station began broadcasting on August 1, 1994.

     Todd Communications

     Mr. Paxson contributed a demand note receivable with Todd Communications, Inc., a related party owner of WFSJ-FM (St. Augustine, Florida), formerly WSTF-FM, in the amount of $1,750,000. The note receivable accrues interest at the short-term annual Applicable Federal Rate prescribed by the Internal Revenue Service, with the balance of principal and interest due upon demand. Interest income received related to the note aggregated $70,900 for the year ended December 31, 1994. The Company performs limited sales support and administrative functions for Todd Communications, Inc. which is billed for efforts expended.

     Marketing Magic

     During 1994, the Company formed a travel agency, The World Travelers Network, with Marketing Magic. During 1994, Marketing Magic brokered advertising space and time and other goods and services to the Company through both trade and cash transactions of approximately $1,500,000.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1994            1993
                                                            -----------     -----------
        Broadcasting towers and equipment.................  $39,445,071     $15,745,386
        Office furniture and equipment....................    5,075,412       3,727,183
        Buildings and leasehold improvements..............    4,302,476       3,064,918
        Land and land improvements........................    3,142,532       2,238,257
        Vehicles and other................................    3,877,851       1,233,168
                                                            -----------     -----------
                                                             55,843,342      26,008,912
        Accumulated depreciation..........................  (10,492,912)     (5,108,199)
                                                            -----------     -----------
        Property and equipment, net.......................  $45,350,430     $20,900,713
                                                             ==========      ==========

     Depreciation expense aggregated $5,433,038, $2,804,157 and $1,979,491 for the three years ended December 31, 1994.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

5.  INTANGIBLE ASSETS:

     Intangible assets consist of the following:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1994            1993
                                                            -----------     -----------
        FCC licenses......................................  $42,332,125     $17,262,192
        Covenants not to compete..........................   11,811,375      11,147,875
        Favorable lease and other contracts...............    6,514,507       6,111,100
        Goodwill..........................................    7,819,778          58,643
                                                            -----------     -----------
                                                             68,477,785      34,579,810
        Accumulated amortization..........................  (15,126,818)     (9,216,969)
                                                            -----------     -----------
        Intangible assets, net............................  $53,350,967     $25,362,841
                                                             ==========      ==========

     Amortization expense aggregated $5,940,575, $5,927,744 and $3,866,024 for the three years ended December 31, 1994.

6.  OTHER ASSETS:

     Other assets consist of the following:

                                                                    DECEMBER 31,
                                                             --------------------------
                                                                1994            1993
                                                             -----------     ----------
        Loan origination costs.............................  $ 7,739,288     $3,730,836
        Escrow funds for station acquisitions..............    4,291,241             --
        Interest rate caps, net............................      983,803        290,219
        Deposits on building and equipment.................      642,890             --
        Organization costs.................................      407,672        331,036
        Other assets.......................................      724,835         80,651
                                                             -----------     ----------
                                                              14,789,729      4,432,742
        Accumulated amortization...........................   (1,711,383)      (681,489)
                                                             -----------     ----------
        Other assets, net..................................  $13,078,346     $3,751,253
                                                              ==========      =========

     Amortization expense aggregated $1,029,915, $618,732 and $131,786 for the three years ended December 31, 1994.

7.  PROGRAM RIGHTS:

     Program rights relate to the broadcast operations of WPBF-TV, purchased in July 1994, and consist of the following:

                                                                  DECEMBER 31,
                                                                      1994
                                                                  ------------
                Program rights..................................  $  3,045,642
                Accumulated amortization........................      (820,754)
                                                                  ------------
                                                                     2,224,888
                Less current program rights.....................    (1,980,000)
                                                                  ------------
                                                                  $    244,888
                                                                    ==========

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     Program rights amortization expense aggregated $820,754 for the year ended December 31, 1994.

8.  PROGRAM RIGHTS PAYABLE:

     Program rights payable represent the obligation incurred to secure the right to broadcast program material in accordance with a contractual agreement. Future minimum annual payments under these contractual agreements as of December 31, 1994, are as follows:

                1995.............................................  $  986,562
                1996.............................................     431,008
                1997.............................................     131,762
                                                                   ----------
                                                                   $1,549,332
                                                                    =========

9.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1994          1993
                                                                  -----------   -----------
    Revolving credit loans, total commitment of $150,000,000,
      interest at LIBOR plus 2.75% (averaged 8.06% at December
      31, 1994) payable quarterly, principal payments due
      quarterly from December 31, 1995 to June 30, 2001.........  $82,000,000   $32,000,000
    Note payable, $1,100,000 principal, interest at 8.5% payable monthly, principal payments of $100,000 due monthly
      through April 1994........................................           --       400,000
    Mortgage note payable, $211,000 principal, interest at
      9.75%, principal and interest payment of $1,813 due
      monthly from January 1991 to December 1998, remaining
      balance due December 1998.................................      206,902       208,402
    Mortgage note payable, $200,055 principal, interest at 10%, principal and interest payment of $3,000 due monthly from
      January 1995 to April 1999, remaining balance due April
      1999......................................................      200,055            --
                                                                  -----------   -----------
                                                                   82,406,957    32,608,402
    Less current portion........................................   (6,393,415)     (401,632)
                                                                  -----------   -----------
                                                                  $76,013,542   $32,206,770
                                                                   ==========    ==========

     On March 31, 1993, the Company executed an agreement with certain foreign and domestic banks for revolving credit loans totalling $32,000,000. The agreement was amended in December 1993 and in July 1994 to increase the facility to include term and revolving loan commitments to $40,000,000 and $150,000,000, respectively. Interest on the facility accrues at an initial rate of LIBOR plus 2.75%, decreasing to LIBOR plus 1.75% based on operating cash flows achieved (interest at December 31, 1994 accrued at LIBOR plus 2.75%). Principal payments are due from December 1995 to June 2001. These term and revolving credit loans are secured by certain radio and television broadcasting assets and subsidiary guarantees. Additionally, the credit agreement limits the distribution of cash dividends from the radio and television broadcasting subsidiaries to other Company entities.

     The term and revolving credit agreement contains a number of covenants (all of which the Company was in compliance with at December 31, 1994) that, among other things, require the Company to maintain interest rate cap protection for 75% of the loan balance, maintain specified financial ratios and place certain limitations on asset sales and purchases, incurrences of additional indebtedness and liens related to leases,

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

changes in business or capital structure, and transactions with affiliates. The credit agreement requires a maximum commitment fee of 0.375% per annum on the daily average amount of available revolving credit commitments.

     In December 1994, in conjunction with the purchase of WWZN-AM, Orlando, Florida, formerly WGTO-AM, the Company assumed a mortgage of $200,055, with monthly payments due until April 1999.

     In March 1993, the Company extinguished a $21,300,000 credit agreement. Loan origination costs of $457,147 associated with the debt have been retired and reflected as an extraordinary item.

     Aggregate maturities of long-term debt at December 31, 1994 for the next five years are as follows:

                1995............................................  $  6,393,415
                1996............................................    10,645,339
                1997............................................    21,772,464
                1998............................................    24,973,954
                1999............................................    18,621,785
                                                                  ------------
                                                                  $ 82,406,957
                                                                    ==========

10.  INCOME TAXES:

     As a result of the reorganization and consolidation on December 15, 1993, the tax status of the Company changed to a taxable entity requiring the cumulative change in tax status to be computed as of that date and be reflected in the current year tax provision for continuing operations reflecting the cumulative differences between the tax basis and book basis of assets and liabilities.

     Significant components of the (benefit) provision for income taxes are as follows:

                                                                       FOR THE YEARS
                                                                     ENDED DECEMBER 31,
                                                                 --------------------------
                                                                    1994            1993
                                                                 -----------     ----------
    Current tax (benefit) expense
         Federal...............................................           --             --
         State.................................................           --             --
                                                                 -----------     ----------
              Total current....................................           --             --
                                                                 -----------     ----------
    Deferred tax (benefit) expense
         Federal...............................................  $(1,503,200)    $2,674,000
         State.................................................     (176,800)       286,000
                                                                 -----------     ----------
    Total deferred.............................................   (1,680,000)     2,960,000
                                                                 -----------     ----------
    Total (benefit) provision..................................  $(1,680,000)    $2,960,000
                                                                  ==========      =========

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     Significant components of the Company's deferred tax liabilities (assets) are as follows:

                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1994            1993
                                                                     -----------     ----------
Deferred taxes -- current:
  Assets
     Doubtful accounts allowance and other.........................  $  (194,940)    $ (159,173)
     Net operating loss carryforward...............................           --       (235,187)
  Liabilities
     Unrecognized cash to accrual adjustments......................           --      2,334,364
                                                                     -----------     ----------
                                                                        (194,940)     1,940,004
     Deferred tax asset valuation allowance for net operating loss
      carryforwards................................................           --        235,187
                                                                     -----------     ----------
Deferred tax (asset) liability -- current..........................     (194,940)     2,175,191
                                                                     -----------     ----------
Deferred taxes -- noncurrent:
  Assets
          Net operating loss carryforward..........................   (4,126,507)            --
  Liability
     Tax over book depreciation and amortization...................    1,474,940        784,809
     Deferred tax asset valuation allowance for net
       operating loss carryforwards................................    4,126,507             --
                                                                     -----------     ----------
     Deferred tax liability -- non-current.........................    1,474,940        784,809
                                                                     -----------     ----------
                                                                     $ 1,280,000     $2,960,000
                                                                      ==========      =========

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. A valuation allowance has been provided for the net operating loss carryforwards. A portion of the net operating losses were acquired in the acquisition of ANG. Future recognition of the benefit from these losses will be applied first to reduce goodwill related to the acquisition, then to reduce other non-current intangible assets related to the acquisition and then to reduce income tax expense.

     The reconciliation of income tax benefit attributable to continuing operations, computed at U.S. Federal Statutory tax rates, to provision for income taxes is:

                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
Tax benefit at U.S. Federal Statutory tax rates...................  $(2,190,305)    $(2,717,230)
State income tax benefit, net of federal benefit..................     (257,682)       (290,104)
Tax benefits attributable to losses recognized for book purposes
  in period that Enterprises operated as non-taxable entities.....           --       3,397,783
Deferred taxes attributable to income recognized on accrual basis for book purposes, in period that Enterprises operated as
  non-taxable entities, but recognized for tax purposes after
  reorganization..................................................           --       2,334,364
Non-deductible items..............................................       83,000              --
Valuation allowance for net operating loss carryforwards..........      684,987         235,187
                                                                    -----------     -----------
(Benefit) provision for income taxes..............................  $(1,680,000)    $ 2,960,000
                                                                     ==========      ==========

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     The following table summarizes the Company's total (benefit) provision for income taxes:

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1994            1993
                                                                     -----------     ----------
Tax (benefit) provision before extraordinary item..................  $(1,680,000)    $2,960,000
Extraordinary item.................................................           --             --
                                                                     -----------     ----------
                                                                     $(1,680,000)    $2,960,000
                                                                      ==========      =========

     Extraordinary item in 1993 relates to debt retirements in the period before the Company reorganized on December 15, 1993 which are taxable at the stockholder level and, accordingly, are not tax effected.

     The Company has net operating loss carryforwards for income tax purposes of approximately $10.8 million at December 31, 1994. Net operating losses expire through 2009. A portion of the net operating losses relate to ANG and are limited to annual utilization as a result of the change in ownership.

11.  EMPLOYEE BENEFIT PLANS:

     Savings and Profit Sharing Plan

     In October 1991, the Company established retirement savings and cafeteria plans pursuant to Sections 401(k) and 125 of the Internal Revenue Code which cover substantially all of the Company's employees. Employer contributions to the retirement savings plan are discretionary. The Company elected not to make retirement savings contributions for the three plan years ended December 31, 1994. Under the cafeteria plan, employees may elect to participate in health, dental, life and disability insurance benefit plans funded through employee payroll deductions.

     Stock Incentive Plan

     On November 4, 1994, the Company instituted a stock incentive plan to provide incentives to officers and employees through the issuance of options and restricted stock. The options may be either in the form of incentive or non-qualified stock options. The issuance, exercise price, exercise dates and number of options are determined at the discretion of the Company's compensation committee. The aggregate number of Company Class A common shares available for issuance is 2,143,575 shares (after giving effect for the January 1, 1995 stock dividend). At December 31, 1994, no options had been issued under this plan. On February 13, 1995, options were authorized to be granted under the stock incentive plan which would allow for the purchase of Class A common shares at an exercise price of $3.42 per share. Subsequent to grant, such options may be exercised by the officers or employees upon vesting.

12.  REDEEMABLE PREFERRED STOCK:

     Redeemable Senior Preferred Stock

     Redeemable Senior preferred stock consists of 2,000 15% cumulative compounding shares, par value of $0.001 per share, stated value of $7,000 per share, issued with 225 detachable redeemable common stock purchase warrants (exercisable into 3,116,865 shares of Company Class A common stock and 1,038,955 shares of Company Class B common stock after giving effect to the Company's recapitalization and stock dividends, at $0.01 per share), issued on December 15, 1993 in exchange for $14,000,000. The holder of preferred stock is entitled to preferential cumulative dividends at a rate of 15% per share, per annum, payable quarterly commencing on December 31, 1993. These shares have preferential liquidation rights and are entitled to elect 25% of the Company's Board of Directors.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     The Senior preferred shares are redeemable, at the option of the holder, on or after the seventh anniversary of the issue date (December 15, 2000) at $7,000 per share plus all accrued and unpaid dividends to date. The shares may also be redeemed, at the option of the Company, on or after the fourth anniversary of the issue date (December 15, 1997) at $7,000 per share plus all accrued and unpaid dividends to date. The shares also provide redemption features in the event of certain changes in ownership control of the Company, bankruptcy, and twelve month dividend arrearages after the fifth anniversary of issue date (December 15, 1998).

     Cumulative preferred dividends in arrears aggregated $2,197,808 and $97,808 at December 31, 1994 and 1993, respectively.

     Redeemable Series B Preferred Stock

     Redeemable Series B preferred stock consists of 714.286 15% Cumulative Compounding shares, par value of $0.001 per share, stated value of $7,000 per share, issued on December 22, 1994 as a result of the call of 94.6223 detachable redeemable common stock purchase warrants into 1,310,779 shares of Class A common stock and 436,926 shares of Class B common stock which were then surrendered for Series B preferred stock. The holder of Series B preferred stock is entitled to cumulative dividends at a rate of 15% per share, per annum, payable quarterly commencing on December 31, 1994. Series B preferred stock ranks prior to all classes of Junior preferred stock and junior to Senior preferred stock.

     The Series B preferred shares are redeemable, at the option of the holder, on or after December 15, 2000 at $7,000 per share plus all accrued and unpaid dividends to date. The shares may also be redeemed at the option of the Company, on or after December 15, 1997 at $7,000 per share plus all accrued and unpaid dividends to date.

     Cumulative Series B preferred dividends in arrears aggregated $18,493 at December 31, 1994.

     Redeemable Junior Preferred Stock

     Redeemable Junior preferred stock consists of 33,000 cumulative compounding shares, par value of $0.001 per share, stated value of $1,000 per share, issued with 3,235,753 Class C common stock warrants, issued on December 22, 1994 in exchange for $33,000,000. The holder of Junior preferred stock is entitled to cumulative dividends at a rate of 12% per annum prior to the seventh anniversary of the issue date (December 22, 2001), 13% per annum from the seventh through the eighth anniversary (December 22, 2002), and 14% per annum after the eighth anniversary, payable semi-annually commencing on December 31, 1999.

     The Junior preferred shares are redeemable, at the option of the Company, at $1,030 plus unpaid, deferred, and accrued dividends prior to the third anniversary (December 22, 1997), $1,020 plus unpaid, deferred, and accrued dividends after the third and prior to the fourth anniversary (December 22, 1998), and $1,000 plus unpaid, deferred, and accrued dividends per share on or after the fourth anniversary. A mandatory redemption is scheduled on the ninth anniversary (December 22, 2003).

     Cumulative Junior preferred dividends in arrears aggregated $97,644 at December 31, 1994.

13.  COMMON STOCK WARRANTS:

     Redeemable Common Stock Warrants

     In connection with the 1993 redeemable senior Preferred Stock issuance, the Company issued 225 detachable redeemable common stock purchase warrants entitling the holder to purchase one common share per warrant at an exercise price of $0.01 per share. These purchase warrants represent an aggregate purchase

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

interest of 15% of the Company which must be maintained in the event of subsequent changes in the Company's capital structure.

     The stock purchase warrants include a put provision requiring the Company to repurchase any warrants, at the option of the holder, at the fair market value per share on or after the seventh anniversary of issue date (December 15, 2000).

     On December 22, 1994, 94.6223 of the 120 callable warrants were called by the Company into 1,310,779 shares of Class A common stock and 436,926 shares of Class B common stock and were then surrendered for the Redeemable Series B preferred stock. The remaining 130.3777 redeemable common stock purchase warrants entitle the holders to purchase 2,709,129 Class A common shares and 903,044 Class B common shares (after giving effect to the stock dividend), or approximately 9% of all common shares.

     Class C Common Stock Warrants

     In connection with the Redeemable Junior Preferred Stock issuance on December 22, 1994, the Company issued 4,853,630 detachable Class C common stock purchase warrants (after giving effect to the stock dividend), entitling the holder to purchase one Class C common share per warrant at an exercise price of $0.001 per share. These purchase warrants represent an aggregate purchase interest of 10% of all currently outstanding common shares.

14.  COMMON STOCK:

     On December 15, 1993, in connection with the reorganization and consolidation of its radio broadcasting activities, the Company authorized 1,500 shares and issued 1,200 shares of unclassified common stock.

     In November 1994, in connection with the merger with ANG, the Company amended its capital structure to provide two classes of common voting stock, Class A common stock, and Class B common stock. Upon consummation of the recapitalization, the Company's unclassified common stock outstanding was converted into 15,790,974 shares of Class A common stock and 5,263,658 shares of Class B common stock. Upon consummation of the merger, the holders of ANG common stock received the Company's Class A common stock in exchange for ANG common stock outstanding. Additionally, the Company's Class A common shares exchanged for the ANG shares, which were previously publicly traded, were listed on the NASDAQ Small-Cap Exchange. These publicly traded shares represent approximately 3% of the Company's Class A common shares outstanding and less than 1% of the Company's voting power.

     On December 22, 1994, the Company amended its capital structure to designate a third class of non-voting common stock and amended authorized shares of: Class A common stock, one vote per share, 150,000,000 shares authorized (increased from 45,000,000 shares); Class B common stock, ten votes per share, 35,000,000 shares authorized (increased from 7,000,000 shares); and Class C common stock, non-voting, 12,500,000 shares authorized. Additionally, the Company announced a stock dividend for its common stock of an additional one-half share for each common share outstanding for holders of record on January 1, 1995.

     Voting rights allow the voting common stockholders to elect up to 75% of the Company's Board of Directors, but do not allow the common stockholders to change the rights and privileges of the preferred stockholders without a majority affirmative vote of the preferred stockholders. Class A common stock and Class B common stock will vote as a single class in all matters submitted to a vote of the stockholders with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes. Each share of Class B common stock is convertible, at the option of its holder, into one share of Class A common stock at any time.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

15.  COMMITMENTS AND CONTINGENCIES:

     The Company incurred total expenses of $2,405,745, for the year ended December 31, 1994, under operating leases for radio broadcasting facilities and equipment and employment agreements. Future minimum annual payments under these non-cancelable operating leases and agreements, as of December 31, 1994, are as follows:

                  1995..........................................  $ 2,413,078
                  1996..........................................    2,054,570
                  1997..........................................    1,938,186
                  1998..........................................    1,696,972
                  1999..........................................    1,264,769
                  Thereafter....................................    1,356,414
                                                                  -----------
                                                                  $10,723,989
                                                                   ==========

     The Company has entered into commitments for radio broadcast rights related to sporting events that are not currently available for broadcast and are therefore not included in the financial statements. The Company incurred total expenses of $2,379,516 and had total commitments of approximately $5,589,300 as of and for the year ended December 31, 1994.

     On December 31, 1992, the Company entered into an agreement to purchase the assets of WEZY-FM, a radio broadcasting station in Lakeland, Florida. The purchase was contingent upon obtaining land for a new tower/transmitter site and regulatory approval for its construction. In January 1995, the Company received all required approvals for a tower site and will close and begin construction in the first half of 1995. The previous owner will operate the station under a time brokerage agreement until the tower is complete. The total purchase price is $4,750,000.

16.  SUBSEQUENT EVENTS:

     Purchases:

     WTGI-TV, Philadelphia, Pennsylvania

     On February 3, 1995, the Company purchased the assets of WTGI-TV, an independent television broadcasting station in Wilmington, Delaware, serving the Philadelphia, Pennsylvania market for $10,200,000.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     Asset Purchase Agreements

     Subsequent to year end, the Company entered into several agreements to purchase the assets of television and radio broadcasting stations. Applications to transfer the Federal Communications Commission licenses in connection with the purchases have been filed. The Company is waiting for approval to close the following transactions:

                      PURCHASE
 STATION               MARKET                  PRICE
---------    ---------------------------    ------------
KZKI-TV            Los Angeles, CA          $ 18,000,000
KLXV-TV           San Francisco, CA         $  5,000,000
WTWS-TV       Hartford/New Haven, CT(1)     $  2,700,000
Channel
  68                Dallas, TX(2)           $  2,000,000
KTFH-TV            Houston, TX(3)           $  7,900,000
WGOT-TV              Boston, MA             $  3,050,000
WFTL-AM               Miami, FL             $  2,000,000

---------------
(1) Approval received, scheduled to close in March 1995.

(2) Station not currently on the air. The Company estimates spending $2,000,000 in build-out costs before broadcasting can begin.

(3) Operated under a time brokerage agreement since March 1, 1995.

     Other

     In September 1994, the Company entered into an agreement with Whitehead Media, Inc. ("Whitehead"), in which the Company agreed to loan Whitehead $17,175,000 to purchase WTVX-TV, West Palm Beach, Florida. Whitehead has signed an asset purchase agreement for WTVX-TV and has filed an application with the FCC for transfer of the license. Under the agreement, the Company would operate WTVX-TV under a time brokerage agreement.

17.  SEGMENT DATA:

     Since closing the acquisition of WPBF-TV in July 1994, the Company operates two principal business segments consisting of radio and television. The radio segment includes fifteen stations for which the Company is the licensee, and one station operated under a time brokerage agreement, all of which operate in five different markets. The radio segment also operates seven radio networks. The television segment includes two stations for which the Company is the licensee and three stations which are operated under time brokerage agreements; all of which operate in five different markets. The other segment includes corporate and ancillary service company activities.

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

     Selected financial information for these segments is presented below:

                                                             1994          1993          1992
                                                         ------------   -----------   -----------
                           RADIO
Total revenue..........................................  $ 50,323,875   $31,058,472   $16,480,445
Operating expenses, less depreciation and
  amortization.........................................    38,919,088    25,012,435    14,746,078
Depreciation and amortization..........................     9,118,001     9,128,847     5,760,756
                                                         ------------   -----------   -----------
Income (loss) from operations..........................  $  2,286,786   $(3,082,810)  $(4,026,389)
                                                          ===========    ==========    ==========
Cumulative effect of change in accounting principle....            --            --   $   105,572
                                                          ===========    ==========    ==========
Total identifiable assets..............................  $ 71,126,358   $61,686,096   $35,193,821
                                                          ===========    ==========    ==========
Capital expenditures...................................  $  2,490,960   $ 1,962,553   $   429,531
                                                          ===========    ==========    ==========
                        TELEVISION
Total revenue..........................................  $ 10,844,820            --            --
Operating expenses, less depreciation and
  amortization.........................................     8,524,316            --            --
Depreciation and amortization..........................     2,888,176            --            --
                                                         ------------   -----------   -----------
Loss from operations...................................  $   (567,672)           --            --
                                                          ===========    ==========    ==========
Cumulative effect of change in accounting principle....            --            --            --
                                                          ===========    ==========    ==========
Total identifiable assets..............................  $ 55,784,331            --            --
                                                          ===========    ==========    ==========
Capital expenditures...................................  $  3,185,280            --            --
                                                          ===========    ==========    ==========
                          OTHER
Total revenue..........................................  $    898,748   $ 1,003,559   $   581,392
Operating expenses, less depreciation and
  amortization.........................................     3,782,548     3,860,193     3,175,610
Depreciation and amortization..........................       397,351       221,876       216,545
                                                         ------------   -----------   -----------
Loss from operations...................................  $ (3,281,151)  $(3,078,420)  $(2,810,763)
                                                          ===========    ==========    ==========
Cumulative effect of change in accounting principle....            --            --   $     3,968
                                                          ===========    ==========    ==========
Total identifiable assets..............................  $ 25,759,692   $ 4,888,512   $ 1,873,263
                                                          ===========    ==========    ==========
Capital expenditures...................................  $    240,272            --   $   843,857
                                                          ===========    ==========    ==========
                       CONSOLIDATED
Total revenue..........................................  $ 62,067,443   $32,062,031   $17,061,837
Operating expenses, less depreciation and
  amortization.........................................    51,225,952    28,872,628    17,921,688
Depreciation and amortization..........................    12,403,528     9,350,633     5,977,301
                                                         ------------   -----------   -----------
Loss from operations...................................  $ (1,562,037)  $(6,161,230)  $(6,837,152)
                                                          ===========    ==========    ==========
Cumulative effect of change in accounting principle....            --            --   $   109,540
                                                          ===========    ==========    ==========
Total identifiable assets..............................  $152,670,381   $66,574,608   $37,067,084
                                                          ===========    ==========    ==========
Capital expenditures...................................  $  5,916,512   $ 1,962,553   $ 1,273,388
                                                          ===========    ==========    ==========

                          PAXSON COMMUNICATIONS CORP.

                           DECEMBER 31, 1994 AND 1993

18.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                         SEPTEMBER       DECEMBER
                                         MARCH 31,       JUNE 30,           30,             31,
                 1994                     QUARTER         QUARTER         QUARTER         QUARTER
--------------------------------------  -----------     -----------     -----------     -----------
Total revenue.........................  $ 9,365,158     $12,148,603     $18,327,456     $22,226,226
Operating expenses, less depreciation
  and amortization....................    8,324,334      10,268,884      14,219,712      18,413,022
Depreciation and amortization.........    2,410,146       2,855,767       3,292,245       3,845,370
                                        -----------     -----------     -----------     -----------
Income (loss) from operations.........  $(1,369,322)    $  (976,048)    $   815,499     $   (32,166)
                                         ==========      ==========      ==========      ==========
Net loss before extraordinary item....  $(1,798,625)    $  (318,376)    $  (672,445)    $(1,972,628)
                                         ==========      ==========      ==========      ==========
Net loss..............................  $(1,798,625)    $  (318,376)    $  (672,445)    $(1,972,628)
                                         ==========      ==========      ==========      ==========
Pro forma per share data (Note 1):
  Pro forma net loss before
     extraordinary item...............  $     (0.06)    $     (0.01)    $     (0.02)    $     (0.06)
  Pro forma net loss..................  $     (0.06)    $     (0.01)    $     (0.02)    $     (0.06)
Pro forma weighted average common
  shares outstanding..................   31,581,948      32,506,032      33,430,116      33,430,116
                                         ==========      ==========      ==========      ==========
Stock Price:
  High................................           --              --              --     $     16.00*
  Low.................................           --              --              --     $     10.17*
                 1993
--------------------------------------
Total revenue.........................  $ 6,034,575     $ 8,920,029     $ 7,758,618     $ 9,348,809
Operating expenses, less depreciation
  and amortization....................    6,186,466       8,524,197       6,720,123       7,441,842
Depreciation and amortization.........    1,894,865       2,142,004       2,163,065       3,150,699
                                        -----------     -----------     -----------     -----------
Loss from operations..................  $(2,046,756)    $(1,746,172)    $(1,124,570)    $(1,243,732)
                                         ==========      ==========      ==========      ==========
Net loss before extraordinary item....  $(2,131,761)    $(2,406,988)    $(1,672,633)    $(4,740,471)
                                         ==========      ==========      ==========      ==========
Net loss..............................  $(2,131,761)    $(2,406,988)    $(1,672,633)    $(5,197,618)
                                         ==========      ==========      ==========      ==========
Pro forma per share data (Note 1):
  Pro forma net loss before
     extraordinary item...............  $     (0.07)    $     (0.08)    $     (0.05)    $     (0.15)
  Pro forma net loss..................  $     (0.07)    $     (0.08)    $     (0.05)    $     (0.16)
Pro forma weighted average common
  shares outstanding..................   31,581,948      31,581,948      31,581,948      31,581,948
                                         ==========      ==========      ==========      ==========
Stock Price:
  High................................           --              --              --              --
  Low.................................           --              --              --              --

---------------
  The Company's common stock is traded on the Nasdaq Stock Market under the symbol PAXN.

* Stock price after giving effect to the January 1, 1995 stock dividend (Note
  1).

                        PAXSON COMMUNICATIONS CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                                                          SEPTEMBER 30,     DECEMBER 31,
                                                                              1995              1994
                                                                          -------------     ------------
                                                                           (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents.............................................  $ 57,945,458      $ 21,571,658
  Accounts receivable, less allowance for doubtful accounts of $836,403
    and $556,950 respectively...........................................    14,172,666        13,569,198
  Prepaid expenses and other current assets.............................     1,558,525         1,579,954
  Current deferred income taxes.........................................       194,940           194,940
  Current program rights................................................     1,182,436         1,980,000
                                                                          -------------     ------------
         Total current assets...........................................    75,054,025        38,895,750
Property and equipment, net.............................................    75,063,826        45,350,430
Intangible assets, net..................................................    87,686,913        53,350,967
Investments in broadcast properties.....................................    28,013,671                --
Other assets, net.......................................................    15,244,694        13,078,346
Related party notes receivable..........................................     2,500,000         1,750,000
Program rights, net.....................................................       366,344           244,888
                                                                          -------------     ------------
         Total assets...................................................  $283,929,473      $152,670,381
                                                                          ==============    =============
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..............................  $  6,047,737      $  5,123,691
  Current portion of program rights payable.............................     1,055,599           986,562
  Related party note payable............................................     1,200,000                --
  Current portion of long-term debt.....................................       333,009         6,393,415
                                                                          -------------     ------------
         Total current liabilities......................................     8,636,345        12,503,668
Program rights payable..................................................       637,043           562,770
Long-term debt..........................................................     2,664,786        76,013,542
Deferred income taxes...................................................       605,145         1,474,940
Minority interest.......................................................            --         1,217,314
Senior subordinated notes, net..........................................   227,311,106                --
Redeemable Cumulative Compounding Senior preferred stock, $0.001 par value; 15% dividend rate per annum, 2,000 shares authorized, issued
  and outstanding.......................................................    16,138,416        14,060,054
Redeemable Class A & B common stock warrants............................     4,378,925         1,735,979
Redeemable Cumulative Compounding Series B preferred stock, $0.001 par value; 15% dividend rate per annum, 714.286 shares authorized,
  issued and outstanding................................................     2,083,167         1,274,671
Redeemable Cumulative Compounding Junior preferred stock, $0.001 par value; 12% dividend rate per annum, 33,000 shares authorized, issued
  and outstanding.......................................................    30,399,729        26,808,053
Class A common stock, $0.001 par value; one vote per share; 150,000,000
  shares authorized, 26,157,226 shares issued and outstanding...........        26,157            26,042
Class B common stock, $0.001 par value; ten votes per share, 30,000,000
  shares authorized, 8,311,639 shares issued and outstanding............         8,312             8,312
Class C common stock, $0.001 par value; non-voting; 12,500,000 shares
  authorized, 0 shares issued and outstanding...........................            --                --
Class C common stock warrants...........................................     5,338,952         5,338,952
Stock subscription notes receivable.....................................       (71,833 )         (77,666)
Additional paid-in capital..............................................    33,904,823        20,647,647
Deferred option plan compensation.......................................    (2,179,102 )              --
Accumulated deficit.....................................................   (45,952,498 )      (8,923,897)
Commitments and contingencies...........................................
                                                                          -------------     ------------
         Total liabilities and stockholders' equity.....................  $283,929,473      $152,670,381
                                                                          ==============    =============

          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE NINE MONTHS
                                                                      ENDED SEPTEMBER 30,
                                                                -------------------------------
                                                                    1995               1994
                                                                ------------       ------------
                                                                          (UNAUDITED)
Revenue:
  Local and national advertising..............................  $ 65,333,616       $ 36,450,956
  Retail and other............................................     3,837,003          1,557,979
  Trade.......................................................     2,353,098          1,832,282
                                                                ------------       ------------
          Total revenue.......................................    71,523,717         39,841,217
Operating expenses:
  Direct......................................................    17,624,276         11,108,734
  Programming.................................................     9,358,796          5,620,889
  Sales and promotion.........................................     6,767,364          3,875,130
  Technical...................................................     3,674,362          1,428,195
  General and administrative..................................    15,912,555          7,906,908
  Trade.......................................................     2,081,962          1,514,811
  Time brokerage agreement fees...............................       757,369            365,678
  Sports rights fees..........................................     1,509,565            539,875
  Option plan compensation....................................     9,809,105                 --
  Program rights amortization.................................     1,291,754            452,710
  Depreciation and amortization...............................    13,079,041          8,558,158
                                                                ------------       ------------
          Total operating expenses............................    81,866,149         41,371,088
                                                                ------------       ------------
Loss from operations..........................................   (10,342,432)        (1,529,871)
Other income (expense):
  Interest expense, net.......................................    (7,853,189)        (3,190,568)
  Other income, net...........................................       (45,773)           161,993
                                                                ------------       ------------
Loss before income tax benefit................................   (18,241,394)        (4,558,446)
Income tax benefit............................................       960,000          1,769,000
                                                                ------------       ------------
Loss before extraordinary item................................   (17,281,394)        (2,789,446)
Extraordinary item............................................   (10,625,727)                --
                                                                ------------       ------------
Net loss......................................................   (27,907,121)        (2,789,446)
                                                                ------------       ------------
Dividends and accretion on preferred stock and
  common stock warrants.......................................    (9,121,480)        (2,407,459)
                                                                ------------       ------------
Net loss attributable to common stock and
  common stock equivalents....................................  $(37,028,601)      $ (5,196,905)
                                                                 ===========        ===========
Net loss per share before extraordinary item..................  $       (.50)      $       (.09)
Extraordinary item............................................          (.31)                --
                                                                ------------       ------------
Net loss per share............................................          (.81)              (.09)
Dividends and accretion on preferred stock and common stock
  warrants per share..........................................          (.27)              (.07)
                                                                ------------       ------------
Net loss attributable to common stock and common stock
  equivalents per share.......................................  $      (1.08)      $       (.16)
                                                                 ===========        ===========
Weighted average shares outstanding primary and fully
  diluted.....................................................    34,404,800         32,506,032
                                                                 ===========        ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    FOR THE THREE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                   ----------------------------
                                                                       1995            1994
                                                                   ------------     -----------
                                                                           (UNAUDITED)
Revenue:
  Local and national advertising.................................  $ 24,878,716     $16,735,366
  Retail and other...............................................     1,339,280         561,654
  Trade..........................................................       949,373       1,030,436
                                                                   ------------     -----------
          Total revenue..........................................    27,167,369      18,327,456
Operating expenses:
  Direct.........................................................     6,069,426       4,831,072
  Programming....................................................     3,418,730       2,625,192
  Sales and promotion............................................     2,294,178       1,457,709
  Technical......................................................     1,527,073         564,822
  General and administrative.....................................     5,922,881       3,105,159
  Trade..........................................................       888,119         502,495
  Time brokerage agreement fees..................................       207,422         140,678
  Sports rights fees.............................................       490,210         539,875
  Option plan compensation.......................................       404,976              --
  Program rights amortization....................................       514,697         452,710
  Depreciation and amortization..................................     5,024,785       3,292,245
                                                                   ------------     -----------
Total operating expenses.........................................    26,762,497      17,511,957
                                                                   ------------     -----------
Income from operations...........................................       404,872         815,499
Other income (expense):
  Interest expense, net..........................................    (3,544,543)     (1,799,853)
  Other income, net..............................................       (32,010)        (61,091)
                                                                   ------------     -----------
Loss before income tax benefit...................................    (3,171,681)     (1,045,445)
Income tax benefit...............................................       320,000         373,000
                                                                   ------------     -----------
Loss before extraordinary item...................................    (2,851,681)       (672,445)
Extraordinary item...............................................   (10,625,727)             --
                                                                   ------------     -----------
Net loss.........................................................   (13,477,408)       (672,445)
                                                                   ------------     -----------
Dividends and accretion on preferred stock and common stock
  warrants.......................................................    (3,257,319)       (820,400)
                                                                   ------------     -----------
Net loss attributable to common stock and common stock
  equivalents....................................................  $(16,734,727)    $(1,492,845)
                                                                    ===========      ==========
Net loss per share before extraordinary item.....................  $       (.08)    $      (.02)
Extraordinary item...............................................          (.31)             --
                                                                   ------------     -----------
Net loss per share...............................................          (.39)           (.02)
Dividends and accretion on preferred stock and common stock
  equivalents per share..........................................          (.10)           (.02)
                                                                   ------------     -----------
Net loss attributable to common stock and common stock
  equivalents per share..........................................  $       (.49)    $      (.04)
                                                                    ===========      ==========
Weighted average shares outstanding primary and fully diluted....    34,458,766      33,430,116
                                                                    ===========      ==========

          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                          COMMON STOCKHOLDERS' EQUITY

                                                             CLASS C        STOCK                       DEFERRED
                           COMMON STOCK                       COMMON     SUBSCRIPTION   ADDITIONAL       OPTION
                    ---------------------------   COMMON      STOCK         NOTES         PAID-IN         PLAN       ACCUMULATED
                    CLASS A   CLASS B   CLASS C    STOCK     WARRANTS     RECEIVABLE      CAPITAL     COMPENSATION     DEFICIT
                    -------   -------   -------   -------   ----------   ------------   -----------   ------------   ------------
Balance at December
  31, 1993.........
Recapitalization of
  common stock..... $15,791   $5,264              $    1                                $16,895,623                  $   (776,367)
Stock issued for
  ANG
  acquisition......   1,570      277                  (1 )                 $(77,666)        (21,054)
Net proceeds from
  issuance of
  common stock
  warrants.........                                         $5,338,952                    3,784,530
Dividends on
  redeemable
  preferred
  stock............                                                                                                    (2,216,137)
Accretion on
  redeemable
  securities.......                                                                                                    (1,169,319)
Net Loss...........                                                                                                    (4,762,074)
Stock dividend.....   8,681    2,771                                                        (11,452)
                    -------   -------   -------   -------   ----------   ------------   -----------   ------------   ------------
Balance at December
  31, 1994.........  26,042    8,312    $    0         0     5,338,952      (77,666)     20,647,647   $         0      (8,923,897)
Stock issued for
  Cookeville
  acquisition
  (unaudited)......      95                                                               1,199,905
Deferred Option
  Plan Compensation
  (unaudited)......                                                                      11,988,207   (11,988,207 )
Option plan
  compensation
  (unaudited)......                                                                                     9,809,105
Stock options
  exercised
  (unaudited)......      20                                                                  69,064
Note repayments
  (unaudited)......                                                           5,833
Dividends on
  redeemable
  preferred stock
  (unaudited)......                                                                                                    (5,507,650)
Accretion on
  redeemable
  securities
  (unaudited)......                                                                                                    (3,613,830)
Net loss
  (unaudited)......                                                                                                   (27,907,121)
                    -------   -------   -------   -------   ----------   ------------   -----------   ------------   ------------
Balance at
  September 30,
  1995
  (unaudited)...... $26,157   $8,312    $    0    $    0    $5,338,952     $(71,833)    $33,904,823   $(2,179,102 )  $(45,952,498)
                    =======   =======   =======   ========   =========   ===========     ==========   ============   ============

          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               FOR THE NINE MONTHS
                                                                               ENDED SEPTEMBER 30,
                                                                           ---------------------------
                                                                               1995           1994
                                                                           ------------    -----------
                                                                                   (UNAUDITED)
Cash flow from operating activities:
  Net loss..............................................................   $(27,907,121)   $(2,789,446)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.........................................     13,079,041      8,558,158
  Option plan compensation..............................................      9,809,105             --
  Program rights amortization...........................................      1,291,754        992,585
  Provision for doubtful accounts.......................................        653,602        271,938
  Income tax benefit....................................................       (960,000)    (1,769,000)
  Loss on sale of assets................................................         98,556             --
  Minority interest in net loss.........................................             --         (6,425)
  Extraordinary loss on write-off of loan costs.........................     10,625,727             --
  Increase in accounts receivable.......................................     (1,257,071)    (1,623,908)
  Decrease (increase) in prepaid expenses and other current assets......         21,432       (312,638)
  Increase in intangible assets.........................................     (1,200,000)            --
  Increase in other assets..............................................     (1,056,165)    (1,005,814)
  Increase in accounts payable and accrued liabilities..................        924,046      1,060,230
                                                                           ------------    -----------
  Net cash provided by operating activities.............................      4,122,906      3,375,680
                                                                           ------------    -----------
Cash flows from investing activities:
  Acquisitions of broadcast properties..................................    (53,847,917)   (55,052,599)
  Deposits on broadcast properties......................................     (2,660,000)    (1,220,000)
  Increase in related party note receivable.............................       (750,000)            --
  Proceeds from sale of fixed assets....................................        716,820             --
  Investments in broadcast properties...................................    (28,013,671)            --
  Purchase of property and equipment....................................    (18,864,364)    (4,604,001)
                                                                           ------------    -----------
  Net cash used for investing activities................................   (103,419,132)   (60,876,600)
                                                                           ------------    -----------
Cash flows from financing activities:
  Increase in related party note payable................................      1,200,000      7,700,000
  Proceeds from long-term debt..........................................    317,539,000     50,000,000
  Payments of long-term debt............................................   (169,639,157)      (401,111)
  Payments of loan origination costs....................................    (13,032,399)    (3,428,451)
  Proceeds from exercise of common stock options........................         69,084             --
  Repayments of stock subscription notes receivable.....................          5,833             --
  Payments for program rights...........................................       (472,335)      (257,200)
                                                                           ------------    -----------
  Net cash provided by financing activities.............................    135,670,026     53,613,238
                                                                           ------------    -----------
Increase (decrease) in cash and cash equivalents........................     36,373,800     (3,887,682)
                                                                           ------------    -----------
Cash and cash equivalents at beginning of period........................     21,571,658      7,019,747
                                                                           ------------    -----------
Cash and cash equivalents at end of period..............................   $ 57,945,458    $ 3,132,065
                                                                           =============   ============
Supplemental disclosures of cash flow information:
  Cash paid for interest................................................   $  8,188,957    $ 2,770,489
                                                                           =============   ============
  Cash paid for income taxes............................................             --             --
                                                                           =============   ============
Non-cash operating and financing activities:
  Issuance of Common stock for Cookeville acquisition...................   $  1,200,000    $        --
                                                                           =============   ============
  Dividends on redeemable preferred stock...............................   $  5,507,650    $ 1,571,425
                                                                           =============   ============
  Accretion on redeemable securities....................................   $  3,613,830    $   836,034
                                                                           =============   ============
  Trade revenue.........................................................   $  2,353,098    $ 1,832,282
                                                                           =============   ============
  Trade expense.........................................................   $  2,081,962    $ 1,514,811
                                                                           =============   ============

          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     Paxson Communications Corporation's (the "Company") financial information contained in the financial statements and notes thereto as of September 30, 1995 and for the nine month and three month periods ended September 30, 1995 and 1994, are unaudited. In the opinion of management, all adjustments necessary for the fair presentation of such financial information have been included. These adjustments are of a normal recurring nature. There have been no changes in accounting policies since the period ended December 31, 1994. The composition of accounts has significantly changed since December 31, 1994 to reflect the operations of acquisitions discussed below, the issuance of $230,000,000 of 11 5/8% senior subordinated notes ("the Notes"), the extraordinary expense related to write-off of loan origination costs, inclusion of the stock incentive plan options and the reclassification of related party notes receivable amounts to long term assets. The Notes have been presented net of original issue discount. The Company has classified the notes receivable amounts advanced in conjunction with its financing of certain acquisitions of television properties for which it has long-term time brokerage agreements as Investments in broadcast properties. This classification reflects the Company's intent to purchase certain assets of the station from the licensee and the long-term nature of the time brokerage relationships.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements, footnotes, and discussions should be read in conjunction with the December 31, 1994 financial statements and related footnotes and discussions contained in the Company's Form 10-K, filed with the United States Securities and Exchange Commission on March 31, 1995, Form 10-Q filed on May 12, 1995, Form 10-Q/A filed August 30, 1995, the definitive proxy statement filed by the Company on May 4, 1995 for the annual meeting of stock holders held June 1, 1995, Forms 8-K filed June 1, 1995 and August 19, 1995 and Forms 8-K/A filed July 31, 1995 and October 18, 1995. In conjunction with the issuance of the Notes the Company filed a Form S-4 with the Securities and Exchange Commission on October 27, 1995.

PRO FORMA FINANCIAL INFORMATION

     The following represents the unaudited pro forma results of operations as if the acquisitions and time brokerage arrangements described in Item 2 of Part I had been completed at the beginning of 1995 and 1994, after giving effect to certain adjustments, including increased depreciation and amortization of property and equipment and intangible assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of the Company's future results of operations.

                                                                       FOR THE NINE MONTHS
                                                                       ENDED SEPTEMBER 30,
                                                                  -----------------------------
                                                                      1995             1994
                                                                  ------------     ------------
                                                                           (UNAUDITED)
Revenues........................................................  $ 80,791,755     $ 61,969,565
                                                                   ===========      ===========
Broadcast cash flow.............................................  $ 21,185,459     $ 11,686,549
                                                                   ===========      ===========
Loss from operations............................................  $ (5,941,957)    $(10,700,389)
                                                                   ===========      ===========
Net loss attributable to common stock and common stock
  equivalents...................................................  $(54,670,222)    $(32,717,865)
                                                                   ===========      ===========
Net loss attributable to common stock and common stock
  equivalents per share.........................................  $      (1.59)    $      (1.01)
                                                                   ===========      ===========
Pro forma weighted average shares outstanding primary and fully
  diluted.......................................................    34,404,800       32,506,032
                                                                   ===========      ===========

                       PAXSON COMMUNICATIONS CORPORATION

                                                                      FOR THE THREE MONTHS
                                                                       ENDED SEPTEMBER 30,
                                                                  -----------------------------
                                                                      1995             1994
                                                                  ------------     ------------
                                                                           (UNAUDITED)
Revenues........................................................  $ 28,575,947     $ 20,962,178
                                                                   ===========      ===========
Broadcast cash flow.............................................  $  8,815,139     $  5,803,914
                                                                   ===========      ===========
Loss from operations............................................  $   (885,814)    $ (1,593,871)
                                                                   ===========      ===========
Net loss attributable to common stock and common stock
  equivalents...................................................  $(32,422,596)    $(22,435,631)
                                                                   ===========      ===========
Net loss attributable to common stock and common stock
  equivalents per share.........................................  $       (.94)    $       (.67)
                                                                   ===========      ===========
Pro forma weighted average shares outstanding primary
  and fully diluted.............................................    34,458,766       33,430,116
                                                                   ===========      ===========

     "Broadcast cash flow" is defined as Income (loss) from operations plus non-cash expenses and non-broadcast operating results, less scheduled broadcast rights payments and non-cash revenues. The Company has included broadcast cash flow data because such data is commonly used as a measure of performance for broadcast companies and is also used by investors to measure the Company's ability to service debt. Broadcast cash flow is not, and should not be used as an indicator or alternative to operating income, net income or cash flow as reflected in the Consolidated Financial Statements as it is not a measure of financial performance under generally accepted accounting principles.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
of KZKI-TV (a division of Sandino Telecasters)

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in divisional deficit and of cash flows present fairly, in all material respects, the financial position of KZKI-TV (a division of Sandino Telecasters), (the "Station") at January 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Station's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.
The accompanying financial statements have been prepared assuming that the Station will continue as a going concern. As discussed in Note 1 to the financial statements, the Station has incurred cumulative net losses and has significant notes payable which are due on demand, which raise substantial doubt about the Station's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Price Waterhouse LLP
--------------------------------------
PRICE WATERHOUSE LLP
Tampa, Florida
July 17, 1995

                  KZKI-TV (A DIVISION OF SANDINO TELECASTERS)
                                 BALANCE SHEET

                                                                                       JANUARY
                                                                        MAY 17,          31,
                                                                         1995            1995
                                                                      -----------     ----------
                                                                      (UNAUDITED)
                               ASSETS
Current assets:
  Cash and cash equivalents.........................................  $    22,053     $   91,180
  Accounts receivable...............................................        3,289          6,695
  Prepaid expenses and other assets.................................        3,733         10,813
                                                                      -----------     ----------
          Total current assets......................................       29,075        108,688
Property and equipment, net.........................................    2,008,203      2,180,634
Intangible assets, net..............................................    6,685,736      6,792,333
                                                                      -----------     ----------
          Total assets                                                $ 8,723,014     $9,081,655
                                                                        =========      =========
                 LIABILITIES AND DIVISIONAL DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..........................  $    30,399     $   41,261
  Unearned revenue..................................................       34,915         71,074
  Related party payables
     Accrued interest...............................................    2,920,897      2,650,378
     Notes payable..................................................    8,872,874      9,572,874
                                                                      -----------     ----------
          Total current liabilities.................................   11,859,085     12,335,587
                                                                      -----------     ----------
Divisional deficit..................................................   (3,136,071)    (3,253,932)
                                                                      -----------     ----------
  Commitments and contingencies (see Note 6)
          Total liabilities and divisional deficit..................  $ 8,723,014     $9,081,655
                                                                        =========      =========

                 The accompanying Notes to Financial Statements
               are an integral part of the financial statements.

                  KZKI-TV (A DIVISION OF SANDINO TELECASTERS)

                            STATEMENT OF OPERATIONS

                                                                         FOR THE        FOR THE
                                                                       PERIOD ENDED   YEAR ENDED
                                                                         MAY 17,      JANUARY 31,
                                                                           1995          1995
                                                                       ------------   -----------
                                                                       (UNAUDITED)
Revenue:
  Network programming................................................   $  330,413    $   871,701
  Paid programming and other.........................................      688,142        840,210
                                                                       ------------   -----------
          Total revenue..............................................    1,018,555      1,711,911
                                                                       ------------   -----------
Operating expenses:
  Technical..........................................................      113,671        395,512
  Direct.............................................................       15,150         64,363
  Programming........................................................        9,758         22,215
  General and administrative.........................................      212,568        558,220
  Depreciation and amortization......................................      279,028        743,396
                                                                       ------------   -----------
          Total operating expenses...................................      630,175      1,783,706
                                                                       ------------   -----------
Income (loss) from operations........................................      388,380        (71,795)
Related party interest expense.......................................     (270,519)      (855,800)
                                                                       ------------   -----------
          Net income (loss)..........................................   $  117,861    $  (927,595)
                                                                        ==========      =========

                 The accompanying Notes to Financial Statements
               are an integral part of the financial statements.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                   STATEMENT OF CHANGES IN DIVISIONAL DEFICIT

Balance at February 1, 1994.....................................................  $(2,326,337)
Net loss........................................................................     (927,595)
                                                                                  -----------
Balance at January 31, 1995.....................................................   (3,253,932)
Net income through May 17, 1995 (unaudited).....................................      117,861
                                                                                  -----------
Balance at May 17, 1995 (unaudited).............................................  $(3,136,071)
                                                                                   ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                            STATEMENT OF CASH FLOWS

                                                                        FOR THE          FOR THE
                                                                      PERIOD ENDED     YEAR ENDED
                                                                        MAY 17,        JANUARY 31,
                                                                          1995            1995
                                                                      ------------     -----------
                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................................   $  117,861       $ (927,595)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization.....................................      279,028          743,396
  Decrease (increase) in accounts receivable........................        3,406           (5,297)
  Decrease (increase) in prepaid expenses and other assets..........        7,080           (7,069)
  (Decrease) increase in accounts payable and accrued liabilities...      (10,862)          31,209
  (Decrease) increase in unearned revenue...........................      (36,159)          56,228
  Increase in related party accrued interest........................      270,519          855,800
                                                                      ------------     -----------
  Net cash provided by operating activities.........................      630,873          746,672
                                                                      ------------     -----------
Cash flows from investing activities:
  Purchases of property and equipment...............................           --         (204,410)
                                                                      ------------     -----------
Cash flows from financing activities:
  Proceeds from related party note payable..........................           --          418,588
  Payments of related party note payable............................     (700,000)        (935,000)
                                                                      ------------     -----------
  Net cash used for financing activities............................     (700,000)        (516,412)
                                                                      ------------     -----------
(Decrease) increase in cash and cash equivalents....................      (69,127)          25,850
Cash and cash equivalents at beginning of year......................       91,180           65,330
                                                                      ------------     -----------
Cash and cash equivalents at end of period..........................   $   22,053       $   91,180
                                                                       ==========        =========
Supplemental disclosure of cash flow information:
  Cash paid for interest............................................   $        0       $        0
                                                                       ==========        =========
  Cash paid for income taxes........................................   $        0       $        0
                                                                       ==========        =========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                         NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     KZKI-TV (A division of Sandino Telecasters) (the "Station"), is engaged in the operation of a television broadcasting station in the Los Angeles, California market. Sandino Telecasters operates the television station under a license granted by the Federal Communications Commission.

     The Station has incurred cumulative net losses through January 31, 1995 totaling approximately $3,254,000. Additionally, the Station owes approximately $12,223,000 on demand notes payable and accrued interest to a related party. The Station does not have sufficient means to repay the notes payable if called (see
Note 4). These conditions raise substantial doubt regarding the Station's ability to continue as a going concern. Owners plan to liquidate the Station's liabilities through a sale of the Station's assets (see Note 7).

     Cash and cash equivalents

     Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

     Property and equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

        Broadcasting tower and equipment..............................  10 years
        Leasehold improvements........................................  Term of lease
        Office furniture and equipment................................  6 years

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

     Intangible assets

     Intangible assets consists of the FCC license which is stated at cost and is being amortized using the straight-line method over the estimated useful life of 25 years.

     Revenue recognition

     Revenue is recognized as advertising air time is broadcast.

     Income taxes

     The Station's operating results have been included in the tax return filed by Sandino Telecasters. A provision for intercompany income taxes, which approximates the income tax provision calculated for Station income on a standalone basis was calculated to be $0 based upon cumulative net losses.

     Interim financial data

     The interim financial data of the Station is unaudited; however, in the opinion of Station management, the interim financial data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results of the interim period. The results of operations for the period from February 1, 1995 through May 17, 1995 are not necessarily indicative of the results that could be expected for the entire fiscal year ending January 31, 1996.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 31, 1995

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                           JANUARY 31,
                                                                              1995
                                                                           ----------
        Broadcasting tower and equipment.................................  $2,171,897
        Leasehold improvements...........................................     473,413
        Office furniture and equipment...................................      33,002
                                                                           ----------
                                                                            2,678,312
        Accumulated depreciation.........................................    (497,678)
                                                                           ----------
        Property and equipment, net......................................  $2,180,634
                                                                            =========
        Depreciation expense for the year................................  $  459,396
                                                                            =========

3.  INTANGIBLE ASSETS:

     Intangible assets consist of the following:

                                                                         JANUARY 31,
                                                                            1995
                                                                         -----------
          FCC licenses.................................................  $ 7,100,000
          Accumulated amortization.....................................     (307,667)
                                                                         -----------
          Intangible assets, net.......................................  $ 6,792,333
                                                                           =========
          Amortization expense for the year............................  $   284,000
                                                                           =========

4.  RELATED PARTY NOTES PAYABLE:

     Related party notes payable consist of the following:

                                                                         JANUARY 31,
                                                                            1995
                                                                         -----------
          Note payable, prime + 1% interest compounded annually,
            interest and principal due on demand.......................  $ 7,100,000
          Revolving credit note payable, prime + 1% interest compounded
            annually, interest and principal due on demand.............    2,472,874
                                                                         -----------
                                                                         $ 9,572,874
                                                                           =========

     In 1991, the Station borrowed $7,100,000 from Astrum Management Group ("Astrum"), a minority shareholder of Sandino Telecasters, in order to purchase the FCC license and begin operations (see Note 5). The note accrues interest at prime + 1% and is due on demand. At January 31, 1995, accrued interest payable on the note was $2,319,638; no interest or principal repayments have been made to date.

     Additionally, the Station entered into a revolving credit agreement with Astrum, whereby Astrum funded initial construction of the Station and continues to fund working capital shortfalls. The working capital note accrues interest at prime + 1% and is due on demand. At January 31, 1995, accrued interest payable on the note was $330,740; no interest repayments have been made to date.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 31, 1995

5.  RELATED PARTY TRANSACTIONS:

     The Station has entered into several agreements with related parties. As discussed in Note 4, the Station has significant outstanding notes payable and accrued interest payable with Astrum, a minority shareholder of Sandino Telecasters. Additionally, Astrum provides financial management and accounting services for the Station. The value of these services based on estimated hours expended by Astrum was approximately $6,000, for the year ended January 31, 1995. All other overhead, debt and interest allocations have been appropriately reflected in the Station's financial statements.

6.  COMMITMENTS AND CONTINGENCIES:

     The Station incurred expenses of approximately $44,922 for the year ended January 31, 1995 under a non-cancelable operating lease for office space. Additionally, the Station incurred expenses of approximately $10,695 for a special use permit from the U.S. Department of Forestry for use of the land surrounding the station's tower. Future minimum annual payments under the operating lease as of January 31, 1995, are $31,820, due during fiscal year 1996.

7.  SUBSEQUENT EVENT:

     On May 17, 1995, the Owners sold the Station's assets to Paxson Communications Corporation for approximately $18,000,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
of Paugus Television, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Paugus Television, Inc. (the "Company"), at December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has incurred cumulative net losses from operations and has significant notes payable which are due on demand that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the accompanying financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Price Waterhouse LLP
--------------------------------------
PRICE WATERHOUSE LLP

Tampa, Florida
August 21, 1995

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                                 BALANCE SHEET


                                                                    MAY 17,        DECEMBER 31,
                                                                      1995             1994
                                                                  ------------     ------------
                                                                  (UNAUDITED)
                             ASSETS
Current assets:
  Cash and cash equivalents.....................................  $     42,148     $     14,127
  Accounts receivable, less allowance for doubtful accounts of
     $14,948 and $23,965, respectively..........................        92,659          124,510
  Prepaid expenses and other assets.............................        35,120           21,319
  Current program rights........................................        42,971           68,754
                                                                  ------------     ------------
          Total current assets..................................       212,898          228,710
Property and equipment, net.....................................       111,526          202,203
Intangible assets, net..........................................       574,923          587,318
Program rights, net.............................................        34,671           34,671
                                                                  ------------     ------------
          Total assets..........................................  $    934,018     $  1,052,902
                                                                   ===========      ===========
             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities......................  $      8,121     $    135,340
  Other payables................................................       168,306          182,051
  Current program rights payable................................       106,060          111,594
  Related party payables:
     Accrued interest payable...................................     1,217,469        1,043,505
     Notes payable..............................................     6,931,243        6,767,800
                                                                  ------------     ------------
          Total current liabilities.............................     8,431,199        8,240,290
Program rights payable..........................................        21,400           36,089
                                                                  ------------     ------------
          Total liabilities.....................................     8,452,599        8,276,379
Stockholders' deficit:
  Common stock, $1 par, 300 shares authorized, 284.38 shares
     issued and outstanding.....................................           284              284
  Additional paid-in capital....................................     2,843,516        2,843,516
  Retained deficit..............................................   (10,362,381)     (10,067,277)
                                                                  ------------     ------------
          Total stockholders' deficit...........................    (7,518,581)      (7,223,477)
                                                                  ------------     ------------
Commitments and contingencies (see Note 8)
          Total liabilities and stockholders' deficit...........  $    934,018     $  1,052,902
                                                                   ===========      ===========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                            STATEMENT OF OPERATIONS


                                                                      FOR THE          FOR THE
                                                                    PERIOD ENDED      YEAR ENDED
                                                                      MAY 17,        DECEMBER 31,
                                                                        1995             1994
                                                                    ------------     ------------
                                                                    (UNAUDITED)
Revenue:..........................................................
  Local and national advertising..................................   $  296,586      $    877,165
  Trade...........................................................       62,834           305,821
  Production and other............................................      240,395            38,698
                                                                    ------------     ------------
Total revenue.....................................................      599,815         1,221,684
                                                                    ------------     ------------
Operating expenses:
  Technical.......................................................       82,967           194,241
  News............................................................       49,670           193,583
  Direct..........................................................       87,086           184,081
  Sales...........................................................       54,992           141,393
  Production......................................................       54,769           131,089
  Programming and promotion.......................................       81,278           116,631
  General and administrative......................................      113,831           534,430
  Trade...........................................................       58,495           275,352
  Program rights amortization.....................................       25,784           174,034
  Depreciation and amortization...................................      101,729           203,456
                                                                    ------------     ------------
Total operating expenses..........................................      710,601         2,148,290
                                                                    ------------     ------------
Loss from operations..............................................     (110,786)         (926,606)
Other income (expense):
  Related party interest expense..................................     (174,155)         (331,815)
  Loss on sale of assets..........................................           --           (13,146)
  Other expense, net..............................................      (10,163)          (37,951)
                                                                    ------------     ------------
Net loss..........................................................   $ (295,104)     $ (1,309,518)
                                                                     ==========        ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                        PAUGUS TELEVISION INC. (WGOT-TV)

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                              STOCKHOLDERS' DEFICIT
                                               ---------------------------------------------------
                                                         ADDITIONAL
                                               COMMON     PAID-IN        RETAINED
                                               STOCK      CAPITAL        DEFICIT          TOTAL
                                               ------    ----------    ------------    -----------
Balance at January 1, 1994...................   $284     $2,843,516    $ (8,757,759)   $(5,913,959)
Net loss.....................................                            (1,309,518)    (1,309,518)
                                               ------    ----------    ------------    -----------
Balance at December 31, 1994.................    284      2,843,516     (10,067,277)    (7,223,477)
Net loss through May 17, 1995 (unaudited)....                              (295,104)      (295,104)
                                               ------    ----------    ------------    -----------
Balance at May 17, 1995 (unaudited)..........   $284     $2,843,516    $(10,362,381)   $(7,518,581)
                                               ======     =========     ===========     ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                            STATEMENT OF CASH FLOWS


                                                                                       FOR THE
                                                                                        YEAR
                                                                      FOR THE           ENDED
                                                                    PERIOD ENDED      DECEMBER
                                                                      MAY 17,            31,
                                                                        1995            1994
                                                                    ------------     -----------
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................................   $ (295,104)     $(1,309,518)
Adjustments to reconcile net loss to net cash used for operating activities:
  Depreciation and amortization...................................      101,729          203,456
  Program rights amortization.....................................       25,784          174,034
  Allowance for doubtful accounts.................................       (9,017)             708
  Loss on sale of assets..........................................           --           13,146
  Decrease (increase) in accounts receivable......................       40,868          (62,644)
  (Increase) decrease in prepaid expenses and other assets........      (13,801)         157,833
  (Decrease) increase in accounts payable and accrued
     liabilities..................................................     (127,219)           8,466
  Decrease in other payables......................................      (13,745)        (193,227)
  Increase in related party accrued interest......................      173,964          322,947
                                                                    ------------     -----------
  Net cash used for operating activities..........................     (116,541)        (684,799)
                                                                    ------------     -----------
Cash flows from investing activities:
  Purchases of property and equipment.............................           --          (43,374)
  Sale of property and equipment..................................        1,342           42,000
                                                                    ------------     -----------
  Net cash used for investing activities..........................        1,342           (1,374)
                                                                    ------------     -----------
Cash flows from financing activities:
  Payments for program rights.....................................      (20,223)        (142,581)
  Proceeds from related party notes payable.......................      163,443          791,888
                                                                    ------------     -----------
  Net cash provided by financing activities.......................      143,220          649,307
                                                                    ------------     -----------
Increase (decrease) in cash and cash equivalents..................       28,021          (36,866)
Cash and cash equivalents at beginning of year....................   $   14,127      $    50,993
                                                                    ------------     -----------
Cash and cash equivalents at end of period........................   $   42,148      $    14,127
                                                                     ==========       ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................................   $        0      $         0
                                                                     ==========       ==========
Non-cash operating activities:
  Trade revenue...................................................   $   62,834      $   305,821
                                                                     ==========       ==========
  Trade expense...................................................   $   58,495      $   275,352
                                                                     ==========       ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Paugus Television, Inc. (the "Company"), a Delaware Corporation, was organized in 1988 for the purpose of owning and operating a television station, WGOT-TV, in Manchester, New Hampshire, serving the Boston, Massachusetts market.

     The Company has incurred substantial cumulative net losses through December 31, 1994 totalling approximately $10,067,000. Additionally, the Company owes approximately $7,811,000 on demand notes payable and accrued interest to a related party. The Company does not have sufficient means to repay the notes payable (see Note 6). These conditions raise substantial doubt regarding the Company's ability to continue as a going concern. Management plans to liquidate the Company's liabilities through a sale of the Company's assets (see Note 9).

     Property and equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

        Broadcasting tower and equipment..............................  7 years
        Office furniture equipment and other..........................  5 years
        Leasehold improvements........................................  Term of lease

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

     Intangible assets

     Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life as follows:

        Goodwill......................................................  25 years
        Favorable lease agreement.....................................  Term of lease
        Organization costs............................................  5 years

     Program rights

     The Company obtains licenses for program rights which allow the Company to broadcast program material in accordance with contractual agreements. Pursuant to a licensing agreement, an asset is recorded for the program rights acquired and a liability is recorded for the obligation incurred, at the gross amount of the liability. Program rights are amortized on a method that approximates the straight-line basis over the related term. Program rights which will not be aired are charged to expense. Current program rights represent programs which will be amortized during the next year, current liabilities represent program rights which will be paid within the year under contractual agreement.

     Income taxes

     Provisions are made to record deferred income taxes in recognition of items reported differently for financial reporting purposes than for federal and state income tax purposes. The Company records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                               DECEMBER 31, 1994

     Revenue recognition

     Revenue is recognized as advertising air time is broadcast.

     Trade agreements

     The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertised air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

     Interim financial data

     The interim financial data of the Company is unaudited; however, in the opinion of the Company's management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results for the interim periods. The results of operations for the period ended May 17, 1995 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1995.

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                           DECEMBER
                                                                              31,
                                                                             1994
                                                                          -----------
        Broadcasting tower and equipment................................  $ 1,138,870
        Office furniture, equipment and other...........................      188,992
        Leasehold improvements..........................................      122,491
                                                                          -----------
                                                                            1,450,353
        Accumulated depreciation........................................   (1,248,150)
        Property and equipment, net.....................................  $   202,203
                                                                           ==========
        Depreciation expense for the year...............................  $   170,537
                                                                           ==========

3.  INTANGIBLE ASSETS:

     Intangible assets consist of the following:

                                                                          DECEMBER 31,
                                                                              1994
                                                                          ------------
        Goodwill........................................................   $  734,245
        Favorable lease agreement.......................................      119,500
        Organization costs..............................................       14,705
                                                                          ------------
                                                                              868,450
        Accumulated amortization........................................     (281,132)
                                                                          ------------
        Intangible assets, net..........................................   $  587,318
                                                                          ------------
        Amortization expense for the year...............................   $   32,919
                                                                           ==========

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                               DECEMBER 31, 1994

4.  PROGRAM RIGHTS:

     Program rights consist of the following:

                                                                         DECEMBER 31,
                                                                             1994
                                                                         ------------
          Program rights...............................................   $  305,751
          Accumulated amortization.....................................     (202,326)
                                                                         ------------
                                                                             103,425
          Less current program rights..................................      (68,754)
                                                                         ------------
                                                                          $   34,671
                                                                          ==========
          Amortization expense for the year............................   $  174,034
                                                                          ==========

5.  PROGRAM RIGHTS PAYABLE:

     Program rights payable represent the obligation incurred to secure the right to broadcast program material in accordance with a contractual agreement. Future minimum annual payments under these contractual agreements as of December 31, 1994, are as follows:

          1995.........................................................    $111,594
          1996.........................................................      36,089
                                                                         ------------
                                                                           $147,683
                                                                         ==========

6.  RELATED PARTY NOTES PAYABLE:

     Related party notes payable consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Note payable to stockholder, interest at Federal Funds Rate +1%,
      principal and interest due on demand..................................   $3,853,650
    Note payable to stockholder, interest at Federal Funds Rate +1%,
      principal and interest due on demand..................................    2,914,150
                                                                              ------------
                                                                               $6,767,800
                                                                               ==========

     The Company has entered into multiple note payable agreements with its primary stockholders, the Perceival Lowell Trust and the Roger L. Putnam Trust (the "Trusts") whereby the Trusts fund working capital shortfalls on a monthly basis. The notes payable are secured by all assets of the Company, including the FCC license, accrue interest at the Federal Funds rate +1% and are due on demand. At December 31, 1994, accrued interest payable on the notes was $569,047 and $474,458, respectively. No principal or interest payments were made for the year ended December 31, 1994.

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                               DECEMBER 31, 1994

7.  INCOME TAXES:

     Deferred tax assets and liabilities consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Assets
      Fixed assets..........................................................  $      9,432
      Allowance for doubtful accounts.......................................         9,255
      Net operating loss carryforwards......................................     4,038,004
      Valuation allowance...................................................    (4,049,045)
    Liabilities
      Intangible assets.....................................................        (7,646)
                                                                              ------------
                                                                              $          0
                                                                                ==========

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. A valuation allowance has been provided for the net operating loss carryforwards.

8.  COMMITMENTS AND CONTINGENCIES:

     The Company incurred expenses of approximately $94,652 for the year ended December 31, 1994 under non-cancelable operating leases for office equipment and tower space. Future minimum annual payments under these non-cancelable operating leases as of December 31, 1994, are as follows:

                                                                            PAYMENT
                                                                            --------
        1995..............................................................  $ 95,320
        1996..............................................................    15,600
                                                                            --------
                                                                            $110,920
                                                                            ========

9.  SUBSEQUENT EVENT:

     On May 17, 1995, the Company sold the assets to Paxson Communications Corporation for approximately $3,100,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Partners of
Delaware Valley Broadcasters Limited Partnership (WTGI-TV)

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' deficit and of cash flows present fairly, in all material respects, the financial position of Delaware Valley Broadcasters Limited Partnership (WTGI-TV, the "Partnership") at December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. On February 25, 1987, the Partnership filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, thereby raising substantial doubt about their ability to continue as a going concern. Management's plans in regard to the bankruptcy matters are described in Note 1 to the accompanying financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Price Waterhouse LLP
----------------------------
PRICE WATERHOUSE LLP

Tampa, Florida
August 21, 1995

           DELAWARE VALLEY BROADCASTERS LIMITED PARTNERSHIP (WTGI-TV)

                                 BALANCE SHEET


                                                                  FEBRUARY 3,      DECEMBER 31,
                                                                      1995             1994
                                                                  ------------     ------------
                                                                  (UNAUDITED)
                                    ASSETS
Current assets:
  Cash and cash equivalents.....................................  $     62,644     $     74,952
  Accounts receivable, less allowance for doubtful accounts of
     $53,119 (unaudited) and $44,727, respectively..............       364,299          364,373
  Other current assets..........................................        51,213           53,171
                                                                  ------------     ------------
          Total current assets..................................       478,156          492,496
Property and equipment, net (Note 2)............................       778,838          795,578
Intangible assets, net..........................................        95,160           96,773
                                                                  ------------     ------------
          Total assets..........................................  $  1,352,154     $  1,384,847
                                                                   ===========      ===========
                      LIABILITIES AND PARTNERS' DEFICIT
Current Liabilities:
  Accounts payable and accrued liabilities......................  $    282,384     $    307,926
  Unearned revenue..............................................        31,487           64,670
  Current notes payable (Note 4)................................        40,431           57,410
  Liabilities subject to Chapter 11 proceedings (Note 6)........     1,956,618        1,956,618
  Related party liabilities (Notes 5 and 6):
     Accrued interest...........................................       142,263          140,533
     Management fees payable....................................     2,079,894        2,069,753
     Accrued interest subject to Chapter 11 proceedings.........     2,662,317        2,619,257
     Liabilities subject to Chapter 11 proceedings..............     4,980,425        4,980,425
     Note payable...............................................       156,000          156,000
                                                                  ------------     ------------
          Total current liabilities.............................    12,331,819       12,352,592
Partners' deficit...............................................   (10,979,665)     (10,967,745)
                                                                  ------------     ------------
Commitments and contingencies (Note 7)
          Total liabilities and partners' deficit...............  $  1,352,154     $  1,384,847
                                                                   ===========      ===========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

           DELAWARE VALLEY BROADCASTERS LIMITED PARTNERSHIP (WTGI-TV)

                            STATEMENT OF OPERATIONS


                                                                     FOR THE            FOR THE
                                                                   PERIOD ENDED        YEAR ENDED
                                                                   FEBRUARY 3,        DECEMBER 31,
                                                                       1995               1994
                                                                   ------------       ------------
                                                                   (UNAUDITED)
Revenue:
  Local and national advertising.................................    $341,684          $2,664,362
  Network and other..............................................      26,922             364,862
  Trade..........................................................       1,810              81,959
                                                                   ------------       ------------
Total revenue....................................................     370,416           3,111,183
                                                                   ------------       ------------
Operating expenses:
  Direct.........................................................      85,878             648,539
  Technical......................................................      50,016             408,204
  Sales and promotions...........................................      21,489             246,106
  Programming....................................................      16,913             263,352
  General and administrative.....................................      98,230           1,033,570
  Trade..........................................................       1,207             121,177
  Depreciation and amortization..................................      32,613             391,355
                                                                   ------------       ------------
Total operating expenses.........................................     306,346           3,112,303
Income (loss) from operations....................................      64,070              (1,120)
Interest expense, net (Note 1)...................................     (44,790)           (460,605)
Management fees (Note 5).........................................     (31,200)           (318,526)
Reorganization expenses (Note 1).................................                        (186,407)
                                                                   ------------       ------------
Net loss.........................................................    $(11,920)         $ (966,658)
                                                                   ==========          ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

           DELAWARE VALLEY BROADCASTERS LIMITED PARTNERSHIP (WTGI-TV)

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT

                                                                           SPECIAL
                                                 GENERAL      LIMITED      LIMITED
                                                 PARTNERS     PARTNERS     PARTNER       TOTAL
                                                 --------   ------------   --------   ------------
Balance at January 1, 1994.....................  $(90,010)  $ (9,901,076)  $(10,001)  $(10,001,087)
Net loss.......................................    (8,700)      (956,991)      (967)      (966,658)
                                                 --------   ------------   --------   ------------
Balance at December 31, 1994...................   (98,710)   (10,858,067)   (10,968)   (10,967,745)
Net loss through February 3, 1995
  (unaudited)..................................      (107)       (11,801)       (12)       (11,920)
                                                 --------   ------------   --------   ------------
Balance at February 3, 1995 (unaudited)........  $(98,817)  $(10,869,868)  $(10,980)  $(10,979,665)
                                                 ========    ===========   ========    ===========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

           DELAWARE VALLEY BROADCASTERS LIMITED PARTNERSHIP (WTGI-TV)

                            STATEMENT OF CASH FLOWS

                                                                       FOR THE          FOR THE
                                                                     PERIOD ENDED      YEAR ENDED
                                                                     FEBRUARY 3,      DECEMBER 31,
                                                                         1995             1994
                                                                     ------------     ------------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................................    $(11,920)       $ (966,658)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization....................................      32,613           391,355
  Allowance for doubtful accounts..................................       8,392            34,363
  Increase in accounts receivable..................................      (8,318)         (114,771)
  (Increase) decrease in prepaid expenses and other current
     assets........................................................       1,958           (11,085)
  Increase (decrease) in accounts payable and accrued
     liabilities...................................................     (25,542)          135,869
  Increase (decrease) in other liabilities.........................     (33,183)           87,710
  Increase in related party accrued interest.......................       1,730             5,920
  Increase in related party management fees payable................      10,141           233,547
  Increase in related party accrued interest subject to Chapter 11
     proceedings...................................................      43,060           403,581
                                                                     ------------     ------------
  Net cash provided by operating activities........................      18,931           199,831
                                                                     ------------     ------------
Cash flows from investing activities:
  Purchases of property and equipment..............................     (14,260)          (49,252)
                                                                     ------------     ------------
  Net cash used for investing activities...........................     (14,260)          (49,252)
                                                                     ------------     ------------
Cash flows from financing activities:
  Payments on note payable.........................................     (16,979)         (113,568)
                                                                     ------------     ------------
  Net cash used for financing activities...........................     (16,979)         (113,568)
                                                                     ------------     ------------
Increase (decrease) in cash and cash equivalents...................     (12,308)           37,011
Cash and cash equivalents at beginning of year.....................      74,952            37,941
                                                                     ------------     ------------
Cash and cash equivalents at end of period.........................    $ 62,644        $   74,952
                                                                     ==========        ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest...........................................    $     --        $   51,104
                                                                     ==========        ==========
Non-cash operating activities:
  Trade revenue....................................................    $  1,810        $   81,959
                                                                     ==========        ==========
  Trade expense....................................................    $  1,207        $  121,177
                                                                     ==========        ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

           DELAWARE VALLEY BROADCASTERS LIMITED PARTNERSHIP (WTGI-TV)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Delaware Valley Broadcasters Limited Partnership (the "Partnership") was organized in March 1984 for the purpose of constructing, owning and operating a television broadcasting station in Wilmington, Delaware. The Partnership consists of two general partners, 44 limited partners and a special limited partner. Delaware Valley Broadcasters, Inc., a general partner, performs the duties of the managing partner for which a fee is paid (Note 5).

     On February 25, 1987, the Partnership filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in Wilmington, Delaware. On May 1, 1989, the Plan of Reorganization which had been submitted by the Partnership was accepted by the creditors and confirmed by the Court. Subsequently, the Partnership was unable to realize the financing anticipated by the Plan of Reorganization and therefore defaulted on payments. On September 23, 1993, the Partnership refiled under Chapter 11 of the United States Bankruptcy Code in Philadelphia, Pennsylvania. This secondary filing in Pennsylvania was dismissed and remanded back to Delaware with a Court Order mandating the Delaware Court to oversee the sale of the station.

     The financial statements of the Partnership have been prepared on a "going-concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Chapter 11 filing and the Court mandated sale, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties including management's plan to liquidate the Partnership's liabilities through the Court approved sale of the Company's assets (Note 8).

     Reorganization expenses included in the Statement of Operations for the year ended December 31, 1994 is comprised of professional fees of $186,407.

  Partnership ownership and allocations

     The Partnership ownership interest consists of the following:

          General Partners..................................................    0.9%
          Limited Partners..................................................   99.0%
          Special Limited Partner...........................................    0.1%
                                                                              -----
                                                                              100.0%
                                                                              =====

     All items of income, loss or gain are allocated to the Partners' capital accounts in proportion to their ownership interest.

     Cash and cash equivalents

     Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

     Property and equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

        Broadcasting tower and equipment.................................  5-15 years
        Building and improvements........................................    32 years
        Transmitters.....................................................     5 years
        Office furniture and equipment...................................   5-7 years

           DELAWARE VALLEY BROADCASTERS LIMITED PARTNERSHIP (WTGI-TV)

                               DECEMBER 31, 1994

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

     Intangible assets

     Intangible assets consist of the FCC license which is stated at cost and is being amortized using the straight-line method over the estimated useful life of 15 years.

     Income taxes

     Income or loss of the Partnership is included in the tax returns of the individual partners. Accordingly, federal income taxes are not recognized by the Partnership.

     Related party transactions

     The Partnership pays an annual management fee to a general partner who acts as the stations' managing partner and to the special limited partner who acts as the stations' administrative contractor (Note 5).

     Additionally, a significant amount of liabilities subject to Chapter 11 proceedings and accrued interest is owed to either limited or general partners. Interest expense on liabilities to related parties aggregated $442,064 for the year ended December 31, 1994 (Note 6).

     Revenue recognition

     Revenue is recognized as advertising air time is broadcast.

     Trade agreements

     The Partnership enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Partnership uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

     Interim financial data

     The interim financial data of the Company is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting of only normal recurring adjustments necessary for a fair statement of results of the interim periods. The results of operations for the period from January 1, 1995 through February 3, 1995 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1995.

           DELAWARE VALLEY BROADCASTERS LIMITED PARTNERSHIP (WTGI-TV)

                               DECEMBER 31, 1994

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                        DECEMBER 31,
                                                                            1994
                                                                        ------------
          Broadcasting tower and equipment............................  $  3,527,199
          Building, land and improvements.............................       418,169
          Office furniture and equipment..............................       175,500
          Transmitters................................................        62,572
                                                                        ------------
                                                                           4,183,440
          Accumulated depreciation....................................    (3,387,862)
                                                                        ------------
          Property and equipment, net.................................  $    795,578
                                                                          ==========

     Depreciation expense aggregated $372,000 for the year ended December 31, 1994.

3.  INTANGIBLE ASSETS:

     Intangible assets consist of the following:

                                                                         DECEMBER 31,
                                                                             1994
                                                                         ------------
          FCC license..................................................   $  290,319
          Accumulated amortization.....................................     (193,546)
                                                                         ------------
          Intangible assets, net.......................................   $   96,773
                                                                          ==========

     Amortization expense aggregated $19,355 for the year ended December 31, 1994.

4.  CURRENT NOTES PAYABLE:

     Current notes payable at December 31, 1994 consists of a mortgage note payable secured by the station's tower and land. Although the Partnership has been making payments on the mortgage note payable of approximately $7,500 a month, the balance is currently past due and is classified as a current liability.

5.  RELATED PARTY TRANSACTIONS:

     At December 31, 1994, the Partnership has a $156,000 demand note payable to a general partner. In 1988, the Court approved the execution of an agreement with a general partner, whereby a general partner loaned the Partnership $156,000 at 16% interest per annum, to fund current working capital needs. This note payable has been given post-petition payment priority by the court and is due on demand, and therefore classified as a current payable.

     Delaware Valley Broadcasters, Inc., a general partner, performs the duties of the managing partner, as outlined in the limited partnership agreement (the "Partnership Agreement"). The Partnership Agreement specifies that the Partnership will pay the managing partner a fee consisting of $100,000 per year plus 5% of gross revenues. Under the terms of this agreement the Partnership accrued an aggregate of $250,725 due to the general partner for the year ended December 31, 1994.

     Weatherly Private Capital ("Weatherly"), the special limited partner, performs the duties of administrative contractor, who, as outlined in the Weatherly Agreement, prepared and underwrote the limited partnership offering and performs on-going investor relations and financial consulting. The Weatherly Agreement specifies that the Partnership will pay Weatherly an annual management fee of 2% of the original

           DELAWARE VALLEY BROADCASTERS LIMITED PARTNERSHIP (WTGI-TV)

                               DECEMBER 31, 1994

capital raised for ongoing duties. The Partnership accrued $67,800 due to Weatherly for the year ended December 31, 1994.

     Management fees payable consists of the following:

                                                                         DECEMBER 31,
                                                                             1994
                                                                         ------------
          Delaware Valley Broadcasters, Inc. (Managing general
            partner)...................................................   $1,527,353
          Weatherly Private Capital (Special limited partner)..........      542,400
                                                                         ------------
                                                                          $2,069,753
                                                                          ==========

6.  LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS:

     The principal categories of claims classified in the Balance Sheet as liabilities subject to Chapter 11 proceedings at December 31, 1994 are as follows:

                                                                         DECEMBER 31,
                                                                             1994
                                                                         ------------
          Accounts payable and accrued expenses........................   $1,336,618
          Notes payable................................................      220,000
          Program license contracts....................................      400,000
                                                                         ------------
                                                                          $1,956,618
                                                                          ==========
          Related party:
            Secured notes payable......................................   $3,882,828
            Notes payable..............................................    1,097,597
                                                                         ------------
                                                                          $4,980,425
                                                                          ==========

     Reorganization expenses included in the statement of operations consist primarily of professional fees related directly to the bankruptcy proceedings (Note 1).

7.  COMMITMENTS AND CONTINGENCIES:

     The Partnership incurred lease expense of approximately $127,575 for the year ended December 31, 1994, under a non-cancelable operating leases for office facilities. Future minimum annual payments under this non-cancelable operating lease as of December 31, 1994, is $65,475 for the year ended December 31, 1995.

8.  SUBSEQUENT EVENT:

     On February 3, 1995, the Partnership sold all the assets, as specified in the asset purchase agreement, to Paxson Communications Corporation for approximately $10,200,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors, Stockholders and Partners of San Jacinto Television Corporation and DuPont Investment Group, 85 Ltd.

     In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in combined deficit and of cash flows present fairly, in all material respects, the combined financial position of San Jacinto Television Corporation and DuPont Investment Group, 85 Ltd., (collectively referred to as the "Company") at December 31, 1994 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Price Waterhouse LLP
--------------------------------------
PRICE WATERHOUSE LLP

Tampa, Florida
August 21, 1995

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

                             COMBINED BALANCE SHEET

                                                                      JUNE 30,       DECEMBER 31,
                                                                        1995             1994
                                                                     -----------     ------------
                                                                     (UNAUDITED)
                              ASSETS
Current assets:
  Cash and cash equivalents........................................  $   325,801      $  314,951
  Accounts receivable, less allowance for doubtful accounts of
     $102,655 and $65,234, respectively............................      115,115         172,313
  Prepaid expenses.................................................       13,592          14,070
                                                                     -----------     ------------
          Total current assets.....................................      454,508         501,334
Property and equipment, net........................................    1,196,011       1,264,598
Intangible assets, net.............................................      641,867         647,500
                                                                     -----------     ------------
          Total assets.............................................  $ 2,292,386      $2,413,432
                                                                       =========      ==========
                       LIABILITIES AND COMBINED DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities.........................  $    55,450      $   28,999
  Notes payable to shareholders....................................      500,000         500,000
  Liabilities subject to Plan of Reorganization (Note 1, 5)........    2,364,898       2,605,077
                                                                     -----------     ------------
          Total current liabilities................................    2,920,348       3,134,076
                                                                     -----------     ------------
Combined deficit:
  Stockholders' deficit (San Jacinto Television Corporation).......     (252,276)       (386,834)
  Partners' deficit (DuPont Investment Group, 85 Ltd.).............     (375,686)       (333,810)
                                                                     -----------     ------------
          Total combined deficit...................................     (627,962)       (720,644)
Commitments and contingencies (Note 6)
                                                                     -----------     ------------
          Total liabilities and combined deficit...................  $ 2,292,386      $2,413,432
                                                                       =========      ==========

          The accompanying Notes to Combined Financial Statements are an integral part of the combined financial statements.

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

                        COMBINED STATEMENT OF OPERATIONS

                                                                       FOR THE
                                                                      SIX MONTHS       FOR THE
                                                                        ENDED         YEAR ENDED
                                                                       JUNE 30,      DECEMBER 31,
                                                                         1995            1994
                                                                      ----------     ------------
                                                                      (UNAUDITED)
Revenue:
  Local and national advertising....................................   $259,907       $1,601,023
  Network and other.................................................    104,624          616,677
  Trade.............................................................     99,142          447,044
  Time brokerage fees...............................................    184,332               --
                                                                      ----------     ------------
          Total revenue.............................................    648,005        2,664,744
                                                                      ----------     ------------
Operating expenses:
  Direct............................................................     76,788          425,066
  Sales and promotions..............................................     73,572          330,745
  Technical.........................................................     15,308          175,219
  Programming.......................................................      3,810           47,616
  General and administrative........................................    149,444          818,811
  Trade.............................................................     93,826          423,075
  Depreciation and amortization.....................................     92,357          225,276
                                                                      ----------     ------------
          Total operating expenses..................................    505,105        2,445,808
                                                                      ----------     ------------
Income from operations..............................................    142,900          218,936
Other income (expense):
  Loss on sale of assets............................................         --          (69,996)
  Interest expense, net.............................................    (45,522)        (105,862)
  Reorganization income, net (Note 1)...............................         --          512,312
                                                                      ----------     ------------
Net income..........................................................   $ 97,378       $  555,390
                                                                       ========       ==========

          The accompanying Notes to Combined Financial Statements are an integral part of the combined financial statements.

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

               COMBINED STATEMENT OF CHANGES IN COMBINED DEFICIT

                                                                                   DUPONT INVESTMENT GROUP, 85
                                       SAN JACINTO TELEVISION CORPORATION                     LTD.
                                             STOCKHOLDERS' DEFICIT                      PARTNERS' DEFICIT
                                  --------------------------------------------   -------------------------------
                                  COMMON  ACCUMULATED   TREASURY                 GENERAL    LIMITED
                                  STOCK     DEFICIT      STOCK        TOTAL      PARTNER    PARTNER      TOTAL
                                  ------  -----------   --------   -----------   -------   ---------   ---------
Balance at January 1, 1994....... $1,591  $(1,078,475)  $(10,000)  $(1,086,884)  $         $ (89,150)  $ (89,150)
Distribution to partners.........                                                           (100,000)   (100,000)
Net income (loss)................             700,050                  700,050              (144,660)   (144,660)
                                  ------  -----------   --------   -----------   -------   ---------   ---------
Balance at December 31, 1994.....  1,591     (378,425)   (10,000)     (386,834)             (333,810)   (333,810)
Distribution to partners
  (unaudited)....................                                                             (4,696)     (4,696)
Net income (loss) (unaudited)....             134,558                  134,558               (37,180)    (37,180)
                                  ------  -----------   --------   -----------   -------   ---------   ---------
Balance at June 30, 1995
  (unaudited).................... $1,591  $  (243,867)  $(10,000)  $  (252,276)  $         $(375,686)  $(375,686)
                                  ======== ============ =========  ============  =======   ==========  ==========

          The accompanying Notes to Combined Financial Statements are an integral part of the combined financial statements.

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

                        COMBINED STATEMENT OF CASH FLOWS




                                                                       FOR THE           FOR THE
                                                                      SIX MONTHS        YEAR ENDED
                                                                         ENDED         DECEMBER 31,
                                                                     JUNE 30, 1995         1994
                                                                     -------------     ------------
                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................................    $  97,378        $  555,390
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization....................................       92,357           225,276
  Allowance for doubtful accounts..................................       37,421            42,768
  Negotiated settlements...........................................           --          (579,543)
  Decrease (increase) in accounts receivable.......................       19,777           (59,075)
  Decrease in prepaid expenses.....................................          478            14,879
  Increase in accounts payable and accrued liabilities.............       26,451             3,184
  Decrease in liabilities subject to Plan of Reorganization........     (240,179)         (112,715)
                                                                     -------------     ------------
  Net cash provided by operating activities........................       33,683            90,164
                                                                     -------------     ------------
Cash flows from investing activities:
  Purchases of property and equipment..............................      (18,137)         (115,885)
  Sale of property and equipment...................................           --            84,377
                                                                     -------------     ------------
  Net cash used for investing activities...........................      (18,137)          (31,508)
                                                                     -------------     ------------
Cash flows from financing activities:
  Distribution to partners.........................................       (4,696)         (100,000)
                                                                     -------------     ------------
  Net cash used for financing activities...........................       (4,696)         (100,000)
                                                                     -------------     ------------
Decrease in cash and cash equivalents..............................       10,850           (41,344)
Cash and cash equivalents at beginning of year.....................      314,951           356,295
                                                                     -------------     ------------
Cash and cash equivalents at end of year...........................    $ 325,801        $  314,951
                                                                      ==========        ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest...........................................    $  10,382        $   57,862
                                                                      ==========        ==========
Non-cash operating activities:
  Trade revenue....................................................    $  99,142        $  447,044
                                                                      ==========        ==========
  Trade expense....................................................    $  93,826        $  423,075
                                                                      ==========        ==========

          The accompanying Notes to Combined Financial Statements are an integral part of the combined financial statements.

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     San Jacinto Television Corporation, ("San Jacinto"), was organized in September 1984 for the purpose of constructing, owning and operating a television station, KTFH-TV, in Houston, Texas. DuPont Investment Group, 85 Ltd., ("DuPont"), a limited partnership and majority shareholder of San Jacinto, purchased a low power station, K33DB, in 1989 from which San Jacinto simultaneously rebroadcasts its signal to cover the Southern region of Houston. The financial positions, results of operations and of cash flows of San Jacinto and DuPont (collectively referred to as the "Company"), which reflect the broadcast operations of the station, are combined for financial statement purposes.

     On February 7, 1989, San Jacinto filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On December 9, 1993, the Plan of Reorganization which had been submitted by San Jacinto was accepted by the creditors and confirmed by the Bankruptcy Court. The Plan of Reorganization provides for the repayment of pre-petition liabilities over a four year period, funded by operating cash flows.

     The combined financial statements of the Company have been prepared on a "going-concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Chapter 11 filing of San Jacinto and approved Plan of Reorganization, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties, including funding the Plan of Reorganization from positive cash flows. Company management plans to liquidate the Company liabilities through a sale of the Company assets (See Note 8).

     Reorganization income included in the Statement of Operations for the six months ended June 30, 1995 and the year ended December 31, 1994, respectively, is comprised of the following:

                                                                     FOR THE
                                                                   SIX MONTHS      FOR THE
                                                                      ENDED       YEAR ENDED
                                                                    JUNE 30,     DECEMBER 31,
                                                                      1995           1994
                                                                   -----------   ------------
                                                                   (UNAUDITED)
    Income from negotiated settlements...........................  $              $ (579,543)
    Professional fees............................................           --        67,231
                                                                   -----------   ------------
                                                                   $              $ (512,312)
                                                                     =========    ==========

     Income from negotiated settlements represents debt forgiveness via negotiations and discounting by certain creditors in exchange for accelerated payment by the Company.

     Partnership allocations

     All items of income or loss are allocated to the limited partner.

     Principles of combination

     The combined financial statements include accounts of San Jacinto and DuPont. All intercompany balances and transactions have been eliminated.

     Cash and cash equivalents

     Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

                               DECEMBER 31, 1994

     Property and equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

          Broadcasting tower and equipment...........................  6-13 years
          Office furniture equipment and other.......................  6-10 years
          Building...................................................  40 years
          Leasehold improvements.....................................  Term of lease

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

     Intangible assets

     Intangible assets consist of FCC licenses which are stated at cost and are being amortized using the straight-line method over the estimated useful life of 25 years.

     Revenue recognition

     Revenue from broadcast operations is recognized as advertising air time is broadcast.

     Trade agreements

     The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertised air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

     Income taxes

     San Jacinto is a C-Corporation for federal income tax purposes and has experienced cumulative net losses of $378,425 as of December 31, 1994. Income or loss of DuPont, is included in the tax returns of the individual partners. Accordingly, federal income taxes are not recognized by the Partnership (see
Note 7).

     Treasury stock

     Treasury stock is accounted for under the cost method. Currently, San Jacinto holds 80 shares of $1 par value in Treasury at its acquisition cost of $10,000.

     Interim financial data

     The interim financial data of the Company is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of results of the interim periods. The results of operations for the six months ended June 30, 1995 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1995.

     Effective March 1, 1995, the Company and Paxson Communications Corporation, ("Paxson"), entered into a time brokerage agreement whereby Paxson provides programming for the station for total fees of $184,332 for the period March 1, 1995 through June 30, 1995.

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

                               DECEMBER 31, 1994

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Broadcasting tower and equipment........................................   $1,845,473
    Land....................................................................      152,827
    Building and leasehold improvements.....................................      125,895
    Office furniture and equipment..........................................       95,566
                                                                              ------------
                                                                                2,219,761
    Accumulated depreciation................................................     (955,163)
                                                                              ------------
    Property and equipment, net.............................................   $1,264,598
                                                                               ==========
    Depreciation expense for the year.......................................   $  191,476
                                                                               ==========

3.  INTANGIBLE ASSETS:

     Intangible assets consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    FCC licenses............................................................   $  848,500
    Accumulated amortization................................................     (201,000)
                                                                              ------------
    Intangible assets, net..................................................   $  647,500
                                                                               ==========
    Amortization expense for the year.......................................   $   33,800
                                                                               ==========

4.  NOTES PAYABLE TO SHAREHOLDERS:

     Notes payable to shareholders consists of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Shareholder notes payable, (12% interest due annually, principal
      payments past due since December 31, 1991)............................    $360,000
    Shareholder notes payable, (12% interest due annually, principal
      payments past due since December 31, 1993)............................     140,000
                                                                              ------------
                                                                                $500,000
                                                                              ==========

     Notes payable to shareholders accrue interest at 12% per annum, with principal payments due on December 31, 1991 and 1993, respectively. Notes payable have past their stated maturities and are therefore classified as current liabilities. Interest paid monthly to shareholders on the outstanding past due balances, aggregated $57,862 for the year ended December 31, 1994.

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

                               DECEMBER 31, 1994

5.  LIABILITIES SUBJECT TO PLAN OF REORGANIZATION:

     The principal categories of claims classified in the Combined Balance Sheet as liabilities subject to Plan of Reorganization at December 31, 1994 are as follows:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Unsecured claims........................................................   $1,692,839
    Notes payable...........................................................      753,243
    Administrative claims...................................................      158,995
                                                                              ------------
                                                                               $2,605,077
                                                                               ==========

6.  COMMITMENTS AND CONTINGENCIES:

     The Company incurred expenses of approximately $44,012 for the year ended December 31, 1994 under non-cancelable operating leases for office equipment and tower space. Future minimum annual payments under these non-cancelable operating leases as of December 31, 1994, are as follows:

                                                                                 PAYMENT
                                                                                 -------
    1995.......................................................................  $45,892
    1996.......................................................................   41,792
    1997.......................................................................    2,894
                                                                                 -------
                                                                                 $90,578
                                                                                 =======

7.  INCOME TAXES:

     Significant components of the Company's deferred tax liabilities (assets) are as follows:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Deferred taxes
      Assets
         Doubtful accounts allowance and other..............................   $  (24,117)
         Net operating loss carryforward....................................     (190,046)
      Liabilities...........................................................           --
                                                                              ------------
                                                                                 (214,163)
         Deferred tax asset valuation allowance.............................      214,163
                                                                              ------------
    Deferred tax (asset) liability..........................................   $        0
                                                                               ==========

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. A valuation allowance has been provided for the net deferred asset.

    SAN JACINTO TELEVISION CORPORATION AND DUPONT INVESTMENT GROUP, 85 LTD.

                               DECEMBER 31, 1994

     The reconciliation of income tax benefit attributable to continuing operations, computed at U.S. Federal Statutory tax rates, to provision for income taxes is:

                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,
                                                                                 1994
                                                                          ------------------
    Tax at U.S. Federal Statutory tax rates.............................      $  188,833
    State income tax....................................................          24,993
    Partnership income/(loss) effect....................................          55,694
    Permanent differences...............................................          25,884
    Utilization of net operating losses.................................        (295,404)
                                                                          ------------------
                                                                              $        0
                                                                          ==============

8.  SUBSEQUENT EVENT:

     On January 20, 1995, the Company entered into an asset purchase agreement to sell substantially all of the operating assets and related intangible assets to Paxson for approximately $7,900,000. On March 1, 1995, Paxson began operating the station under a time brokerage agreement ("TBA"). Under a TBA, the stations' operating revenues and expenses are operated by Paxson in exchange for a monthly time brokerage fee.

[PRICE WATERHOUSE LETTERHEAD]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Trustee of
WTVX-TV, Krypton Broadcasting of Ft. Pierce, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in accumulated shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of WTVX-TV, Krypton Broadcasting of Ft. Pierce, Inc. (the "Company") at December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    /s/  PRICE WATERHOUSE LLP
--------------------------------------
         Price Waterhouse LLP

Tampa, Florida
October 11, 1995

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                                 BALANCE SHEET

                                                                     AUGUST 4,      DECEMBER 31,
                                                                       1995             1994
                                                                    -----------     ------------
                                                                    (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   870,689     $    592,898
  Accounts receivable, net of allowance for doubtful accounts
     of $56,794 and $68,491.......................................      707,061          824,324
  Current program rights..........................................       30,816           82,318
  Other current assets............................................       67,180           44,129
                                                                    -----------      -----------
          Total current assets....................................    1,675,746        1,543,669
Property and equipment, net.......................................    4,382,814        4,485,318
Intangible assets, net............................................    1,959,868        1,994,077
Program rights, net...............................................       31,130           51,436
                                                                    -----------      -----------
          Total assets............................................  $ 8,049,558     $  8,074,500
                                                                    ===========      ===========
                             LIABILITIES AND SHAREHOLDER'S DEFICIT
Liabilities:
  Accounts payable and accrued liabilities........................  $   132,786     $    127,640
  Current program rights payable..................................       67,104          128,217
  Accrued interest................................................    1,660,227        1,128,077
  Liabilities subject to Chapter 11 proceedings...................    3,647,033        3,647,033
                                                                    -----------      -----------
          Total current liabilities...............................    5,507,150        5,030,967
Program rights payable............................................        4,775           33,983
Debt..............................................................    8,535,260        8,535,260
                                                                    -----------      -----------
          Total liabilities.......................................   14,047,185       13,600,210
Commitments and contingencies (Note 8)
Shareholder's deficit.............................................   (5,997,627)      (5,525,710)
                                                                    -----------      -----------
          Total liabilities and shareholder's deficit.............  $ 8,049,558     $  8,074,500
                                                                    ===========      ===========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                            STATEMENT OF OPERATIONS

                                                                     FOR THE            FOR THE
                                                                   PERIOD ENDED        YEAR ENDED
                                                                    AUGUST 4,         DECEMBER 31,
                                                                       1995               1994
                                                                   ------------       ------------
                                                                   (UNAUDITED)
Revenue:
  Local and national advertising.................................   $2,580,512         $4,167,639
  Production and other...........................................       17,853             58,398
  Trade and barter...............................................      430,875            792,036
  Tower rent.....................................................       94,992            172,292
                                                                   ------------       ------------
          Total revenue..........................................    3,124,232          5,190,365
                                                                   ------------       ------------
Operating expenses:
  Direct.........................................................      522,928            845,679
  Technical......................................................      378,343            513,743
  Sales and promotions...........................................      795,345            844,417
  Programming....................................................      184,690            487,165
  General and administrative.....................................      295,974            445,116
  Trade and barter...............................................      433,256            787,155
  Program rights amortization....................................       71,808            149,607
  Depreciation and amortization..................................      293,514            521,147
                                                                   ------------       ------------
          Total operating expenses...............................    2,975,858          4,594,029
Income from operations...........................................      148,374            596,336
Interest expense.................................................     (532,150)          (747,547)
Reorganization expenses (Note 1).................................      (98,371)          (131,431)
Other income.....................................................       10,230              7,143
                                                                   ------------       ------------
Loss before income taxes.........................................     (471,917)          (275,499)
Provision for intercompany income taxes..........................           --                 --
                                                                   ------------       ------------
          Net loss...............................................   $ (471,917)        $ (275,499)
                                                                    ==========         ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                 STATEMENT OF CHANGES IN SHAREHOLDER'S DEFICIT

Balance at January 1, 1994......................................................  $(5,250,211)
Net loss........................................................................     (275,499)
                                                                                  -----------
Balance at December 31, 1994....................................................   (5,525,710)
Net loss through August 4, 1995 (unaudited).....................................     (471,917)
                                                                                  -----------
Balance at August 4, 1995 (unaudited)...........................................  $(5,997,627)
                                                                                   ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                            STATEMENT OF CASH FLOWS

                                                                       FOR THE          FOR THE
                                                                     PERIOD ENDED      YEAR ENDED
                                                                      AUGUST 4,       DECEMBER 31,
                                                                         1995             1994
                                                                     ------------     ------------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................................   $ (471,917)      $ (275,499)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization....................................      293,514          521,147
  Program rights amortization......................................       71,808          149,607
  Allowance for doubtful accounts..................................      (11,697)          39,267
  (Increase)/decrease in accounts receivable.......................      128,960         (169,954)
  (Increase) in other current assets...............................      (23,051)         (16,765)
  Increase/(decrease) in accounts payable and accrued
     liabilities...................................................        5,146          (28,022)
  Increase in accrued interest.....................................      532,150          747,547
                                                                       ---------        ---------
  Net cash provided by operating activities........................      524,913          967,328
                                                                       ---------        ---------
Cash flows from investing activities:
  Purchases of property and equipment..............................     (156,801)        (346,703)
                                                                       ---------        ---------
  Net cash used for investing activities...........................     (156,801)        (346,703)
                                                                       ---------        ---------
Cash flows from financing activities:
  Payment of program rights payable................................      (90,321)        (199,195)
                                                                       ---------        ---------
  Net cash used for financing activities...........................      (90,321)        (199,195)
                                                                       ---------        ---------
Increase in cash and cash equivalents..............................      277,791          421,430
Cash and cash equivalents at beginning of period...................      592,898          171,468
                                                                       ---------        ---------
Cash and cash equivalents at end of period.........................   $  870,689       $  592,898
                                                                       =========        =========
Supplemental disclosure of cash flow information:
  Cash paid for interest...........................................   $        0       $        0
                                                                       =========        =========
Non-cash operating activities:
  Trade and barter revenue.........................................   $  430,875       $  792,036
                                                                       =========        =========
  Trade and barter expense.........................................   $  433,256       $  787,155
                                                                       =========        =========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     WTVX-TV, Krypton Broadcasting of Ft. Pierce, Inc. (the "Company"), operating as a subsidiary of Krypton International Corporation, is engaged in the operation of a television broadcasting station in Ft. Pierce, Florida, serving the West Palm Beach, Florida market.

     On June 1, 1993, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in Miami, Florida. On August 4, 1995, the Company sold all the assets, as specified in the related asset purchase agreement, to Whitehead Media Corporation for approximately $17,175,000, which exceeded recorded net assets.

     Reorganization expenses included in the Statement of Operations for the year ended December 31, 1994 is comprised of professional and attorney fees of $131,431.

  Cash and cash equivalents

     Cash and cash equivalents are highly liquid investments with original maturities of three months or less. Cash and cash equivalents are recorded at fair value.

  Property and equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

    Broadcasting tower and equipment.........................................   7-40 years
    Building and improvements................................................     40 years
    Office furniture, equipment and other....................................      7 years
    Vehicles.................................................................      5 years

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

  Intangible assets

     Intangible assets consist of the FCC license, which is stated at cost and is being amortized using the straight-line method over 25 years.

  Program rights

     The Company obtains licenses for program rights which allow the Company to broadcast program material in accordance with contractual agreements. Pursuant to a licensing agreement, an asset is recorded for the program rights acquired and a liability is recorded for the obligation incurred, at the gross amount of the liability. Program rights are amortized on a method that approximates the straight-line basis over the related term. Program rights which will not be aired are charged to expense. Current program rights represent programs which will be amortized during the next year; current liabilities represent program rights which will be paid within the year under contractual agreements. Program rights payable represent the obligation incurred to secure the right to broadcast program material in accordance with a contractual agreement.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                               DECEMBER 31, 1994

  Income taxes

     The Company's operating results have been included in the consolidated tax returns of Krypton International Corporation, and a provision for intercompany income taxes, which approximates the income tax provision calculated for the Company on a standalone basis, has been included in the financial statements.

  Revenue recognition

     Revenue is recognized as advertising air time is broadcast.

  Trade agreements

     The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

  Interim financial data

     The interim financial data of the Company is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting of only normal recurring adjustments necessary for a fair statement of results of the interim periods. The results of operations for the period ended August 4, 1995 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1995.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Broadcasting tower and equipment........................................  $  5,097,621
    Building, land and improvements.........................................       704,823
    Office furniture, equipment and other...................................       219,986
    Vehicles................................................................        26,145
                                                                              ------------
                                                                                 6,048,575
    Less accumulated depreciation...........................................    (1,563,257)
                                                                              ------------
    Property and equipment, net.............................................  $  4,485,318
                                                                                ==========
    Depreciation expense for the year.......................................  $    427,309
                                                                                ==========

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                               DECEMBER 31, 1994

3. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    FCC license.............................................................   $2,356,473
    Less accumulated amortization...........................................     (362,396)
                                                                              ------------
    Intangible assets, net..................................................   $1,994,077
                                                                               ==========
    Amortization expense for the year.......................................   $   93,838
                                                                               ==========

4. PROGRAM RIGHTS:

     Program rights consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
     Program rights.........................................................    $231,925
     Less accumulated amortization..........................................     (98,171)
                                                                              ------------
                                                                                 133,754
     Less current program rights............................................      82,318
                                                                              ------------
                                                                                $ 51,436
                                                                              ==========
     Amortization expense for the year......................................    $149,607
                                                                              ==========

5. LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS:

     The principal categories of claims classified in the Balance Sheet as liabilities subject to Chapter 11 proceedings at December 31, 1994 are as follows:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
     Accounts payable.......................................................   $  392,102
     Accrued interest.......................................................      650,932
     Program license contracts..............................................    2,603,999
                                                                              ------------
                                                                               $3,647,033
                                                                               ==========

     Reorganization expenses included in the statement of operations consist primarily of professional and attorney fees related directly to the bankruptcy proceedings (Note 1).

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                               DECEMBER 31, 1994

6. INCOME TAXES:

     Deferred tax assets and liabilities consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Assets:
      Intangible assets.....................................................   $   24,231
      Allowance for doubtful accounts.......................................       25,773
      Net operating loss carryforwards......................................      780,419
      Valuation allowance...................................................   $ (830,423)
                                                                                 --------
                                                                               $        0
                                                                                 ========

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. A valuation allowance has been provided for the deferred tax assets.

7. DEBT:

     A portion of the Krypton International Corporation's debt and interest costs which are directly related to WTVX-TV were allocated to the Company based on the original purchase price of the station. Debt allocated at December 31, 1994 was approximately $8,535,000. Interest expense allocated for the year ended December 31, 1994 was approximately $748,000. There are no other costs pushed down by Krypton International Corporation as there are no others which are directly related to the Company.

8. COMMITMENTS AND CONTINGENCIES:

     The Company incurred expenses of approximately $64,900 for the year ended December 31, 1994 under non-cancelable operating leases for office equipment and office space. Future minimum annual payments under these non-cancelable operating leases as of December 31, 1994, are as follows:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                          ------------
        1995............................................................    $ 44,668
        1996............................................................       4,538
        1997............................................................       3,492
        1998............................................................         873
        1999............................................................          --
                                                                          ------------
                                                                            $ 53,571
                                                                          ==========

================================================================================

     No person is authorized in connection with any offering made hereby to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof.


                           __________________________

                               TABLE OF CONTENTS

                                             Page
                                             ----
Certain Definitions and Market
 and Industry Data ........................
Prospectus Summary.........................
Risk Factors...............................
The Proposed Acquisitions..................
Use of Proceeds............................
Price Range of Class A Common
 Stock.....................................
Dividend Policy............................
Dilution...................................
Capitalization.............................
The Company................................
Selected Historical and Pro Forma
 Financial Data............................
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.............................
Business...................................
Management.................................
Certain Transactions.......................
Principal and Selling Stockholders ........
Description of Capital Stock...............
Shares Eligible for Future Sale............
Underwriting...............................
Legal Matters..............................
Experts....................................
Available Information......................
Pro Forma Financial Information ...........  P-1
Index to Financial Statements .............  F-1


================================================================================



================================================================================




                               10,000,000 Shares




                             Paxson Communications
                                  Corporation


                              Class A Common Stock






                                _______________

                              P R O S P E C T U S

                                     , 1996

                                _______________









                               Smith Barney Inc.

                            PaineWebber Incorporated

                        CIBC Wood Gundy Securities Corp.

                           BT Securities Corporation


================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [Alternate Page for International Prospectus]
                 SUBJECT TO COMPLETION, DATED ___________, 1996
PROSPECTUS
                               10,000,000 Shares

                       Paxson Communications Corporation

                              Class A Common Stock
                              ____________________

     Of the 10,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), offered hereby, 8,800,000 shares are being issued and sold by Paxson Communications Corporation (the "Company" or "Paxson Communications") and 1,200,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." Of the 10,000,000 shares of Class A Common Stock offered hereby, 2,000,000 shares are being offered in a international offering outside the United States and Canada by the Managers (as defined) (the "International Offering"), and 8,000,000 shares are being offered in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offering") by the U.S. Underwriters (as defined). The public offering price and aggregate underwriting discount per share are identical for both offerings. See "Underwriting."

     The Company's authorized capital stock includes Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Common Stock") and preferred stock. The rights of holders of Common Stock are identical, except that each share of Class B Common Stock generally entitles its holders to ten votes, whereas each share of Class A Common Stock entitles its holders to one vote and the holders of Class C Common Stock generally have no right to vote. Shares of Class B Common Stock and Class C Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. See "Description of Capital Stock."

     The Company's Class A Common Stock is listed on the American Stock Exchange under the symbol "PXN." The last reported sale price of the Company's Class A Common Stock as reported on the American Stock Exchange on January 15, 1996 was $15.00 per share.
                             ______________________

     See "Risk Factors" starting on page 11 for a discussion of certain factors that should be considered in connection with an investment in the Class A Common Stock offered hereby.

     This document may not be passed on in the United Kingdom to any person unless the person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) Order 1988 or as a person to whom such document may otherwise lawfully be issued or passed on.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

================================================================================
                          Underwriting
           Price to      Discounts and     Proceeds to   Proceeds to Selling
            Public       Commissions(1)    Company (2)      Stockholders
--------------------------------------------------------------------------------
Per share   $               $                $                 $
--------------------------------------------------------------------------------
Total (3)   $               $                $                 $
================================================================================

(1)  The Company and the Selling Stockholders have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)  Before deducting estimated expenses of $         payable by the Company.
(3) The Company and the Selling Stockholders have granted the U.S. Underwriters a 30-day option to purchase up to 1,500,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
     Stockholders will be $         , $         , $          and $         ,
     respectively.  See "Underwriting."
                            _______________________

     The shares of Class A Common Stock are being offered by the several Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery on
or about          , 1996, at the offices of Smith Barney Inc., 388 Greenwich
Street, New York, New York 10013.
                            ________________________
Smith Barney Inc.
             PaineWebber International
                                 CIBC Wood Gundy Securities Corp.
                                                Bankers Trust International PLC
_________, 1996

                 [Alternate Page for International Prospectus]

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following general discussion is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to Non-U.S. Holders of such Class A Common Stock who acquire and own such Class A Common Stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). A "Non-U.S. Holder" is a person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or
(iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider U.S. state and local or non-U.S. tax consequences. This discussion also does not consider the tax consequences to any person who is a stockholder, partner or beneficiary of a holder of the Class A Common Stock. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including banks and insurance companies, dealers in securities, and holders of securities held as part of a "straddle," hedge or "conversion transaction").

     The following discussion is based on provisions of the Code, the applicable Treasury regulations promulgated and proposed thereunder and judicial authority and administrative interpretations as of the date hereof. The foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     The following summary is included herein for general information. Accordingly, each prospective Non-U.S. Holder is urged to consult a tax advisor with respect to United States federal tax consequences of holding and disposing of the Class A Common Stock, as well as any tax consequences that may arise under the laws of any U.S. state, local or other U.S. or Non-U.S. tax jurisdiction.

Dividends

     In general, dividends paid to a Non-U.S. Holder of the Class A Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States or, if a tax treaty applies, attributable to permanent establishment, or, in the case of an individual, a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at the 30% rate or such lower rate as may be applicable under an income tax treaty.

     Dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and, under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations not currently in effect, however, a Non-U.S. Holder of the Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder file a form which contains the holder's name and address and an official statement by the competent authority in the foreign country (as designated in the applicable tax treaty) attesting to the holder's status as a resident thereof.

     A Non-U.S. Holder of the Class A Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

                 [Alternate Page for International Prospectus]

Disposition of Common Stock

     Except as described below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Class A Common Stock, provided that: (a) the gain is not U.S. trade or business income, (b) the Non-U.S. Holder is not an individual who is present in the United States for 183 or more days in the taxable year of the disposition and who meets certain other requirements, (c) the Non-U.S. Holder is not subject to tax pursuant to the provisions of the U.S. tax laws applicable to certain United States expatriates and (d) either the Company is not a "U.S. real property holding corporation" for federal income tax purposes or (i) the Class A Common Stock is "regularly traded on an established securities market" (within the meaning of the relevant provisions of the Code) and (ii) the Non-U.S. Holder has not held, directly or indirectly, at any time during the 5-year period ending on the date of disposition, more than 5% of the Class A Common Stock. The Company believes that it is not now and has not been within the past five years, and anticipates that it will not become, a U.S. real property holding corporation for U.S. federal income tax purposes.

Federal Estate Taxes

     In general, an individual who is a Non-U.S. Holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of the property included in such individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, Class A Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. Information Reporting Requirements and Backup Withholding Tax

     The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply whether or not withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. The United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on the Class A Common Stock to a Non-U.S. Holder at an address outside the United States.

     Except as provided below, Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of the Class A Common Stock effected by the Non-U.S. office of a broker. However, if the broker is a U.S. person or a U.S. related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's Non-U.S. status, or the Non-U.S. Holder certifies as to its Non-U.S. status under penalty of perjury or otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a Non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     Non-U.S. Holders will be subject to information and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of the Class A Common Stock effected by or through the United States office of a broker, U.S. or Non-U.S., unless the Non-U.S. Holder certifies as to its Non-U.S. status under penalty of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax, and any amounts withheld in excess of such Non-U.S. Holder's federal income tax liability would be refunded, provided that the required information is furnished to the Internal Revenue Service.

                 [Alternate Page for International Prospectus]

================================================================================

No person is authorized in connection with any offering made hereby to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Manager. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof.

There are restrictions on the offer and sale of the shares of Class A Common Stock offered hereby in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Companies Act 1985 with respect to anything done by any person in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting."

In this Prospectus, reference to "dollars" and "$" are to United States dollars.

                           __________________________

                               TABLE OF CONTENTS

                                             Page
                                             ----
Certain Definitions and Market
 and Industry Data........................
Prospectus Summary........................
Risk Factors..............................
The Proposed Acquisitions.................
Use of Proceeds...........................
Price Range of Class A Common
 Stock....................................
Dividend Policy...........................
Dilution .................................
Capitalization............................
The Company...............................
Selected Historical and Pro Forma
 Financial Data...........................
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations............................
Business..................................
Management................................
Certain Transactions......................
Principal and Selling Stockholders........
Description of Capital Stock..............
Shares Eligible for Future Sale...........
Underwriting..............................
Certain United States Tax Consequences
 to Non-United States Holders.............
Legal Matters.............................
Experts...................................
Available Information.....................
Pro Forma Financial Information ..........   P-1
Index to Financial Statements ............   F-1



================================================================================


================================================================================






                               10,000,000 Shares




                             Paxson Communications
                                  Corporation


                              Class A Common Stock






                                _______________

                              P R O S P E C T U S

                                     , 1996

                                _______________









                               Smith Barney Inc.

                          PaineWebber International

                        CIBC Wood Gundy Securities Corp.

                        Bankers Trust International PLC




================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.


Registration fees - Securities and Exchange
 Commission...........................................  $62,159.00
                                                        ----------
NASD Filing Fee.......................................   18,526.00
                                                        ----------
American Stock Exchange filing fee....................
                                                        ----------
Legal fees and expenses*..............................
                                                        ----------
Accounting fees and expenses*.........................
                                                        ----------
Printing and engraving expenses*......................
                                                        ----------
Blue Sky fees and expenses*...........................
                                                        ----------
Transfer Agent's fees and expenses*...................
                                                        ----------
Miscellaneous*........................................
                                                        ----------
                                     TOTAL............  $
                                                        ----------

---------------
* Estimated


Item 14. Indemnification of Directors and Officers.

     The Company is a Delaware corporation. The Company's Certificate of Incorporation and Bylaws provide for the mandatory indemnification of the directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Delaware General Corporation Law and to Section 145 thereof, which permits, and in some cases requires, indemnification of directors, officers, employees and agents of the Company under certain circumstances, subject to certain limitations.

     The Delaware general corporation law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions that are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and court approval is required before there can be any indemnification if the person seeking indemnification has been found liable to the corporation.

     The underwriters also will agree to indemnify the directors and officers of the Company against certain liabilities as set forth in Section __ of the Underwriting Agreement (U.S.) (see Exhibit 1.1 hereof) and Section ___ of the Underwriting Agreement (International) (see Exhibit 1.2 hereof).

     The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

Item 15.  Recent Sales of Unregistered Securities.

     The Company was incorporated on November 15, 1993. Since that date, the Company has issued and sold the following unregistered securities:

     (1) On December 15, 1993, the Company entered into a Consolidation Agreement with various entities beneficially owned by the Company's current Chief Executive Officer, Lowell W. Paxson, which resulted in the issuance of 1,081 shares of common stock to Second Crystal Diamond, LP ("Second Crystal") and 119 shares to Paxson Enterprises, Inc. ("PEI"), two entities beneficially owned by Mr. Paxson.

     (2) On November 15, 1993, the Company issued 1,000 shares of 15% Cumulative Compounding Redeemable Preferred Stock, par value $0.001 per share and warrants to acquire 225 shares of common stock pursuant to a Stock Purchase Agreement, dated as of December 5, 1993, by and among the Company and Sandler Mezzanine Partners, L.P., Sandler Mezzanine Foreign Partners, L.P., Sandler Mezzanine T-H Partners, L.P. and National Union Fire Insurance Company (collectively, the "Sandler Group"). Such preferred stock and warrants were issued for an aggregate purchase price of $14,000,000. See Exhibit 10.2.

     (3) On December 22, 1994, the Company issued 714.286 shares of Series B 15% Cumulative Compounding Redeemable Preferred Stock to the Sandler Group in exchange for the termination of 94.6223 of their warrants issued on December 15, 1995, pursuant to an Exchange and Consent Agreement dated as of December 22, 1994 by and among the Company and the Sandler Group. See Exhibit 10.5.

     (4) On December 22, 1994, the Company issued 33,000 shares of Senior Cumulative Compounding Redeemable Preferred Stock to BT Capital Partners, Inc., First Union Corporation of Virginia, Paribas North America, Inc. and Union Venture Corporation, pursuant to a Stock Purchase Agreement dated as of December 22, 1995, by and among the Company and such purchasers. In connection therewith, the Company also issued such parties warrants to purchase 3,235,753 shares of Class C Common Stock. The issuance of such preferred stock and warrants was in consideration for an aggregate purchase price of $33,000,000. See Exhibit 10.3.

     (5)  On April 1, 1995, the Company issued 94,767 shares of Class A
Common Stock to Plymouth County Retirement Association ("Plymouth") pursuant to an agreement to dissolve limited partnership, pursuant to which Plymouth's interest in a limited partnership controlled by the Company was effectively exchanged for such shares.

     The issuance of the securities described in items 1, 2, 3, 4 and 5 above are deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereunder, as transactions by an issuer not involving a public offering. The recipients of such securities represented their intentions to acquire these securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in such transactions.

Item 16.  Exhibits and Financial Statement Schedules.


(a)  Exhibits


Exhibit No.             Description
-----------             -----------
1.1    --   Underwriting Agreement (U.S.)+
1.2    --   Underwriting Agreement (International)+
3.1.1  --   Certificate of Incorporation of the Company**
3.1.2  --   The Company's Certificate of Designations of the Company's 15% Cumulative Compounding Redeemable
            Preferred Stock*
3.1.3  --   The Company's Certificate of Designations of the Company's Series B 15% Cumulative Compounding
            Redeemable Preferred Stock**
3.1.4  --   The Company's Certificate of Designations of the Company's Junior Cumulative Compounding
            Redeemable Preferred Stock**
3.1.5  --   Bylaws of the Company*
4.1    --   Form of Stock Certificate of Class A Common Stock being registered*
5      --   Legal Opinion of Holland & Knight+
9      --   Amended and Restated Stockholders Agreement, dated as of December 22, 1994, by and among the
            Company and certain stockholders thereof**
10.1   --   Securities Purchase Agreement, dated as of September 22, 1995, by and among the Company, the
            Guarantors named therein and the Initial Purchasers named therein*******
10.2   --   Stock Purchase Agreement, dated as of December 15, 1993, by and among the Company and certain purchasers of the Company securities**
10.3   --   Stock Purchase Agreement dated as of December 22, 1994, by and among the Company and certain purchasers of the Company securities**
10.4   --   Amended and Restated Stockholders Agreement dated as of December 22, 1994, by and among the
            Company and certain stockholders thereof (incorporated by reference to Exhibit 9)
10.5   --   Exchange and Consent Agreement dated as of December 22, 1994 by and among the Company and certain stockholders thereof**
10.9   --   Asset Purchase Agreement, dated as of March 10, 1994, by and between Phipps-Potamkin Television
            Partners and the Company*
10.10  --   Asset Purchase Agreement, dated as of March 31, 1994, by and between Paxson Communications of
            Atlanta-14, Inc. and TV-14, Inc.*
10.11  --   Time Brokerage Agreement dated as of March 31, 1994, by and between TV-14, Inc. and Paxson
            Communications of Atlanta-14, Inc.*
10.12  --   Asset Purchase Agreement between Delaware Valley Broadcasters Limited Partnership and the Company
            dated October 14, 1994**
10.13  --   Asset Purchase Agreement between Paxson Communications of New London-26, Inc. and R&R Media Corp.
            dated November 25, 1994**
10.14  --   Asset Purchase Agreement between the Company and Sandino Telecasters, Inc. dated December 5, 1994**
10.15  --   Asset Purchase Agreement by and among Paxson Communications of San Jose-65, Inc. and Friendly
            Bible Church, Inc. and United Christian Broadcasting, Inc. dated December 21, 1994**
10.16  --   Asset Purchase Agreement by and among Channel 56 of Orlando, Inc., Treasure Coast Communications,
            Inc. and the Company dated December 23, 1994**
10.17  --   Asset Purchase Agreement by and among the Company and San Jacinto Television Corp. and DuPont
            Investment Group 85, Ltd. dated January 20, 1995**
10.18  --   Asset Purchase Agreement by and among Paxson Communications of Boston-60, Inc. and Paugus
            Television, Inc. and The Roger L. Putnam Trust and The Estate of Percival Lowell, dated January
            20, 1995**
10.19  --   First Amendment, dated as of May 17, 1995, to Asset Purchase Agreement by and between Paxson
            Communications of Boston-60, Inc., Paugus Television, Inc., The Roger L. Putnam Trust and The
            Estate of Percival Lowell, dated as of January 20, 1995****
10.20  --   Warrant Agreement dated as of December 15, 1993 by and among the Company and William Watson as
            Warrant Agent*
10.21  --   Asset Purchase Agreement by and among Paxson Broadcasting of Tampa, L.P. and Largo Broadcasting
            Company dated July 20, 1994**
10.22  --   Asset Purchase Agreement between Paxson Broadcasting of Orlando, L.P. and Florida Media, Inc.
            dated September 23, 1994**
10.23  --   Asset Purchase Agreement between the Company and Tri-Talk Radio, L.C. dated February 24, 1995**

Exhibit No.                         Description
-----------                         -----------
10.24  --   Agreement between United Broadcast Group, Ltd. and Paxson Communications of Dallas-68, Inc.
            dated December 14, 1994 and related Joint Request for Approval of Settlement Agreement**
10.25  --   Warrant Agreement dated as of December 22, 1994 by and among the Company and William Watson as
            Warrant Agent**
10.26  --   Employment Agreement dated as of June 30, 1994, by and between the Company and Lowell W. Paxson*
10.27  --   Paxson Communications Corp. Profit Sharing Plan*
10.28  --   Paxson Communications Corp. Stock Incentive Plan*
10.29  --   Asset Purchase Agreement, dated as of March 31, 1995, by and among The Christian Network, Inc.
            and LeSea Broadcasting Corporation and the Company***
10.30  --   Stock Purchase Agreement, dated as of April 30, 1995, by and among Channel 59 of Denver, Inc.
            and David M. Drucker and Charles Ergen and the Company***
10.31  --   Asset Purchase Agreement, dated as of April 30, 1995, by and among Channel 59 of Denver, Inc.
            and Echonet Corporation and the Company***
10.32  --   First Letter Agreement, dated as of December 2, 1994, to Asset Purchase Agreement by and
            between Paxson Communications Corp. and Sandino Telecasters, Inc., dated as of December 5,
            1994****
10.33  --   Second Letter Agreement, dated as of December 5, 1994, to Asset Purchase Agreement by and
            between Paxson Communications Corp. and Sandino Telecasters, Inc., dated as of December 5,
            1994****
10.34  --   Third Amendment, dated as of May 17, 1995, to Asset Purchase Agreement by and between Paxson
            Communications Corp. and Sandino Telecasters, Inc., dated as of December 5, 1994****
10.35  --   Asset Purchase Agreement, dated January 31, 1995, between Gary A. Rosen in his capacity as
            Bankruptcy Trustee for Flying A Communications, Inc. and Paxson Communications Corp.*****
10.36  --   Real Estate Sale and Purchase Agreement, dated as of May 18, 1995, by and between F&M Bank --
            Martinsburg and Paxson Communications of Washington-60, Inc.*****
10.37  --   Asset Purchase Agreement, dated as of June 1, 1995, by and between Channel 26 of Dayton, Inc.
            and Video Mall Communications, Inc. for Television Station WTJC-TV, Springfield, Ohio*****
10.38  --   Asset Purchase Agreement, dated as of May 23, 1995, by and among Whitehead Media, Inc., Morton
            J. Kent and Canton, Inc. for Television Station WOAC(TV) Canton, Ohio*****
10.39  --   Option Agreement dated December 29,1995 by and among Whitehead Media, Inc., Whitehead Media of
            Ohio, Inc. and Paxson Communications of Cleveland-67, Inc. for WOAC (TV), Channel 67, Canton,
            Ohio*******
10.40  --   Time Brokerage Agreement, dated October 30, 1995 between Whitehead Media, Inc. and Paxson
            Communications of Cleveland-67, Inc. for WOAC (TV), Channel 67, Canton, Ohio*******
10.41  --   Amendment to Time Brokerage Agreement dated December 29,, 1995 between Whitehead Media, Inc.
            and Paxson Communications of Cleveland-67, Inc. for WOAC (TV), Channel 67, Canton, Ohio******
10.42  --   Time Brokerage Agreement, dated September 22, 1994, effective as of August 4, 1995, between
            Whitehead Media, Inc. and Paxson Communications Corporation for Television Station WTVX-TV Fort
            Pierce, Florida******
10.43  --   Amendment to Time Brokerage Agreement, dated as of April 19, 1995, between Whitehead Media,
            Inc. and Paxson Communications Corporation for Television Station WTVX-TV Fort Pierce,
            Florida******
10.44  --   Amendment to Time Brokerage Agreement, dated December 29, 1995 by and between Whitehead Media,
            Inc. and Paxson Communications of Ft. Pierce-34, Inc. for Television Station WTVX-TV, Ft.
            Pierce, Florida*******
10.45  --   Option Agreement dated December 29, 1995 by and among Whitehead Media, Inc., Whitehead Media of
            Florida, Inc., and Paxson Communications of Ft. Pierce-34, Inc. for Television Station WTVX-TV
            Ft. Pierce, Florida
10.46  --   Non-compete Agreement dated August 18, 1995 between Paxson Communications Corporation and
            Lowell W. Paxson*******
10.47  --   Asset Purchase Agreement dated as of August 23, 1995 by and among Valuevision International,
            Inc., VVI Bridgeport, Inc., VVI Akron, Inc., and Paxson Communications Corporation*******
10.48  --   Time Brokerage Agreement dated August 31, 1995 by and between Channel 56 of Orlando, Inc. and
            Paxson Communications of Orlando-56 Inc. for Television Station WIRB(TV), Melbourne,
            Florida*******
10.49  --   Loan Agreement dated August 31, 1995 among Paxson Communications of Orlando-56, Inc. and
            Channel 56 of Orlando, Inc.*******
10.50  --   Time Brokerage Agreement dated August 31, 1995 by and between UHF Channel 59 Corp. and Paxson
            Communications of Denver-59, Inc. for Television Station KUBD(TV), Denver, Colorado*******
10.51  --   Loan Agreement dated August 31, 1995 by and between Paxson Communications of Denver-59, Inc.
            and Channel 59 of Denver, Inc.*******
10.52  --   Option Agreement dated August 31, 1995 by and among Paxson Communications of Denver-59, Inc.,
            Channel 59 of Denver, Inc., and UHF Channel 59 Corp.*******


Exhibit No.                         Description
-----------                         -----------
10.53  --   Asset Purchase Agreement dated August 31, 1995 by and between Channel 13 of
            Flagstaff, Inc., Michael C. Gelfand, and Del Ray Television Company, Inc.*******
10.54  --   Indenture dated as of September 28, 1995 among the Company, the Bank of New York, as Trustee, and the Guarantors named therein (the indenture)*******
10.55  --   Original Note No. 1 for $115,000,000 CUSIP No. 704231-AA-7, with Guarantee of
            Guarantors listed therein*******
10.56  --   Original Note No. 2 for $115,000,000, CUSIP No. 704231-AA-7, with Guarantee of
            Guarantors listed therein*******
10.57  --   Form of New Note with Form of New Guarantee*******
10.58  --   Registration Rights Agreement dated as of September 28, 1995 by and among the
            Company, the Guarantors named therein and each of the Purchasers referred to therein*******
10.59  --   Asset Purchase Agreement dated October 2, 1995 by and between Whitehead Media,
            Inc. and NGM Television Partners, Limited for Television Station WNGM-TV, Athens,
            Georgia*******
10.60  --   Option Agreement dated December 29, 1995, by and between Whitehead Media, Inc.,
            Whitehead Media of Georgia, Inc. and Paxson Communications of Atlanta-14, Inc. for
            WNGM (TV), Channel 34, Athens, Georgia*******
10.61  --   Time Brokerage Agreement dated December 29, 1995 by and between Whitehead Media of
            Georgia, Inc. and Paxson Communications of Atlanta-14, Inc. for WNGM (TV), Athens,
            Georgia*******
10.62  --   Time Brokerage Agreement dated October 16, 1995 by and between Channel 26 of
            Dayton, Inc. and Paxson Communications of Dayton-26, Inc. for Television Station
            WTJC(TV), Springfield, Ohio*******
10.63  --   Loan Agreement dated October 6, 1995 by and among Paxson Communications of
            Dayton-26, Inc. and Channel 26 of Dayton, Inc.*******
10.64  --   Option Agreement dated October 6, 1995 by and between Paxson Communications of
            Dayton-26, Inc. and Channel 26 of Dayton, Inc.*******
10.65  --   Asset Purchase Agreement dated August 25, 1995 by and between Channel 13 of St.
            Louis, Inc. and McEntee Broadcasting, Inc., for Television Station WCEE-TV, Mt.
            Vernon, Illinois*******
10.66  --   Credit Agreement dated as of December 19, 1995, among PCC, the Lenders named therein, Union Bank, as Agent*******
21     --   Subsidiaries of the Company
23     --   Consent of Holland & Knight (contained in Exhibit 5)
23.1   --   Consent of Price Waterhouse LLP, independent certified public accountants
23.2   --   Consent of Ryals, Brimmer, Burek & Keelan, independent certified public accountants
24     --   Powers of Attorney (included on signature pages of Registration Statement)


______________
      * Filed with the Company's Registration Statement of Form S-4, filed September 26, 1994, Registration No. 33-84416 and incorporated herein by reference.

     ** Filed with the Company's Annual Report on Form 10-K, dated March 31, 1995 and incorporated herein by reference.

    *** Filed with the Company's Quarterly Report on Form 10-Q, dated May 12, 1995 and incorporated herein by reference.

   **** Filed with the Company's Report on Form 8-K dated June 1, 1995 and incorporated herein by reference.

  ***** Filed with the Company's Quarterly Report on Form 10-Q, dated August 14, 1995 and incorporated herein by reference.

 ****** Filed with the Company's Report on Form 8-K, dated August 21, 1995 and incorporated herein by reference.

******* Filed with the Company's Registration Statement on Form S-4, as amended, filed January 23, 1996 and incorporated herein by reference.

     + To be filed by amendment.

(b) Financial Statement Schedules

     All financial statement schedules are omitted because they are either not applicable or the required information is included in the financial statements or notes thereto appearing elsewhere in this Registration Statement

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on January 26, 1996.

                                         PAXSON COMMUNICATIONS
                                               CORPORATION

                                         By:  /s/ LOWELL W. PAXSON
                                             --------------------------
                                             Lowell W. Paxson
                                             Chairman of the Board


                              POWER OF ATTORNEY

     Each of the undersigned officers and directors of PAXSON COMMUNICATIONS CORPORATION (the "Company"), a Delaware corporation, for himself and not for one another, does hereby constitute and appoint ANTHONY L. MORRISON and ARTHUR
D. TEK, and each and either of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this registration statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                     Title                               Date
----------                     -----                         ----------------
/s/  LOWELL W. PAXSON          Chairman of the Board, Chief  January 26, 1996
---------------------            Executive Officer, and
Lowell W. Paxson                 Director (Principal
                                 Executive Officer)

/s/  ARTHUR D. TEK             Vice President, Chief         January 26, 1996
------------------               Financial Officer, and
Arthur D. Tek                    Director (Principal
                                 Financial Officer)

/s/  KENNETH M. GAMACHE        Controller (Principal         January 26, 1996
-----------------------          Accounting Officer)
Kenneth M. Gamache

/s/  JAMES B. BOCOCK           President, Chief Operating    January 26, 1996
--------------------             Officer, and Director
James B. Bocock

/s/  MICHAEL J. MAROCCO        Director                      January 26, 1996
-----------------------
Michael J. Marocco

/s/  JOHN A. KORNREICH         Director                      January 26, 1996
----------------------
John A. Kornreich

                               Director                      January   , 1996
-----------------------------
J. Patrick Michaels, Jr.

/s/  S. WILLIAM SCOTT          Director                      January 26, 1996
---------------------
S. William Scott